As filed with the Securities and Exchange Commission on June 14, 2018
Registration No. 333-225214

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

i3 Verticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7389	82-4052852
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
40 Burton Hills Blvd., Suite 415
Nashville, TN 37215
(615) 465-4487
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Paul Maple
General Counsel and Secretary
40 Burton Hills Blvd., Suite 415
Nashville, TN 37215
(615) 465-4487
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Page Davidson Jay H. Knight Bass, Berry & Sims PLC 150 3rd Avenue S., Suite 2800 Nashville, TN 37201 (615) 742-6200	Jonathan H. Talcott Charles D. Vaughn Nelson Mullins Riley & Scarborough LLP 101 Constitution Avenue, NW, Suite 900 Washington, DC 20001 (202) 689-2806

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A common stock, par value $0.0001 per share	7,647,500	$13.00	$99,417,500	$12,378

(1)	Includes the offering price of any additional shares of Class A common stock that the underwriters have the right to purchase to cover overallotments.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	Previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JUNE 14, 2018
6,650,000 Shares
Class A Common Stock

We are offering 6,650,000 shares of our Class A common stock. We currently estimate that the initial public offering price of our Class A common stock will be between $11 and $13 per share.
This is our initial public offering, and prior to this offering, there has been no public market for our Class A common stock. We have filed an application for our Class A common stock to be listed on the Nasdaq Global Select Market under the symbol “IIIV.”
Following this offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock. Each share of our Class A common stock and Class B common stock entitles its respective holder to one vote per share on all matters presented to our stockholders generally. All shares of our Class B common stock will be held by the Continuing Equity Owners (as defined below) and have no economic rights.
We will be a holding company, and upon consummation of this offering and the application of the proceeds, our principal asset will consist of the common units of i3 Verticals, LLC (a) that we purchase directly from i3 Verticals, LLC and a Continuing Equity Owner with the proceeds from this offering and (b) that we acquire from the Former Equity Owners (as defined below) in connection with the consummation of the Reorganization Transactions (as defined below).
Immediately following this offering the investors in this offering will collectively own 26.0% of the economic interest in i3 Verticals, Inc. and approximately 26.0% of its voting power. i3 Verticals, Inc. will own approximately 31.7% of the economic interest in i3 Verticals, LLC and will be its sole managing member. We will operate and control all of the business and affairs of i3 Verticals, LLC and will conduct our business through i3 Verticals, LLC and its subsidiaries.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and will be subject to reduced public reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Class A common stock involves risk. See “Risk Factors” beginning on page 19.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses	$	$

(1) We refer you to the section titled “Underwriting” beginning on page 170 for additional information regarding underwriting compensation.
We have granted to the underwriters an option to purchase up to 997,500 additional shares of Class A common stock to cover overallotments, if any, exercisable at any time until 30 days after the date of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock against payment on          , 2018.

Cowen	Raymond James	KeyBanc Capital Markets
The date of this prospectus is         , 2018

You should rely only on the information contained in this prospectus and in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus, “i3 Verticals,” “we,” “us” and “our” refer (1) before the Reorganization Transactions, as described under “Our Organizational Structure,” to i3 Verticals, LLC and, where appropriate, its subsidiaries, and (2) after the Reorganization Transactions to i3 Verticals, Inc. and, where appropriate, its subsidiaries.
Our Company
Recognizing the convergence of software and payments, i3 Verticals was founded in 2012 with the purpose of delivering seamless integrated payment and software solutions to small- and medium-sized businesses (“SMBs”) and organizations in strategic vertical markets. Since commencing operations, we have built a broad suite of payment and software solutions that address the specific needs of SMBs and other organizations in our strategic vertical markets, and we believe our suite of solutions differentiates us from our competition. Our primary strategic vertical markets include education, non-profit, public sector, property management and healthcare. These vertical markets are large, growing and tend to have increasing levels of electronic payments adoption compared to other industries. In addition to our strategic vertical markets, we also have a growing presence in the business-to-business (“B2B”) payments market. Our executive management team has a proven track record of successfully building publicly-traded payments companies, generating growth both organically and through acquisitions. We processed approximately $10.3 billion in total payment volume in 2017, growing at a compound annual growth rate (“CAGR”) of 67% since 2014.
We distribute our payment technology and proprietary software solutions to our clients through our direct sales force as well as through a growing network of distribution partners, including independent software vendors (“ISVs”), value-added resellers (“VARs”), independent sales organizations (“ISOs”) and other referral partners, including financial institutions. Our ISV partners represent a significant distribution channel and enable us to accelerate our market penetration through a cost effective one-to-many distribution model that tends to result in high retention and faster growth. From September 30, 2016 to September 30, 2017, we increased our network of ISVs from 13 to 22, which produced an increase in average monthly payment volume of 155%.
Our integrated payment and software solutions feature embedded payment capabilities tailored to the specific needs of our clients in strategic vertical markets. Our configurable payment technology solutions integrate seamlessly into clients’ third-party business management systems, provide security that complies with Payment Card Industry Data Security Standards (“PCI DSS”) and include extensive reporting tools. In addition to integrations with third party software, we deliver our own proprietary software solutions that increase the productivity of our clients by streamlining their business processes, particularly in the education, property management and public sector markets. We believe our proprietary software further differentiates us from our competitors in these strategic verticals and enables us to maximize our payment-related revenue. Through our proprietary gateway, we offer our clients a single point of access for a broad suite of payment and software solutions, enabling omni-channel point of sale (“POS”), spanning brick and mortar and electronic and mobile commerce, including app-based payments.
We primarily focus on strategic vertical markets where we believe we can be a leader in vertically-focused, integrated payment and software solutions. Our strategic vertical markets include education, non-profit, public sector, property management and healthcare. We have a longer term goal of being a leader in six to ten strategic vertical markets. We target vertical markets where businesses and organizations tend to lack integrated payment functionality within their business management systems and where we face less competition for our solutions. In many cases, we deliver our proprietary software solutions to strategic vertical markets through the Payment Facilitator (“PayFac”) model, where we maintain a master merchant account, enabling clients to accept electronic payments through a sub-merchant contract. As more ISVs seek to differentiate their offerings by seamlessly integrating payment functionality into their software solutions, the PayFac model has gained significant momentum. Before PayFacs were an option, any business looking to accept credit cards was required to establish an individual merchant account, which is often costly and time-consuming for small merchants. Our PayFac solution streamlines and simplifies client onboarding, delivers ease of reporting and reconciliation and enables superior data management.
In addition to our vertical markets, we have a growing presence in the B2B payments sector, which is among the fastest-growing segments within payments. Compared with business-to-consumer payments where, according to The Nilson Report, approximately 75% of payment volume was processed through electronic methods in 2016, the B2B payments market is significantly less penetrated by electronic payments. According to PayStream Advisors’ 2017 Electronic Payments Report, checks account for more than 45% of B2B payments, presenting an opportunity for further adoption of card-based and other electronic payments.
An important part of our long-term strategy is acquisition-driven growth. To date, we have completed nine “platform” acquisitions and twelve “tuck-in” acquisitions. Our platform acquisitions have opened new strategic vertical markets, broadened our technology and solutions suite and expanded our client base, while our tuck-in acquisitions have augmented our existing payment and software solutions and added clients. Our growth strategy is to continue to build our company through a disciplined combination of organic growth and growth through platform and tuck-in acquisitions. With more than 3,500 U.S. payments companies registered with Visa and over 10,000 ISVs doing business in the United States, we are confident that we will continue to be successful in finding acquisition targets to supplement our organic growth.
We have built a deep and experienced executive-level management team. Greg Daily, our Chairman and Chief Executive Officer, and Clay Whitson, our Chief Financial Officer, have each previously served in similar roles with PMT Services, Inc. and iPayment, Inc. Our President, Rick Stanford, who is responsible for mergers and acquisitions, has a 30-year professional relationship with Mr. Daily and Mr. Whitson, including working together at PMT Services, Inc. Rob Bertke, our Chief Technology Officer, has over 20 years of experience in the payment technology and B2B commerce industries. Importantly, many of our acquisitions have added managers with extensive knowledge of their vertical markets and deep client relationships.
We generate revenue primarily from payment processing services, which principally include but are not limited to volume-based fees, provided to clients throughout the United States. Our payment processing services enable clients to accept electronic payments, facilitating the exchange of funds and transaction data between clients, financial institutions and payment networks. Our payment processing services include merchant onboarding, risk and underwriting, authorization, settlement, chargeback processing and other merchant support. We also generate revenue from software licensing subscriptions, ongoing support, and other POS-related solutions that we provide to our clients directly and through our distribution partners.
For the six month period ended March 31, 2018, we generated $154.9 million in revenue, $(7.2) million of net loss and $14.6 million of adjusted EBITDA, compared to $124.5 million in revenue, $(0.4) million of net loss and $9.1 million of adjusted EBITDA for the comparable period in 2017, an increase of 24% and 60% for revenue and adjusted EBITDA, respectively. In fiscal year 2017, we generated $262.6 million in revenue, $0.9 million of net income and $19.3 million of adjusted EBITDA, compared to $199.6 million in revenue, $(2.1) million of net loss and $17.6 million of adjusted EBITDA in fiscal year 2016, an increase of 32% and 10% for revenue and adjusted EBITDA, respectively. See “Summary Historical and Pro Forma Consolidated Financial and Other Data” for a discussion of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable measure under accounting principles generally accepted in the United States of America (“GAAP”).
Industry Background
Overview of the Electronic Payments Industry
The electronic payments industry is massive, with growth fueled by powerful long-term trends that continue to increase the acceptance and use of electronic-based payments compared to paper-based payments. The industry is serviced by a variety of providers, including issuers, payment networks and merchant acquirers. According to The Nilson Report, purchase volume on credit, debit and prepaid cards in the United States was approximately $6.2 trillion in 2016 and is estimated to reach nearly $8.5 trillion by 2021, a CAGR of 6.6%. Additionally, B2B payments represent a large, high growth opportunity, with card-based payments gaining momentum in a market where checks still account for more than 45% of supplier-related payments according to PayStream Advisors’ 2017 Electronic Payments Report.
Convergence of Payments, Software and Integrated Technology
The electronic payments industry is undergoing a transformation fueled by rapid advancements in technology over the past decade, including the proliferation of application programming interfaces (“APIs”) that facilitate seamless integration between various software programs and payment technology. This transformation is empowering businesses and organizations to benefit from the increased utility associated with embedding payment solutions within software. Increasingly, payment solutions are embedded within the software that merchants use for other critical business functions, such as POS, accounting, inventory management, drawer reconciliation, customer relationship management (“CRM”) and order entry.
SMBs and other organizations are increasingly demanding bundled payment and software solutions. To deliver more value to clients, ISVs and payment companies are partnering to meet this demand, often entering into revenue sharing arrangements related to payment processing revenue. More recently, some ISVs are bundling proprietary payment capabilities with software offerings to create a comprehensive, integrated solution for clients and to optimize the revenue opportunity associated with payments.
As more ISVs seek to differentiate their offerings by seamlessly integrating payment capabilities into their software solutions, the PayFac model has gained significant momentum. The PayFac model provides companies not traditionally in the business of delivering payment services (e.g., ISVs) with a master merchant account, enabling SMB clients to accept electronic payments through a sub-merchant contract. In addition to rapid, efficient onboarding, PayFacs offer various tools and services, including streamlined reporting and client support. PayFac transaction volume is projected to grow at a CAGR of 88% from 2016 to 2021, reaching $513 billion in annual processing volume in 2021, according to a 2016 report from Double Diamond Payments Research titled “Why Software Vendors Should Be Payment Facilitators.”
Overview of the Traditional Merchant Acquiring Industry
Historically, to facilitate the acceptance of card-based payments at the POS, banks began providing payment services to their local merchants. Providers of these services, both divisions of banks and independent companies, became known as merchant acquirers. The merchant acquiring industry has grown significantly as more and more merchants and organizations accept card-based payments in response to their growing adoption by consumers. More than 3,500 payments service providers are registered with Visa in the United States. These acquirers include non-bank merchant acquirers, banks, ISOs and other less established vendors seeking to offer new payment methods and devices.
Overview of the Merchant Client Base
Many traditional merchant acquirers sell their payment processing services to various sizes of merchants and organizations, from SMBs to large enterprises. As potential customers, we believe SMBs have many attractive characteristics. SMBs generally lack the resources of large enterprises to invest heavily in technology and therefore are more dependent on service providers, such as merchant acquirers, to handle critical functions, including payment acceptance and other support services. Technology needs for SMBs are increasingly complex. As electronic and mobile commerce continues to grow as a percentage of purchase volume, businesses and organizations require additional capabilities to serve their customers in an increasingly omni-channel world. In addition, SMBs are seeking software solutions for a variety of their business functions, including marketing, inventory management, invoicing and other industry-specific applications. Merchant acquirers can better serve SMBs by working with ISVs or offering proprietary software that helps meet the requirements of these businesses and organizations. A wide variety of merchants and organizations make up the SMB market segment. As a result, there is less risk of client concentration. While the size of the market opportunity is considerable, the needs of potential clients in different segments vary significantly, benefiting those providers that deliver integrated payment solutions tailored to their specific needs.
Our Competitive Strengths
We believe we have attributes that differentiate us from our competitors and provide us with significant competitive advantages. Our key competitive strengths include:

Innovative Payment and Software Solutions Tailored for Strategic Verticals
We believe our ability to deliver innovative payment and software solutions tailored to the specific needs of businesses and organizations in our strategic vertical markets differentiates us from our competitors. We focus on providing value-add, flexible, scalable and innovative electronic payment and software solutions to clients in attractive, high growth strategic vertical markets such as education, non-profit, public sector, property management and healthcare. We target vertical markets that are large and growing, where businesses and other organizations typically lack integrated payment functionality within their business management system, there is potential for significant market penetration of our solutions and competition for our solutions is fragmented. We have built, through strategic acquisitions and internal development, a specialized and tailored payment and software solutions business, powered by a broad network of distribution partners that allows us to integrate and cross-sell our solutions to businesses and organizations in these strategic vertical markets. We believe our deep domain knowledge in each of our strategic vertical markets provides us unique insight into our clients’ needs, and enables us to deliver high-quality traditional and PayFac solutions with vertical-specific client support.
Additionally, we provide a comprehensive suite of horizontal solutions that complement our vertically focused solutions and enable us to further penetrate each vertical market. Our horizontal solutions include virtual terminals, POS technology, mobile solutions, countertop and wireless terminals, electronic invoice presentment and payment, event registration, online reporting, expedited funding, PCI validation, integrated forms and client analytics.
Expertise in ISV Distribution
We distribute our payment technology and proprietary software solutions to our clients through our direct sales force as well as through a growing network of distribution partners, including ISVs. We embed our payment technology into our proprietary vertical software solutions, or into solutions developed by ISVs, empowering our clients to benefit from the seamless integration of payments and software. We currently have approximately 25 ISV distribution partners. Our ISV partner strategy represents a significant distribution channel and enables us to accelerate our market penetration through a cost effective one-to-many distribution model that tends to result in high retention and faster growth.
Robust Gateway and Technology Platform Delivering Sophisticated Payment and Software Solutions
We have developed a suite of technology solutions that can be deployed on a variety of platforms. Our technology includes proprietary software that serves our verticals and offers a unified suite of APIs that provide streamlined payment integration. Our defined project development processes enable us to deploy initial downloads and upgrades in a quick and efficient manner via the cloud.
In addition, through our proprietary gateway, we provide our clients a single point of access for a broad suite of payment and software solutions, spanning POS, e-commerce and mobile devices. Leveraging our technology, we are able to provide our clients with solutions that are highly secure, scalable and available. In certain vertical markets such as education, property management and public sector, we offer proprietary software solutions that increase the productivity of our clients by streamlining their business processes. Our payment solutions, including PCI DSS-compliant security, integrate seamlessly into a client’s business management system and can be tailored to the client’s needs, with extensive reporting tools.
Attractive Operating Model
We have grown rapidly since our founding, with payment volume growth over the prior year of 26% in 2017, 138% in 2016 and 55% in 2015. We believe our deep domain knowledge within our strategic vertical markets, the embedded nature of our integrated payment and proprietary software solutions and our strong client relationships drive improved client retention and revenue growth. The relationships we have developed with a significant number of distribution partners, including ISVs and VARs, contribute to efficient client acquisition, high retention and lifetime value and, ultimately, strong revenue and earnings growth. Given that we predominantly generate transaction-based revenue, we can confidently predict at the beginning of each fiscal year our recurring revenue and cash flow, excluding the effects of acquisitions, for that fiscal year. Further, we have minimal client and vertical market concentration, which insulates us from fluctuations within any given vertical market.

Proven Acquisition and Integration Strategy
A core component of our growth strategy includes a disciplined approach to acquisitions of companies and technology, evidenced by nine platform acquisitions and twelve tuck-in acquisitions since our inception in 2012. Our acquisitions have opened new strategic vertical markets, increased the number of businesses and organizations to whom we provide solutions and augmented our existing payment and software solutions and capabilities. Our management team has significant experience acquiring and integrating providers of payment processing services and providers of vertical market software that complement our existing suite of products and solutions. Due to our management team’s longstanding relationships and domain expertise, we have developed a strong pipeline of acquisition targets and are constantly evaluating businesses against our acquisition criteria.
Experienced Team with Strong Execution Track Record
We have built a deep and experienced executive-level management team. Greg Daily, our Chairman and Chief Executive Officer, and Clay Whitson, our Chief Financial Officer, have each previously served in similar roles with iPayment, Inc. and PMT Services, Inc. Our President, Rick Stanford, who is responsible for mergers and acquisitions, has a 30-year professional relationship with Mr. Daily and Mr. Whitson, including working together at PMT Services, Inc. Substantial value was created at both PMT Services, Inc. and iPayment, Inc. through organic and acquisition-based growth. From PMT Services’ IPO on August 12, 1994 until its sale on September 24, 1998, PMT Services’ cumulative stock return was 713%, compared to the 126% cumulative stock return of the S&P 500 during the same period, excluding dividends. From iPayment’s IPO on May 12, 2003 until it was taken private on May 10, 2006, iPayment’s cumulative stock return was 172%, compared to the 40% cumulative stock return of the S&P 500 during the same period, excluding dividends. There can be no assurance, however, that these executives will be able to create similar increases in the value of i3 Verticals, Inc. Rob Bertke, our Chief Technology Officer, has over 20 years of experience in the payment technology and B2B commerce industries.
Many of our acquisitions have added key members of management with extensive knowledge of their vertical markets and deep distribution partner and client relationships. We typically structure acquisitions with the goal of retaining and incentivizing key members of management, through equity incentives and earn-outs that align their interests with those of our shareholders.
Our Growth Strategy
Expand Our Network of Distribution Partners
We have experienced significant growth through our network of distribution partners, particularly within integrated channels. We have approximately 25 ISV distribution partners and intend to continue expanding our distribution network to reach new ISVs as well as other new partners within our strategic vertical markets. We believe that our differentiated payments platform, combined with our vertical expertise, will enable us to methodically engage new distribution partners.
Continue to Enhance Our Suite of Technology Solutions
We intend to strengthen our position in our various vertical markets through continuous product innovation and enhancement. We have a strong track record of introducing to our clients new products and solutions that increase convenience, enhance ease of use, improve integration with their other business management systems and offer greater functionality. In addition, we plan to take advantage of our proprietary, integrated gateway and service capabilities to provide PayFac services in our strategic vertical markets. Through continued product innovation and enhancement, we believe we can increase client retention and improve our ability to win new business.
Grow With Our Existing Distribution Partners and Clients
We focus on strategic vertical markets where there is a large addressable market, the client base is highly fragmented and penetration of electronic payments is below that of the overall economy. We intend to grow organically with our existing distribution partners by providing compelling integrated payment technology and proprietary software solutions to clients. We believe that by cross-selling new and value-added services and promoting our omni-channel capabilities to our existing clients, we will help our clients succeed and grow their payment volume.

Further Penetrate the Installed Merchant Base of Our Distribution Partners
We intend to continue to actively pursue the merchant base of our distribution partners. A significant number of businesses and other organizations within these channels are not currently using our solutions and have not yet been proactively approached. Many already have their electronic payments processed through another provider, while others are not yet accepting electronic payments. We intend to continue to capitalize on this significant opportunity by leveraging our relationships with our distribution partners, our extensive marketing capabilities, our vertically-focused sales force and our innovative payment technology.
Selectively Pursue Platform and Tuck-in Acquisitions
We intend to pursue platform acquisitions of vertically-focused integrated payment and software solution providers in new vertical markets. We also intend to continue to complement our organic expansion with accretive tuck-in acquisitions that enhance our market position within our existing strategic vertical markets. We expect that these acquisitions will expand our integrated platform, existing payment solutions and client reach. Since our formation in 2012, we have completed a total of nine platform and twelve tuck-in acquisitions that enabled us to enter new, or expand within existing, vertical markets. We have demonstrated the ability to execute and integrate acquisitions that augment our products and services and enhance the solution set we offer to our clients.
We intend to continue to funnel acquisition targets through our strong pipeline, while we also engage new candidates. We target companies that have a strong management team with significant expertise in a particular vertical market and that offer attractive growth potential. Once we have completed an acquisition, we monitor the acquired company’s performance and seek to improve its operations. Our corporate structure enables us to provide financial and strategic support, including capital, recruitment, back-office and IT functions to the companies we acquire. This decentralized management structure allows us to create management teams positioned to maximize the growth potential in existing and new vertical markets.
Risk Factors
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the section titled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	our ability to generate revenues sufficient to maintain profitability and positive cash flow;

•	competition in our industry and our ability to compete effectively;

•	our dependence on non-exclusive distribution partners to market our products and services;

•	our ability to keep pace with rapid developments and changes in our industry and provide new products and services;

•	liability and reputation damage from unauthorized disclosure, destruction or modification of data or disruption of our services;

•	technical, operational and regulatory risks related to our information technology systems and third-party providers’ systems;

•	reliance on third parties for significant services;

•	exposure to economic conditions and political risks affecting consumer and commercial spending, including the use of credit cards;

•	our ability to increase our existing vertical markets, expand into new vertical markets and execute our growth strategy;

•	our ability to successfully complete acquisitions and effectively integrate those acquisitions into our services;

•	degradation of the quality of our products, services and support;

•	our ability to retain clients, many of which are SMBs, which can be difficult and costly to retain;

•	our ability to successfully manage our intellectual property;

•	our ability to attract, recruit, retain and develop key personnel and qualified employees;

•	risks related to laws, regulations and industry standards;

•	our indebtedness and potential increases in our indebtedness;

•	operating and financial restrictions imposed by our Senior Secured Credit Facility (as defined below); and

•	the other factors described in “Risk Factors.”
Reorganization Transactions
i3 Verticals, Inc., a Delaware corporation, was formed on January 17, 2018 to serve as the issuer of the Class A common stock offered by this prospectus. We conduct all of our business operations through i3 Verticals, LLC and its subsidiaries. We will consummate the following reorganizational transactions in connection with this offering. Certain defined terms are provided below. Some of the members of our management and members of our board of directors (the “Board of Directors”) will receive cash and shares of our Class B common stock in the transactions described below. See “Certain Relationships and Related Party Transactions—Purchase of Common Units from Members of Management and Directors” and “Principal Stockholders.” Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $12.00 per share (the midpoint of the price range listed on the cover page of this prospectus).

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We will amend and restate the existing limited liability company agreement of i3 Verticals, LLC to, among other things, (1) convert all existing Class A units, common units (including common units issued upon the exercise of existing warrants held by the existing Warrant Holders) and Class P units (“profits interests”) of ownership interest in i3 Verticals, LLC into either 17,836,300 Class A voting common units of i3 Verticals, LLC (such holders of Class A voting common units referred to herein as the “Continuing Equity Owners”) or 687,436 Class B non-voting common units of i3 Verticals, LLC (such holders of Class B non-voting common units referred to herein as the “Former Equity Owners”) (collectively, the “Initial Recapitalization”), and (2) appoint i3 Verticals, Inc. as the sole managing member of i3 Verticals, LLC upon its acquisition of common units in connection with this offering.

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We will amend and restate i3 Verticals, Inc.’s certificate of incorporation to provide for, among other things, Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by stockholders. Shares of our Class B common stock, however, may be held only by the Continuing Equity Owners and their permitted transferees in proportion to the number of outstanding common units of i3 Verticals, LLC they hold as described in “Description of Capital Stock—Class B Common Stock.” Class B common stock has no economic rights.

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Immediately following the Initial Recapitalization, we will consummate a merger by and among i3 Verticals, LLC, i3 Verticals, Inc. and a to-be-formed wholly-owned subsidiary of i3 Verticals, Inc. (“MergerSub”) whereby: (1) MergerSub will merge with and into i3 Verticals, LLC, with i3 Verticals, LLC as the surviving entity; (2) Class A voting common units will be converted into newly issued common units in i3 Verticals, LLC together with an equal number of shares of Class B common stock of i3 Verticals, Inc., and (3) Class B common units will be converted into Class A common stock of i3 Verticals, Inc. based on a conversion ratio that provides an equitable adjustment to reflect the full value of the Class B common units.

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We will issue 671,167 shares of our Class A common stock pursuant to a voluntary private conversion of certain subordinated notes (the “Junior Subordinated Notes”) by certain related and unrelated creditors of i3 Verticals, LLC. In this conversion, certain eligible holders of Junior Subordinated Notes have elected to convert approximately $8.1 million in aggregate indebtedness into Class A common stock.

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We will issue 6,650,000 shares of our Class A common stock to the purchasers in this offering (or 7,647,500 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock, or the “overallotment option”) in exchange for net proceeds of approximately $74.2 million (or approximately $85.3 million if the underwriters exercise the overallotment option in full).

•
We will use all of the net proceeds from this offering to purchase (1) 6,266,583 newly issued common units (or 7,264,083 common units if the underwriters exercise their overallotment option in full) directly from i3 Verticals, LLC, and (2) 383,417 common units directly from a Continuing Equity Owner, in each case at a price per common unit equal to the price per share paid by the underwriters for shares of our Class A common stock in this offering. (The Continuing Equity Owner is not a director, executive officer or other person or entity which is or will become a holder of 5% or more of our voting securities upon the consummation of the Reorganization Transactions.) We will own 31.7% of i3 Verticals, LLC’s outstanding common units following this offering (or 34.3% if the underwriters exercise their overallotment option in full).

•
i3 Verticals, LLC intends to use the net proceeds from the sale of common units to i3 Verticals, Inc., after deducting offering expenses, to repay as described under “Use of Proceeds” a total of approximately $69.0 million in outstanding debt under (a) the Junior Subordinated Notes in the aggregate principal amount outstanding of $8.1 million, (b) notes payable in the aggregate principal amount of $10.5 million (the “Mezzanine Notes”) to three related creditors and (c) the senior secured credit facility of i3 Verticals, LLC (the “Senior Secured Credit Facility”), which includes a term loan and a revolving loan facility, in the aggregate principal amount of $50.4 million. i3 Verticals, LLC intends to repay the Junior Subordinated Notes and the Mezzanine Notes in full.

•
i3 Verticals, Inc. will enter into (1) a tax receivable agreement, which we refer to as the Tax Receivable Agreement, with i3 Verticals, LLC and each of the Continuing Equity Owners and (2) a registration rights agreement, which we refer to as the Registration Rights Agreement, with certain Continuing Equity Owners. For a description of the terms of the Tax Receivable Agreement and the Registration Rights Agreement, see “Certain Relationships and Related Party Transactions.”

We collectively refer to the foregoing organizational transactions as the “Reorganization Transactions.”
Immediately following the consummation of the Reorganization Transactions (including this offering):

•
i3 Verticals, Inc. will be a holding company and its principal asset will consist of common units it purchased from i3 Verticals, LLC and a Continuing Equity Owner and common units it acquired from the Former Equity Owners.

•
i3 Verticals, Inc. will be the sole managing member of i3 Verticals, LLC and will control the business and affairs of i3 Verticals, LLC and its subsidiaries. We will have a board of directors and executive officers, but will have no employees. The functions of all of our employees are expected to reside at i3 Verticals, LLC or its subsidiaries.

•
i3 Verticals, Inc. will own, directly or indirectly, 8,111,724 common units of i3 Verticals, LLC, representing approximately 31.7% of the economic interest in i3 Verticals, LLC (or 9,109,224 common units, representing approximately 34.3% of the economic interest in i3 Verticals, LLC, if the underwriters exercise their overallotment option in full).

•
The purchasers in this offering (1) will own 6,650,000 shares of Class A common stock of i3 Verticals, Inc. (or 7,647,500 shares of Class A common stock of i3 Verticals, Inc. if the underwriters exercise their overallotment option in full), representing approximately 26.0% of the combined voting power of all of the common stock of i3 Verticals, Inc. and approximately 26.0% of the economic interest in i3 Verticals, Inc. (or approximately 28.8% of the combined voting power and approximately 28.8% of the economic interest if the underwriters exercise their overallotment option in full), and (2) through i3 Verticals, Inc.’s ownership of i3 Verticals, LLC’s common units, indirectly will hold approximately 26.0% of the economic interest in i3 Verticals, LLC (or approximately 28.8% if the underwriters exercise their overallotment option in full).

•
The Continuing Equity Owners (1) will own 17,452,883 common units of i3 Verticals, LLC, representing approximately 68.3% of the economic interest in i3 Verticals, LLC (or approximately 65.7% of the economic interest in i3 Verticals, LLC if the underwriters exercise their overallotment option in full), (2) will own 242,554 shares of Class A common stock pursuant to the voluntary private conversion of Junior Subordinated Notes (as described above) , representing approximately 0.9% of the economic interest and voting power in i3 Verticals, Inc. (or approximately 0.9% if the underwriters exercise their overallotment option in full), and (3) will own 17,452,883 shares of Class B common stock of i3 Verticals, Inc., representing approximately 68.3% of the combined voting power of all of the common stock of i3 Verticals, Inc. (or approximately  65.7% if the underwriters exercise their overallotment option in full). Combining the Class A common stock and Class B common stock, the Continuing Equity Holders will hold approximately 69.2% of the economic interest and voting power in i3 Verticals, Inc. (or approximately 66.6% if the underwriters exercise their overallotment option in full).

•
The Former Equity Owners (1) will own 1,219,170 shares of Class A common stock of i3 Verticals, Inc., representing approximately 4.8% of the combined voting power of all of the common stock of i3 Verticals, Inc. and approximately 4.8% of the economic interest in i3 Verticals, Inc. (or approximately 4.6% of the combined voting power and approximately 4.6% of the economic interest if the underwriters exercise their overallotment option in full), and (2) through i3 Verticals, Inc.’s ownership of i3 Verticals, LLC’s common units, indirectly will hold approximately 4.8% of the economic interest in i3 Verticals, LLC (or approximately 4.6% if the underwriters exercise their overallotment option in full).

As the sole managing member of i3 Verticals, LLC, we will operate and control all of the business and affairs of i3 Verticals, LLC and, through i3 Verticals, LLC and its subsidiaries, conduct the business.
As used in this prospectus, unless the context otherwise requires, references to:

•
“Continuing Equity Owners” refers collectively to the Class A unit, common unit and Class P unit holders prior to the Reorganization Transactions, and each of their permitted transferees that will own common units in i3 Verticals, LLC after the Reorganization Transactions and who may, following the consummation of this offering, redeem at each of their options their common units for, at the election of i3 Verticals, LLC, cash or newly-issued shares of our Class A common stock as described in “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement—Agreement in Effect Upon Consummation of this Offering.”

•	“i3 Verticals LLC Agreement” refers to i3 Verticals, LLC’s Limited Liability Company Agreement, which will become effective on or before the consummation of this offering.

•
“Former Equity Owners” refers to the Original Equity Owners that are not Continuing Equity Owners and whose ownership interest will be converted into shares of our Class A common stock in connection with the consummation of the Reorganization Transactions.

•
“Original Equity Owners” refers to the owners of ownership interests in i3 Verticals, LLC, collectively, before the Reorganization Transactions, which include the holders of Class A units, common units, Class P units (vested and unvested) and Warrant Holders.

•
“Warrant Holders” refers to lenders under our Junior Subordinated Notes and Mezzanine Notes that currently hold warrants to purchase common units in i3 Verticals, LLC that, if not exercised before this offering is consummated, will be converted into warrants to purchase shares of our Class A common stock.

For more information regarding our structure, see “Our Organizational Structure.”

Ownership Structure
The diagram below depicts our organizational structure after giving effect to the Reorganization Transactions, including this offering, assuming no exercise by the underwriters of their overallotment option.

Continuing Equity Owners
Former Equity Owners
Investors in this Offering
Class A common stock
• 4.8% voting interest
• 4.8% economic interest
Class A common stock
• 0.9% voting interest
• 0.9% economic interest
i3 Verticals, Inc. (Delaware Corporation) Issuer
Class B common stock
• 68.3% voting interest
• no economic interest
Class A common stock
• 26.0% voting interest
• 26.0% economic interest
Sole Managing Member
LLC common units
• 31.7% economic interest
LLC common units
• 68.3% economic interest
i3 Verticals, LLC (Delaware LLC)
Operating Subsidiaries

Certain Interests of Management, Directors and Continuing Equity Owners
Some of the members of our management and of our Board of Directors will receive certain payments and shares of our Class B common stock in connection with the Reorganization Transactions. See “Certain Relationships and Related Party Transactions—Certain Interests of Management and Directors in the Reorganization Transactions,” “Use of Proceeds” and “Principal Stockholders.”
Our Corporate Information
i3 Verticals, Inc., the issuer of the Class A common stock in this offering, was incorporated as a Delaware corporation on January 17, 2018. i3 Verticals, LLC (formerly known as Charge Payment, LLC) was organized as a Delaware limited liability company on September 7, 2012. Our corporate headquarters are located at 40 Burton Hills Blvd., Suite 415, Nashville, TN 37215. Our telephone number is (615) 465-4487, and our principal website address is www.i3verticals.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
After giving effect to the Reorganization Transactions, including this offering, i3 Verticals, Inc. will be a holding company whose principal asset will consist of 31.7% of the outstanding common units of i3 Verticals, LLC (or 34.3% if the underwriters exercise their overallotment option in full).

Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

•
we are required to have only two years of audited financial statements and only two years of related selected financial data and related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•
we are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•
we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to disclose the correlation between executive compensation and performance and the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of this offering, or such earlier time that we are no longer an emerging growth company. However, if certain events occur before the end of such five-year period, including if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to adopt the reduced requirements with respect to our financial statements and the related selected financial data and Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity.
As mentioned above, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected not to opt out of the extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of our financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

The Offering

Class A common stock offered	6,650,000 shares

Overallotment option	997,500 shares

Class A common stock to be outstanding after this offering

8,111,724 shares, representing approximately 31.7% of the combined voting power of all of the common stock of i3 Verticals, Inc. (or 9,109,224 shares, representing approximately 34.3% of the combined voting power of all of the common stock of i3 Verticals, Inc. if the underwriters exercise their overallotment option in full) and 100% of the economic interest in i3 Verticals, Inc.

Class B common stock to be outstanding after this offering

17,452,883 shares, representing approximately 68.3% of the combined voting power of all of the common stock of i3 Verticals, Inc. (or 17,452,883 shares, representing approximately 65.7% of the combined voting power of all of the common stock of i3 Verticals, Inc. if the underwriters exercise their overallotment option in full) and no economic interest in i3 Verticals, Inc.

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $74.2 million, or approximately $85.3 million if the underwriters exercise their overallotment option in full, assuming an initial public offering price of $12.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions. Each $1 increase (decrease) in the public offering price per share would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions, by $6.2 million (assuming no exercise of the underwriters’ overallotment option).

We intend to use the net proceeds of this offering to purchase (1) 6,266,583 common units (or 7,264,083 common units if the underwriters exercise their overallotment option in full) directly from i3 Verticals, LLC, and (2) 383,417 common units from a Continuing Equity Owner, in each case at a price per common unit equal to the price per share paid by the underwriters for shares of our Class A common stock in this offering. i3 Verticals, LLC will receive an estimated $69.0 million in net proceeds from the sale of common units to i3 Verticals, Inc. (together with any additional proceeds it may receive if the underwriters exercise their overallotment option), after deducting estimated offering expenses of $0.9 million (which do not include $2.4 million of previously paid offering expenses). See Note (h) to the unaudited pro forma consolidated balance sheet in “Unaudited pro forma consolidated financial information.”

i3 Verticals, LLC intends to use the proceeds to repay approximately $69.0 million of the indebtedness outstanding under the Junior Subordinated Notes, the Mezzanine Notes and the Senior Secured Credit Facility. See “Use of Proceeds” and “Certain Relationships and Related Party Transactions.”

Voting rights
Each share of our Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of incorporation. Class B common stock has no economic rights. See “Description of Capital Stock.”

Ratio of shares of Class A common stock to common units

The i3 Verticals LLC Agreement will require that we at all times maintain (x) a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of common units of i3 Verticals, LLC owned by us and (y) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of common units of i3 Verticals, LLC owned by the Continuing Equity Owners. This construct is intended to result in the Continuing Equity Owners having a voting interest in us that is identical to the Continuing Equity Owners’ percentage economic interest in i3 Verticals, LLC. The Continuing Equity Owners will own all of our outstanding Class B common stock.

Exchange and redemption rights of holders of common units

Pursuant to the i3 Verticals LLC Agreement, the Continuing Equity Owners, from time to time following the offering, may require us to exchange or redeem all or a portion of their common units of i3 Verticals, LLC for newly issued shares of our Class A common stock on a one-for-one basis, or, at the discretion of i3 Verticals, LLC, cash. Shares of our Class B common stock will be canceled on a one-for-one basis if we, at the election of a Continuing Equity Owner, exchange or redeem common units of such Continuing Equity Owner pursuant to the terms of the i3 Verticals LLC Agreement. The decision whether to tender common units of i3 Verticals, LLC to us will be made solely at the discretion of the Continuing Equity Owners. i3 Verticals, LLC will exercise discretion regarding the form of consideration in an exchange or redemption.

Tax Receivable Agreement
Our acquisition of common units of i3 Verticals, LLC in connection with this offering and future and certain concurrent redemptions and exchanges of common units for shares of our Class A common stock (or cash) are expected to produce favorable tax attributes for us. Upon the completion of this offering, we will be a party to the Tax Receivable Agreement. Under this agreement, we generally will be required to pay directly, or indirectly through i3 Verticals, LLC, to our Continuing Equity Owners 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their common units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the redemption or exchange of their common units for shares of Class A common stock and (ii) tax benefits attributable to payments made under the Tax Receivable Agreement (including imputed interest).

Dividend policy	We do not expect to pay any dividends on our common stock in the foreseeable future. See “Dividend Policy.”

Directed share program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 5% of the Class A common stock offered by this prospectus for sale to certain business and other associates of ours. Any of these directed shares purchased by our executive officers, directors and certain of our other stockholders will be subject to a 180-day lock-up restriction. We will offer these shares to the extent permitted under applicable regulations in the United States through a directed share program. The number of shares of our Class A common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933, as amended, in connection with the sale of shares through the directed share program. See “Underwriting.”

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 19 for a discussion of factors to consider carefully before deciding to invest in shares of our Class A common stock.

Proposed Nasdaq Global Select Market symbol	IIIV.
Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

•
gives effect to the amendment and restatement of i3 Verticals, LLC’s existing limited liability company agreement that results in a conversion of all existing unit ownership interests in i3 Verticals, LLC into 18,626,859 common units, as well as the filing of our amended and restated certificate of incorporation;

•	gives effect to the other Reorganization Transactions, including the consummation of this offering and the amendment and restatement of our certificate of incorporation and bylaws;

•	excludes 3,500,000 shares of Class A common stock reserved for issuance under our 2018 Equity Incentive Plan, or “2018 Plan”;

•	excludes shares of Class A common stock that may be issuable upon exercise, redemption or exchange by the Continuing Equity Owners (or at our election, a direct exchange); and

•	assumes no exercise by the underwriters of their overallotment option.
Trademarks
This prospectus includes our service marks and trade names, including i3 Verticals®, PaySchools® and Axia®, which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.
Market and Industry Data
Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present the summary historical consolidated financial and other data for i3 Verticals, LLC and its subsidiaries and the summary pro forma consolidated financial and other data for i3 Verticals, Inc. i3 Verticals, LLC is the predecessor of the issuer, i3 Verticals, Inc., for financial reporting purposes. The summary consolidated statement of operations data for the fiscal years ended September 30, 2017 and 2016, and the summary consolidated balance sheet data as of September 30, 2017 are derived from the audited consolidated financial statements of i3 Verticals, LLC included elsewhere in this prospectus. The summary unaudited condensed consolidated statements of operations data for the six months ended March 31, 2018 and 2017 and the unaudited condensed consolidated balance sheet data as of March 31, 2018 are derived from unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The summary unaudited condensed consolidated statements of operations data for the twelve months ended March 31, 2018 and 2017 are derived from management’s records. The unaudited interim condensed consolidated financial statements, and the condensed consolidated statements of operations data for the twelve months ended March 31, 2018 and 2017, have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair presentation of the unaudited interim condensed consolidated financial statements and the condensed consolidated statements of operations data for the twelve months ended March 31, 2018 and 2017.
The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The information set forth below should be read together with the “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.
The summary unaudited pro forma condensed consolidated financial data of i3 Verticals, Inc. presented below have been derived from our unaudited condensed pro forma consolidated financial statements included elsewhere in this prospectus. The summary condensed unaudited pro forma consolidated financial data as of and for the fiscal year ended September 30, 2017 give effect to the Reorganization Transactions, including the consummation of this offering and the use of proceeds described in “Our Organizational Structure” and “Use of Proceeds,” as if all such transactions had occurred on October 1, 2016, with respect to the summary unaudited pro forma condensed consolidated statement of operations, and as of March 31, 2018, with respect to the summary unaudited pro forma consolidated balance sheet. The unaudited pro forma condensed consolidated financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma consolidated financial data.
The summary historical consolidated financial and other data of i3 Verticals, Inc. has not been presented because i3 Verticals, Inc. is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

	Pro Forma i3 Verticals, Inc.		Six months ended March 31,		Year ended September 30,		Twelve months ended March 31,
(in thousands except for payment volume which is in millions)	Six months ended March 31, 2018	Year ended September 30, 2017
			2018	2017	2017	2016	2018	2017
Statement of Operations Data	(unaudited)		(unaudited)				(unaudited)
Revenue	$156,463	$308,940	$154,920	$124,466	$262,571	$199,644	$293,025	$248,120
Interchange and network fees	102,872	205,689	102,872	89,116	189,112	140,998	202,868	179,107
Other costs of services	19,860	41,938	19,058	13,615	28,798	21,934	34,241	26,806
Selling general and administrative	20,798	37,469	19,041	12,936	27,194	20,393	33,299	24,370
Depreciation and amortization	5,943	12,175	5,876	5,071	10,085	9,898	10,890	10,419
Change in fair value of contingent consideration	2,129	(218)	2,129	923	(218)	2,458	988	1,709
Total other expenses	10,086	3,890	13,251	3,243	6,521	5,813	16,529	6,429
Provision (benefit) for income taxes	(1,016)	1,004	(139)	(70)	177	243	108	(131)
Net income (loss)	$(4,209)	$6,993	$(7,168)	$(368)	$902	$(2,093)	$(5,898)	$(589)
Other Financial Data (unaudited)
Payment volume(1)	$5,585	$10,269	$5,585	$4,870	$10,269	$8,143	$10,984	$9,908
Number of clients(2)	24	24	24	22	24	22	24	22
Net revenue(3)	$53,591	$103,251	$52,048	$35,350	$73,459	$58,646	$90,157	$69,013
Adjusted net income(3)	$6,777	$8,157	$3,818	$833	$2,066	$1,565	$5,051	$2,355
Adjusted EBITDA(3)	$16,814	$25,669	$14,561	$9,077	$19,264	$17,606	$24,748	$19,099
Selling general and administrative — Corporate(4)	$4,401	$6,153	$4,401	$2,917	$6,153	$4,991	$7,637	$5,807

	Pro Forma i3 Verticals Inc.
	March 31,	March 31,	September 30,
(in thousands)	2018	2018	2017	2016
Balance Sheet Data (at end of period):	(unaudited)	(unaudited)
Cash and cash equivalents	$755	$755	$955	$3,776
Total assets	168,762	169,970	139,991	100,282
Long-term debt, including current portion	53,014	132,786	110,836	83,537
Total liabilities	78,390	166,164	129,122	102,770
Total members’ equity (deficit)	28,648	(4,295)	3,146	(9,510)
__________________________

(1)
Payment volume is the net dollar value of both 1) Visa, Mastercard and other payment network transactions processed by our clients and settled to clients by us and 2) Automated Clearing House (“ACH”) transactions processed by our clients and settled to clients by us.

(2)	Number of clients represents an approximate number of our clients who are actively processing payment volume as of the end of the period.

(3)
Net revenue is calculated as revenue less certain network fees and other costs described below. Adjusted net income is calculated as net income before certain non-cash changes in the fair value of contingent consideration, non-cash changes in the fair value of warrant liabilities, other non-core cash items and the other items described below. Adjusted EBITDA is equal to adjusted net income before interest, income taxes, depreciation and amortization. Net revenue, adjusted net income and adjusted EBITDA eliminate the effects of items that we do not consider indicative of our core operating performance. As a result, we consider net revenue, adjusted net income and adjusted EBITDA to be important indicators of our operational strength and the performance of our business. Management believes the use of net revenue, adjusted net income and adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. By providing these non-GAAP financial measures, together with a reconciliation to GAAP results, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our business strategies. We believe investors use net revenue, adjusted net income and adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. The way we present net revenue, adjusted net income and adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Net revenue, adjusted net income and adjusted EBITDA are not intended as alternatives to revenue or net income (loss), as applicable, as indicators of our operating performance, or as alternatives to any other measure of performance in conformity with GAAP. You should therefore not place undue reliance on net revenue, adjusted net income and adjusted EBITDA or ratios calculated using those measures. Our GAAP-based measures can be found in our consolidated financial statements and related notes included elsewhere in this prospectus. In particular, adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been a necessary element of our costs. In addition, the exclusion of amortization expense associated with our intangible assets further limits the usefulness of this measure. Because adjusted EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Accordingly, management does not view adjusted EBITDA in isolation and also uses other measures, such as cost of services and goods and net income (loss) to measure operating performance.

The reconciliation of our revenues to net revenue is as follows:

	Pro Forma i3 Verticals, Inc.		Six months ended March 31,		Year ended September 30,		Twelve months ended March 31,
	Six months ended March 31, 2018	Year ended September 30, 2017
(in thousands)			2018	2017	2017	2016	2018	2017
Revenue	$156,463	$308,940	$154,920	$124,466	$262,571	$199,644	$293,025	$248,120
Interchange and network fees	102,872	205,689	102,872	89,116	189,112	140,998	202,868	179,107
Net Revenue	$53,591	$103,251	$52,048	$35,350	$73,459	$58,646	$90,157	$69,013
The reconciliation of our net income (loss) to adjusted net income and adjusted EBITDA is as follows:

	Pro Forma i3 Verticals, Inc.		Six months ended March 31,		Year ended September 30,		Twelve months ended March 31,
	Six months ended March 31, 2018	Year ended September 30, 2017
(in thousands)			2018	2017	2017	2016	2018	2017
Net income (loss)	$(4,209)	$6,993	$(7,168)	$(368)	$902	$(2,093)	$(5,898)	$(589)
Plus:
Offering-related expenses(a)	124	—	124	—	—	—	124	—
Non-cash change in fair value of contingent consideration(b)	2,129	(218)	2,129	923	(218)	2,458	988	1,709
Non-cash change in fair value of warrant liability(c)	8,245	(415)	8,245	—	(415)	(28)	7,830	(28)
Share-based compensation(d)	—	—	—	—	—	—	—	—
Acquisition-related expenses(e)	447	766	447	276	766	1,217	937	1,251
Other taxes(f)	41	36	41	2	36	11	75	12
Legal settlement(g)	—	995	—	—	995	—	995	—
Adjusted net income	$6,777	$8,157	$3,818	$833	$2,066	$1,565	$5,051	$2,355
Plus:
Interest expense, net	5,110	4,333	5,006	3,243	6,936	5,900	8,699	6,456
Provision (benefit) for income taxes	(1,016)	1,004	(139)	(70)	177	243	108	(131)
Depreciation and amortization	5,943	12,175	5,876	5,071	10,085	9,898	10,890	10,419
Adjusted EBITDA	$16,814	$25,669	$14,561	$9,077	$19,264	$17,606	$24,748	$19,099
__________________________

(a)	Includes costs associated with forming i3 Verticals, Inc. and other expenses directly related to the Reorganization Transactions.

(b)
Non-cash change in fair value of contingent consideration reflects the changes in management’s estimates of future cash consideration to be paid in connection with prior acquisitions from the amount estimated as of the later of the most recent balance sheet date forming the beginning of the income statement period or the original estimates made at the closing of the applicable acquisition.

(c)
Non-cash change in warrant liability reflects the fair value change in certain warrants for our common units associated with our Mezzanine Notes. These warrants are accounted for as liabilities on our Consolidated Balance Sheets.

(d)	We did not expense any share-based compensation for the periods presented, but we currently anticipate share-based compensation in the periods following this offering.

(e)	Acquisition-related expenses are the professional service and related costs directly related to our acquisitions and are not part of our core performance.

(f)	Other taxes consist of franchise taxes, commercial activity taxes and other non-income based taxes. Taxes related to salaries or employment are not included.

(g)	Legal settlement is a charge from certain legal proceedings and is further discussed in “Business—Legal Proceedings.”

(4)	Selling general and administrative — Corporate, is included in overall selling general and administrative expenses above.

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained in this prospectus before deciding whether to invest in our Class A common stock. If any of the following risks are realized, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our Class A common stock could decline and you could lose all or part of your investment in our Class A common stock. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Business and Industry
We have a history of operating losses and will need to generate significant revenues to maintain profitability and positive cash flow.
Since inception in 2012, we have been engaged in growth activities and have made a significant number of acquisitions in an effort to grow our business. This acquisition activity requires substantial capital and other expenditures. As a result, 2017 was the first fiscal year for which we attained profitability, and we may incur losses again in the future. Although we had net income of $0.9 million for the year ended September 30, 2017, we had a net loss of $2.1 million for the year ended September 30, 2016. Further, for the six month period ended March 31, 2018, we had a net loss of $7.2 million and a net loss of $0.4 million for the comparable six month period ended March 31, 2017. A substantial portion of our historical revenue growth has resulted from acquisitions. For the year ended September 30, 2017, revenues attributable to the acquisitions we completed in 2016 and 2017 were $91.2 million, or 34.7% of our total revenues. We expect our cash needs to increase significantly for the next several years as we:

•	make additional acquisitions;

•	market our products and services;

•	expand our client support and service operations;

•	hire additional marketing, client support and administrative personnel; and

•	implement new and upgraded operational and financial systems, procedures and controls.
As a result of these continuing expenses, we need to generate significant revenues to maintain profitability and positive cash flow. To date, our operations have been supported by equity and debt financings. We currently intend to use $69.0 million of the estimated net proceeds from this offering, or $80.1 million if the underwriters exercise their overallotment option in full, assuming an initial public offering price of $12.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), to repay a portion of our outstanding debt. If we do not continue to increase our revenues, our business, results of operations and financial condition could be materially and adversely affected.
The payment processing industry is highly competitive. Such competition could adversely affect the fees we receive, and as a result, our margins, business, financial condition and results of operations.
The market for payment processing services is highly competitive and has relatively low barriers to entry. Other providers of payment processing services have established a sizable market share in the merchant acquiring sector and service more clients than we do. Our growth will depend, in part, on a combination of the continued growth of the electronic payment market and our ability to increase our market share.
Our payment and software solutions compete against many forms of financial services and payment systems, including electronic, mobile and integrated payment platforms as well as cash and checks. Our competitors include traditional merchant acquirers such as financial institutions, affiliates of financial institutions and well-established payment processing companies that target our existing clients and potential clients directly, including Bank of America Merchant Services, Chase Paymentech, Elavon, Inc. (a subsidiary of U.S. Bancorp), First Data Corporation, Global Payments, Inc., WorldPay, Inc. and Total Systems Services, Inc. In addition, we compete with vendors that are specifically targeting ISVs and VARs as distribution partners for their merchant acquiring services, such as Stripe, Inc., Square, Inc., PayPal Holdings, Inc., Braintree (owned by PayPal), Adyen, Ltd., and OpenEdge (a division of Global Payments).
Many of our competitors have substantially greater financial, technological, management and marketing resources than we have. Accordingly, if these competitors specifically target our business model, they may be able to offer more attractive fees or payment terms and advances to our clients and more attractive compensation to our distribution partners. They also may be able to offer and provide products and services that we do not offer. There are also a large number of small providers of processing services that provide various ranges of services to our clients and our potential clients. This competition may effectively limit the prices we can charge and requires us to control costs aggressively in order to maintain acceptable profit margins. Further, if the use of payment cards other than Visa or Mastercard grows, or if there is increased use of certain debit cards, our average profit per transaction could be reduced. Competition could also result in a loss of existing distribution partners and clients and greater difficulty attracting new distribution partners and clients. One or more of these factors could have a material adverse effect on our business, financial condition and results of operations.
To acquire and retain clients, we depend in part on distribution partners that generally do not serve us exclusively, may not aggressively market our products and services, are subject to attrition and are not under our control.
We rely heavily on the efforts of our distribution partners to market our products and services to existing clients and potential clients. Generally, our agreements with distribution partners are not exclusive and these partners retain the right to refer potential clients to other merchant acquirers. Gaining and maintaining loyalty or exclusivity may require financial concessions to maintain current distribution partners or to lure potential distribution partners from our competitors who may be offering significantly more attractive pricing terms, such as increased signing bonuses or residuals payable to our referral partners, which could have a negative impact on our results of operations. If these distribution partners switch to another merchant acquirer, focus more heavily on promoting the products and services of one or more other merchant acquirers, cease operations or become insolvent, we may no longer receive new referrals from them or receive fewer new referrals from them, and we also risk losing existing clients with whom the distribution partner has a relationship. Additionally, some of our distribution partners are subject to the requirements imposed by our bank sponsors, which may result in fines to them for non-compliance and may, in some cases, result in these entities ceasing to market our products and services. If we are unable to maintain our existing base of distribution partners or develop relationships with new distribution partners, our business, financial condition and results of operations would be materially adversely affected. Further, we may be named in legal proceedings in connection with the actions of our distribution partners where it is alleged that our distribution partners have intentionally or negligently misrepresented pricing or other contractual terms to clients or potential clients related to our processing solutions or related products. Our distribution partners are independent businesses and we have no control over their day-to-day business activities, including their client marketing and solicitation practices. While in some cases we may have indemnification rights against our distribution partners for these activities, there is no guarantee that we will be able to successfully enforce those indemnification rights or that our distribution partners are adequately capitalized in a manner necessary to satisfy their indemnification obligations to us. If one or more judgments or settlements in any litigation or other investigation, plus related defense and investigation costs, significantly exceed our insurance coverage and we are unable to enforce our indemnification rights against a distribution partner or partners, our business, financial condition and results of operations could materially suffer.
If we cannot keep pace with rapid developments and changes in our industry, the use of our products and services could decline, causing a reduction in our revenues.
The electronic payments market is subject to constant and significant changes. This market is characterized by rapid technological evolution, new product and service introductions, evolving industry standards, changing client needs and the entrance of non-traditional competitors, including products and services that enable card networks and banks to transact with consumers directly. To remain competitive, we continually pursue initiatives to develop new products and services to compete with these new market entrants. These projects carry risks, such as cost overruns, delays in delivery, performance problems and lack of client acceptance. In addition, new products and offerings may not perform as intended or generate the business or revenue growth expected. Additionally, we look for acquisition opportunities, investments and alliance relationships with other businesses that will increase our market penetration and enhance our technological capabilities, product offerings and distribution capabilities. Any delay in the delivery of new products and services or the failure to differentiate our products and services or to accurately predict and address market demand could render our products and services less desirable, or even obsolete, to our clients and to our distribution partners. Furthermore, even though the market for integrated payment processing products and services is evolving, it may develop too rapidly or not rapidly enough for us to recover the costs we have incurred in developing new products and services targeted at this market. Any of the foregoing could have a material and adverse effect on our operating results and financial condition.
The continued growth and development of our payment processing activities will depend on our ability to anticipate and adapt to changes in consumer behavior. For example, consumer behavior may change regarding the use of payment card transactions, including the relative increased use of cash, crypto-currencies, other emerging or alternative payment methods and payment card systems that we or our processing partners do not adequately support or that do not provide adequate commissions to parties like us. Any failure to timely integrate emerging payment methods into our software, to anticipate consumer behavior changes or to contract with processing partners that support such emerging payment technologies could cause us to lose traction among our customers or referral sources, resulting in a corresponding loss of revenue, if those methods become popular among end-users of their services.
The products and services we deliver are designed to process complex transactions and provide reports and other information on those transactions, all at very high volumes and processing speeds. Our technology offerings must also integrate with a variety of network, hardware, mobile and software platforms and technologies, and we need to continuously modify and enhance our products and services to adapt to changes and innovation in these technologies. Any failure to deliver an effective, reliable and secure service or any performance issue that arises with a new product or service could result in significant processing or reporting errors or other losses. If we do not deliver a promised new product or service to our clients or distribution partners in a timely manner or the product or service does not perform as anticipated, our development efforts could result in increased costs and a loss in business that could reduce our earnings and cause a loss of revenue. We also rely in part on third parties, including some of our competitors and potential competitors, for the development of and access to new technologies, including software and hardware. Our future success will depend in part on our ability to develop or adapt to technological changes and evolving industry standards. If we are unable to develop, adapt to or access technological changes or evolving industry standards on a timely and cost-effective basis, our business, financial condition and results of operations would be materially adversely affected.
Unauthorized disclosure, destruction or modification of data or disruption of our services could expose us to liability, protracted and costly litigation and damage our reputation.
We are responsible both for our own business and to a significant degree for certain of our distribution partners and third-party vendors under the rules and regulations established by the payment networks, such as Visa and Mastercard, Discover and American Express, and the debit networks. We and other third parties collect, process, store and transmit sensitive data, such as names, addresses, social security numbers, credit or debit card numbers and expiration dates, drivers’ license numbers and bank account numbers, and we have ultimate liability to the payment networks and member financial institutions that register us with the payment networks for our failure, or the failure of certain distribution partners and third parties with whom we contract, to protect this data in accordance with payment network requirements. The loss, destruction or unauthorized modification of client or cardholder data could result in significant fines, sanctions and proceedings or actions against us by the payment networks, governmental bodies, consumers or others, which could have a material adverse effect on our business, financial condition and results of operations. Any such proceeding or action could damage our reputation, force us to incur significant expenses in defense of these proceedings, distract our management, increase our costs of doing business and may result in the imposition of monetary liability.
We could be subject to breaches of security by hackers. Although we proactively employ multiple measures to defend our systems against intrusions and attacks and to protect the data we collect, our measures may not prevent unauthorized access or use of sensitive data. A breach of our system or a third-party system upon which we rely may subject us to material losses or liability, including payment network fines, assessments and claims for unauthorized purchases with misappropriated credit, debit or card information, impersonation or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter our clients and potential clients from using electronic payments generally and our products and services specifically, thus reducing our revenue. In addition, any such misuse or breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits and result in the imposition of material penalties and fines under state and federal laws or by the payment networks. While we maintain insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks, such insurance coverage may be insufficient to cover all losses. A significant cybersecurity breach could also result in payment networks prohibiting us from processing transactions on their networks or the loss of our financial institution sponsorship that facilitates our participation in the payment networks, either of which could materially impede our ability to conduct business.
Although we generally require that our agreements with our distribution partners and service providers who have access to client and customer data include confidentiality obligations that restrict these parties from using or disclosing any client or customer data except as necessary to perform their services under the applicable agreements, we cannot assure you that these contractual measures will prevent the unauthorized disclosure of business or client data, nor can we be sure that such third parties would be willing or able to satisfy liabilities arising from their breach of these agreements. Any failure to adequately take these protective measures could result in protracted or costly litigation.
In addition, our agreements with our bank sponsors (as well as payment network requirements) require us to take certain protective measures to ensure the confidentiality of business and consumer data. Any failure to adequately comply with these protective measures could result in fees, penalties, litigation or termination of our bank sponsor agreements.
Any significant unauthorized disclosure of sensitive data entrusted to us would cause significant damage to our reputation, and impair our ability to attract new integrated technology and distribution partners, and may cause parties with whom we already have such agreements to terminate them.
If we fail to comply with the applicable requirements of the Visa and Mastercard payment networks, those payment networks could seek to fine us, suspend us or terminate our registrations through our bank sponsors.
We do not directly access the payment card networks, such as Visa and Mastercard, that enable our acceptance of credit cards and debit cards, including some types of prepaid cards. Accordingly, we must rely on banks or other payment processors to process transactions and must pay fees for the services. To provide our merchant acquiring services, we are registered through our bank sponsors with the Visa and Mastercard networks as service providers for member institutions. Approximately 99% of our $10.3 billion in payment volume in fiscal year 2017 was attributable to transactions processed on the Visa and Mastercard networks. As such, we, our bank sponsors and many of our clients are subject to complex and evolving payment network rules. The payment networks routinely update and modify requirements applicable to merchant acquirers, including rules regulating data integrity, third-party relationships (such as those with respect to bank sponsors and ISOs), merchant chargeback standards and Payment Card Industry Data Security Standards (PCI DSS). The rules of the card networks are set by their boards, which may be influenced by card issuers, some of which offer competing transaction processing services.
If we or our bank sponsors fail to comply with the applicable rules and requirements of the Visa or Mastercard payment networks, Visa or Mastercard could suspend or terminate our registration. Further, our transaction processing capabilities, including with respect to settlement processes, could be delayed or otherwise disrupted, and recurring non-compliance could result in the payment networks seeking to fine us, or suspend or terminate our registrations which allow us to process transactions on their networks, which would make it impossible for us to conduct our business on its current scale.
Under certain circumstances specified in the payment network rules, we may be required to submit to periodic audits, self-assessments or other assessments of our compliance with the PCI DSS. Such activities may reveal that we have failed to comply with the PCI DSS. In addition, even if we comply with the PCI DSS, there is no assurance that we will be protected from a security breach. The termination of our registration with the payment networks, or any changes in payment network or issuer rules that limit our ability to provide merchant acquiring services, could have an adverse effect on our payment processing volumes, revenues and operating costs. If we are unable to comply with the requirements applicable to our settlement activities, the payment networks may no longer allow us to provide these services, which would require us to spend additional resources to obtain settlement services from a third-party provider. In addition, if we were precluded from processing Visa and Mastercard electronic payments, we would lose substantially all of our revenues.
We are also subject to the operating rules of the National Automated Clearing House Association (“NACHA”). NACHA is a self-regulatory organization which administers and facilitates private-sector operating rules for ACH payments and defines the roles and responsibilities of financial institutions and other ACH network participants. The NACHA Rules and Operating Guidelines impose obligations on us and our partner financial institutions. These obligations include audit and oversight by the financial institutions and the imposition of mandatory corrective action, including termination, for serious violations. If an audit or self-assessment under PCI DSS or NACHA identifies any deficiencies that we need to remediate, the remediation efforts may distract our management team and be expensive and time consuming.
If our bank sponsorships are terminated and we are not able to secure or successfully migrate client portfolios to new bank sponsors, we will not be able to conduct our business.
If the banks that sponsor us with the Visa and Mastercard networks stop sponsoring us, we would need to find other financial institutions to provide those services, which could be difficult and expensive. If we are unable to find a replacement financial institution to provide sponsorship, we may no longer be able to provide processing services to affected clients, which would negatively impact our revenues and earnings. Furthermore, some agreements with our bank sponsors give them substantial discretion in approving certain aspects of our business practices, including our solicitation, application and qualification procedures for clients and the terms of our agreements with clients. Our bank sponsors’ discretionary actions under these agreements could have a material adverse effect on our business, financial condition, and results of operations.
We have faced, and may in the future face, significant chargeback liability if our clients refuse or cannot reimburse chargebacks resolved in favor of their customers, and may not accurately anticipate these liabilities.
We have potential liability for chargebacks associated with our clients’ processing transactions. If a billing dispute between a client and a cardholder is not ultimately resolved in favor of our client, the disputed transaction is “charged back” to the client’s bank and credited to the account of the cardholder. Anytime our client is unable to satisfy a chargeback, we are responsible for that chargeback.
If we are unable to collect the chargeback from the client’s account or reserve account (if applicable), or if the client refuses or is financially unable due to bankruptcy or other reasons to reimburse us for the chargeback, we bear the loss for the amount of the refund paid to the cardholder’s bank. We incurred chargeback losses of $0.2 million, or less than 0.1% of revenues, in our 2017 fiscal year and $0.3 million, or 0.1% of revenues, in our 2016 fiscal year. Any increase in chargebacks not paid by our clients could have a material adverse effect on our business, financial condition and results of operations.
We are potentially liable for losses caused by fraudulent credit card transactions. Card fraud occurs when a client’s customer uses a stolen card (or a stolen card number in a card-not-present transaction) to purchase merchandise or services. In a traditional card-present transaction, if the client swipes the card, receives authorization for the transaction from the card issuing bank and verifies the signature on the back of the card against the paper receipt signed by the customer, the card issuing bank remains liable for any loss. In a fraudulent card-not-present transaction, even if the client receives authorization for the transaction, the client is liable for any loss arising from the transaction. Many of the SMB clients that we serve are small and transact a substantial percentage of their sales over the Internet or in response to telephone or mail orders. Because their sales are card-not-present transactions, these clients are more vulnerable to customer fraud than larger clients. Because we target these SMB clients, we experience chargebacks arising from cardholder fraud more frequently than providers of payment processing services that service larger businesses and organizations.
Business fraud occurs when a business or organization, rather than a cardholder, knowingly uses a stolen or counterfeit card or card number to record a false sales transaction, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Business fraud also occurs when employees of businesses change the business demand deposit accounts to their personal bank account numbers, so that payments are improperly credited to the employee’s personal account. We have established systems and procedures to detect and reduce the impact of business fraud, but we cannot assure you that these measures are or will be effective. Incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud could increase our chargeback liability and other liability.
On occasion, we experience increases in interchange and sponsorship fees; if we cannot pass these increases along to our clients, our profit margins will be reduced.
We pay interchange fees or assessments to issuing banks through the card associations for each transaction that is processed using their credit and debit cards. From time to time, the card associations increase the interchange fees that they charge processors and the sponsoring banks. At their sole discretion, our sponsoring banks have the right to pass any increases in interchange fees on to us. In addition, our sponsoring banks may seek to increase their sponsorship fees to us, all of which are based upon the dollar amount of the payment transactions we process. If we are not able to pass these fee increases along to clients through corresponding increases in our processing fees, our profit margins will be reduced.
Our systems and our third-party providers’ systems may fail or our third-party providers may discontinue providing their services or technology generally or to us specifically, which in either case could interrupt our business, cause us to lose business and increase our costs.
We rely on third parties for specific services, software and hardware used in providing our products and services. Some of these organizations and service providers are our competitors or provide similar services and technology to our competitors, and we may not have long-term contracts with them. If these contracts are canceled or we are unable to renew them on commercially reasonable terms, or at all, our business, financial condition and results of operation could be adversely impacted. The termination by our service or technology providers of their arrangements with us or their failure to perform their services efficiently and effectively may adversely affect our relationships with our clients and, if we cannot find alternate providers quickly, may cause those clients to terminate their processing agreements with us.
We also rely in part on third parties for the development and access to new technologies, or for updates to existing products and services for which they provide ongoing support. Failure by these third-party providers to devote an appropriate level of attention to our products and services could result in delays in introducing new products or services, or delays in resolving any issues with existing products or services for which third-party providers provide ongoing support.
Our systems and operations or those of our third-party technology vendors could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency and similar events. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. Likewise, while we have disaster recovery policies and arrangements in place, they have not been tested under actual disasters or similar events. Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, telecommunications failures or other difficulties could result in:

•	loss of revenues;

•	loss of clients;

•	loss of client and cardholder data;

•	fines imposed by payment networks;

•	harm to our business or reputation resulting from negative publicity;

•	exposure to fraud losses or other liabilities;

•	additional operating and development costs; or

•	diversion of management, technical and other resources, among other consequences.

We are subject to economic and political risk, the business cycles of our clients and distribution partners and the overall level of consumer and commercial spending, which could negatively impact our business, financial condition and results of operations.
The electronic payment industry depends heavily on the overall level of consumer and commercial spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions, particularly in the United States, or increases in interest rates, could adversely affect our financial performance by reducing the number or aggregate volume of transactions made using electronic payments. A reduction in the amount of consumer or commercial spending could result in a decrease in our revenue and profits. If our clients make fewer purchases or sales of products and services using electronic payments, or consumers spend less money through electronic payments, we will have fewer transactions to process at lower dollar amounts, resulting in lower revenue.
A weakening in the economy could have a negative impact on our clients, as well as their customers who purchase products and services using the payment processing systems to which we provide access, which could, in turn, negatively affect our business, financial condition and results of operations. In addition, a weakening in the economy could force SMBs to close at higher than historical rates in part because many of them are not as well capitalized as larger organizations, which could expose us to potential credit losses and future transaction declines. Further, credit card issuers may reduce credit limits and become more selective in their card issuance practices. We also have a certain amount of fixed and semi-fixed costs, including rent, debt service and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy.
A decline in the use of cards and ACH as payment mechanisms for consumers and businesses or adverse developments in the electronic payment industry in general could adversely affect our business, financial condition and operating results.
If consumers and businesses do not continue to use cards or ACH as payment mechanisms for their transactions or if the mix of payments among the types of cards and ACH changes in a way that is adverse to us, it could have a material adverse effect on our business, financial condition and results of operations. Regulatory changes may also result in our clients seeking to charge their customers additional fees for use of credit or debit cards. Additionally, in recent years, increased incidents of security breaches have caused some consumers to lose confidence in the ability of businesses to protect their information, causing certain consumers to discontinue use of electronic payment methods. Security breaches could result in financial institutions canceling large numbers of credit and debit cards, or consumers or businesses electing to cancel their cards following such an incident.
We may not be able to continue to expand our share of our existing vertical markets or expand into new vertical markets, which would inhibit our ability to grow and increase our profitability.
Our future growth and profitability depend, in part, upon our continued expansion within the vertical markets in which we currently operate, the emergence of other vertical markets for electronic payments and our integrated solutions, and our ability to penetrate new vertical markets and our current distribution partners’ customer base. As part of our strategy to expand into new vertical markets, we look for acquisition opportunities and partnerships with other businesses that will allow us to increase our market penetration, technological capabilities, product offerings and distribution capabilities. We may not be able to successfully identify suitable acquisition or partnership candidates in the future, and if we do, they may not provide us with the benefits we anticipated.
Our expansion into new vertical markets also depends upon our ability to adapt our existing technology or to develop new technologies to meet the particular needs of each new vertical market. We may not have adequate financial or technological resources to develop effective and secure services or distribution channels that will satisfy the demands of these new vertical markets. Penetrating these new vertical markets may also prove to be more challenging or costly or take longer than we may anticipate. If we fail to expand into new vertical markets and increase our penetration into existing vertical markets, we may not be able to continue to grow our revenues and earnings.

We may not be able to successfully execute our strategy of growth through acquisitions.
A significant part of our growth strategy is to enter into new vertical markets through platform acquisitions of vertically-focused integrated payment and software solutions providers and to expand within our existing vertical markets through selective tuck-in acquisitions. Since our formation in 2012, we have completed a total of nine platform and twelve tuck-in acquisitions that enabled us to enter new, or expand within existing, vertical markets.
Although we expect to continue to execute our acquisition strategy:

•	we may not be able to identify suitable acquisition candidates or acquire additional assets on favorable terms;

•	we may compete with others to acquire assets, which competition may increase, and any level of competition could result in decreased availability or increased prices for acquisition candidates;

•	we may compete with others for select acquisitions and our competition may consist of larger, better-funded organizations with more resources and easier access to capital;

•	we may experience difficulty in anticipating the timing and availability of acquisition candidates;

•	we may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions; and

•	we may not be able to generate cash necessary to execute our acquisition strategy.
The occurrence of any of these factors could adversely affect our growth strategy.
Revenues and profits generated via acquisition may be less than anticipated and we may fail to uncover all liabilities of acquisition targets through the due diligence process prior to an acquisition, resulting in unanticipated costs, losses or a decline in profits, as well as potential impairment charges.
In evaluating and determining the purchase price for a prospective acquisition, we estimate the future revenues and profits from that acquisition based largely on historical financial performance. Following an acquisition, we may experience some attrition in the number of clients serviced by an acquired provider of payment processing services or included in an acquired portfolio of merchant accounts. Should the rate of post-acquisition client attrition exceed the rate we forecasted, the revenues and profits from the acquisition may be less than we estimated, which could result in losses or a decline in profits, as well as potential impairment charges.
We perform a due diligence review of each of our acquisition partners. This due diligence review, however, may not adequately uncover all of the contingent or undisclosed liabilities we may incur as a consequence of the proposed acquisition, exposing us to potentially significant, unanticipated costs, as well as potential impairment charges.
We may encounter delays, operational difficulties and non-recurring costs in completing the necessary transfer of data processing functions and connecting systems links required by an acquisition, resulting in increased costs for, and a delay in the realization of revenues from, that acquisition.
The acquisition of a provider of payment processing services, as well as a portfolio of merchant accounts, requires the transfer of various data processing functions and connecting links to our systems and those of our third-party service providers. If the transfer of these functions and links does not occur rapidly and smoothly, payment processing delays and errors may occur, resulting in a loss of revenues, increased client attrition and increased expenditures to correct the transitional problems, which could preclude our attainment of, or reduce, our anticipated revenue and profits.
In connection with some acquisitions, we may incur non-recurring severance expenses, restructuring charges or change of control payments. These expenses, charges or payments, as well as the initial costs of integrating the personnel and facilities of an acquired business with those of our existing operations, may adversely affect our operating results during the initial financial periods following an acquisition. In addition, the integration of newly acquired companies may lead to diversion of management attention from other ongoing business concerns.

A decrease in the quality of the products and services we offer, including support services, could adversely impact our ability to attract and retain clients and distribution partners.
Our clients expect a consistent level of quality in the provision of our products and services. The support services that we provide are also a key element of the value proposition to our clients. If the reliability or functionality of our products and services is compromised or the quality of those products or services is otherwise degraded, or if we fail to continue to provide a high level of support, we could lose existing clients and find it harder to attract new clients and distribution partners.
Changes in tax laws or their interpretations, or becoming subject to additional U.S., state or local taxes that cannot be passed through to our clients, could negatively affect our business, financial condition and results of operations.
We are subject to extensive tax liabilities, including federal and state and transactional taxes such as excise, sales/use, payroll, franchise, withholding, and ad valorem taxes. Changes in tax laws or their interpretations could decrease the amount of revenues we receive, the value of any tax loss carryforwards and tax credits recorded on our balance sheet and the amount of our cash flow, and have a material adverse impact on our business, financial condition and results of operations. Some of our tax liabilities are subject to periodic audits by the respective taxing authority which could increase our tax liabilities. Furthermore, companies in the payment processing industry, including us, may become subject to incremental taxation in various tax jurisdictions. Taxing jurisdictions have not yet adopted uniform positions on this topic. If we are required to pay additional taxes and are unable to pass the tax expense through to our clients, our costs would increase and our net income would be reduced, which could have a material adverse effect on our business, financial condition and results of operations.
On December 22, 2017, President Trump signed into law H.R. 1, originally known as the “Tax Cuts and Jobs Act,” which includes significant changes to the taxation of business entities. These changes include, among others, a reduction in the corporate income tax rate. We continue to examine the impact this tax reform legislation may have on our business. Notwithstanding the reduction in the corporate income tax rate, the overall impact of this tax reform is uncertain, and our business and financial condition could be adversely affected. This prospectus does not discuss such tax legislation or the manner in which it might affect purchasers of our common stock. We urge our stockholders, including purchasers of Class A common stock in this offering, to consult with their legal and tax advisors with respect to any such legislation and the potential tax consequences of investing in our common stock.
Many of our clients are SMBs, which can be more difficult and costly to retain than larger enterprises and may increase the effect of economic fluctuations on us.
Many of our clients are SMBs. To continue to grow our revenue, we must add new SMB clients, sell additional products and services to existing SMB clients and encourage existing SMB clients to continue doing business with us. However, retaining SMB clients can be more difficult than retaining large enterprises because SMBs often have higher rates of business failures and more limited resources and are typically less able to make technology-related decisions based on factors other than price.
SMBs are typically more susceptible to the adverse effects of economic fluctuations. Adverse changes in the economic environment or business failures of our SMB clients may have a greater impact on us than on our competitors who do not focus on SMBs to the extent that we do. As a result, we may need to onboard new clients at an accelerated rate or decrease our expenses to reduce negative impacts on our business, financial condition and results of operations.
We may not be able to successfully manage our intellectual property.
Our intellectual property is critical to our future success, particularly in our strategic verticals where we may offer proprietary software solutions to our clients. We rely on a combination of contractual license rights and copyright, trademark and trade secret laws to establish and protect our proprietary technology. Third parties may challenge, invalidate, circumvent, infringe or misappropriate our intellectual property or the intellectual property of our third party licensors, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain service offerings or other competitive harm. Others, including our competitors, may independently develop similar technology, duplicate our products and services, design around or reverse engineer our intellectual property, and in such cases neither we nor our third-party licensors may be able to assert intellectual property rights against such parties. Further, our contractual license arrangements may be subject to termination or renegotiation with unfavorable terms to us, and our third-party licensors may be subject to bankruptcy, insolvency and other adverse business dynamics, any of which might affect our ability to use and exploit the products licensed to us by these third-party licensors. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights (including litigation against our third-party licensors), which is expensive, could cause a diversion of resources and may not prove successful. The loss of intellectual property protection or the inability to obtain third-party intellectual property could harm our business and ability to compete.
We may be subject to infringement claims.
We may be subject to costly litigation if our products or services are alleged to infringe upon or otherwise violate a third party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our products and services. Any of these third parties could make a claim of infringement against us with respect to our products and services. We may also be subject to claims by third parties for patent infringement, breach of copyright, trademark, license usage or other intellectual property rights. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims. Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies like ours. Even if we believe that intellectual property related claims are without merit, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement also might require us to redesign affected products or services, enter into costly settlement or license agreements, pay costly damage awards for which we may not have insurance, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or services. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely affected.
If we lose key personnel, or if their reputations are damaged, our business, financial condition and results of operations may be adversely affected, and proprietary information of our company could be shared with our competitors.
We depend on the ability and experience of a number of our key personnel, particularly Messrs. Daily, Whitson, Stanford and Bertke, who have substantial experience with our operations, the rapidly changing payment processing industry and the vertical markets in which we offer our products and services. Many of our key personnel have worked for us for a significant amount of time or were recruited by us specifically due to their experience. Our success depends in part upon the reputation and influence within the industry of our senior managers who have, over the years, developed long standing and favorable relationships with our vendors, card associations, bank sponsors and other payment processing and service providers. For example, Mr. Daily filed for personal bankruptcy protection under Chapter 11 in 2009. While Mr. Daily’s bankruptcy has been closed and a final decree was issued in 2011, there can be no assurance that unfavorable publicity arising from it will not have an adverse effect on our business. See “Management—Certain Legal Proceedings.” It is possible that the loss of the services of one or a combination of our senior executives or key managers could have a material adverse effect on our business, financial condition and results of operations. In addition, contractual obligations related to confidentiality and assignment of intellectual property rights may be ineffective or unenforceable, and departing employees may share our proprietary information with competitors in ways that could adversely impact us.
In a dynamic industry like ours, our success and growth depend on our ability to attract, recruit, retain and develop qualified employees.
Our business functions at the intersection of rapidly changing technological, social, economic and regulatory developments that require a wide-ranging set of expertise and intellectual capital. For us to continue to successfully compete and grow, we must attract, recruit, develop and retain the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. While we have a number of key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of human capital. The market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability. We can make no assurances that qualified employees will continue to be employed or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on our business, financial condition and results of operations.
Our operating results and operating metrics are subject to seasonality and volatility, which could result in fluctuations in our quarterly revenues and operating results or in perceptions of our business prospects.
We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Historically our revenues have been strongest in our first, third and fourth fiscal quarters and weakest in our second fiscal quarter. This is due to the increase in the number and amount of electronic payment transactions related to seasonal retail events, such as holiday and vacation spending. The number of business days in a month or quarter also may affect seasonal fluctuations. We also experience volatility in certain other metrics, such as clients, transactions and dollar volume. Volatility in our key operating metrics or their rates of growth could have a negative impact on our financial results and investor perceptions of our business prospects.
We are a decentralized company, which presents certain risks, including the risk that we may be slower or less able to identify or react to problems affecting a key business than we would in a more centralized environment, which could materially and adversely affect our business, financial condition and results of operations.
We are a decentralized company. While we believe this structure has catalyzed our growth and enabled us to remain responsive to opportunities and to our clients’ needs, it necessarily places significant control and decision-making powers in the hands of local management. This presents various risks, including the risk that we may be slower or less able to identify or react to problems affecting a key business than we would in a more centralized environment. In addition, it means that we may be slower to detect compliance related problems and that “company-wide” business initiatives, such as the integration of disparate information technology systems, are often more challenging and costly to implement, and their risk of failure higher, than they would be in a more centralized environment. Depending on the nature of the problem or initiative in question, such failure could materially and adversely affect our business, financial condition or results of operations.
We are the subject of various claims and legal proceedings and may become the subject of claims, litigation or investigations which could have a material adverse effect on our business, financial condition or results of operations.
In the ordinary course of business, we are the subject of various claims and legal proceedings and may become the subject of claims, litigation or investigations, including commercial disputes and employee claims, such as claims of age discrimination, sexual harassment, gender discrimination, immigration violations or other local, state and federal labor law violations, and from time to time may be involved in governmental or regulatory investigations or similar matters arising out of our current or future business. Any claims asserted against us or our management, regardless of merit or eventual outcome, could harm our reputation or the reputation of our management and have an adverse impact on our relationship with our clients, distribution partners and other third parties and could lead to additional related claims. In light of the potential cost and uncertainty involved in litigation, we have in the past and may in the future settle matters even when we believe we have a meritorious defense. Certain claims may seek injunctive relief, which could disrupt the ordinary conduct of our business and operations or increase our cost of doing business. Our insurance or indemnities may not cover all claims that may be asserted against us. Furthermore, there is no guarantee that we will be successful in defending ourselves in pending or future litigation or similar matters under various laws. Any judgments or settlements in any pending litigation or future claims, litigation or investigation could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Regulation
We are subject to extensive government regulation, and any new laws and regulations, industry standards or revisions made to existing laws, regulations or industry standards affecting the electronic payments industry, or our actual or perceived failure to comply with such obligations, may have an unfavorable impact on our business, financial condition and results of operations.
We are subject to numerous federal and state regulations that affect the electronic payments industry. Regulation of our industry has increased significantly in recent years and is constantly evolving. Changes to statutes, regulations or industry standards, including interpretation and implementation of statutes, regulations or standards, could increase our cost of doing business or affect the competitive balance. We are also subject to U.S. financial services regulations, numerous consumer protection laws, escheat regulations and privacy and information security regulations, among other laws, rules and regulations. Failure to comply with regulations may have an adverse effect on our business, including the limitation, suspension or termination of services provided to, or by, third parties, and the imposition of penalties or fines. To the extent these regulations negatively impact the business, operations or financial condition of our clients, our business and results of operations could be materially and adversely affected because, among other matters, our clients could have less capacity to purchase products and services from us, could decide to avoid or abandon certain lines of business, or could seek to pass on increased costs to us by negotiating price reductions. We could be required to invest a significant amount of time and resources to comply with additional regulations or oversight or to modify the manner in which we contract with or provide products and services to our clients; and those regulations could directly or indirectly limit how much we can charge for our services. We may not be able to update our existing products and services, or develop new ones, to satisfy our clients’ needs. Any of these events, if realized, could have a material adverse effect on our business, results of operations and financial condition.
These and other laws and regulations, even if not directed at us, may require us to make significant efforts to change our products and services and may require that we incur additional compliance costs and change how we price our products and services to our clients and distribution partners. Implementing new compliance efforts is difficult because of the complexity of new regulatory requirements, and we are devoting and will continue to devote significant resources to ensure compliance. Furthermore, regulatory actions may cause changes in business practices by us and other industry participants which could affect how we market, price and distribute our products and services, and which could materially adversely affect our business, financial condition and results of operations. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our business or our reputation.
Compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and other federal and state regulations may increase our compliance costs, limit our revenues and otherwise negatively affect our business.
Since the enactment of the Dodd-Frank Act, there have been substantial reforms to the supervision and operation of the financial services industry, including numerous new regulations that have imposed compliance costs and, in some cases, limited revenue sources for us and our financial institution partners and clients. Among other things, the Dodd-Frank Act established the Consumer Financial Protection Bureau (the “CFPB”), which is empowered to conduct rule-making and supervision related to, and enforcement of, federal consumer financial protection laws. The CFPB has issued guidance that applies to “supervised service providers,” which the CFPB has defined to include service providers, like us, to CFPB supervised banks and nonbanks. In addition, federal and state agencies have recently proposed or enacted cybersecurity regulations, such as the Cybersecurity Requirements for Financial Services Companies issued by the New York State Department of Financial Services and the Advance Notice of Proposed Rulemaking on Enhanced Cyber Risk Management Standards issued by The Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation in October 2016. Such cybersecurity regulations are applicable to large bank holding companies and their subsidiaries, as well as to service providers to those organizations. Any new rules and regulations implemented by the CFPB, state or other authorities or in connection with the Dodd-Frank Act could, among other things, slow our ability to adapt to a rapidly changing industry, require us to make significant additional investments to comply with them, redirect time and resources to compliance obligations, modify our products or services or the manner in which they are provided, or limit or change the amount or types of revenue we are able to generate.

Interchange fees, which the payment processor typically pays to the card issuer in connection with credit and debit card transactions, are subject to increasingly intense legal, regulatory and legislative scrutiny. In particular, the Dodd-Frank Act regulates and limits debit card fees charged by certain card issuers, allowing businesses and organizations to set minimum dollar amounts for the acceptance of credit cards. Specifically, under the so-called “Durbin Amendment” to the Dodd-Frank Act, the interchange fees that certain issuers charge businesses and organizations for debit transactions are regulated by the Federal Reserve and must be “reasonable and proportional” to the cost incurred by the issuer in authorizing, clearing and settling the transactions. Rules released by the Federal Reserve in July 2011 to implement the Durbin Amendment mandate a cap on debit transaction interchange fees for card issuers with assets of $10 billion or greater. Since October 2011, a payment network may not prohibit a card issuer from contracting with any other payment network for the processing of electronic debit transactions involving the card issuer’s debit cards, and card issuers and payment networks may not inhibit the ability of businesses and organizations to direct the routing of debit card transactions over any payment networks that can process the transactions.
Rules implementing the Dodd-Frank Act also contain certain prohibitions on payment network exclusivity and merchant routing restrictions. These restrictions could negatively affect the number of debit transactions, and prices charged per transaction, which would negatively affect our business.
If we violate the Family Educational Rights and Privacy Act (“FERPA”) and the Protection of Pupil Rights Amendment (“PPRA”), it could result in a material breach of contract with one or more of our clients in our education vertical and could harm our reputation. Further, if we disclose student information in violation of FERPA or PPRA, our access to student information could be suspended.
Our systems and solutions must also comply, in certain circumstances, with FERPA and PPRA, as well as rapidly emerging state student data privacy laws that require schools to protect student data and to adopt privacy policies which can significantly vary from one state to another. FERPA generally prohibits an educational institution from disclosing personally identifiable information from a student’s education records without the parent’s consent unless certain statutory exceptions apply. Our school clients and their students disclose to us, and we may store, certain information that originates from or comprises a student education record under FERPA. PPRA puts limits on “survey, analysis or evaluations” that may come into play when schools employ internet-based educational services. Schools are required to develop policies that address, among other things, the collection, disclosure or use of personal information collected from students for the purpose of marketing or selling that information, and can place restrictions on third parties’ use of that data. As an entity that provides services to educational institutions, we are indirectly subject to FERPA’s and PPRA’s privacy requirements, and we may not transfer or otherwise disclose or use any personally identifiable information from a student record to another party other than on a basis and in a manner permitted under the statutes. If we violate FERPA or PPRA, it could result in a material breach of contract with one or more of our clients and could harm our reputation. Further, if we disclose student information in violation of FERPA or PPRA, our access to student information could be suspended.
We must comply with laws and regulations prohibiting unfair or deceptive acts or practices, and any failure to do so could materially and adversely affect our business.
We and many of our clients are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices. In addition, provisions of the Dodd-Frank Act that prohibit unfair, deceptive or abusive acts or practices (“UDAAP”), the Telemarketing Sales Act and other laws, rules and or regulations, may directly impact the activities of certain of our clients, and in some cases may subject us, as the electronic payment processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we were deemed to have improperly aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the client through our services. Various federal and state regulatory enforcement agencies including the Federal Trade Commission and state attorneys general have authority to take action against non-banks that engage in unfair or deceptive acts or practices or UDAAP, or violate other laws, rules and regulations. To the extent we are processing payments or providing products and services for a client that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may adversely affect our business.

Numerous other federal laws affect our business, and any failure to comply with those laws could harm our business.
Our PayFac solutions present certain regulatory challenges, principally those relating to money transmitter issues. To address these challenges we, along with our third-party service providers, use structural arrangements designed to prevent us from receiving or controlling our client’s funds and therefore remove our activities from the scope of money transmitter regulation. There can be no assurance that these structural arrangements will remain effective as money transmitter laws continue to evolve or that the applicable regulatory bodies, particularly state agencies, will view our PayFac activities as compliant.
Our business may also be subject to the Fair Credit Reporting Act (the “FCRA”), which regulates the use and reporting of consumer credit information and also imposes disclosure requirements on entities that take adverse action based on information obtained from credit reporting agencies. We could be liable if our practices under the FCRA do not comply with the FCRA or regulations under it.
The Housing Assistance Tax Act of 2008 included an amendment to the Internal Revenue Code of 1986, as amended, or the “Code,” that requires information returns to be made for each calendar year by payment processing entities and third-party settlement organizations with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements. We could be liable for penalties if our information returns are not in compliance with these regulations.
Our solutions may be required to conform, in certain circumstances, to requirements set forth in the Health Insurance Portability and Accountability Act of 1996, which governs the privacy and security of “protected health information.”
Depending on how our products and services evolve, we may be subject to a variety of additional laws and regulations, including those governing money transmission, gift cards and other prepaid access instruments, electronic funds transfers, anti-money laundering, counter-terrorist financing, restrictions on foreign assets, gambling, banking and lending, U.S. Safe Harbor regulations, and import and export restrictions. Additionally, we are contractually required to comply with certain anti-money laundering regulations in connection with our payment processing activities. These regulations are generally governed by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”) and the Office of Foreign Assets Control (“OFAC”). Our efforts to comply with these laws and regulations could be costly and result in diversion of management time and effort and may still not guarantee compliance. Regulators continue to increase their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our clients and our clients’ customers, and to monitor transactions. If we are found to be in violation of any such legal or regulatory requirements, we may be subject to monetary fines or other penalties such as a cease and desist order, or we may be required to make product changes, any of which could have an adverse effect on our business and financial results.
Governmental regulations designed to protect or limit access to or use of consumer information could adversely affect our ability to effectively provide our products and services.
In addition to those regulations discussed previously that are imposed by the card networks and NACHA, governmental bodies in the United States have adopted, or are considering the adoption of, laws and regulations restricting the use, collection, storage, transfer and disposal of, and requiring safeguarding of, non-public personal information. Our operations are subject to certain provisions of these laws. Relevant federal privacy laws include, in addition to FERPA and PPRA described above, the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. The U.S. Children’s Online Privacy Protection Act (COPPA) also regulates the collection of information by operators of websites and other electronic solutions that are directed to children under 13 years of age. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social

Security and driver’s license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies that own data.
In connection with providing products and services to our clients, we are required by regulations and by our contracts with them and with our financial institution distribution partners to provide assurances regarding the confidentiality and security of non-public consumer information. These contracts may require periodic audits by independent companies regarding our compliance with applicable standards. The compliance standards relate to the security of our infrastructure, and include components and operational procedures designed to safeguard the confidentiality and security of individuals’ non-public personal information that our clients share with us. Our ability to maintain compliance with these standards and satisfy these audits will affect our ability to attract, grow and maintain business in the future. If we fail to comply with the laws and regulations relating to data privacy and information security, we could be exposed to suits for breach of contract or to regulatory enforcement proceedings. In addition, our relationships and reputation could be harmed, which could inhibit our ability to retain existing clients and distribution partners and obtain new clients and distribution partners.
If more restrictive privacy laws or rules are adopted by authorities in the future on the federal or state level, our compliance costs may increase and our ability to perform due diligence on, and monitor the risk of, our current and potential clients may decrease, which could create liability for us. Additionally, if we suffer compliance failures or a data breach, or any similar event causing reputational harm, our opportunities for growth may be curtailed, and our potential liability for security breaches may increase, all of which could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Our Indebtedness
Our indebtedness could adversely affect our financial health and competitive position.
As of March 31, 2018, as adjusted to reflect the application of the proceeds from this offering and the exercise of warrants, we had $55.0 million of indebtedness outstanding under our Senior Secured Credit Facility, consisting of $37.5 million outstanding under our term loan and $17.5 million outstanding under our revolving loan, of which approximately $5.8 million bears interest at a floating rate. Although we may enter into interest rate swap agreements in the future, we and our subsidiaries are exposed to interest rate increases on the floating portion of our Senior Secured Credit Facility that are not covered by interest rate swaps. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure About Market Risk.”
To service this debt and any additional debt we may incur in the future, we need to generate cash. Our ability to generate cash is subject, to a certain extent, to our ability to successfully execute our business strategy, including acquisition activity, as well as general economic, financial, competitive, regulatory and other factors beyond our control. We cannot assure you that our business will be able to generate sufficient cash flow from operations or that future borrowings or other financing will be available to us in an amount sufficient to enable us to service our debt and fund our other liquidity needs. To the extent we are required to use our cash flow from operations or the proceeds of any future financing to service our debt instead of funding working capital, capital expenditures, acquisition activity or other general corporate purposes, we will be less able to plan for, or react to, changes in our business, industry and in the economy generally. This will place us at a competitive disadvantage compared to our competitors that have less debt. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all, or that the terms of that debt will allow any of the above alternative measures or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow to repay or refinance our debt on favorable terms, it could significantly adversely affect our financial condition and the value of our outstanding debt. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

In addition, the credit agreement governing our Senior Secured Credit Facility contains, and any agreements evidencing or governing other future debt may contain, certain restrictive covenants that limit our ability, among other things, to engage in certain activities that are in our long-term best interests, including our ability to:

•	incur liens on property, assets or revenues;

•	incur or guarantee additional debt or amend our debt and other material agreements;

•	declare or make distributions and redeem or repurchase equity interests or issue preferred stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	enter into any sale-and-leaseback of property;

•	engage in certain business activities; and

•	engage in mergers and asset sales.
The restrictive covenants in the credit agreement governing our Senior Secured Credit Facility also require us to maintain specified financial ratios. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Credit Facility.” While we have not previously breached and are not in breach of any of these covenants, there can be no guarantee that we will not breach these covenants in the future. Our ability to comply with these covenants and restrictions may be affected by events and factors beyond our control. Our failure to comply with any of these covenants or restrictions could result in an event of default under our Senior Secured Credit Facility. An event of default would permit the lending banks under the facility to take certain actions, including terminating all outstanding commitments and declaring all amounts outstanding under our credit facility to be immediately due and payable, including all outstanding borrowings, accrued and unpaid interest thereon, and all other amounts owing or payable with respect to such borrowings and any terminated commitments. In addition, the lenders would have the right to proceed against the collateral we granted to them, which includes substantially all of our assets.
We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.
In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions or unforeseen circumstances, and may determine to engage in equity or debt financings or enter into credit facilities or refinance existing debt for other reasons. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. As discussed above, the credit agreement governing our Senior Secured Credit Facility contains restrictive covenants that limit our ability to incur additional debt and engage in other capital-raising activities. Any debt financing we obtain in the future could involve covenants that further restrict our capital raising activities and other financial and operational matters, which may make it more difficult for us to operate our business, obtain additional capital and pursue business opportunities, including potential acquisitions. Furthermore, if we raise additional funds by issuing equity or convertible debt or other equity-linked securities, our existing stockholders could suffer significant dilution. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.
Disruptions in the financial and credit markets may materially and adversely impact consumer spending patterns and affect the availability and cost of credit.
Our ability to make scheduled payments or to refinance our debt and to obtain financing for acquisitions or other general corporate and commercial purposes will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and to financial, business and other factors beyond our control, including global credit markets and the financial services industry. These factors may adversely impact the availability of credit already arranged, and the availability and cost of credit in the future. There can be no assurance that we will be able to arrange credit on terms we believe are acceptable or that permit us to finance our business with historical margins.

Despite our current level of debt, we may be able to incur more debt, including secured debt, and undertake additional financial obligations. Incurring such debt or undertaking such additional financial obligations could further exacerbate the risk our indebtedness poses to our financial condition.
We may be able to incur significant additional debt, including secured debt, in the future. Although the credit agreement governing our Senior Secured Credit Facility restricts our ability to incur additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt we incur in compliance with these restrictions could be substantial. These restrictions also do not prevent us from incurring obligations that do not constitute “indebtedness” or “debt” under the various instruments governing our debt, may be waived by certain votes of lenders and, if we refinance existing debt, such refinanced debt may contain fewer restrictions on our activities. To the extent we increase our debt above our currently anticipated debt levels, the related risks that we face could intensify.
Risks Related to Our Organizational Structure and Our Company
We are a holding company with no operations of our own, and our principal asset after completion of the Reorganization Transactions and this offering will be our membership interest in i3 Verticals, LLC. Accordingly, we depend on distributions from i3 Verticals, LLC to pay our taxes and other expenses.
We are a holding company with no operations of our own and currently have no significant assets other than our ownership of common units of i3 Verticals, LLC. We currently have no independent means of generating revenue. Consequently, our ability to obtain operating funds depends upon distributions from i3 Verticals, LLC. Furthermore, i3 Verticals, LLC will be treated as a partnership for U.S. federal income tax purposes and, as such, will not itself be subject to U.S. federal income tax. Instead, its net taxable income will generally be allocated to its members, including us, pro rata according to the number of membership interests each member owns. Accordingly, we will incur income taxes on our proportionate share of any net taxable income of i3 Verticals, LLC in addition to expenses related to our operations, and our ability to obtain funds to pay these income taxes currently depends upon distributions from i3 Verticals, LLC. We intend to cause i3 Verticals, LLC to distribute cash to us in an amount at least equal to the amount necessary to cover our respective tax liabilities, if any, with respect to our allocable share of the net income of i3 Verticals, LLC and to cover dividends, if any, we declare, as well as any payments due under the Tax Receivable Agreement. See the detailed discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Credit Facility” for a discussion of the restrictive covenants, including i3 Verticals, LLC’s obligations to maintain specified financial ratios, that may limit its ability to make certain distributions to us.
To the extent that we need funds to pay our taxes or other liabilities or to fund our operations, and i3 Verticals, LLC is restricted from making distributions to us under applicable agreements under which it is bound, including its financing agreements, laws or regulations, does not have sufficient cash to make these distributions or is otherwise unable to provide such funds, we may have to borrow funds to meet these obligations and operate our business, and our liquidity and financial condition could be materially adversely affected. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.
The interests of our other Continuing Equity Owners in our business may conflict with yours.
The Continuing Equity Owners, who collectively will hold approximately 69.2% of the combined voting power of our common stock immediately after the consummation of this offering assuming no exercise by the underwriters of their overallotment option, may receive payments from us under the Tax Receivable Agreement in connection with our purchase of common units of i3 Verticals, LLC directly from some of the Continuing Equity Owners in connection with this offering as described under “Use of Proceeds,” and upon a later redemption or exchange of their common units in i3 Verticals, LLC, including the issuance of shares of our Class A common stock upon any such redemption or exchange. As a result, the interests of the Continuing Equity Owners may conflict with the interests of holders of our Class A common stock. For example, the Continuing Equity Owners may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of the Continuing Equity

Owners even in situations where no similar considerations are relevant to us. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by the Continuing Equity Owners.
Any payments made under the Tax Receivable Agreement to our equity holders that are parties to such agreement could be significant and will reduce the amount of overall cash flow that would otherwise be available to us.
As a result of our purchase of any common units from some of the Continuing Equity Owners and of any redemptions or exchanges of common units with us or i3 Verticals, LLC for shares of our Class A common stock or, at our option, cash to be paid from i3 Verticals, LLC, we expect to become entitled to the tax benefits attributable to tax basis adjustments involving an amount generally equal to the difference between the value of the shares of Class A common stock we issue in such redemption or exchange or the cash purchase price for the acquired Class A units, and the equity holder’s share of the tax basis in i3 Verticals, LLC’s tangible and intangible assets that is attributable to the acquired Class A units. We have agreed in the Tax Receivable Agreement entered into with i3 Verticals, LLC and certain of our Continuing Equity Owners to pay to each such holder (either directly or indirectly by contributing such payment to i3 Verticals, LLC for remittance to the Continuing Equity Owners) with respect to a redemption or exchange by that holder approximately 85% of the amount, if any, by which our U.S. federal and state income tax payments are reduced as a result of tax benefits attributable to the redemption or exchange by that holder for the period beginning with the remainder of the tax year in which the applicable redemption or exchange occurs and continuing for each succeeding tax year generally beginning on or before the fifteenth anniversary of the date of such redemption or exchange. See “Certain Relationships and Related Party Transactions.”
The tax basis adjustments, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of any redemptions or exchanges between us (or i3 Verticals, LLC) and each holder, the amount and timing of our income and the amount and timing of the amortization and depreciation deductions and other tax benefits attributable to the tax basis adjustments. The payment obligations under the Tax Receivable Agreement ultimately are obligations of i3 Verticals, Inc., and we expect that the payments required under the Tax Receivable Agreement will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the reduction in tax payments for us associated with sales of the corresponding common units as described above would aggregate to approximately $53.1 million over 16 years from the date of this offering based on an initial public offering price of $12.00 per share, and assuming all future sales would occur one year after this offering. Under such scenario, we would be required to pay the other parties to the Tax Receivable Agreement 85% of such amount, or $45.1 million over the 16-year period from the date of this offering. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and payments under the Tax Receivable Agreement by us, will be calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the Tax Receivable Agreement and will be dependent on us generating sufficient future taxable income to realize the benefit.
We may not be able to realize all or a portion of the tax benefits that are expected to result from future redemptions or exchanges of common units by holders.
Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners that will not benefit the holders of our Class A common stock to the same extent as it will benefit the Continuing Equity Owners. Under the Tax Receivable Agreement, we are entitled to retain (a) 15% of the U.S. federal and state income tax savings we realize as a result of increases in tax basis created by any future redemptions or exchanges of common units held by our equity holders that are parties to the Tax Receivable Agreement for shares of our Class A common stock or cash for the tax years following a redemption or exchange covered by the Tax Receivable Agreement, and (b) all of the U.S. federal and state income tax savings we realize from such redemptions or exchanges for tax periods ending after those covered by the Tax Receivable Agreement. Our ability to realize, and benefit from, these tax savings depends on several assumptions, including that we will earn sufficient taxable income each year during the period over which the deductions arising from any such basis increases and payments are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income were insufficient or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits, and our cash flows and stockholders’ equity could be negatively affected.
In certain cases, payments under the Tax Receivable Agreement to the Continuing Equity Owners may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments thereunder would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement.
As a result of the foregoing, (a) we could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and (b) if we elect to terminate the Tax Receivable Agreement early, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement.
In certain circumstances, i3 Verticals, LLC will be required to make distributions to us and the Continuing Equity Owners, and the distributions that i3 Verticals, LLC will be required to make may be substantial.
Funds used by i3 Verticals, LLC to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions that i3 Verticals, LLC will be required to make may be substantial, and will likely exceed (as a percentage of i3 Verticals, LLC’s net income) the overall effective tax rate applicable to a similarly situated corporate taxpayer.
As a result of potential differences in the amount of net taxable income allocable to us and to the Continuing Equity Owners, as well as the use of an assumed tax rate in calculating i3 Verticals, LLC’s distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the Tax Receivable Agreement. To the extent, as currently expected, we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to i3 Verticals, LLC, the Continuing Equity Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following a redemption or exchange of their common units.
We will not be reimbursed for any payments made to the Continuing Equity Owners under the Tax Receivable Agreement if any tax benefits are disallowed.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the Internal Revenue Service (the “IRS”) or another tax authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain such challenge. We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners under the Tax Receivable Agreement if any tax benefits we initially claimed and for which we made a payment to a Continuing Equity Owner are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments we make to a Continuing Equity Owner will be netted against any future cash payments that we might otherwise be required to make to such Continuing Equity Owner under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to a Continuing Equity Owner for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. As a result, we could make payments under the Tax Receivable Agreement in excess of the tax savings that we realize in respect of the tax attributes with respect to the Continuing Equity Owners that are the subject of the Tax Receivable Agreement.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act and Nasdaq rules. The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. As a publicly-traded company, we will be required to develop and implement substantial control systems, policies and procedures to satisfy requirements applicable to public companies, including periodic reporting with the Securities and Exchange Commission (“SEC”) and Nasdaq obligations. We cannot assure you that management’s past experience will be sufficient to successfully develop and implement these systems, policies and procedures and to operate our company and execute our business strategy. Failure to do so, either as a result of our inability to effectively manage our business in a public company environment or of any other reason, could jeopardize our status as a public company, and the loss of such status may materially and adversely affect us and our stockholders. In addition, failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage.
We expect to incur significant additional annual expenses related to these steps associated with, among other things, director fees, reporting requirements, transfer agent fees, additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We also expect that the new rules and regulations to which we will be subject as a result of being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage for such directors and officers. Any of these factors could make it more difficult for us to attract and retain qualified members of our Board of Directors.
Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business, financial condition, results of operations and reputation.
Prior to the completion of this offering, we are not required to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and we are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon completion of this offering, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to conduct an annual review and evaluation of our internal control and furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting each fiscal year beginning with the year following our first annual report required to be filed with the SEC. However, because we will be an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Establishing these internal controls will be costly and may divert management’s attention.
When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal control, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude, on an ongoing basis, that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC, or suffer other adverse regulatory consequences, including violation of Nasdaq rules. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. A loss of confidence in the reliability of our financial statements also could occur if we or our independent registered public accounting firm were to report a material weakness in our internal control over financial reporting. In addition, we may be required to incur costs in improving our internal control system, including the costs of the hiring of additional personnel. Any such action could negatively affect our business, financial condition, results of operations and cash flows and could also lead to a decline in the price of our Class A common stock.
Certain provisions of Delaware law and anti-takeover provisions in our organizational documents could delay or prevent a change of control.
Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.
These provisions will provide for, among other things:

•	prohibiting the use of cumulative voting for the election of directors;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings; and

•	certain limitations on convening special stockholder meetings.
In addition, while we expect to opt out of Section 203 of the Delaware General Corporation Law, or the “DGCL,” our amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the votes of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

These provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a transaction involving a change in control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our Board of Directors and take other corporate actions.
We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.
Our amended and restated certificate of incorporation will authorize us to issue one or more series of preferred stock. Our Board of Directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.
Risks Related to this Offering and Ownership of Our Class A Common Stock
Immediately following the consummation of this offering, the Continuing Equity Owners will own common units in i3 Verticals, LLC, and the Continuing Equity Owners will have the right to redeem their common units in i3 Verticals, LLC pursuant to the terms of the i3 Verticals LLC Agreement for shares of Class A common stock or cash.
After this offering, we will have an aggregate of 141,888,276 shares of Class A common stock authorized but unissued (or 140,890,776 if the underwriters exercise their overallotment option in full), including 17,452,883 shares of Class A common stock issuable, at our election, upon redemption of i3 Verticals, LLC common units that will be held by the Continuing Equity Owners. i3 Verticals, LLC will enter into the i3 Verticals LLC Agreement, and subject to certain restrictions in that agreement and as described elsewhere in this prospectus, the Continuing Equity Owners will be entitled to have their common units redeemed from time to time at each of their options (subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that will be converted from Class P units in connection with the Reorganization Transactions) for newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the i3 Verticals LLC Agreement. At our election, however, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units in lieu of redemption. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.” We also intend to enter into a Registration Rights Agreement pursuant to which the shares of Class A common stock issued to certain Continuing Equity Owners upon such redemption and the shares of Class A common stock issued to certain Continuing Equity Owners in connection with the Reorganization Transactions will be eligible for resale registration, subject to certain limitations set forth in the Registration Rights Agreement. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.

You may be diluted by future issuances of preferred stock or additional Class A common stock or common units in connection with our incentive plans, acquisitions or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.
Our amended and restated certificate of incorporation will authorize us to issue shares of our Class A common stock and options, rights, warrants and appreciation rights relating to our Class A common stock for the consideration and on the terms and conditions established by our Board of Directors in its sole discretion. We could issue a significant number of shares of Class A common stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our Class A common stock.
The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our Class A common stock, either by diluting the voting power of our Class A common stock if the preferred stock votes together with the common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our Class A common stock.
The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the Class A common stock less attractive. For example, investors in the Class A common stock may not wish to purchase Class A common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Class A common stock at the lower conversion price, causing economic dilution to the holders of Class A common stock.
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Class A common stock issued or issuable under our stock plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market following the expiration of the applicable lock-up period. We expect that the initial registration statement on Form S-8 will cover 3,500,000 shares of our Class A common stock.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
We and our officers and directors, subject to certain exceptions, will agree that, without the prior written consent of Cowen and Company, LLC and Raymond James & Associates, Inc., the representatives of the underwriters (the “Representatives”), on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus: (1) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock; (2) file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or (3) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Class A common stock, subject to certain exceptions. The Representatives, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. See “Underwriting.”
The market price of our Class A common stock may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the market price of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of Class A common stock or other equity securities.

Sales of shares of our Class A common stock in connection with the Registration Rights Agreement, or the prospect of any such sales, could materially affect the market price of our Class A common stock and could impair our ability to raise capital through future sales of equity securities.
In connection with the completion of this offering, we intend to enter into a Registration Rights Agreement with certain Continuing Equity Owners. Any sales in connection with the Registration Rights Agreement, or the prospect of any such sales, could materially impact the market price of our Class A common stock and could impair our ability to raise capital through future sales of equity securities. For a further description of our Registration Rights Agreement, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our Class A common stock after this offering.
In the future, we may also issue additional securities if we need to raise capital, including, but not limited to, in connection with acquisitions, which could constitute a material portion of our then-outstanding shares of Class A common stock.
We do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our Class A common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, any legal or contractual limitations on our ability to pay dividends under our Senior Secured Credit Facility or otherwise. As a result, if our Board of Directors does not declare and pay dividends, the capital appreciation in the price of our Class A common stock, if any, will be your only source of gain on an investment in our Class A common stock, and you may have to sell some or all of your Class A common stock to generate cash flow from your investment.
In addition, even if we decide in the future to pay any dividends, we are a holding company with no independent operations of our own, and we will depend on distributions from i3 Verticals, LLC to pay taxes, make payments under the Tax Receivable Agreement or pay any cash dividends on our Class A common stock. Deterioration in the financial conditions, earnings or cash flow of i3 Verticals, LLC and its subsidiaries for any reason could limit or impair its ability to pay cash distributions or other distributions to us, thereby rendering us unable to pay dividends.
An active market for our Class A common stock may not develop.
Before this offering, there has not been a public market for our Class A common stock. We cannot assure you that a regular trading market of our Class A common stock will develop on the Nasdaq Global Select Market or elsewhere or, if developed, that any such trading market will be sustained or how liquid such trading market will become. If an active trading market does not develop, you may have difficulty selling any shares of our Class A common stock that you purchase. The initial public offering price for the shares of our Class A common stock will be determined by negotiations between us and the Representatives and may not be indicative of prices that will prevail in the open market following this offering. The market price of shares of our Class A common stock may decline below the initial public offering price, and you may not be able to resell your shares of our Class A common stock at or above the initial public offering price. Accordingly, we cannot assure you of your ability to sell your Class A common stock when desired, or at all, or the prices that you may obtain for such Class A common stock.
If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Class A common stock, its trading price and volume could decline.
We expect the trading market for our Class A common stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. As a new public company, we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our Class A common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.
Our stock price could be extremely volatile and may decline substantially from the initial public offering price. As a result, you may not be able to resell your shares at or above the price you paid for them.
Even if a trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. Volatility in the market price of our Class A common stock, as well as general economic, market or political conditions, may prevent you from being able to sell your shares at or above the price you paid for your shares and may otherwise negatively affect the liquidity of our Class A common stock. You may experience a decrease, which could be substantial, in the value of your stock, including decreases unrelated to our operating performance or prospects, and you could lose part or all of your investment. The price of our Class A common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus and others such as:

•	our ability to generate revenues sufficient to maintain profitability and positive cash flow;

•	competition in our industry and our ability to compete effectively;

•	our dependence on non-exclusive distribution partners to market our products and services;

•	our ability to keep pace with rapid developments and changes in our industry and provide new products and services;

•	liability and reputation damage from unauthorized disclosure, destruction or modification of data or disruption of our services;

•	technical, operational and regulatory risks related to our information technology systems and third-party providers’ systems;

•	reliance on third parties for significant services;

•	exposure to economic conditions and political risks affecting consumer and commercial spending, including the use of credit cards;

•	our ability to increase our existing vertical markets, expand into new vertical markets and execute our growth strategy;

•	our ability to successfully complete acquisitions and effectively integrate those acquisitions into our services;

•	degradation of the quality of our products, services and support;

•	our ability to retain clients, many of which are SMBs, which can be difficult and costly to retain;

•	our ability to successfully manage our intellectual property;

•	our ability to attract, recruit, retain and develop key personnel and qualified employees;

•	risks related to laws, regulations and industry standards;

•	our indebtedness and potential increases in our indebtedness;

•	operating and financial restrictions imposed by our Senior Secured Credit Facility; and

•	the other factors described in “Risk Factors.”
In response to any one or more of these events, the market price of shares of our Class A common stock could decrease significantly. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Taking advantage of the reduced disclosure requirements applicable to “emerging growth companies” may make our Class A common stock less attractive to investors.
We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies, as described above. We currently intend to take advantage of each of these exemptions. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of our financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of this offering. We cannot predict if investors will find our Class A common stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our Class A common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “pro forma,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, including in our unaudited pro forma consolidated financial statements, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions and the industries in which we operate.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus, which include, but are not limited to, the following:

•	our ability to generate revenues sufficient to maintain profitability and positive cash flow;

•	competition in our industry and our ability to compete effectively;

•	our dependence on non-exclusive distribution partners to market our products and services;

•	our ability to keep pace with rapid developments and changes in our industry and provide new products and services;

•	liability and reputation damage from unauthorized disclosure, destruction or modification of data or disruption of our services;

•	technical, operational and regulatory risks related to our information technology systems and third-party providers’ systems;

•	reliance on third parties for significant services;

•	exposure to economic conditions and political risks affecting consumer and commercial spending, including the use of credit cards;

•	our ability to increase our existing vertical markets, expand into new vertical markets and execute our growth strategy;

•	our ability to successfully complete acquisitions and effectively integrate those acquisitions into our services;

•	degradation of the quality of our products, services and support;

•	our ability to retain clients, many of which are SMBs, which can be difficult and costly to retain;

•	our ability to successfully manage our intellectual property;

•	our ability to attract, recruit, retain and develop key personnel and qualified employees;

•	risks related to laws, regulations and industry standards;

•	our indebtedness and potential increases in our indebtedness;

•	operating and financial restrictions imposed by our Senior Secured Credit Facility; and

•	the other factors described in “Risk Factors.”
Those factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.
Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.
In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

OUR ORGANIZATIONAL STRUCTURE
i3 Verticals, Inc., a Delaware corporation, was formed on January 17, 2018 to serve as the issuer of the Class A common stock offered by this prospectus. Before this offering, we conducted all of our business operations through i3 Verticals, LLC and its subsidiaries. We will consummate the Reorganization Transactions (excluding this offering) on or before the consummation of this offering.
Existing Organization
i3 Verticals, LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to any U.S. federal entity-level income taxes. Taxable income or loss of i3 Verticals, LLC is included in the U.S. federal income tax returns of the members of i3 Verticals, LLC. Prior to the consummation of this offering, the Original Equity Owners were the only members of i3 Verticals, LLC, and included certain of our current and former executive officers, employees and directors.
Reorganization Transactions
We will consummate the following reorganizational transactions in connection with this offering:

•
We will amend and restate the existing limited liability company agreement of i3 Verticals, LLC to, among other things, (1) convert all existing Class A units, common units (including common units issued upon the exercise of existing warrants held by the existing Warrant Holders) and Class P units of ownership interest in i3 Verticals, LLC into either 17,836,300 Class A voting common units of i3 Verticals, LLC or 687,436 Class B non-voting common units of i3 Verticals, LLC and (2) appoint i3 Verticals, Inc. as the sole managing member of i3 Verticals, LLC upon its acquisition of common units in connection with this offering.

•
We will amend and restate i3 Verticals, Inc.’s certificate of incorporation to provide for, among other things, Class A common stock and Class B common stock. Each share of Class A common stock and Class B common stock will entitle its holder to one vote on all matters to be voted on by stockholders. Shares of our Class B common stock, however, may be held only by the Continuing Equity Owners and their permitted transferees in proportion to the number of outstanding common units of i3 Verticals, LLC they hold as described in “Description of Capital Stock—Class B Common Stock.” Class B common stock has no economic rights.

•
Immediately following the Initial Recapitalization, we will consummate a merger by and among i3 Verticals, LLC, i3 Verticals, Inc. and MergerSub whereby: (1) MergerSub will merge with and into i3 Verticals, LLC, with i3 Verticals, LLC as the surviving entity; (2) Class A voting common units will be converted into newly issued common units in i3 Verticals, LLC together with an equal number of shares of Class B common stock of i3 Verticals, Inc., and (3) Class B common units will be converted into Class A common stock of i3 Verticals, Inc. based on a conversion ratio that provides an equitable adjustment to reflect the full value of the Class B common units.

•
We will issue 671,167 shares of our Class A common stock pursuant to a voluntary private conversion of certain subordinated notes (the “Junior Subordinated Notes”) by certain related and unrelated creditors of i3 Verticals, LLC. In this conversion, certain eligible holders of Junior Subordinated Notes have elected to convert approximately $8.1 million in aggregate indebtedness into Class A common stock.

•
We will issue 6,650,000 shares of our Class A common stock to the purchasers in this offering (or 7,647,500 shares if the underwriters exercise their overallotment option in full) in exchange for net proceeds of approximately $74.2 million (or approximately $85.3 million if the underwriters exercise the overallotment option in full).

•
We will use all of the net proceeds from this offering to purchase (1) 6,266,583 newly issued common units (or 7,264,083 common units if the underwriters exercise their overallotment option in full) directly from i3 Verticals, LLC, and (2) 383,417 common units directly from a Continuing Equity Owner, in each case at a price per common unit equal to the price per share paid by the underwriters for shares of our Class A common stock in this offering. (The Continuing Equity Owner is not a director, executive officer or other person or entity which is or will become a holder of 5% or more of our voting securities upon the consummation of the Reorganization Transactions.) We will own 31.7% of i3 Verticals, LLC’s outstanding common units following this offering (or 34.3% if the underwriters exercise their overallotment option in full).

•
i3 Verticals, LLC intends to use the net proceeds from the sale of common units to i3 Verticals, Inc., after deducting offering expenses, to repay as described under “Use of Proceeds” a total of approximately $69.0 million in outstanding debt under (a) the Junior Subordinated Notes in the aggregate principal amount outstanding of $8.1 million, (b) notes payable in the aggregate principal amount of $10.5 million (the “Mezzanine Notes”) to three related creditors and (c) the senior secured credit facility of i3 Verticals, LLC (the “Senior Secured Credit Facility”), which includes a term loan and a revolving loan facility, in the aggregate principal amount of $50.4 million. i3 Verticals, LLC intends to repay the Junior Subordinated Notes and the Mezzanine Notes in full.

•
i3 Verticals, Inc. will enter into (1) the Tax Receivable Agreement with i3 Verticals, LLC and each of the Continuing Equity Owners and (2) the Registration Rights Agreement with certain Continuing Equity Owners. For a description of the terms of the Tax Receivable Agreement and the Registration Rights Agreement, see “Certain Relationships and Related Party Transactions.”

•
The Former Equity Owners (1) will own 1,219,170 shares of Class A common stock of i3 Verticals, Inc., representing approximately 4.8% of the combined voting power of all of the common stock of i3 Verticals, Inc. and approximately 4.8% of the economic interest in i3 Verticals, Inc. (or approximately 4.6% of the combined voting power and approximately 4.6% of the economic interest if the underwriters exercise their overallotment option in full), and (2) through i3 Verticals, Inc.’s ownership of i3 Verticals, LLC’s common units, indirectly will hold approximately 4.8% of the economic interest in i3 Verticals, LLC (or approximately 4.6% if the underwriters exercise their overallotment option in full).

We collectively refer to the foregoing organizational transactions as the “Reorganization Transactions.”
Organizational Structure Following this Offering

•
i3 Verticals, Inc. will be a holding company and its principal asset will consist of common units it purchased from i3 Verticals, LLC and a Continuing Equity Owner and common units it acquired from the Former Equity Owners.

•
i3 Verticals, Inc. will be the sole managing member of i3 Verticals, LLC and will control the business and affairs of i3 Verticals, LLC and its subsidiaries. We will have a board of directors and executive officers, but will have no employees. The functions of all of our employees are expected to reside at i3 Verticals, LLC or its subsidiaries.

•
i3 Verticals, Inc. will own, directly or indirectly, 8,111,724 common units of i3 Verticals, LLC, representing approximately 31.7% of the economic interest in i3 Verticals, LLC (or 9,109,224 common units, representing approximately 34.3% of the economic interest in i3 Verticals, LLC, if the underwriters exercise their overallotment option in full).

•	The purchasers in this offering:

–
will own 6,650,000 shares of Class A common stock of i3 Verticals, Inc. (or 7,647,500 shares of Class A common stock of i3 Verticals, Inc. if the underwriters exercise their overallotment option in full), representing approximately 26.0% of the economic interest in i3 Verticals, Inc. and approximately 26.0% of the combined voting power of all of the common stock of i3 Verticals, Inc. (or approximately 28.8% of the economic interest and approximately 28.8% of the combined voting power if the underwriters exercise their overallotment option in full), and

–	will indirectly hold approximately 26.0% of the economic interest in i3 Verticals, LLC (or approximately 28.8% if the underwriters exercise their overallotment option in full).

•	The Continuing Equity Owners:

–
will own 17,452,883 common units of i3 Verticals, LLC, representing approximately 68.3% of the economic interest in i3 Verticals, LLC (or approximately 65.7% of the economic interest in i3 Verticals, LLC if the underwriters exercise their overallotment option in full),

–
will own 242,554 shares of Class A common stock of i3 Verticals, Inc. pursuant to the voluntary private conversion of Junior Subordinated Notes (as described above), representing approximately 0.9% of the economic interest in i3 Verticals, Inc. (or approximately 0.9% of the economic interest if the underwriters exercise their overallotment option in full),

–
will own 17,452,883 shares of Class B common stock of i3 Verticals, Inc., together with the Class A common stock representing approximately 69.2% of the combined voting power of all of the common stock of i3 Verticals, Inc. (or approximately 66.6% if the underwriters exercise their overallotment option in full), and

–
will indirectly hold approximately 0.9% of the economic interest of i3 Verticals, LLC through i3 Verticals, Inc.’s ownership of i3 Verticals, LLC’s common units. Together with the common units directly held, the Continuing Equity Holders will hold approximately 69.2% of the economic interest of i3 Verticals, LLC.

•	The Former Equity Owners:

–
will own 1,219,170 shares of Class A common stock of i3 Verticals, Inc., representing approximately 4.8% of the economic interest in i3 Verticals, Inc. and approximately 4.8% of the combined voting power of all of the common stock of i3 Verticals, Inc. (or approximately 4.6% of the economic interest and approximately 4.6% of the combined voting power if the underwriters exercise their overallotment option in full), and

–	will indirectly hold approximately 4.8% of the economic interest of i3 Verticals, LLC through i3 Verticals, Inc.’s ownership of i3 Verticals, LLC’s common units.
The diagram below depicts our organizational structure after giving effect to the Reorganization Transactions, including this offering, assuming no exercise by the underwriters of their overallotment option.
As the sole managing member of i3 Verticals, LLC, we will operate and control all of the business and affairs of i3 Verticals, LLC and, through i3 Verticals, LLC and its subsidiaries, conduct the business. Following the Reorganization Transactions, including this offering, we will record a significant non-controlling interest in our consolidated subsidiary, i3 Verticals, LLC relating to the ownership interest of the Continuing Equity Owners. Accordingly, i3 Verticals, Inc. will hold 31.7% of the economic interest in i3 Verticals, LLC, and will control the management of i3 Verticals, LLC as the sole managing member. As a result, i3 Verticals, Inc. will consolidate i3 Verticals, LLC and record a non-controlling interest in consolidated entity for the economic interest in i3 Verticals, LLC held by the Continuing Equity Owners.

Incorporation of i3 Verticals, Inc.
i3 Verticals, Inc., the issuer of the Class A common stock offered by this prospectus, was incorporated as a Delaware corporation on January 17, 2018. i3 Verticals, Inc. has not engaged in any material business or other activities except in connection with its formation. The amended and restated certificate of incorporation of i3 Verticals, Inc. that will become effective immediately before the consummation of this offering will authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms described in “Description of Capital Stock.”
Reclassification and Amendment and Restatement of the i3 Verticals LLC Agreement
Prior to or substantially concurrently with the consummation of this offering, the existing limited liability company agreement of i3 Verticals, LLC will be amended and restated to, among other things, modify its capital structure by creating a single new class of units that we refer to as “common units” and providing for a right of redemption of common units (subject in certain circumstances to time-based and service-based vesting requirements) in exchange for, at the election of i3 Verticals, LLC, shares of our Class A common stock or cash. See “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.”

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $74.2 million, or approximately $85.3 million if the underwriters exercise their overallotment option in full, assuming an initial public offering price of $12.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions.
We intend to use the net proceeds of this offering to purchase (1) 6,266,583 common units (or 7,264,083 common units if the underwriters exercise their overallotment option in full) directly from i3 Verticals, LLC, and (2) 383,417 common units from a Continuing Equity Owner, in each case at a price per common unit equal to the price per share paid by the underwriters for shares of our Class A common stock in this offering.
i3 Verticals, LLC will receive an estimated $69.0 million in net proceeds from the sale of common units to i3 Verticals, Inc. (together with any additional proceeds it may receive if the underwriters exercise their overallotment option), after deducting estimated offering expenses of $0.9 million (which do not include $2.4 million of previously paid offering expenses). i3 Verticals, LLC intends to use these net proceeds as follows:

•	to repay the Mezzanine Notes in full;

•	to repay the outstanding Junior Subordinated Notes in full; and

•	to repay approximately $50.4 million of the revolving loan of our Senior Secured Credit Facility.
In addition, we intend to repay approximately $2.8 million of the revolving loan of our Senior Secured Credit Facility with the amounts we receive from the exercise of warrants held by the Warrant Holders .
As of March 31, 2018, we owed $10.5 million under the Mezzanine Notes, which bear a fixed interest rate of 12.0% per annum and mature on November 29, 2020. We used the proceeds from the issuance of the Mezzanine Notes to fund certain of our acquisitions and for working capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
As of March 31, 2018, we owed $16.1 million under the Junior Subordinated Notes, which bear a fixed interest rate of 10.0% per annum and mature on the later of (a) February 14, 2019, or (b) the maturity date of the later to mature of (i) the Mezzanine Notes and (ii) the Senior Secured Credit Facility. We used the proceeds from the issuance of the Junior Subordinated Notes to fund an acquisition. As previously described under “Our Organizational Structure—Reorganization Transactions,” we will issue 671,167 shares of our Class A common stock pursuant to a voluntary private conversion of Junior Subordinated Notes by certain related and unrelated creditors of i3 Verticals, LLC. In this conversion, certain eligible holders of Junior Subordinated Notes have elected to convert approximately $8.1 million in aggregate indebtedness into Class A common stock. As a result, the net proceeds from this offering will be used to repay the remaining balance of these certain Junior Subordinated Notes, or approximately $8.1 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
As of March 31, 2018, under our Senior Secured Credit Facility, we owed $37.5 million under our term loan and $70.8 million under our revolving loan. Our Senior Secured Credit Facility matures on the earlier of October 30, 2022 or 181 days before the maturity date of the Mezzanine Notes. As of March 31, 2018, the interest rate on the borrowings outstanding under our term loan was 5.88% per annum and under our revolving loan was 5.77% per annum. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
As a result of the repayment of all remaining indebtedness outstanding under the Junior Subordinated Notes and the Mezzanine Notes, our affiliates will receive approximately $13.7 million of the net proceeds from this offering, based on amounts outstanding under the Junior Subordinated Notes and the Mezzanine Notes. See “Certain Relationships and Related Party Transactions.”
Assuming no exercise of the underwriters’ overallotment option, each $1.00 increase (decrease) in the assumed initial public offering price of $12.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $6.2 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions.
Each 1,000,000 share increase (decrease) in the number of shares offered in this offering would increase (decrease) the net proceeds to us from this offering by approximately $11.2 million, assuming no change in the assumed initial public offering price per share, which is the midpoint of the price range set forth on the front cover of this prospectus, and after deducting the estimated underwriting discounts and commissions.

DIVIDEND POLICY
We currently anticipate that we will retain all available funds for use in the operation and expansion of our business and to repay indebtedness, and we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. To the extent that we elect to pay dividends in the future, Class B common stock will not be entitled to any dividend payments. Additionally, our ability to pay any cash dividends on our Class A common stock is limited by restrictions on the ability of i3 Verticals, LLC and our other subsidiaries to pay dividends or make distributions under the terms of our Senior Secured Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Credit Facility.”
We are a holding company and our principal asset immediately following this offering will be our membership interest in i3 Verticals, LLC. We will be the sole managing member of i3 Verticals, LLC and intend to cause i3 Verticals, LLC to make distributions to us in an amount sufficient to cover cash dividends, if any, our Board of Directors declares in the future. If i3 Verticals, LLC makes those distributions to us, the other members of i3 Verticals, LLC will be entitled to receive proportionately equivalent distributions.

CAPITALIZATION
The following table sets forth the cash and cash equivalents and capitalization as of March 31, 2018 of:

•	i3 Verticals, LLC and its subsidiaries on an actual basis;

•	i3 Verticals, Inc. and its subsidiaries on a pro forma basis after giving effect to the Reorganization Transactions, excluding this offering; and

•
i3 Verticals, Inc. and its subsidiaries on a pro forma basis after giving effect to the Reorganization Transactions, and further adjusted to include the sale of shares of Class A common stock in this offering at an assumed initial public offering price of $12.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we expect to pay, and the application of the net proceeds from this offering as described under “Use of Proceeds.”

This table should be read in conjunction with “Our Organizational Structure,” “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Information,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto appearing elsewhere in this prospectus.

	As of March 31, 2018
	i3 Verticals, LLC Actual	Pro Forma i3 Verticals, Inc.	Pro Forma As Adjusted i3 Verticals, Inc.(2)
	(unaudited) (amounts in thousands)
Cash and cash equivalents	$755	$3,602	755
Debt, including current portion
Senior Secured Credit Facility	108,250	108,250	54,963
Mezzanine Notes	10,500	10,500	—
Junior Subordinated Notes	16,108	16,108	—
Debt issuance costs	(2,072)	(1,949)	(1,949)
Total long term debt, including current portion	132,786	132,909	53,014
Redeemable Class A Units; 4,900 Units authorized, issued and outstanding	8,101	—	—
Total members’/stockholders’ equity:
Members’ equity (deficit)
Class A units, 13,892 units authorized, issued and outstanding	36,596	—	—
Common units, 4,606 units authorized, 1,749 units issued and outstanding	1,344	—	—
Class P units, 8,256 units authorized, issued and outstanding	—	—	—
Stockholders’ equity (deficit)
Class A common stock, par value $0.0001 per share, 150,000 shares authorized on a pro forma basis, 8,112 shares issued and outstanding on an as adjusted basis	—	—	1
Class B common stock, par value $0.0001 per share, 40,000 shares authorized on a pro forma basis, 17,453 shares issued and outstanding on an as adjusted basis	—	2	2
Additional paid-in capital	—	59,217	133,923
Accumulated deficit	(42,235)	(58,561)	(105,278)
Total members’ deficit/stockholders’ equity	(4,295)	658	28,648
Non-controlling interest(1)	—	15,007	61,724
Total capitalization	$136,592	148,574	143,386
__________________________

(1)
On a pro forma basis and a pro forma as adjusted basis, includes the ownership interests not owned by i3 Verticals, Inc., which represents 95.8% and 68.3% , respectively, of the outstanding common units of i3 Verticals, LLC, held by the Continuing Equity Owners.

(2)
Each $1.00 increase or decrease in the assumed initial public offering price of $12.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase or decrease each of additional paid-in capital, total members’ / stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $6.2 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

DILUTION
The Continuing Equity Owners will own common units in i3 Verticals, LLC after the Reorganization Transactions. We have presented dilution in pro forma net tangible book value per share both before and after this offering assuming that all of the holders of common units (other than i3 Verticals, Inc.) had their common units redeemed or exchanged for newly-issued shares of Class A common stock on a one-for-one basis (rather than for cash) and the cancellation for no consideration of all of their shares of Class B common stock (which are not entitled to receive distributions or dividends, whether cash or stock, from i3 Verticals, Inc.) in order to more meaningfully present the dilutive impact on the investors in this offering. We refer to the assumed redemption or exchange of all common units for shares of Class A common stock as described in the previous sentence as the “Assumed Redemption.”
Dilution is the amount by which the offering price paid by the purchasers of the Class A common stock in this offering exceeds the pro forma net tangible book value per share of Class A common stock after the offering. i3 Verticals, Inc.’s pro forma net tangible book value as of March 31, 2018 prior to this offering, prior to the voluntary private conversion of Junior Subordinated Notes to Class A common stock and after the Assumed Redemption was a deficit of $135.0 million , or ( $7.25 ) per share of Class A common stock. Pro forma net tangible book value per share prior to this offering is determined by subtracting from net worth the amount of intangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding after giving effect to the Assumed Redemption.
If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our Class A common stock after this offering.
Pro forma net tangible book value per share after this offering is determined by subtracting from net worth the amount of intangible assets and then dividing the difference by the number of shares of Class A common stock deemed to be outstanding, after giving effect to the Reorganization Transactions, including this offering and the application of the proceeds from this offering as described in “Use of Proceeds,” and the Assumed Redemption. Our pro forma net tangible book value as of March 31, 2018 after this offering would have been a deficit of approximately $57.9 million , or ( $2.26 ) per share of Class A common stock. This amount represents an immediate increase in pro forma net tangible book value of $4.99  per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $14.26 per share to new investors purchasing shares of Class A common stock in this offering. We determine dilution by subtracting the pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:

Assumed initial public offering price per share		$12.00
Pro forma net tangible book value per share as of March 31, 2018 after giving effect to the Reorganization Transactions	(7.25)
Increase per share attributable to investors in this offering	4.99
Pro forma net tangible book value per share after this offering		(2.26)
Dilution per share to new Class A common stock investors		$14.26
If the underwriters exercise their overallotment option in full, the pro forma net tangible book value after the offering would be $1.76  per share, the increase in pro forma net tangible book value per share to existing stockholders would be $5.49  per share and the dilution in pro forma net tangible book value to new investors would be $13.76  per share, in each case assuming an initial public offering price of $12.00  per share, which is the midpoint of the price range listed on the cover page of this prospectus.
The following table sets forth, on a pro forma basis after giving pro forma effect to the Reorganization Transactions, as of March 31, 2018, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, and the average price per share paid, or to be paid, by existing owners and by the new investors, assuming all common units are redeemed or exchanged for an equal number of shares of Class A common stock pursuant to the i3 Verticals LLC Agreement, at an assumed initial public offering price of

$12.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and offering expenses that we expect to pay:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Original Equity Owners	18,914,607	74.0%	$57,463,156	41.9%	$3.04
New investors	6,650,000	26.0%	$79,800,000	58.1%	$12.00
Total	25,564,607	100.0%	$137,263,156	100.0%	$5.37
The foregoing tables assume no exercise of the underwriters’ overallotment option. If the underwriters exercise their overallotment option, there will be further dilution to new investors.
A $1.00 increase (decrease) in the assumed initial public offering price of $12.00  per share, which is the midpoint of the price range listed on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value per share after this offering by approximately $0.24 , and dilution in pro forma net tangible book value per share to new investors by approximately $0.24 , assuming that the number of shares we offer, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.
If the underwriters exercise their overallotment option in full, our existing stockholders would own 18,914,607  shares, or 71.2% , in the aggregate, and our new investors would own 7,647,500 shares, or 28.8% , in the aggregate, of the total number of shares of our Class A common stock outstanding upon completion of this offering.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
We have derived the unaudited pro forma consolidated statement of operations for the year ended September 30, 2017 set forth below by the application of pro forma adjustments to the audited consolidated financial statements of i3 Verticals, LLC and subsidiaries included elsewhere in this prospectus. We have derived the unaudited pro forma condensed consolidated statement of operations for the six months ended March 31, 2018 and the unaudited pro forma condensed consolidated balance sheet as of March 31, 2018 set forth below by the application of pro forma adjustments to the unaudited condensed consolidated financial statements of i3 Verticals, LLC and subsidiaries included elsewhere in this prospectus.
The unaudited pro forma consolidated statement of operations for the year ended September 30, 2017 and for the six months ended March 31, 2018, and the unaudited pro forma consolidated balance sheet as of March 31, 2018, present our unaudited pro forma consolidated results of operations and financial position to give pro forma effect to all of the Reorganization Transactions (excluding this offering) described in “Our Organizational Structure,” the sale of shares of Class A common stock in this offering (excluding shares issuable upon exercise of the underwriters’ overallotment option), and the application of the net proceeds by us and i3 Verticals, LLC from this offering and the other transactions described elsewhere in this section, as if all such transactions had been completed as of October 1, 2016 with respect to the unaudited pro forma consolidated statements of operations, and as of March 31, 2018, with respect to the unaudited pro forma consolidated balance sheet. The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial information.
The pro forma adjustments principally give effect to the following items:

•	the Reorganization Transactions (excluding this offering) described in “Our Organizational Structure”;

•
this offering (based on an assumed initial public offering price of $12.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus) and our payment of fees and expenses related to this offering and the use of a portion of the proceeds by i3 Verticals, LLC (from the sale of common units to us using the proceeds of this offering) to repay approximately $69.0 million of the indebtedness outstanding under the Junior Subordinated Notes, the Mezzanine Notes and the Senior Secured Credit Facility as described under “Use of Proceeds”;

•	the purchase of all of the outstanding stock of San Diego Cash Register Company, Inc. (“SDCR, Inc.”);

•	the purchase of certain assets and assumed certain liabilities of Fairway Payments, LLC (“Fairway”); and

•	a provision for federal, state and local income taxes of i3 Verticals, Inc. as a taxable corporation at an effective rate of:

◦
30.9% for the six months ended March 31, 2018, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates applied to income apportioned to each state and local jurisdiction, and is computed using the federal income tax rate in effect for the three months ended December 31, 2017 and the reduced federal income tax rate for the remaining nine months for the fiscal year ending September 30, 2018.

◦
39.6% for the year ended September 30, 2017, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates applied to income apportioned to each state and local jurisdiction, and is computed using the federal income tax rate in effect during the fiscal year.

The unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of their overallotment option.
As described in greater detail under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” in connection with the closing of this offering, we will enter into the Tax Receivable Agreement with i3 Verticals, LLC and the Continuing Equity Owners. The Tax Receivable Agreement will require us to pay the Continuing Equity Owners 85% of the amount of tax benefits, if any, that i3 Verticals, Inc. actually realizes (or in some circumstances is deemed to realize) as a result of (1) increases in tax basis resulting from our purchase of common units of i3 Verticals, LLC directly from some of the Continuing Equity Owners in connection with any future redemptions we fund or exchanges of common units for our Class A common stock and (2) certain additional tax benefits attributable to payments under the Tax Receivable Agreement. Regarding clause (1) of the preceding sentence, see “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement—Agreement in Effect Upon Consummation of this Offering—Common Unit Redemption Right.” Due to the uncertainty in the amount and timing of future redemptions or exchanges of common units by the Continuing Equity Owners, the unaudited pro forma consolidated financial information assumes that no future redemptions or exchanges of common units have occurred other than as described in the “Use of Proceeds” section with respect to the intention to use the net proceeds of this offering to purchase common units from a Continuing Equity Owner at a price per common unit equal to the price paid by the underwriters for shares of our Class A common stock in this offering less our estimated offering expenses.
As described in “Our Organizational Structure,” the unaudited pro forma consolidated financial statements reflect the acquisition of the equity interests in i3 Verticals, LLC and do not reflect a change in the recorded book basis of i3 Verticals, LLC, because those transactions are between entities under common control.
As a public company, we will implement additional procedures and processes to address the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these costs. i3 Verticals, Inc. was formed on January 17, 2018 and will have no material assets or results of operations until the completion of this offering and therefore its historical financial position and results of operations are not shown in a separate column in the unaudited pro forma consolidated financial statements.
The unaudited pro forma consolidated financial information is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Reorganization Transactions, including this offering, been consummated on the dates indicated, and does not purport to be indicative of statements of financial condition data or results of operations as of any future date or for any future period. You should read our unaudited pro forma consolidated financial information and the accompanying notes in conjunction with all of the historical financial statements and related notes included elsewhere in this prospectus and the financial and other information appearing elsewhere in this prospectus, including information contained in “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of March 31, 2018
(In thousands)

	Historical i3 Verticals, LLC (a)	Reorganization Transactions		As Adjusted Before Offering	Offering Adjustments		Pro Forma i3 Verticals, Inc.
Assets
Current assets
Cash and cash equivalents	$755	$2,847	(b)	$3,602	68,994 (71,841)	(h) (j)	$755
Accounts receivable, net	8,672	—		8,672	—		8,672
Settlement assets	439	—		439	—		439
Prepaid expenses and other current assets	2,865	—		2,865			2,865
Total current assets	12,731	2,847		15,578	(2,847)		12,731

Property and equipment, net	2,136	—		2,136	—		2,136
Restricted cash	664	—		664	—		664
Capitalized software, net	3,486	—		3,486	—		3,486
Goodwill	80,373	—		80,373	—		80,373
Intangible assets, net	67,866	—		67,866	—		67,866
Other assets	2,714	—		2,714	(2,396) 1,188	(g) (k)	1,506
Total assets	$169,970	$2,847		$172,817	$(4,055)		$168,762

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Interim Condensed Consolidated Balance Sheet (Continued)
As of March 31, 2018
(In thousands)

	Historical i3 Verticals, LLC (a)	Reorganization Transactions		As Adjusted Before Offering	Offering Adjustments		Pro Forma i3 Verticals, Inc.
Liabilities and equity
Liabilities
Current liabilities
Accounts payable	$2,631	$—		$2,631	$—		$2,631
Current portion of long-term debt	5,000	—		5,000	—		5,000
Accrued expenses and other current liabilities	14,387	—		14,387	—		14,387
Settlement obligations	439	—		439	—		439
Deferred revenue	2,927	—		2,927	—		2,927
Current portion of Tax Receivable Agreement liability	—	—		—	31	(k)	31
Total current liabilities	25,384	—		25,384	31		25,415

Long-term debt, excluding current portion	127,786			127,786	(8,054) (71,718)	(i) (j)	48,014
Other long-term liabilities	12,994	(9,012)	(b)	3,982	—		3,982
Tax Receivable Agreement liability, net of current portion	—	—		—	979	(k)	979
Total liabilities	166,164	(9,012)		157,152	(78,762)		78,390

Commitments and contingencies
Redeemable Class A Units; 4,900 Units authorized, issued and outstanding	8,101	175 (8,276)	(c) (d)	—	—		—
Equity
Members’ equity (deficit)
Class A Units; 13,892 Units authorized, issued and outstanding	36,596	981 (37,577)	(c) (d)	—	—		—
Common Units; 4,606 Units authorized: 1,749 Units issued and outstanding	1,344	2,847 111 8,542 (12,844)	(b) (b) (b) (d)	—	—		—
Class P Units; 8,256 Units authorized, issued and outstanding	—	—	(d)	—	—		—
Class A voting common units; 17,836 Units authorized and issued; no shares outstanding	—	8,276 37,577 11,573 (2) (57,424)	(d) (d) (d) (e) (e)	—	—		—
Class B non-voting common units; 687 Units authorized and issued; no shares outstanding	—	1,271 633 (1,904)	(d) (e) (e)	—	—		—
Stockholders’ equity (deficit)
Class A common stock, par value $0.0001 per share, 150,000 shares authorized on a pro forma basis, 8,112 shares issued and outstanding on an as adjusted basis	—	—	(e)	—	1 —	(h) (i)	1
Class B common stock, par value $0.0001 per share, 40,000 shares authorized on a pro forma basis, 17,453 shares issued and outstanding on an as adjusted basis	—	2	(e)	2	—		2
Additional paid-in capital	—	(111) 57,424 1,904	(b) (e) (e)	59,217	(2,396) 68,993 8,054 (123) 178	(g) (h) (i) (j) (k)	133,923
Accumulated deficit	(42,235)	470 (1,156) (633) (15,007)	(b) (c) (e) (f)(l)	(58,561)	(46,717)	(f)(l)	(105,278)
Members'/Stockholders' equity (deficit)	(4,295)	4,953		658	27,990		28,648
Non-controlling interest	—	15,007	(f)	15,007	46,717	(f)	61,724
Total liabilities, Redeemable Class A Units and members'/stockholders' equity (deficit)	$169,970	$2,847		$172,817	$(4,055)		$168,762
See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)
i3 Verticals, Inc. was formed on January 17, 2018, and will have no material assets or results of operations until the completion of this offering and therefore its historical financial position is not shown in a separate column in this unaudited pro forma condensed consolidated balance sheet.

(b)
Prior to the Reorganization Transactions, all warrants held by Warrant Holders will be exercised. The following summarizes the number of common units to be issued and the cash proceeds from the exercise (dollars in thousands except exercise price amounts).

	Units	Exercise Price	Proceeds
Mezzanine Warrants	1,423,688	$0.01	$14
Junior Subordinated Notes Warrants(1)	1,352,485	$2.095	$2,833
	2,776,173		$2,847
________________________

(1)
All of the outstanding Junior Subordinated Notes Warrants (representing the right to acquire an aggregate of 1,433,920 common units) will be exercised prior to the Reorganization Transactions. However, Junior Subordinated Notes warrants representing the right to acquire 81,436 common units will be exercised in a cashless exercise, resulting in a net issuance of 53,001 common units. The net issuance of common units related to this cashless exercise will increase the equity basis in common units by $0.1 million and decrease additional paid-in capital by a corresponding amount.

As a result of the exercise of warrants held by Warrant Holders, the intrinsic value of the Mezzanine Warrants carried in other long-term liabilities will be adjusted to fair value and converted to equity. $9.0 million will be removed from the warrant liability and $8.5 million will be recognized as additional common units, with a $0.5 million offset in accumulated deficit.

(c)
As of March 31, 2018, the holders of existing Class A units were entitled to preferred returns of $44.7 million. As of the time of the offering they are entitled to preferred returns of $45.9 million. The pro forma condensed consolidated balance sheet has been adjusted to increase the equity basis in Redeemable Class A Units by $0.2 million and Class A units by $1.0 million and to decrease additional paid-in capital by $1.2 million to reflect the value of their preferred return as of the transaction date. For information on our Redeemable Class A Units, see Note 12 to our consolidated financial statements included elsewhere in this prospectus.

(d)	In connection with the Reorganization Transactions, we will convert:
(1)    all existing 4,900,000 Redeemable Class A Units and related preferred returns, representing $8.3 million of equity, into 3,139,697 Class A voting common units of i3 Verticals, LLC (such holders of Class A voting common units are a subset of the Continuing Equity Owners),
(2)     all existing 13,892,129 Class A units and related preferred returns, representing $37.6 million of equity, into 10,077,504 Class A voting common units of i3 Verticals, LLC (such holders of Class A voting common units are a subset of the Continuing Equity Owners),
(3)     all existing 4,577,896 common units (including 2,829,174 common units issued upon the exercise of warrants held by the Warrant Holders), representing $12.8 million of equity, into (a) 1,985,600 Class A voting common units of i3 Verticals, LLC (such holders of Class A voting common units are a subset of the Continuing Equity Owners) and $11.6 million of equity, and (b) 303,363 Class B non-voting common units of i3 Verticals, LLC (such holders of Class B non-voting common units are a subset of the Former Equity Owners) and $1.3 million of equity, and
(4) all existing 8,256,100 Class P units (profits interests) of ownership interest in i3 Verticals, LLC, representing zero equity value, into (a) 2,633,499 Class A voting common units of i3 Verticals, LLC (such holders of Class A voting common units are a subset of the Continuing Equity Owners) and no equity value, and (b) 384,073 Class B non-voting common units of i3 Verticals, LLC (such holders of Class B non-voting

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

common units are a subset of the Former Equity Owners) and no equity value. The Company expects any compensation expense related to the modification of existing Class P units as part of the Reorganization Transactions to be nominal.
In total, 17,836,300 Class A voting common units of i3 Verticals, LLC (the holders of these Class A voting common units are the Continuing Equity Owners) and 687,436 Class B non-voting common units of i3 Verticals, LLC (the holders of these Class B non-voting common units are the Former Equity Owners) (collectively, the “Initial Recapitalization”) will be created. Both the Class A voting common units and Class B non-voting common units of i3 Verticals, LLC will be further converted in conjunction with the transactions further described in footnote (e) and will no longer exist prior to this offering.

(e)
Immediately following the Initial Recapitalization and prior to this offering, we will consummate a merger by and among i3 Verticals, LLC, i3 Verticals, Inc. and a to-be-formed wholly-owned subsidiary of i3 Verticals, Inc. (MergerSub) whereby:

(1)	MergerSub will merge with and into i3 Verticals, LLC, with i3 Verticals, LLC as the surviving entity.

(2)
The 17,836,300 Class A voting common units held by the Continuing Equity Owners, representing $57.4 million of equity, will be converted into 17,836,300 newly issued common units in i3 Verticals, LLC together with 17,836,300 shares of Class B non-voting common stock of i3 Verticals, Inc. Holders of our Class B common stock along with the holders of our Class A common stock will have certain voting rights as described under “Description of Capital Stock,” but holders of our Class B common stock will not be entitled to receive any distributions from or participate in any dividends declared by our Board of Directors. As part of this offering, 383,417 common units (together with an equal number of shares of Class B common stock) will be purchased from a Continuing Equity Owner, with those shares of Class B common stock subsequently being canceled. As a result, 17,452,883 newly issued common units and 17,452,883 newly issued shares of Class B common stock will be outstanding. The newly issued common units in i3 Verticals, LLC are not reflected on the pro forma condensed consolidated balance sheet. The par value of the Class B common stock is nominal and the remaining equity value is classified as $57.4 million of additional paid-in capital. The value of the newly issued common units is included with the Class B common stock on the pro forma condensed consolidated balance sheet of i3 Verticals, Inc.

(3)
The 687,436 Class B non-voting common units in i3 Verticals, LLC held by Former Equity Owners will be converted into 790,559 shares of Class A common stock of i3 Verticals, Inc., representing $1.9 million of additional paid-in capital. The par value of the Class A common stock prior to the offering is nominal. The shares from this offering, together with the 790,559 shares of Class A common stock held by Former Equity Owners and the 671,165 shares of Class A common stock issued upon the voluntary private conversion of Junior Subordinated Notes, comprise the 8,111,724 shares of Class A common stock which will be outstanding after completion of the offering, including 391,022 unvested shares of Class A common stock.

We expect to enter into a Tax Receivable Agreement as described in footnote (k). The Former Equity Owners will not participate in the Tax Receivable Agreement and as such, the Class B common units held by the Former Equity Owners will be converted into Class A common stock based on a conversion ratio that provides an equitable adjustment to reflect the full value of the Class B common units. For employees who are Former Equity Owners, this arrangement is a modification under ASC 718 and we expect to recognize expense of $0.6 million. The expense is excluded from the unaudited pro forma interim condensed consolidated statement of operations because it does not have a continuing impact, but it is reflected as an increase in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet.

(f)
Upon completion of the Reorganization Transactions, we will become the sole managing member of i3 Verticals, LLC. As a result, we will consolidate the financial results of i3 Verticals, LLC and will report a non-controlling interest related to the Class B common stock held by the Continuing Equity Owners on our

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

consolidated balance sheet. The computation of the non-controlling interest following the consummation of this offering is as follows:

	Units	Percentage
Interest in i3 Verticals, LLC by i3 Verticals, Inc.(1)	8,111,333	31.7%
Non-controlling interest in i3 Verticals, LLC by Continuing Equity Owners	17,452,883	68.3%
	25,564,216	100.0%
_______________________
(1)    Includes 391,022 shares of unvested common units in i3 Verticals, LLC.
If the underwriters were to exercise their option to purchase additional shares of our Class A common stock in full, i3 Verticals, Inc. would own   34.3% of the common units of the i3 Verticals, LLC and the Continuing Equity Owners would own the remaining   65.7% of the common units of i3 Verticals, LLC.
Following the consummation of this offering, the common units of i3 Verticals, LLC held by the Continuing Equity Owners will represent the non-controlling interest. Each Continuing Equity Owner may redeem at such Continuing Equity Owner’s option such owner’s common units for, at our election either (i) cash or (ii) newly-issued shares of our Class A common stock as described in “Certain Relationships and Related Party Transactions—i3 Verticals, LLC Agreement—Agreement in Effect Upon Consummation of this Offering.”
The following table describes the adjustments to members’ / stockholders’ equity as part of the Reorganization Transactions and calculates the relevant non-controlling interest in i3 Verticals, LLC (dollars in thousands):

Member’s deficit at i3 Verticals, LLC Historical	$(4,295)
Plus: Fair value of the Mezzanine Warrants	8,542
Plus: Proceeds from the exercise of the Mezzanine Warrants	14
Plus: Change in fair value of the Mezzanine Warrants as of the offering date	470
Plus: Proceeds from the exercise of the Junior Subordinated Notes Warrants	2,833
Conversion of Redeemable Class A Units to Equity	8,101
Stockholders’ equity at i3 Verticals, Inc. after the Reorganization Transactions	15,665
Non-controlling interest in i3 Verticals, LLC by Continuing Equity Owners	95.8%
Members’ equity attributable to Continuing Equity Owners’ non-controlling interest	$15,007

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following table describes the adjustments to members’ / stockholders’ equity as part of the offering adjustments and calculates the relevant non-controlling interest in i3 Verticals, LLC (dollars in thousands):

Stockholders’ equity at i3 Verticals, Inc. prior to the offering adjustments	$658
Plus: Non-controlling interest at i3 Verticals, Inc. prior to the offering adjustments	15,007
Plus: Purchase of i3 Verticals, LLC common units with net proceeds of the offering	68,994
Less: Previously deferred offering expenses	(2,396)
Plus: Converted aggregate Junior Subordinated Note indebtedness	8,054
Less: Mezzanine and Junior Subordinated Note unamortized debt issuance costs	(123)
Plus: Value of the Tax Receivable Agreement attributable to the purchase of common units from a Continuing Equity Owner in connection with this offering	178
Stockholders’ equity at i3 Verticals, Inc. after the offering adjustments	90,372
Non-controlling interest in i3 Verticals, LLC by Continuing Equity Owners	68.3%
Members’ equity attributable to Continuing Equity Owners non-controlling interest	61,724
Less: Non-controlling interest related to the Reorganization Transactions	15,007
Non-controlling interest — “Offering Transactions” column	$46,717

(g)
We are deferring certain costs associated with this offering, including certain legal, accounting and other related expenses, which have been recorded in other assets on our consolidated balance sheet. Upon completion of this offering, approximately $2.4 million of these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital. The total amount of estimated offering expenses is $3.3 million.

(h)
We estimate that the net proceeds to i3 Verticals, Inc. from this offering will be approximately $74.2 million. This amount has been determined based on the assumption that the underwriters’ option to purchase additional shares in our Class A common stock is not exercised. A reconciliation on the gross proceeds from this offering to the net proceeds is set forth below (dollars in thousands except per share amounts) :

Assumed initial public offering price per share	$12.00
Shares of Class A common stock issued in this offering	6,650
Gross proceeds	79,800
Less: underwriting discounts and commissions	(5,586)
Net cash proceeds to i3 Verticals, Inc.	74,214
Less: offering expenses, exclusive of $2,396 previously capitalized	(941)
Less: Purchase of units from a Continuing Equity Owner, net of underwriting discount	(4,279)
Net cash proceeds to i3 Verticals, LLC	$68,994

(i)
We will issue 671,165 shares of our Class A common stock pursuant to a voluntary private conversion of Junior Subordinated Notes by certain related and unrelated creditors of i3 Verticals, LLC. Of these 671,165 shares of our Class A common stock, 242,554 shares will be issued to Continuing Equity Owners and 428,611 shares will be issued to Former Equity Owners. In this conversion, certain eligible holders of Junior Subordinated Notes have elected to convert $8.1 million in aggregate indebtedness into Class A common stock.

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(j)
i3 Verticals, LLC intends to use the $69.0 million in net proceeds it receives from the sale of common units to i3 Verticals, Inc. (after deducting estimated offering expenses of $0.9 million ) as follows:

•	to repay the Mezzanine Notes in full in the amount of $10.5 million ;

•	to repay the outstanding Junior Subordinated Notes in full in the amount of $8.1 million ; and

•	to repay approximately $50.4 million of the outstanding borrowings under the revolving loan of our Senior Secured Credit Facility.
As a result of the repayment of the Mezzanine Notes and Junior Subordinated Notes in full we will recognize a $0.1 million loss as a result of the write-off of the related unamortized debt issuance costs, which is reflected as an adjustment to additional paid-in capital. In conjunction with the offering adjustments, we will use the $2.8 million provided from the exercise of the warrants to repay additional outstanding borrowings under the revolving loan of our Senior Secured Credit Facility. In total, we will repay $71.8 million of debt as a result of this offering, which is reduced by the $0.1 million loss as a result of the write-off of the related unamortized debt issuance costs.

(k)
We expect to obtain an increase in the tax basis of our share of the assets of i3 Verticals, LLC when common units are redeemed or exchanged by the Continuing Equity Owners. This increase in tax basis may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The increase in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. In connection with the consummation of this offering, we will enter into the Tax Receivable Agreement with i3 Verticals, LLC and each of the Continuing Equity Owners that will require us to pay to the Continuing Equity Owners 85% of the amount of tax benefits, if any, that we actually realize, or in some cases are deemed to realize, as a result of (i) increases in the tax basis of the assets of i3 Verticals, LLC resulting from the purchase of common units in exchange for Class A common stock in connection with the consummation of this offering and any future redemptions or exchanges of common units or any prior sales of interests in i3 Verticals, LLC and (ii) certain other tax benefits related to payments we make under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

We recorded a deferred tax asset of $1.2 million , a current liability of less than $0.1 million and a long-term liability of $1.0 million related to the Tax Receivable Agreement liability created by the purchase of common units from a Continuing Equity Owner in connection with the offering. The net impact of the adjustments to net deferred taxes and the Tax Receivable Agreement liability of $0.2 million   has been recorded as an increase to additional paid-in capital, as these adjustments arise from equity transactions of the Company.
The amounts to be recorded for both the net deferred tax assets and the liability for our obligations under the Tax Receivable Agreement have been estimated. All of the effects of changes to both the net deferred tax assets and our obligations under the Tax Receivable Agreement after the date of the purchase will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(l)	The reconciliation of i3 Verticals, LLC members’ deficit to i3 Verticals, Inc. accumulated deficit as of March 31, 2018 is as follows (dollars in thousands):

Accumulated deficit — “Reorganization Transactions” Column
Members’ deficit at i3 Verticals, LLC	$(42,235)
Change in the preferred return of Class A Units between March 31, 2018 and the time of the offering	(1,156)
Expense recognized from modification of equity held by Former Equity Owners pursuant to the Reorganization Transactions	(633)
Change in the fair value of the Mezzanine Warrant liability	470
Non-controlling interest in i3 Verticals, LLC by Continuing Equity Owners	(15,007)
Accumulated deficit	(58,561)
Accumulated deficit — “Offering Adjustments” Column
Offset to the non-controlling interest	(46,717)
Total pro forma i3 Verticals, Inc. Accumulated deficit	$(105,278)

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations
For The Six Months Ended March 31, 2018
(In thousands, except per share data)

	Historical i3 Verticals, LLC (a)	Historical SDCR, Inc. (b)	Business Combination Adjustments (c)		i3 Verticals, LLC Pro Forma

Revenue	$154,920	$1,543	$—		$156,463

Operating expenses
Interchange and network fees	102,872	—	—		102,872
Other costs of services	19,058	802	—		19,860
Selling general and administrative	19,041	757	(455)	(c)	19,343
Depreciation and amortization	5,876	5	62	(c)	5,943
Change in fair value of contingent consideration	2,129	—	—		2,129
Total operating expenses	148,976	1,564	(393)		150,147

Income (loss) from operations	5,944	(21)	393		6,316

Other expenses
Interest expense, net	5,006	—	104	(c)	5,110
Change in fair value of warrant liability	8,245	—	—		8,245
Other (income) expenses	—	(2)	—		(2)
Total other (income) expenses	13,251	(2)	104		13,353

Income (loss) before income taxes	(7,307)	(19)	289		(7,037)

Provision (benefit) for income taxes	(139)	(8)	47	(c)	(100)

Net income (loss)	$(7,168)	$(11)	$242		$(6,937)

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations
For The Six Months Ended March 31, 2018
(In thousands, except per share data)

	i3 Verticals, LLC Pro Forma	Reorganization Transactions		As Adjusted Before Offering	Offering Adjustments		Pro Forma i3 Verticals, Inc.

Revenue	$156,463	$—		$156,463	$—		$156,463

Operating expenses
Interchange and network fees	102,872	—		102,872	—		102,872
Other costs of services	19,860	—		19,860	—		19,860
Selling general and administrative	19,343	—		19,343	1,455	(d)	20,798
Depreciation and amortization	5,943	—		5,943	—		5,943
Change in fair value of contingent consideration	2,129	—		2,129	—		2,129
Total operating expenses	150,147	—		150,147	1,455		151,602

Income from operations	6,316	—		6,316	(1,455)		4,861

Other expenses
Interest expense, net	5,110	—		5,110	(3,267)	(g)	1,843
Change in fair value of warrant liability	8,245	—		8,245	—		8,245
Other (income) expenses	(2)	—		(2)	—		(2)
Total other expenses	13,353	—		13,353	(3,267)		10,086

Income (loss) before income taxes	(7,037)	—		(7,037)	1,812		(5,225)

Provision (benefit) for income taxes	(100)	—		(100)	(916)	(e)	(1,016)

Net loss	$(6,937)	$—		$(6,937)	$2,728		$(4,209)
Net loss attributable to non-controlling interests	—	(6,741)	(f)	(6,741)	3,172	(f)	(3,569)
Net loss attributable to i3 Verticals, Inc.	$(6,937)	$6,741		$(196)	$(444)		$(640)

Pro forma net income per share data (h):
Weighted average shares of Class A common stock outstanding:
Basic							7,721
Diluted							7,721
Net income available to Class A common stock per share:
Basic							$(0.08)
Diluted							$(0.08)
See accompanying Notes to the Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations

(a)
i3 Verticals, Inc. was formed on January 17, 2018 and will have no results of operations until the completion of this offering. Therefore, its historical results of operations are not shown in a separate column in this unaudited pro forma interim condensed consolidated statement of operations.

(b)
SDCR, Inc.’s financial statements presented in the accompanying unaudited pro forma interim condensed consolidated statement of operations reflect the historical results of operations for the one month ended October 31, 2017. The operating results of SDCR, Inc. since the date of acquisition have been included in our historical results of operations for the six months ended March 31, 2018.

(c)	In accordance with the rules of Article 11 of Regulation S-X, the following adjustments were made for the acquisition of SDCR, Inc. (amounts in thousands):

	Selling general and administrative	Depreciation and amortization	Interest expense, net	Provision for income taxes

Adjust executive compensation (1)	$(297)	$—	$—	$—
Adjust amortization expense (2)	—	62	—	—
Remove transaction costs (3)	(158)	—	—	—
Adjust interest expense (4)	—	—	104	—
Adjust income tax expense (5)	—	—	—	47
Total	$(455)	$62	$104	$47
__________________________

(1)
Adjusted executive compensation is based on arrangements negotiated in conjunction with the acquisitions. The adjustments account for market-based compensation considerations and the actual historical compensation of specific executives who were offered new employment arrangements in connection with the acquisitions. We adjusted such compensation to reflect amounts they are expected to receive under their respective employment arrangements post-acquisition.

(2)	Increased amortization expense reflects identified intangible assets in the acquisition of SDCR, Inc. The weighted-average amortization period for all intangibles acquired is eleven years.

(3)	Direct, incremental transaction costs, which are reflected in our interim condensed consolidated results of operations for the six months ended March 31, 2018, are removed.

(4)
Interest has been adjusted to reflect the increased borrowings to fund the acquisition using a 6.25% interest rate, which represents our incremental borrowing rate as of October 31, 2017. If the interest rate were increased or decreased by 0.125%, it would result in a $6,000 change in net interest expense for the six months ended March 31, 2018.

(5)	Income tax expense has been adjusted to reflect the increased pre-tax income for SDCR, Inc., a C corporation subject to an estimated federal and state blended tax rate of 30.9%.

(d)
Represents the increase in compensation expense we expect to incur following the completion of this offering. We expect to grant options to purchase approximately 2,060,000  shares of our Class A common stock to certain of our directors, executive officers and other employees in connection with this offering. This amount was calculated assuming the stock options were granted on October 1, 2017 with the stock options having an exercise price equal to $12.00  per share, the assumed initial public offering price based on the midpoint of the price range set forth on the cover page of this prospectus. The grant date fair values of the stock options were determined using the Black-Scholes valuation model using the following assumptions:

Expected volatility	31.3%
Expected dividend yield	—%
Expected term (in years)	6.0
Risk-free interest rate	2.9%

(e)
i3 Verticals, LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, income generated by i3 Verticals, LLC will flow through to its partners, including us,

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations

and is generally not subject to tax at the i3 Verticals, LLC level. Following the Reorganization Transactions, we will be subject to U.S. federal income taxes, in addition to state and local income taxes with respect to our allocable share of any taxable income of i3 Verticals, LLC. As a result, the unaudited pro forma consolidated statements of income reflect adjustments to our income tax expense to reflect an effective income tax rate of 30.9% for the six months ended March 31, 2018, which was calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.
The income tax expense for the offering adjustments is determined using the Continuing Equity Owners’ economic interest in i3 Verticals, LLC of 68.3% after giving effect to the issuance of shares of Class A common stock in this offering and the Former Equity Owners’ conversion of their ownership interest in common units of i3 Verticals, LLC for shares of Class A common stock, based on the pro forma i3 Verticals, LLC income before income taxes adjusted for stock option expense and the reduction in interest expense as a result of the repayment of our Mezzanine Notes in full in the amount of $10.5 million, our Junior Subordinated Notes in full in the amount of $16.1 million, and $53.3 million of outstanding borrowings under our Senior Secured Credit Facility.
The effective tax rate derived from the face of the unaudited pro forma consolidated statement of income will not equal the stated effective tax rate because the effective tax rate is applied to only 31.7% of the income before taxes based on i3 Verticals, Inc.’s economic interest in i3 Verticals, LLC, and because of the impact of the provisional discrete tax benefit related to the re-measurement of its deferred tax assets and liabilities for the reduced federal tax rates. On December 22, 2017, the Tax Cuts and Jobs Act was enacted into law. The new legislation contains several key tax provisions, including the reduction of the federal corporate income tax rate to 21% effective January 1, 2018, as well as a variety of other changes, including limitation of the tax deductibility of interest expense, acceleration of expensing of certain business assets and reductions in the amount of executive pay that could qualify as a tax deduction. The Company recorded a provisional discrete tax benefit related to the re-measurement of its deferred tax assets and liabilities of $0.5 million for the reduced federal tax rates during the six-month period ended March 31, 2018.
Our pro forma allocable share of taxable loss from i3 Verticals, LLC was $1.7 million, and our income tax benefit was $1.0 million for the six months ended March 31, 2018.

(f)
Upon completion of the Reorganization Transactions, i3 Verticals, Inc. will become the sole managing member of i3 Verticals, LLC. As a result, we will consolidate the financial results of i3 Verticals, LLC and will report a non-controlling interest related to the common units of i3 Verticals, LLC held by the Continuing Equity Owners on our consolidated statements of income. Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, i3 Verticals, Inc. will own 31.7% of the common units of i3 Verticals, LLC and the Continuing Equity Owners will own the remaining 68.3% of the common units of i3 Verticals, LLC. Net income attributable to non-controlling interest will represent 68.3% of the income before income taxes of i3 Verticals, Inc. These amounts have been determined based on the assumption that the underwriters’ option to purchase 997,500 additional shares of Class A common stock is not exercised. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, i3 Verticals Inc. will own 34.3% of the common units of i3 Verticals, LLC, the Continuing Equity Owners will own the remaining 65.7% of the common units of i3 Verticals, LLC and net income attributable to non-controlling interest will represent 65.7% of the income before income taxes of i3 Verticals, Inc.

The Reorganization Transaction adjustments include adjustments to report pro forma i3 Verticals, LLC net income attributable to non-controlling interests equal to the Continuing Equity Owners’ economic interest in i3 Verticals, LLC of 95.8% after giving effect to the Former Equity Owners’ conversion of Class B common units for shares of Class A common stock.
The offering adjustments include adjustments to report a non-controlling interest equal to the Continuing Equity Owners’ economic interest in i3 Verticals, LLC of 68.3%, after giving effect to the issuance of shares of

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations

Class A common stock in this offering and the Former Equity Owners’ conversion of their ownership interest in common units of i3 Verticals, LLC for shares of Class A common stock based on the pro forma i3 Verticals, LLC net income, adjusted for (i) equity-based compensation expense and (ii) the reduction in interest expense as a result of the repayment of our Mezzanine Notes in full, our Junior Subordinated Notes in full and $53.3 million of outstanding borrowings under our Senior Secured Credit Facility.

(g)
As described in “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering (assuming that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised) to purchase common units directly from i3 Verticals, LLC at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions. i3 Verticals, LLC intends to use the $69.0 million in net proceeds it receives from the sale of common units to i3 Verticals, Inc. and the $2.8 million it receives from the exercise of warrants to repay our Mezzanine Notes in full in the amount of $10.5 million, our outstanding Junior Subordinated Notes in full in the amount of $8.1 million (after taking into account the $8.1 million conversion of our Junior Subordinated Notes for Class A common stock) and approximately $53.3 million of outstanding borrowings under the revolving loan of our Senior Secured Credit Facility. Accordingly, pro forma adjustments have been made to reflect a reduction in interest expense of $3.2 million for the six months ended March 31, 2018, computed at weighted-average interest rate of 8.1%, as if the outstanding borrowings had been repaid on October 1, 2017.

This reduction in interest expense also reflects the impact of nominally lower amortization of deferred financing costs as a result of the repayment of the Mezzanine Notes and Junior Subordinated Notes and the write-off of the $0.1 million related unamortized debt issuance costs.

(h)
Pro forma basic net income per share is computed by dividing the net income available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted net income per share is computed by adjusting the net income available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. Shares of our Class B common stock are not entitled to receive any distributions or dividends and have no rights to convert into Class A common stock. When a common unit is exchanged for, at our election, cash or Class A common stock by a Continuing Equity Owner who holds shares of our Class B common stock, such Continuing Equity Owner will be required to surrender a share of Class B common stock, which we will cancel for no consideration. Therefore, we did not include shares of our Class B common stock in the computation of pro forma basic or diluted net loss per share. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net loss per share (in thousands, except per share data):

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Interim Condensed Consolidated Statement of Operations

Pro Forma i3 Verticals, Inc. Six months ended March 31, 2018
Basic net income (loss) per share:
Numerator
Net loss	$(4,209)
Less: Net loss attributable to non-controlling interests	(3,569)
Net loss attributable to Class A common stockholders	(640)
Denominator
Vested shares of Class A common stock	1,070,702
Shares of Class A common stock sold in this offering(1)	6,650,000
Weighted average shares of Class A common stock outstanding	7,720,702
Basic net loss per share	$(0.08)
________________________

(1)
We plan to use a portion of the net proceeds from this offering (assuming that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised) to purchase common units directly from i3 Verticals, LLC at a price per unit equal to the offering price per share of Class A common stock in this offering less the underwriting discounts and commissions and, in turn, i3 Verticals, LLC intends to use the $69.0 million in net proceeds it receives from the sale of common units to i3 Verticals, Inc. and $2.8 million received from the exercise of warrants to repay our Mezzanine Notes in full, our outstanding Junior Subordinated Notes in full and $53.3 million of outstanding borrowings under our Senior Secured Credit Facility. For the six month period ended March 31, 2018, dilutive net loss per share is equal to basic net loss per share. The impact of additional unvested common units and options, or issuable Class A common shares held by Continuing Equity Owners would be anti-dilutive.

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations
Fiscal Year Ended September 30, 2017
(In thousands, except per share data)

	Historical i3 Verticals, LLC (a)	Historical Fairway (b)	Historical SDCR, Inc. (c)	Business Combination Adjustments (d)		i3 Verticals, LLC Pro Forma

Revenue	$262,571	$27,857	$18,512	$—		$308,940

Operating expenses
Interchange and network fees	189,112	16,577	—	—		205,689
Other costs of services	28,798	3,518	9,622	—		41,938
Selling general and administrative	27,194	2,316	9,079	(4,038)	(d)	34,551
Depreciation and amortization	10,085	123	63	1,904	(d)	12,175
Change in fair value of contingent consideration	(218)	—	—	—		(218)
Total operating expenses	254,971	22,534	18,764	(2,134)		294,135

Income (loss) from operations	7,600	5,323	(252)	2,134		14,805

Other expenses
Interest expense, net	6,936	286	—	3,112	(d)	10,334
Change in fair value of warrant liability	(415)	—	—	—		(415)
Other (income) expenses	—	1	(29)	—		(28)
Total other (income) expenses	6,521	287	(29)	3,112		9,891

Income (loss) before income taxes	1,079	5,036	(223)	(978)		4,914

Provision (benefit) for income taxes	177	—	(94)	627	(d)	710

Net income (loss)	$902	$5,036	$(129)	$(1,605)		$4,204

i3 Verticals, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statement of Operations (Continued)
Fiscal Year Ended September 30, 2017
(In thousands, except per share data)

	i3 Verticals, LLC Pro Forma	Reorganization Transactions	As Adjusted Before Offering	Offering Adjustments		Pro Forma i3 Verticals, Inc.

Revenue	$308,940	$—	$308,940	$—		$308,940

Operating expenses
Interchange and network fees	205,689	—	205,689	—		205,689
Other costs of services	41,938	—	41,938	—		41,938
Selling general and administrative	34,551	—	34,551	2,918	(e)	37,469
Depreciation and amortization	12,175	—	12,175	—		12,175
Change in fair value of contingent consideration	(218)	—	(218)	—		(218)
Total operating expenses	294,135	—	294,135	2,918		297,053

Income from operations	14,805	—	14,805	(2,918)		11,887

Other expenses
Interest expense, net	10,334	—	10,334	(6,001)	(h)	4,333
Change in fair value of warrant liability	(415)	—	(415)	—		(415)
Other (income) expenses	(28)	—	(28)	—		(28)
Total other expenses	9,891	—	9,891	(6,001)		3,890

Income before income taxes	4,914	—	4,914	3,083		7,997

Provision for income taxes	710	—	710	294	(f)	1,004

Net income	$4,204	$—	$4,204	$2,789		$6,993
Net income attributable to non-controlling interests	—	4,708	4,708	754	(g)	5,462
Net income attributable to i3 Verticals, Inc.	$4,204	$(4,708)	$(504)	$2,035		$1,531

Pro forma net income per share data (i):
Weighted average shares of Class A common stock outstanding:
Basic						7,721
Diluted						27,017
Net income available to Class A common stock per share:
Basic						$0.20
Diluted						$0.18
See accompanying Notes to the Unaudited Pro Forma Consolidated Statement of Operations

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations

(a)
i3 Verticals, Inc. was formed on January 17, 2018 and will have no results of operations until the completion of this offering and therefore its historical results of operations are not shown in a separate column in this unaudited pro forma consolidated statement of operations.

(b)
We purchased Fairway on August 1, 2017 after its conversion to a Virginia limited liability company. The audited historical financial statements of Fairway Payments, Inc. for the seven months ended July 31, 2017 and the year ended December 31, 2016, prior to its conversion to a limited liability company, are included within this prospectus. The operating results of Fairway since the date of acquisition have been included in our consolidated results of operations for the year ended September 30, 2017. We have included the audited Fairway Payments, Inc. results of operations for the seven months ended July 31, 2017 in this unaudited pro forma statement of operations. We have also included Fairway Payments, Inc.’s historical results of operations for the three months ended December 31, 2016 in this unaudited pro forma statement of operations. The following shows the calculation of the pro forma results of operations for the ten months ended July 31, 2017 (amounts in thousands).

	Historical seven months ended July 31, 2017	Historical three months ended December 31, 2016	Historical ten months ended July 31, 2017

Revenue	$19,805	$8,052	$27,857

Operating expenses
Interchange and network fees	11,663	4,914	16,577
Other costs of services	2,502	1,016	3,518
Selling general and administrative	1,815	501	2,316
Depreciation and amortization	86	37	123
Total operating expenses	16,066	6,468	22,534

Income from operations	3,739	1,584	5,323

Other expenses
Interest expense, net	226	60	286
Other expenses	1	—	1
Total other expenses	227	60	287

Net income	$3,512	$1,524	$5,036

(c)
SDCR, Inc.’s financial statements presented in the accompanying unaudited pro forma condensed statement of operations reflect the historical results of operations for the year ended October 31, 2017 from the audited financial statements. In accordance with Regulation S-X 11-02(c)(3), no adjustments were required to modify the period of SDCR, Inc.’s historical condensed statement of operations.

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations

(d)	In accordance with the rules of Regulation S-X Article 11, the following adjustments were made for the significant acquisitions (amounts in thousands):

	Selling general and administrative	Depreciation and amortization	Interest expense, net	Provision for income taxes
Adjust executive compensation (1)
Fairway	$(173)	$—	$—	$—
SDCR, Inc.	(3,579)	—	—	—
Adjust amortization expense (2)
Fairway	—	1,158	—	—
SDCR, Inc.	—	746	—	—
Remove transaction costs (3)
Fairway	(245)	—	—	—
SDCR, Inc.	(41)	—	—	—
Adjust interest expense (4)
Fairway	—	—	1,862	—
SDCR, Inc.	—	—	1,250	—
Adjust income tax expense (5)
SDCR, Inc.	—	—	—	627
Total	$(4,038)	$1,904	$3,112	$627
__________________________

(1)
Adjusted executive compensation is based on arrangements negotiated in conjunction with the acquisitions. The adjustments account for market-based compensation considerations and the actual historical compensation of specific executives who were offered new employment arrangements in connection with the acquisitions. We adjusted such compensation to reflect amounts they are expected to receive under their respective employment arrangements post-acquisition.

(2)
Increased amortization expense reflects identified intangible assets in the acquisitions. For Fairway, the weighted-average amortization period for all intangibles acquired is fifteen years. For SDCR, Inc., the weighted-average amortization period for all intangibles acquired is eleven years.

(3)	Direct, incremental transaction costs of the respective acquisition, which are reflected in our consolidated results of operations for the year ended September 30, 2017, are removed.

(4)
Interest has been adjusted to reflect the increased borrowings to fund the acquisitions using a 5.73% and a 6.25% interest rate, which represents our incremental borrowing rate as of the date of the Fairway and SDCR, Inc. acquisitions, respectively. If the interest rate were increased or decreased by 0.125%, it would result in a $41,000 and $25,000 change in net interest expense for Fairway and SDCR, Inc., respectively.

(5)	Income tax expense has been adjusted to reflect the increased pre-tax income for SDCR, Inc., a C corporation subject to an estimated federal and state blended tax rate of 39.6%.

(e)
Represents the increase in compensation expense we expect to incur following the completion of this offering. We expect to grant options to purchase approximately 2,060,000 shares of our Class A common stock to certain of our directors, executive officers and other employees in connection with this offering. This amount was calculated assuming the stock options were granted on October 1, 2016 with the stock options having an exercise price equal to $12.00  per share, the assumed initial public offering price based on the midpoint of the price range set forth on the cover page of this prospectus. The grant date fair values of the stock options were determined using the Black-Scholes valuation model using the following assumptions:

Expected volatility	31.3%
Expected dividend yield	—%
Expected term (in years)	6.0
Risk-free interest rate	2.9%

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations

(f)
i3 Verticals, LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, income generated by i3 Verticals, LLC will flow through to its partners, including us, and is generally not subject to tax at the i3 Verticals, LLC level. Following the Reorganization Transactions, we will be subject to U.S. federal income taxes, in addition to state and local income taxes with respect to our allocable share of any taxable income of i3 Verticals, LLC. As a result, the unaudited pro forma consolidated statements of income reflect adjustments to our income tax expense to reflect an effective income tax rate of 39.6% for the year ended September 30, 2017, which was calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state, local and foreign jurisdiction.

The income tax expense for the offering adjustments is determined using the Continuing Equity Owners’ economic interest in i3 Verticals, LLC of 68.3% after giving effect to the issuance of shares of Class A common stock in this offering and the Former Equity Owners’ conversion of their ownership interest in common units of i3 Verticals, LLC for shares of Class A common stock, based on the pro forma i3 Verticals, LLC income before income taxes adjusted for stock option expense and the reduction in interest expense as a result of the repayment of our Mezzanine Notes in full in the amount of $10.5 million, our Junior Subordinated Notes in full in the amount of $16.1 million, and $53.3 million of outstanding borrowings under our Senior Secured Credit Facility. The effective tax rate derived from the face of the unaudited pro forma consolidated statement of income will be lower than the stated effective tax rate because the effective tax rate is applied to only 31.7% of the income before taxes based on i3 Verticals, Inc.’s economic interest in i3 Verticals, LLC. Our pro forma allocable share of taxable income from i3 Verticals, LLC was $2.5 million and our income tax was $1.0 million for the year ended September 30, 2017.

(g)
Upon completion of the Reorganization Transactions, i3 Verticals, Inc. will become the sole managing member of i3 Verticals, LLC. As a result, we will consolidate the financial results of i3 Verticals, LLC and will report a non-controlling interest related to the common units of i3 Verticals, LLC held by the Continuing Equity Owners on our consolidated statements of income. Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, i3 Verticals, Inc. will own  31.7% of the common units of i3 Verticals, LLC and the Continuing Equity Owners will own the remaining 68.3% of the common units of i3 Verticals, LLC. Net income attributable to non-controlling interest will represent 68.3% of the income before income taxes of i3 Verticals, Inc. These amounts have been determined based on the assumption that the underwriters' option to purchase 997,500  additional shares of Class A common stock is not exercised. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, i3 Verticals Inc. will own  34.3% of the common units of i3 Verticals, LLC, the Continuing Equity Owners will own the remaining 65.7% of the common units of i3 Verticals, LLC and net income attributable to non-controlling interest will represent 65.7% of the income before income taxes of i3 Verticals, Inc.

The Reorganization Transaction adjustments include adjustments to report pro forma i3 Verticals, LLC net income attributable to non-controlling interests equal to the Continuing Equity Owners’ economic interest in i3 Verticals, LLC of 95.8% after giving effect to the Former Equity Owners’ conversion of Class B common units for shares of Class A common stock.
The offering adjustments include adjustments to report a non-controlling interest equal to the Continuing Equity Owners’ economic interest in i3 Verticals, LLC of 68.3%, after giving effect to the issuance of shares of Class A common stock in this offering and the Former Equity Owners’ conversion of their ownership interest in common units of i3 Verticals, LLC for shares of Class A common stock based on the pro forma i3 Verticals, LLC net income, adjusted for (i) equity-based compensation expense and (ii) the reduction in interest expense as a result of the repayment of our Mezzanine Notes in full, our Junior Subordinated Notes in full and $53.3 million of outstanding borrowings under our Senior Secured Credit Facility.

(h)
As described in “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering (assuming that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised) to purchase common units directly from i3 Verticals, LLC at a price per unit equal to the initial

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations

public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions. i3 Verticals, LLC intends to use the $69.0 million in net proceeds it receives from the sale of common units to i3 Verticals, Inc. (after deducting offering expenses) and the $2.8 million it receives from the exercise of warrants to repay our Mezzanine Notes in full in the amount of $10.5 million, our outstanding Junior Subordinated Notes in full in the amount of $8.1 million (after taking into account the $8.1 million conversion of our Junior Subordinated Notes for Class A common stock) and approximately $53.3 million of outstanding borrowings under the revolving loan of our Senior Secured Credit Facility. Accordingly, pro forma adjustments have been made to reflect a reduction in interest expense of $5.9 million for the year ended September 30, 2017, computed at a weighted-average interest rate of 7.4%, as if the outstanding borrowings had been repaid on October 1, 2016.
This reduction in interest expense also reflects the impact of nominally lower amortization of deferred financing costs as a result of the repayment of the Mezzanine Notes and Junior Subordinated Notes and the write-off of the $0.1 million related unamortized debt issuance costs.

(i)
Pro forma basic net income per share is computed by dividing the net income available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted net income per share is computed by adjusting the net income available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. Shares of our Class B common stock are not entitled to receive any distributions or dividends and have no rights to convert into Class A common stock. When a common unit is exchanged for, at our election, cash or Class A common stock by a Continuing Equity Owner who holds shares of our Class B common stock, such Continuing Equity Owner will be required to surrender a share of Class B common stock, which we will cancel for no consideration. Therefore, we did not include shares of our Class B common stock in the computation of pro forma basic or diluted net loss per share. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net loss per share (in thousands, except per share data):

i3 Verticals, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Consolidated Statement of Operations

Pro Forma i3 Verticals, Inc. Year ended September 30, 2017
Basic net income (loss) per share:
Numerator
Net income	$6,993
Less: Net income attributable to non-controlling interests	5,462
Net income attributable to Class A common stockholders	1,531
Denominator
Vested shares of Class A common stock	1,070,702
Shares of Class A common stock sold in this offering(1)	6,650,000
Weighted average shares of Class A common stock outstanding	7,720,702
Basic net income per share	$0.20

Diluted net income (loss) per share:
Numerator
Net income	$1,531
Reallocation of net income assuming conversion of common units(2)	3,299
Net income attributable to Class A common stockholders	4,830
Denominator
Weighted average shares of Class A common stock outstanding	7,720,702
Weighted average effect of dilutive securities(3)	19,296,072
Weighted average shares of Class A common stock outstanding - diluted	27,016,774
Diluted net income per share	0.18
________________________

(1)
We plan to use a portion of the net proceeds from this offering (assuming that the underwriters’ option to purchase additional shares of our Class A common stock is not exercised) to purchase common units directly from i3 Verticals, LLC at a price per unit equal to the offering price per share of Class A common stock in this offering less the underwriting discounts and commissions and, in turn, i3 Verticals, LLC intends to use the $69.0 million in net proceeds it receives from the sale of common units to i3 Verticals, Inc. (after deducting offering expenses) and $2.8 million received from the exercise of warrants to repay our Mezzanine Notes in full, our Junior Subordinated Notes in full and $53.3 million of outstanding borrowings under our Senior Secured Credit Facility.

(2)
The reallocation of net income (loss) assuming conversion of common units represents the tax effected net income (loss) attributable to non-controlling interest using the effective income tax rates described in footnote (c) above and assuming all common units of i3 Verticals, LLC were exchanged for Class A common stock at the beginning of the period. The common units of i3 Verticals, LLC held by the Continuing Equity Owners are potentially dilutive securities, and the computations of pro forma diluted net income (loss) per share assume that all common units of i3 Verticals, LLC were exchanged for shares of Class A common stock at the beginning of the period. This adjustment was made only for purposes of calculating pro forma diluted net income per share and does not necessarily reflect the amount of exchanges that may occur subsequent to this offering.

(3)
Includes 17,452,883 outstanding shares of Class A common stock issuable upon the exchange of common units to be held by the Continuing Equity Owners prior to this offering and  1,843,189  shares of unvested Class A common stock and options.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
The following summary consolidated financial data of i3 Verticals, LLC should be read in conjunction with “Our Organizational Structure,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. i3 Verticals, LLC will be considered our predecessor for accounting purposes, and its consolidated financial statements will be our historical financial statements following this offering.
The statement of operations data set forth below for the fiscal years ended September 30, 2017 and 2016 and the balance sheet data as of September 30, 2017 and 2016 are derived from the audited consolidated financial statements of i3 Verticals, LLC that are included elsewhere in this prospectus. The summary condensed consolidated statement of operations data for the six months ended March 31, 2018 and 2017 and the condensed consolidated balance sheet data as of March 31, 2018 are derived from unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The summary unaudited condensed consolidated statements of operations data for the twelve months ended March 31, 2018 and 2017 are derived from management’s records. The unaudited interim condensed consolidated financial statements, and the condensed consolidated statements of operations data for the twelve months ended March 31, 2018 and 2017, have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for the fair presentation of the unaudited interim condensed consolidated financial statements and the condensed consolidated statements of operations data for the twelve months ended March 31, 2018 and 2017.
The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

	Pro Forma i3 Verticals, Inc.		Six months ended March 31,		Year ended September 30,		Twelve months ended March 31,
(in thousands except for payment volume which is in millions)	Six months ended March 31, 2018	Year ended September 30, 2017
			2018	2017	2017	2016	2018	2017
Statement of Operations Data	(unaudited)		(unaudited)				(unaudited)
Revenue	$156,463	$308,940	$154,920	$124,466	$262,571	$199,644	$293,025	$248,120
Interchange and network fees	102,872	205,689	102,872	89,116	189,112	140,998	202,868	179,107
Other costs of services	19,860	41,938	19,058	13,615	28,798	21,934	34,241	26,806
Selling general and administrative	20,798	37,469	19,041	12,936	27,194	20,393	33,299	24,370
Depreciation and amortization	5,943	12,175	5,876	5,071	10,085	9,898	10,890	10,419
Change in fair value of contingent consideration	2,129	(218)	2,129	923	(218)	2,458	988	1,709
Total other expenses	10,086	3,890	13,251	3,243	6,521	5,813	16,529	6,429
Provision (benefit) for income taxes	(1,016)	1,004	(139)	(70)	177	243	108	(131)
Net income (loss)	$(4,209)	$6,993	$(7,168)	$(368)	$902	$(2,093)	$(5,898)	$(589)
Other Financial Data (unaudited)
Payment volume(1)	$5,585	$10,269	$5,585	$4,870	$10,269	$8,143	$10,984	$9,908
Number of clients(2)	24	24	24	22	24	22	24	22
Net revenue(3)	$53,591	$103,251	$52,048	$35,350	$73,459	$58,646	$90,157	$69,013
Adjusted net income(3)	$6,777	$8,157	$3,818	$833	$2,066	$1,565	$5,051	$2,355
Adjusted EBITDA(3)	$16,814	$25,669	$14,561	$9,077	$19,264	$17,606	$24,748	$19,099
Selling general and administrative — Corporate(4)	$4,401	$6,153	$4,401	$2,917	$6,153	$4,991	$7,637	$5,807

	Pro Forma i3 Verticals Inc.
	March 31,	March 31,	September 30,
(in thousands)	2018	2018	2017	2016
Balance Sheet Data (at end of period):	(unaudited)	(unaudited)
Cash and cash equivalents	$755	$755	$955	$3,776
Total assets	168,762	169,970	139,991	100,282
Long-term debt, including current portion	53,014	132,786	110,836	83,537
Total liabilities	78,390	166,164	129,122	102,770
Total members’ equity (deficit)	28,648	(4,295)	3,146	(9,510)
__________________________

(1)
Payment volume is the net dollar value of both 1) Visa, Mastercard and other payment network transactions processed by our clients and settled to clients by us and 2) ACH transactions processed by our clients and settled to clients by us.

(2)	Number of clients represents an approximate number of our clients who are actively processing payment volume as of the end of the period.

(3)
Net revenue is calculated as revenue less certain network fees and other costs described below. Adjusted net income is calculated as net income before certain non-cash changes in the fair value of contingent consideration, non-cash changes in the fair value of warrant liabilities, other non-core cash items and the other items described below. Adjusted EBITDA is equal to adjusted net income before interest, income taxes, depreciation and amortization. Net revenue, adjusted net income and adjusted EBITDA eliminate the effects of items that we do not consider indicative of our core operating performance. As a result, we consider net revenue, adjusted net income and adjusted EBITDA to be important indicators of our operational strength and the performance of our business. Management believes the uses of net revenue, adjusted net income and adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. By providing these non-GAAP financial measures, together with a reconciliation to GAAP results, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our business strategies. We believe investors use net revenue, adjusted net income and adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. The way we present net revenue, adjusted net income and adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Net revenue, adjusted net income and adjusted EBITDA are not intended as alternatives to revenue or net income (loss), as applicable, as indicators of our operating performance, or as alternatives to any other measure of performance in conformity with GAAP. You should therefore not place undue reliance on net revenue, adjusted net income and adjusted EBITDA or ratios calculated using those measures. Our GAAP-based measures can be found in our consolidated financial statements and related notes included elsewhere in this prospectus. In particular, adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been a necessary element of our costs. In addition, the exclusion of amortization expense associated with our intangible assets further limits the usefulness of this measure. Because adjusted EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Accordingly, management does not view adjusted EBITDA in isolation and also uses other measures, such as cost of services and goods and net income to measure operating performance.
The reconciliation of our revenues to net revenue is as follows:

	Pro Forma i3 Verticals, Inc.		Six months ended March 31,		Year ended September 30,		Twelve months ended March 31,
	Six months ended March 31, 2018	Year ended September 30, 2017
(in thousands)			2018	2017	2017	2016	2018	2017
Revenue	$156,463	$308,940	$154,920	$124,466	$262,571	$199,644	$293,025	$248,120
Interchange and network fees	102,872	205,689	102,872	89,116	189,112	140,998	202,868	179,107
Net Revenue	$53,591	$103,251	$52,048	$35,350	$73,459	$58,646	$90,157	$69,013

The reconciliation of our net income (loss) to adjusted net income and adjusted EBITDA is as follows:

	Pro Forma i3 Verticals, Inc.		Six months ended March 31,		Year ended September 30,		Twelve months ended March 31,
	Six months ended March 31, 2018	Year ended September 30, 2017
(in thousands)			2018	2017	2017	2016	2018	2017
Net income (loss)	$(4,209)	$6,993	$(7,168)	$(368)	$902	$(2,093)	$(5,898)	$(589)
Plus:
Offering-related expenses(a)	124	—	124	—	—	—	124	—
Non-cash change in fair value of contingent consideration(b)	2,129	(218)	2,129	923	(218)	2,458	988	1,709
Non-cash change in fair value of warrant liability(c)	8,245	(415)	8,245	—	(415)	(28)	7,830	(28)
Share-based compensation(d)	—	—	—	—	—	—	—	—
Acquisition-related expenses(e)	447	766	447	276	766	1,217	937	1,251
Other taxes(f)	41	36	41	2	36	11	75	12
Legal settlement(g)	—	995	—	—	995	—	995	—
Adjusted net income	$6,777	$8,157	$3,818	$833	$2,066	$1,565	$5,051	$2,355
Plus:
Interest expense, gross	5,110	4,333	5,006	3,243	6,936	5,900	8,699	6,456
Provision (benefit) for income taxes	(1,016)	1,004	(139)	(70)	177	243	108	(131)
Depreciation and amortization	5,943	12,175	5,876	5,071	10,085	9,898	10,890	10,419
Adjusted EBITDA	$16,814	$25,669	$14,561	$9,077	$19,264	$17,606	$24,748	$19,099
__________________________

(a)	Includes costs associated with forming i3 Verticals, Inc. and other expenses directly related to the Reorganization Transactions.

(b)
Non-cash change in fair value of contingent consideration reflects the changes in management’s estimates of future cash consideration to be paid in connection with prior acquisitions from the amount estimated as of the later of the most recent balance sheet date forming the beginning of the income statement period or the original estimates made at the closing of the applicable acquisition.

(c)
Non-cash change in warrant liability reflects the fair value change in certain warrants for our common units associated with our Mezzanine Notes. These warrants are accounted for as liabilities on our Consolidated Balance Sheets.

(d)	We did not expense any share-based compensation for the periods presented, but we currently anticipate share-based compensation in the periods following this offering.

(e)	Acquisition-related expenses are the professional service and related costs directly related to our acquisitions and are not part of our core performance.

(f)	Other taxes consist of franchise taxes, commercial activity taxes and other non-income based taxes. Taxes related to salaries or employment are not included.

(g)	Legal settlement is a charge from certain legal proceedings and is further discussed in “Business—Legal Proceedings.”

(4)	Selling general and administrative — Corporate, is included in overall selling general and administrative expenses above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Historical Consolidated Financial and Other Data” and the financial statements and related notes included elsewhere in this prospectus. Such discussion and analysis reflects the historical results of operations and financial position of i3 Verticals, LLC, and, except as otherwise indicated below, does not give effect to the Reorganization Transactions or to the completion of this offering. See “Our Organizational Structure.” This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.
Executive Overview
Recognizing the convergence of software and payments, i3 Verticals was founded in 2012 with the purpose of delivering seamless integrated payment and software solutions to SMBs and organizations in strategic vertical markets. Since commencing operations, we have built a broad suite of payment and software solutions that address the specific needs of SMBs and other organizations in our strategic vertical markets, and we believe our suite of solutions differentiates us from our competition. Our primary strategic vertical markets include education, non-profit, public sector, property management and healthcare. These vertical markets are large, growing and tend to have increasing levels of electronic payments adoption compared to other industries. In addition to our strategic vertical markets, we also have a growing presence in the B2B payments market. We processed approximately $10.3 billion in total payment volume in 2017, growing at a CAGR of 67% since 2014.
We distribute our payment technology and proprietary software solutions to our clients through our direct sales force as well as through a growing network of distribution partners, including ISVs, VARs, ISOs and other referral partners, including financial institutions. Our ISV partners represent a significant distribution channel and enable us to accelerate our market penetration through a cost effective one-to-many distribution model that tends to result in high retention and faster growth. From September 30, 2016 to September 30, 2017, we increased our network of ISVs from 13 to 22, which produced an increase in average monthly payment volume of 155%.
Our integrated payment and software solutions feature embedded payment capabilities tailored to the specific needs of our clients in strategic vertical markets. Our configurable payment technology solutions integrate seamlessly into clients’ third-party business management systems, provide security that complies with PCI DSS and include extensive reporting tools. In addition to integrations with third party software, we deliver our own proprietary software solutions that increase the productivity of our clients by streamlining their business processes, particularly in the education, property management and public sector markets. We believe our proprietary software further differentiates us from our competitors in these strategic verticals and enables us to maximize our payment-related revenue. Through our proprietary gateway, we offer our clients a single point of access for a broad suite of payment and software solutions, enabling omni-channel POS, spanning brick and mortar and electronic and mobile commerce, including app-based payments.
We primarily focus on strategic vertical markets where we believe we can be a leader in vertically-focused, integrated payment and software solutions. Our strategic vertical markets include education, non-profit, public sector, property management and healthcare. We have a longer term goal of being a leader in six to ten strategic vertical markets. We target vertical markets where businesses and organizations tend to lack integrated payment functionality within their business management systems and where we face less competition for our solutions. In many cases, we deliver our proprietary software solutions to strategic vertical markets through the PayFac model, where we maintain a master merchant account, enabling clients to accept electronic payments through a sub-merchant contract. As more ISVs seek to differentiate their offerings by seamlessly integrating payment functionality into their software solutions, the PayFac model has gained significant momentum. Before PayFacs were an option, any business looking to accept credit cards was required to establish an individual merchant account, which is often costly and time-consuming for small merchants. Our PayFac solution streamlines and simplifies client onboarding, delivers ease of reporting and reconciliation and enables superior data management.

In addition to our vertical markets, we have a growing presence in the B2B payments sector, which is among the fastest-growing segments within payments. Compared with business-to-consumer payments where, according to The Nilson Report, approximately 75% of payment volume was processed through electronic methods in 2016, the B2B payments market is significantly less penetrated by electronic payments. According to PayStream Advisors’ 2017 Electronic Payments Report, checks account for more than 45% of B2B payments, presenting an opportunity for further adoption of card-based and other electronic payments.
An important part of our long-term strategy is acquisition-driven growth. To date, we have completed nine “platform” acquisitions and twelve “tuck-in” acquisitions. Our platform acquisitions have opened new strategic vertical markets, broadened our technology and solutions suite and expanded our client base, while our tuck-in acquisitions have augmented our existing payment and software solutions and added clients. Our growth strategy is to continue to build our company through a disciplined combination of organic growth and growth through platform and tuck-in acquisitions. With more than 3,500 U.S. payments companies registered with Visa and over 10,000 ISVs doing business in the United States, we are confident that we will continue to be successful in finding acquisition targets to supplement our organic growth.
We generate revenue primarily from payment processing services, which principally include but are not limited to volume-based fees, provided to clients throughout the United States. Our payment processing services enable clients to accept electronic payments, facilitating the exchange of funds and transaction data between clients, financial institutions and payment networks. Our payment processing services include merchant onboarding, risk and underwriting, authorization, settlement, chargeback processing and other merchant support. We also generate revenue from software licensing subscriptions, ongoing support, and other POS-related solutions that we provide to our clients directly and through our distribution partners. For the six month period ended March 31, 2018, we generated $154.9 million in revenue, $(7.2) million of net loss and $14.6 million of adjusted EBITDA, compared to $124.5 million in revenue, $(0.4) million of net loss and $9.1 million of adjusted EBITDA for the comparable period in 2017, an increase of 24% and 60% for revenue and adjusted EBITDA, respectively. In fiscal year 2017, we generated $262.6 million in revenue, $0.9 million of net income and $19.3 million of adjusted EBITDA, compared to $199.6 million in revenue, $(2.1) million of net loss and $17.6 million of adjusted EBITDA in fiscal year 2016, an increase of 32% and 10% for revenue and adjusted EBITDA, respectively. See “Summary Historical and Pro Forma Consolidated Financial and Other Data” for a discussion of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.
Recent Developments
New Senior Secured Credit Facility
On October 30, 2017, we refinanced our then existing senior secured credit facility (the “2016 Senior Secured Credit Facility”) with a new syndicated credit agreement, with Bank of America serving as administrative agent (the Senior Secured Credit Facility). The new Senior Secured Credit Facility consists of a $40.0 million term loan and a $110.0 million revolving line of credit. The Senior Secured Credit Facility accrues interest, payable monthly, at an annual rate equal to the prime rate plus a margin of 0.50% to 2.00% or at the 30-day LIBOR rate plus a margin of 2.75% to 4.00%, in each case depending on the ratio of consolidated debt to EBITDA, as defined in the agreement. Additionally, the Senior Secured Credit Facility requires us to pay unused commitment fees of up to 0.30% on any undrawn amounts under the revolving line of credit. The maturity date of the Senior Secured Credit Facility is the earlier of October 30, 2022 or 181 days before the maturity date of the Mezzanine Notes. Principal payments of $1.3 million are due on the last day of each calendar quarter until the maturity date, when all outstanding principal and accrued and unpaid interest are due. We used proceeds from the Senior Secured Credit Facility to complete the acquisition of SDCR, Inc. discussed below. As of March 31, 2018 we had $37.5 million of term loans outstanding with $70.8 million outstanding and $39.3 million of available capacity under our revolving line of credit.
For additional information, see “—Liquidity and Capital Resources—Senior Secured Credit Facility” in this section.
Acquisitions
On January 31, 2018, we acquired certain assets and assumed certain liabilities of Enterprise Merchant Solutions, Inc. (“EMS, Inc.”). We used proceeds from our Senior Secured Credit Facility to fund the purchase consideration of $6.7 million, including $0.7 million of contingent consideration. We acquired EMS, Inc. to expand our revenue within the integrated POS market. The effect of the acquisition will be included in our consolidated statement of operations beginning February 1, 2018.
On December 1, 2017, we acquired certain assets of Court Solutions, LLC (“CS, LLC”). We acquired CS, LLC to expand our revenue within the public sector vertical market. We used proceeds from our Senior Secured Credit Facility to fund the net purchase consideration of $2.9 million, including $0.7 million of contingent consideration.
On October 31, 2017, we closed an agreement to purchase all of the outstanding stock of SDCR, Inc. We acquired SDCR, Inc. to expand our revenue within the integrated POS market. We used proceeds from our Senior Secured Credit Facility and the issuance of $0.1 million of common units in a private placement to fund the net purchase consideration of $20.8 million, including $0.7 million of contingent consideration.
On August 1, 2017, we acquired the membership interests of Fairway. We acquired Fairway to add ISV distribution partners, to increase our presence in the healthcare and non-profit verticals and to provide another vendor for our payment processing services. We used proceeds from our revolving credit facility, the issuance of $12.5 million of our Class A units in a private placement and the issuance of $0.3 million of our common units to fund the net purchase consideration of $39.3 million.
On June 30, 2017, we acquired certain assets and assumed certain liabilities of C.C. Productions, Inc. (“CCP, Inc.”), a dealer of our products within the education market. We acquired CCP, Inc. to provide additional service to our education clients. We used proceeds from our revolving credit facility and cash on hand to fund the net purchase consideration of $1.2 million.
On December 1, 2016, we acquired substantially all assets of CSC Links, LLC (“CSC, LLC”). We acquired CSC, LLC to expand our client base in our verticals. We used proceeds from our revolving credit facility and cash on hand to fund the net purchase consideration of $5.2 million, including $1.2 million of accrued contingent cash consideration for a three-year earnout period.
On June 1, 2016, we acquired substantially all assets and assumed certain liabilities of Randall Data Systems, Inc. (“Randall, Inc.”). We acquired Randall, Inc. to expand our revenue within the integrated POS market. We used proceeds from our revolving credit facility and cash on hand to fund the net purchase consideration of $1.5 million.
On April 1, 2016, we acquired certain assets of Axia Payments, LLC (“Axia”). We acquired Axia to increase our revenue and client base and add another strategic processing partner. We used proceeds from our revolving credit facility and the issuance of less than $0.1 million of our common units in a private placement to fund the net purchase consideration of $28.6 million.
On March 1, 2016, we acquired certain assets and assumed certain liabilities of Fullerton Retail Systems, Inc., doing business as Esber Cash Register (“Fullerton, Inc.”), a dealer of our products within the education vertical market. We acquired Fullerton, Inc. to provide additional service to our clients. We used proceeds from our revolving credit facility and cash on hand to fund the net purchase consideration of $2.1 million.
On January 1, 2016, we acquired substantially all assets and assumed certain liabilities of SkyHill Software Incorporated (“SkyHill, Inc.”), doing business as Bill & Pay. We acquired SkyHill, Inc. to offer additional technology products to our clients. We used proceeds from our revolving credit facility and cash on hand to fund the net purchase consideration of $2.2 million, including $1.5 million of accrued contingent cash consideration over a three-year period.
On July 1, 2015, we acquired Innovative Financial Technologies, LLC (“Infintech”), a provider of card-based processing services. In 2017 and 2016, we paid $2.4 million and $3.3 million, respectively, in cash contingent consideration relating to the acquisition.
On May 1, 2015, we acquired Practical Business Solutions (“PBS”), a provider of card-based processing services. In 2017 and 2016, we paid $0.8 million and $0.5 million, respectively, in cash contingent consideration relating to the acquisition.

On March 1, 2015, we acquired Information Design, Inc., doing business as EZ-Pay (“EZ-Pay”), a software and payments provider in the education vertical. In 2016, we paid $1.1 million in cash contingent consideration relating to the acquisition.
On April 1, 2014, we acquired Data Business Systems of Colorado, Inc. (“PaySchools”), a software and payments provider in the education vertical. In 2016, we paid $0.5 million in cash contingent consideration relating to the acquisition.
The results of operations of these acquired businesses have been included in our financial statements since the applicable acquisition date. For more information regarding these transactions, see Note 3 to our unaudited interim condensed consolidated financial statements and Note 4 to our consolidated financial statements included elsewhere in this prospectus.
Our Revenue and Expenses
Revenues
We generate revenue primarily from payment processing services provided to clients, which principally include but are not limited to volume-based fees (“discount fees”), and to a lesser extent, software licensing subscriptions, ongoing support and other POS-related solutions we provide to our clients directly and through our distribution partners. Volume-based fees represent a percentage of the dollar amount of each credit or debit transaction processed. Revenues are also derived from a variety of fixed transaction or service fees, including authorization fees, convenience fees, statement fees, annual fees and fees for other miscellaneous services, such as handling chargebacks.
Expenses
Interchange and network fees. Interchange and network fees consist primarily of pass-through fees that make up a portion of discount fee revenue. These include assessment fees payable to card associations, which are a percentage of the processing volume we generate from Visa and Mastercard.
Other costs of services. Other costs of services include costs directly attributable to processing and bank sponsorship costs. These also include related costs such as residual payments to our distribution partners, which are based on a percentage of the net revenues generated from client referrals. Losses resulting from excessive chargebacks against a client are included in other cost of services. The cost of equipment sold is also included in cost of services. Interchange and other costs of services are recognized at the time the client’s transactions are processed.
Selling, general and administrative. Selling, general and administrative expenses include salaries and other employment costs, professional services, rent and utilities and other operating costs.
Depreciation and amortization. Depreciation expense consists of depreciation on our investments in property, equipment and computer hardware and software. Depreciation expense is recognized on a straight-line basis over the estimated useful life of the asset. Amortization expense for acquired intangible assets and internally developed software is recognized using a proportional cash flow method. Amortization expense for internally developed software is recognized over the estimated useful life of the asset. The useful lives of contract-based intangible assets are equal to the terms of the agreement.
Interest expense, net. Our interest expense consists of interest on our outstanding indebtedness under our Senior Secured Credit Facility, Mezzanine Notes and Junior Subordinated Notes.
How We Assess Our Business
Merchant Services
Our Merchant Services segment provides comprehensive payment solutions to businesses and organizations. Our Merchant Services segment includes third-party integrated payment solutions as well as traditional payment services across our strategic vertical markets.

Proprietary Software and Related Payments
Our Proprietary Software and Related Payments business delivers embedded payment solutions to our clients through company-owned software. Payments are delivered through both the PayFac model and the traditional merchant processing model. Our Proprietary Software and Related Payments clients are primarily in the education, property management and public sector markets. Our Proprietary Software and Related Payments business is included, along with corporate overhead expenses, in our “Other” category.
For additional information, see Note 11 to our unaudited interim condensed consolidated financial statements and Note 16 in our audited consolidated financial statements included elsewhere in this prospectus.
Key Operating Metrics
We evaluate our performance through key operating metrics, including:

•	the dollar volume of payments our clients process through us (“payment volume”);

•	the portion of our payment volume that is produced by integrated transactions; and

•	period-to-period payment volume attrition.
Our payment volume for the six months ended March 31, 2018 and 2017 was $5.6 billion and $4.9 billion, respectively, representing a period-to-period growth rate of 14%. For the years ended September 30, 2017 and 2016, our payment volume was $10.3 billion and $8.1 billion, respectively, representing a period-to-period growth rate of 27%. We focus on volume, because it is a reflection of the scale and economic activity of our client base and because a significant part of our revenue is derived as a percentage of our clients’ dollar volume receipts. Payment volume reflects the addition of new clients and same store payment volume growth of existing clients, partially offset by client attrition during the period.
Integrated payments represents payment transactions that are generated in situations where payment technology is embedded within our own proprietary software, a client’s software or critical business process. We evaluate the portion of our payment volume that is produced by integrated transactions because we believe the convergence of software and payments is a significant trend impacting our industry. We believe integrated payments create stronger client relationships with higher payment volume retention and growth. Integrated payments grew to 41% of our payment volume for the six months ended March 31, 2018 from 34% for the six months ended March 31, 2017 and from 23% for the six months ended March 31, 2016, representing period-to-period growth rates of 18% and 48%, respectively. For the years ended September 30, 2017 and 2016, integrated payments were 36% and 28% of our payment volume, respectively, representing a period-to-period growth rate of 28%.
We measure period-to-period payment volume attrition as the change in card-based payment volume for all clients that were processing with us for the same period in the prior year. We exclude from our calculations payment volume from new clients added during the period. We experience attrition in payment volume as a result of several factors, including business closures, transfers of clients’ accounts to our competitors and account closures that we initiate due to heightened credit risks. During the six months ended March 31, 2018 and the years ended September 30, 2017 and 2016, we experienced approximately 1% net volume attrition per month.
Results of Operations
This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for (i) the six months ended March 31, 2018 and 2017 and (ii) the years ended September 30, 2017 and 2016. We have derived this data from our interim and annual consolidated financial statements included elsewhere in this prospectus.

Six Months Ended March 31, 2018 Compared to Six Months Ended March 31, 2017
The following table presents our historical results of operations for the periods indicated:

	Six Months ended March 31,		Change
(in thousands)	2018	2017	Amount	%

Revenue	$154,920	$124,466	$30,454	24.5%

Operating expenses
Interchange and network fees	102,872	89,116	13,756	15.4%
Other costs of services	19,058	13,615	5,443	40.0%
Selling general and administrative	19,041	12,936	6,105	47.2%
Depreciation and amortization	5,876	5,071	805	15.9%
Change in fair value of contingent consideration	2,129	923	1,206	n/m
Total operating expenses	148,976	121,661	27,315	22.5%

Income from operations	5,944	2,805	3,139	111.9%

Other expenses
Interest expense, net	5,006	3,243	1,763	54.4%
Change in fair value of warrant liability	8,245	—	8,245	n/m
Total other expenses	13,251	3,243	10,008	308.6%

Income (loss) before income taxes	(7,307)	(438)	(6,869)	n/m

Benefit for income taxes	(139)	(70)	(69)	n/m

Net income (loss)	$(7,168)	$(368)	$(6,800)	n/m
n/m = not meaningful
Revenue
Revenue increased $30.5 million, or 24.5%, to $154.9 million for the six months ended March 31, 2018 from $124.5 million for the six months ended March 31, 2017. This increase was principally driven by acquisitions. Acquisitions completed after March 31, 2017 contributed $26.3 million of our revenue and $0.5 billion of our payment volume for the six months ended March 31, 2018. The remaining $4.2 million of increased revenue was due primarily to a $0.1 billion increase in payment volume.
Revenue within Merchant Services increased $28.1 million, or 24.0%, to $145.2 million for the six months ended March 31, 2018 from $117.0 million for the six months ended March 31, 2017. Revenue related to a subset of merchant contracts purchased in 2014 and 2017 (“Purchased Portfolios”), which have a higher rate of revenue attrition and payment volume attrition than the rest of our business, decreased $2.3 million, or 19.1%, to $9.8 million for the six months ended March 31, 2018 from $12.1 million for the six months ended March 31, 2017. Excluding revenues from the Purchased Portfolios, revenue within Merchant Services grew $30.4 million, or 29.0%, for the six months ended March 31, 2018 from the six months ended March 31, 2017.
Revenue within our Other business, comprised primarily of our Proprietary Software and Related Payments, increased $2.3 million, or 31.4%, to $9.8 million for the six months ended March 31, 2018 from $7.4 million for the six months ended March 31, 2017.

Payment volume increased $0.7 billion, or 14.7%, to $5.6 billion for the six months ended March 31, 2018 from $4.9 billion for the six months ended March 31, 2017. Revenues as a percentage of payment volume increased to 2.8% for the six months ended March 31, 2018 from 2.6% for the six months ended March 31, 2017, as acquisitions completed after March 31, 2017 had a greater revenue to payment volume profile than our existing businesses.
Interchange and Network Fees
Interchange and network fees increased $13.8 million, or 15.4%, to $102.9 million for the six months ended March 31, 2018 from $89.1 million for the six months ended March 31, 2017. This increase was driven primarily by a 14.1% increase in payment volume.
Interchange and network fees within Merchant Services increased $13.3 million, or 15.3%, to $100.3 million for the six months ended March 31, 2018 from $87.0 million for the six months ended March 31, 2017. Interchange and network fees related to the Purchased Portfolios decreased $1.1 million, or 18.7%, to $4.7 million for the six months ended March 31, 2018 from $5.7 million for the six months ended March 31, 2017. Excluding revenues from these Purchased Portfolios, interchange and network fees within Merchant Services grew $14.4 million, or 17.7%, for the six months ended March 31, 2018 from the six months ended March 31, 2017.
Interchange and network fees within our Other business, comprised primarily of our Proprietary Software and Related Payments, increased $0.5 million, or 22.2%, to $2.5 million for the six months ended March 31, 2018 from $2.1 million for the six months ended March 31, 2017.
Other Costs of Services
Other costs of services increased $5.4 million, or 40.0%, to $19.1 million for the six months ended March 31, 2018 from $13.6 million for the six months ended March 31, 2017. Increased payment volume resulted in greater third-party processing costs of $1.3 million and an increase in residuals paid to our distribution partners of $1.1 million. The cost of equipment and software also rose $2.6 million, as the acquisitions of SDCR, Inc. and EMS, Inc. contributed $2.5 million of the increase in equipment and software costs.
Other costs of services within Merchant Services increased $5.6 million, or 43.5%, to $18.5 million for the six months ended March 31, 2018 from $12.9 million for the six months ended March 31, 2017. Other costs of services related to the Purchased Portfolios decreased $0.3 million, or 18.2%, to $1.2 million for the six months ended March 31, 2018 from $1.4 million for the six months ended March 31, 2017. Excluding revenues from these Purchased Portfolios, other costs of services within Merchant Services grew $5.9 million, or 51.1%, for the six months ended March 31, 2018 from the six months ended March 31, 2017.
Other costs of services within our Other business, comprised primarily of our Proprietary Software and Related Payments, decreased $0.2 million, or 22.7%, to $0.6 million for the six months ended March 31, 2018 from $0.7 million for the six months ended March 31, 2017. The decrease was due to reduced processing costs and residual expense.
Selling, General and Administrative Expenses
Selling, general and administrative expenses increased $6.1 million, or 47.2%, to $19.0 million for the six months ended March 31, 2018 from $12.9 million for the six months ended March 31, 2017. This increase was primarily driven by an increase in employment costs of $5.2 million due to an increase in headcount from acquisitions. Increases in software and technological services, rent, telecommunication costs, advertising and marketing expenses comprised the remainder of the increase.
Depreciation and Amortization
Depreciation and amortization increased $0.8 million, or 15.9%, to $5.9 million for the six months ended March 31, 2018 from $5.1 million for the six months ended March 31, 2017. Amortization expense increased $0.8 million to $5.5 million for the six months ended March 31, 2018 from $4.7 million for the six months ended March 31, 2017, primarily due to greater amortization expense resulting from acquisitions such as Fairway and SDCR, Inc., which was partially offset by lower amortization expense for historical acquisitions due to our accelerated method of amortization. Depreciation expense remained consistent at $0.4 million for the six months ended March 31, 2018 and 2017.

Change in Fair Value of Contingent Consideration
Change in fair value of contingent consideration to be paid in connection with acquisitions was a charge of $2.1 million for the six months ended March 31, 2018 primarily due to the strong performance of the EZ-Pay and CSC, LLC acquisitions. The change in fair value of contingent consideration for the six months ended March 31, 2017 was a charge of $0.9 million, primarily due to the strong performance of the Infintech acquisition.
Interest Expense, net
Interest expense, net, increased $1.8 million, or 54.4%, to $5.0 million for the six months ended March 31, 2018 from $3.2 million for the six months ended March 31, 2017. The increase reflects additional borrowings on our Senior Secured Credit Facility used to fund our acquisition activity subsequent to March 31, 2017.
Change in Fair Value of Warrant Liability
The change in fair value of our warrant liabilities corresponds to the value of the warrants issued in connection with our Mezzanine Notes. The fair value of these warrant liabilities increased $8.2 million for the six months ended March 31, 2018. The change in the fair value of the warrants was due to increased estimated enterprise value resulting from our acquisitions and growth. The change in fair value of the warrant liabilities was nominal for the six months ended March 31, 2017.
Benefit for Income Taxes
Income taxes remained a benefit of $0.1 million for both the six months ended March 31, 2018 and 2017, respectively. Our effective tax rate was 1.9% for the six months ended March 31, 2018. Our effective tax rate differs from the federal statutory rate because i3 Verticals, LLC is taxed as a partnership and we do not pay federal income taxes. After consummation of the Reorganization Transactions and this offering, i3 Verticals, Inc. will become subject to federal, state and local income taxes with respect to its allocable share of any taxable income of i3 Verticals, LLC and will be taxed at the prevailing corporate tax rates.

Year Ended September 30, 2017 Compared to Year Ended September 30, 2016
The following table presents our historical results of operations for the periods indicated:

	Year ended September 30,		Change
(in thousands)	2017	2016	Amount	%

Revenue	$262,571	$199,644	$62,927	31.5%

Operating expenses
Interchange and network fees	189,112	140,998	48,114	34.1%
Other costs of services	28,798	21,934	6,864	31.3%
Selling general and administrative	27,194	20,393	6,801	33.3%
Depreciation and amortization	10,085	9,898	187	1.9%
Change in fair value of contingent consideration	(218)	2,458	(2,676)	n/m
Total operating expenses	254,971	195,681	59,290	30.3%

Income from operations	7,600	3,963	3,637	91.8%

Other expenses
Interest expense, net	6,936	5,900	1,036	17.6%
Change in fair value of warrant liability	(415)	(28)	(387)	n/m
Other (income) expenses	—	(59)	59	n/m
Total other expenses	6,521	5,813	708	12.2%

Income (loss) before income taxes	1,079	(1,850)	2,929	n/m

Provision for income taxes	177	243	(66)	(27.2)%

Net income (loss)	$902	$(2,093)	$2,995	n/m
n/m = not meaningful
Revenue
Revenue increased $62.9 million, or 31.5%, to $262.6 million for the year ended September 30, 2017 from $199.6 million for the year ended September 30, 2016. This increase was principally driven by acquisitions. Acquisitions completed during 2017 contributed $14.8 million of our revenue and $0.6 billion of our payment volume for the year ended September 30, 2017. Acquisitions completed during 2016 contributed $38.4 million revenue and $1.4 billion payment volume for the year ended September 30, 2017, primarily due to our Axia acquisition. The remaining $9.8 million in revenue growth was due to an increase in payment volume at our existing businesses.
Revenue within Merchant Services increased $60.3 million, or 32.1%, to $248.0 million for the year ended September 30, 2017 from $187.7 million for the year ended September 30, 2016. Revenue related to the Purchased Portfolios acquired in 2014, which have a higher rate of revenue attrition and payment volume attrition than the rest of our business, decreased $0.3 million, or 1.4%, to $23.5 million for the year ended September 30, 2017 from $23.8 million for the year ended September 30, 2016. The decrease was only 1.4% due to our ability to recognize additional revenues beginning February 2016 pursuant to a one-time change in the contractual terms of the Purchased Portfolios acquired in 2014. For the first four months of the year ended September 30, 2016, we recognized $1.0 million of revenue each month, or $4.0 million of revenue in total, whereas from February 2016 to September 2016, we recognized $19.8 million of revenue produced by the payment volume from the Purchased

Portfolios acquired in 2014. The change in contractual terms continued for all of 2017. Excluding revenues from the Purchased Portfolios acquired in 2014, revenue within Merchant Services grew $60.6 million, or 37.0%, for the year ended September 30, 2017 from the year ended September 30, 2016.
Revenue within our Other business, comprised primarily of our Proprietary Software and Related Payments, increased $2.6 million, or 22.1%, to $14.6 million for the year ended September 30, 2017 from $11.9 million for the year ended September 30, 2016.
Payment volume increased $2.1 billion, or 26.1%, to $10.3 billion for the year ended September 30, 2017 from $8.1 billion for the year ended September 30, 2016. The $2.1 billion increase in payment volume reflects the $1.9 billion increase in payment volume from acquisitions and a $0.2 billion increase in the payment volume of our existing businesses. Revenue as a percentage of payment volume remained relatively consistent at 2.5% for the year ended September 30, 2017 and 2016.
Interchange and Network Fees
Interchange and network fees increased $48.1 million, or 34.1%, to $189.1 million for the year ended September 30, 2017 from $141.0 million for the year ended September 30, 2016. This increase was driven primarily by increased payment volume as discussed above.
Interchange and network fees within Merchant Services increased $47.3 million, or 34.4%, to $185.1 million for the year ended September 30, 2017 from $137.8 million for the year ended September 30, 2016. Interchange and network fees related to the Purchased Portfolios increased $1.0 million, or 9.2%, to $11.4 million for the year ended September 30, 2017 from $10.4 million for the year ended September 30, 2016. Although the Purchased Portfolios experienced higher payment volume attrition than the rest of our business, interchange and network fees increased due to the change in contractual terms discussed above. For the first four months of the year ended September 30, 2016, we recognized zero interchange and network fees related to the purchased merchant contracts. For the last eight months of the year ended September 30, 2016, we recognized $10.4 million of interchange and network fees related to the Purchased Portfolios. Excluding revenues from the Purchased Portfolios, interchange and network fees within Merchant Services grew $46.4 million, or 36.4%, for the year ended September 30, 2017 from the year ended September 30, 2016.
Interchange and network fees within our Other business, comprised primarily of our Proprietary Software and Related Payments, increased $0.8 million, or 24.2%, to $4.0 million for the year ended September 30, 2017 from $3.2 million for the year ended September 30, 2016.
Other Costs of Services
Other costs of services grew in line with revenue as it increased $6.9 million, or 31.3%, to $28.8 million for the year ended September 30, 2017 from $21.9 million for the year ended September 30, 2016. The principal cause of the increase was increased payment volume, which resulted in increased residuals paid to our distribution partners of $3.2 million and an increase in third-party processing costs of $2.6 million. Growth in new clients resulted in an increase in the cost of equipment of $0.6 million and an increase in other customer product costs of $0.3 million.
Other costs of services within Merchant Services increased $7.0 million, or 34.6%, to $27.4 million for the year ended September 30, 2017 from $20.3 million for the year ended September 30, 2016. Other costs of services related to the Purchased Portfolios increased $0.3 million, or 11.6%, to $2.8 million for the year ended September 30, 2017 from $2.5 million for the year ended September 30, 2016. Although the Purchased Portfolios experienced higher payment volume attrition than the rest of our business, other costs of services increased due to the change in contractual terms discussed above. For the first four months of the year ended September 30, 2016, we recognized zero other costs of services related to the Purchased Portfolios. For the last eight months of the year ended September 30, 2016, we recognized $2.5 million of other costs of services related to the Purchased Portfolios. Excluding revenues from the Purchased Portfolios, other costs of services within Merchant Services grew $6.7 million, or 37.8%, for the year ended September 30, 2017 from the year ended September 30, 2016.

Other costs of services within our Other business, comprised primarily of our Proprietary Software and Related Payments, decreased $0.2 million, or 22.7%, to $1.4 million for the year ended September 30, 2017 from $1.6 million for the year ended September 30, 2016. The decrease was due to reduced processing costs and residual expense.
Selling, General and Administrative Expenses
Selling, general and administrative expenses increased $6.8 million, or 33.3%, to $27.2 million for the year ended September 30, 2017 from $20.4 million for the year ended September 30, 2016. This increase was primarily driven by an increase in employment costs of $3.2 million due to an increase in headcount from acquisitions. We expensed $1.0 million of a legal settlement that was accrued during the year ended September 30, 2017. We also experienced an increase in professional services and insurance of $0.7 million. Increases in software and technological services, rent, telecommunication costs, advertising and marketing expenses comprised the remainder of the change.
Depreciation and Amortization
Depreciation and amortization increased $0.2 million, or 1.9%, to $10.1 million for the year ended September 30, 2017 from $9.9 million for the year ended September 30, 2016. Amortization expense remained consistent at $9.2 million for the years ended September 30, 2017 and 2016. We experienced greater amortization expense resulting from acquisitions such as Axia and Fairway, which was offset by lower amortization expense for historical acquisitions resulting from our accelerated method of amortization. Depreciation expense increased $0.2 million to $0.9 million in the year ended September 30, 2017 from $0.7 million in the year ended September 30, 2016, primarily due to an increase in the amount of POS equipment provided to our clients that we capitalize and depreciate over the expected life of the merchant contract.
Change in Fair Value of Contingent Consideration
Change in fair value of contingent consideration was a gain of $0.2 million in the year ended September 30, 2017 compared to a charge of $2.5 million in the year ended September 30, 2016. During 2016, management increased its estimates of contingent consideration to be paid for acquisitions, primarily due to the strong performance of the Infintech and PBS acquisitions. Management estimates of future contingent consideration to be paid remained relatively flat during 2017.
Interest Expense, net
Interest expense, net, increased $1.0 million, or 17.6%, to $6.9 million for the year ended September 30, 2017 from $5.9 million for the year ended September 30, 2016. The increase reflects additional borrowings on our 2016 Senior Secured Credit Facility due to debt used to fund our acquisition activity in 2017 and 2016.
Change in Fair Value of Warrant Liability
The change in fair value of our warrant liabilities corresponds to the value of the warrants issued in connection with our Mezzanine Notes. The fair value of these warrant liabilities decreased $0.4 million for the year ended September 30, 2017. The Class A units issued in July 2017 in conjunction with the Fairway Payments, LLC acquisition increased our total number of equity units outstanding which decreased the fair value of the warrants. The change in fair value of the warrant liabilities was less than $0.1 million for the year ended September 30, 2016.
Provision for Income Taxes
The provision for income taxes decreased $0.1 million, or 27.2%, to less than $0.2 million for the year ended September 30, 2017 from more than $0.2 million for the year ended September 30, 2016. Our effective tax rate was 16.4% for the year ended September 30, 2017. Our effective tax rate differs from the federal statutory rate because i3 Verticals, LLC is taxed as a partnership and we do not pay federal income taxes. We use an accelerated method of amortization for our intangible assets as compared to straight-line amortization required for tax purposes, which results in greater pretax income for tax purposes after we complete acquisitions. These amortization differences caused us to have current tax expense of $0.2 million on a pretax loss of $1.9 million for the year ended September 30, 2016. After consummation of the Reorganization Transactions and this offering, i3 Verticals, Inc. will become subject to federal, state and local income taxes with respect to its allocable share of any taxable income of i3 Verticals, LLC and will be taxed at the prevailing corporate tax rates.

Seasonality
We have experienced in the past, and may continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Revenues during the first quarter of the calendar year, which is our second fiscal quarter, tend to decrease in comparison to the remaining three quarters of the calendar year on a same store basis. This decrease is due to the increase in the number and amount of electronic payment transactions related to seasonal retail events, such as holiday and vacation spending. The number of business days in a month or quarter also may affect seasonal fluctuations. Revenue in our education vertical fluctuates with the school calendar. Revenue for our education customers is strongest in August, September, October, January and February, at the start of each semester, and generally weakens throughout the semester, with little revenue in the summer months of June and July. Operating expenses show less seasonal fluctuation, with the result that net income is subject to the same seasonal factors as our revenues. The growth in our business may have partially overshadowed seasonal trends to date, and seasonal impacts on our business may be more pronounced in the future.
Liquidity and Capital Resources
We have historically financed our operations and working capital through net cash from operating activities. As of March 31, 2018, we had $0.8 million of cash and cash equivalents and available borrowing capacity of $39.3 million under our Senior Secured Credit Facility. We usually minimize cash balances by making payments on our revolving credit facility to minimize borrowings and interest expense. As previously discussed in “Recent Developments,” our new Senior Secured Credit Facility closed on October 30, 2017 and includes a $40.0 million term loan and a $110.0 million revolving credit facility.
Our primary cash needs are to fund working capital requirements, invest in our technology infrastructure, fund acquisitions and related contingent consideration, make scheduled principal payments and interest payments on our outstanding indebtedness and pay tax distributions to members. We consistently have positive cash flow provided by operations and expect that our cash flow from operations, current cash and cash equivalents and available borrowing capacity under the Senior Secured Credit Facility will be sufficient to fund our operations and planned capital expenditures and to service our debt obligations for at least the next twelve months. As a holding company, we depend on distributions or loans from i3 Verticals, LLC to access funds earned by our operations. The covenants contained in the Senior Secured Credit Facility may restrict i3 Verticals, LLC’s ability to provide funds to i3 Verticals, Inc. See “Risk Factors—Risks Related to Our Indebtedness—Our indebtedness could adversely affect our financial health and competitive position.”
Cash Flows
The following table presents a summary of cash flows from operating, investing and financing activities for the following comparative periods.
Six Months Ended March 31, 2018 and 2017

	Six months ended March 31,
	2018	2017
	(in thousands)
Net cash provided by operating activities	$9,942	$3,930
Net cash used in investing activities	$(30,106)	$(6,024)
Net cash provided by (used in) in financing activities	$19,964	$(1,513)
Cash Flow from Operating Activities
Net cash provided by operating activities increased $6.0 million to $9.9 million for the six months ended March 31, 2018 from $3.9 million for the six months ended March 31, 2017. The increase in net cash provided by operating activities included an increase in net loss of $6.8 million, offset by a $8.2 million increase in change in fair value of warrant liability. Depreciation and amortization expense increased $0.8 million and non-cash contingent consideration expense from an increase in the original estimate increased $1.2 million. These increases were offset by a $0.5 million in benefit from income taxes from the revaluation of deferred taxes related to the newly enacted federal tax reform and an increase in the change in contingent consideration paid in excess of original estimates of $0.8 million. Working capital increased $3.5 million, driven by a $2.3 million reduction in accounts receivable and a $2.1 million increase in accrued liabilities, offset by a $1.6 million decrease in other assets, for the six months ended March 31, 2018 compared to the six months ended March 31, 2017.
Cash Flow from Investing Activities
Net cash used in investing activities increased $24.1 million to $30.1 million for the six months ended March 31, 2018 from $6.0 million for the six months ended March 31, 2017. In the six months ended March 31, 2018, we used $18.7 million of cash for the acquisition of SDCR, Inc. We used $9.9 million of cash for other acquisitions, including the acquisition of EMS, Inc. and CS, LLC, the acquisition of residual buyouts and other intangibles. We also used $0.5 million of cash for capitalized software costs and $1.0 million of cash for property and equipment expenditures. In the six months ended March 31, 2017, we used $4.0 million of cash to acquire CSC, LLC and $1.1 million to acquire a payment portfolio. In the six months ended March 31, 2017, we used $0.6 million for capitalized software costs, and $0.3 million for property and equipment expenditures.
Cash Flow from Financing Activities
Net cash provided by financing activities increased $21.5 million to $20.0 million for the six months ended March 31, 2018 from a use of $1.5 million for the six months ended March 31, 2017. The increase in net cash provided by financing activities was primarily the result of increased borrowing from long-term debt to fund acquisitions and contingent consideration.
Year Ended September 30, 2017 and 2016

	Year Ended September 30,
	2017	2016
	(in thousands)
Net cash provided by operating activities	$7,730	$10,006
Net cash used in investing activities	$(47,903)	$(35,154)
Net cash used in financing activities	$37,352	$28,924
Cash Flow from Operating Activities
Net cash provided by operating activities decreased to $7.7 million for the year ended September 30, 2017 from $10.0 million for the year ended September 30, 2016. The decrease in net cash provided by operating activities was the result of a $1.6 million increase in contingent consideration paid in excess of original estimates and a decrease of $1.1 million in working capital driven by increased accounts receivable from our acquisitions. Net income also increased $3.0 million, which was offset by $2.6 million of non-cash charges such as depreciation and amortization and the change in fair value of warrant liabilities and contingent consideration estimates.
Cash Flow from Investing Activities
Net cash used in investing activities increased to $47.9 million for the year ended September 30, 2017 from $35.2 million for the year ended September 30, 2016. In 2017, the largest driver of cash used in investing activities related to our $39.0 million cash payment for the acquisition of Fairway. We also used $6.8 million of cash for other acquisitions, including purchases of merchant portfolios and residual buyouts, $1.5 million of cash for capitalized software costs and $0.6 million of cash for property and equipment expenditures. In 2016, the largest driver of cash used in investing activities was $27.9 million used to acquire Axia. In 2016, we also used $4.4 million of cash for other acquisitions, $2.0 million of cash for capitalized software costs, and $0.9 million of cash for property and equipment expenditures.
Cash Flow from Financing Activities
Net cash provided by financing activities increased to $37.4 million for the year ended September 30, 2017 from $28.9 million for the year ended September 30, 2016. The increase in net cash provided by financing activities was primarily the result of increased borrowing from long-term debt to fund acquisitions and contingent consideration, in addition to increased proceeds for Class A unit issuances.

Senior Secured Credit Facility
In April and July 2016, we entered into the 2016 Senior Secured Credit Facility, for which First Bank served as the administrative agent. The 2016 Senior Secured Credit Facility consisted of term loans in the total principal amount of $20.0 million and an $80.0 million revolving line of credit. The 2016 Senior Secured Credit Facility accrued interest, payable monthly, at the prime rate per annum plus a margin of 0.50% to 2.00% (1.50% at September 30, 2017) or at the 30-day LIBOR rate plus a margin of 3.50% to 5.00% (4.50% at September 30, 2017), in each case depending on our ratio of consolidated debt to EBITDA, as defined in the agreement. Additionally, the 2016 Senior Secured Credit Facility required us to pay unused commitment fees of up to 0.30% (0.25% at September 30, 2017) on any undrawn amounts under the revolving line of credit. Through the April and July 2016 amendments, the maturity date of the 2016 Senior Secured Credit Facility was extended to April 29, 2020. Principal payments of $1.0 million were due on the last day of each calendar quarter until the maturity date, when all outstanding principal and accrued and unpaid interest were scheduled to be due.
The 2016 Senior Secured Credit Facility was further amended in July 2017 to enable us to purchase Fairway and increase our maximum senior secured debt-to-EBITDA ratio to 3.25 to 1.0 through the fiscal quarter ended June 30, 2016. The maximum senior secured debt-to-EBITDA ratio was scheduled to decrease to 3.0 to 1.0 for the fiscal quarter ended September 30, 2018 and thereafter.
The 2016 Senior Secured Credit Facility was secured by substantially all of our assets. The lenders under the facility held senior rights to collateral and principal repayment over all other creditors.
The provisions of 2016 Senior Secured Credit Facility restricted our ability to make additional borrowings and capital expenditures and required us to maintain certain financial ratios and meet certain non-financial covenants pertaining to our activities during the period covered. We were in compliance with those covenants as of September 30, 2017 and 2016.
As previously discussed, on October 30, 2017, we replaced our 2016 Senior Secured Credit Facility with the Senior Secured Credit Facility. Bank of America serves as administrative agent with Bank of America, Wells Fargo and Fifth Third serving as joint lead arrangers and joint bookrunners. The Senior Secured Credit Facility consists of $40.0 million in term loans and a $110.0 million revolving line of credit. The Senior Secured Credit Facility accrues interest, payable monthly, at the prime rate per annum plus a margin of 0.50% to 2.00% (currently 2.00%) or at the 30-day LIBOR rate plus a margin of 2.75% to 4.00% (currently 4.00%), in each case depending on the ratio of consolidated debt to EBITDA, as defined in the agreement. Additionally, the Senior Secured Credit Facility requires us to pay unused commitment fees of up to 0.30% on any undrawn amounts under the revolving line of credit. Principal payments of $1.3 million are due on the last day of each calendar quarter until the maturity date, when all outstanding principal and accrued and unpaid interest will be due. The maturity date of the Senior Secured Credit Facility is the earlier of October 30, 2022 or 181 days before the maturity date of the Mezzanine Notes. The Senior Secured Credit Facility contains customary affirmative and negative covenants, including financial covenants requiring maintenance of a senior secured debt-to-EBITDA ratio (as defined in the governing agreement), not exceeding the amounts reflected in the schedule below.

Calendar Year	March 31	June 30	September 30	December 31
2018	3.50 to 1.0	3.50 to 1.0	3.50 to 1.0	3.25 to 1.0
2019	3.25 to 1.0	3.25 to 1.0	3.25 to 1.0	3.25 to 1.0
2020	3.25 to 1.0	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0
thereafter	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0	3.00 to 1.0

The Senior Secured Credit Facility also includes a financial covenant requiring maintenance of a consolidated debt-to-EBITDA ratio (as defined in the governing agreement), not exceeding the amounts reflected in the schedule below.

Calendar Year	March 31	June 30	September 30	December 31
2017	N/A	N/A	N/A	4.50 to 1.0
2018	4.50 to 1.0	4.50 to 1.0	4.50 to 1.0	4.25 to 1.0
2019	4.25 to 1.0	4.25 to 1.0	4.25 to 1.0	4.25 to 1.0
2020	4.25 to 1.0	4.00 to 1.0	4.00 to 1.0	4.00 to 1.0
thereafter	4.00 to 1.0	4.00 to 1.0	4.00 to 1.0	4.00 to 1.0
The Senior Secured Credit Facility contains provisions detailing a leverage increase period during which the required debt-to-EBITDA ratios set forth above will be increased by 0.25 for each of the four fiscal quarters immediately following a “Qualified Acquisition,” as defined therein, commencing with the fiscal quarter during which the acquisition was completed. We used proceeds from the Senior Secured Credit Facility to complete the SDCR, Inc., CS, LLC, and EMS, Inc. acquisitions. With the completion of the SDCR, Inc. acquisition, we received a step-up for the purposes of calculating our debt-to-EBITDA ratio; as of March 31, 2018, our maximum senior secured debt-to-EBITDA ratio is 3.75 to 1.0 and our maximum consolidated debt-to-EBITDA ratio is 4.75 to 1.0. As of March 31, 2018, we had $37.5 million of term loans outstanding, with $70.8 million outstanding and $39.3 million of available capacity under our revolving line of credit.
All obligations under the Senior Secured Credit Facility are fully and unconditionally secured by pledged equity interests and security interests in substantially all of our assets.
The provisions of the Senior Secured Credit Facility place certain restrictions and limitations upon the Company. These include, among others, restrictions on liens, investments, indebtedness, fundamental changes and dispositions; maintenance of certain financial ratios; and certain non-financial covenants pertaining to the activities of the Company during the period covered. The Company was in compliance with such covenants as of March 31, 2018. In addition, the Senior Secured Credit Facility restricts our ability to make dividends or other distributions to the holders of our equity. We are permitted to:

a.	make cash distributions to the holders of our equity in order to pay taxes incurred by owners of equity in i3 Verticals, LLC, by reason of such ownership,

b.	move intercompany cash between subsidiaries that are joined to the Senior Secured Credit Facility,

c.	use up to $1.5 million per year to repurchase equity from employees, directors, officers or consultants after the restructuring of the Company in connection with this offering, and

d.	make other dividends or distributions in an aggregate amount not to exceed 5% of the net cash proceeds received from any additional common equity issuance after our initial public offering.
We are also permitted to make noncash dividends in the form of additional equity issuances. The Senior Secured Credit Facility prohibits all other forms of dividends or distributions.
Mezzanine Notes
During 2013, we issued notes payable in the aggregate principal amount of $10.5 million (the Mezzanine Notes) to three related creditors (the Mezzanine Lenders). The Mezzanine Notes accrue interest at a fixed annual rate of 12.0%, payable monthly, and initially were due to mature in February 2018. In April 2016, the Mezzanine Notes were amended and restated and the maturity date was extended to November 29, 2020, when all outstanding principal and accrued and unpaid interest will be due. The Mezzanine Notes are secured by substantially all of our assets in accordance with the terms of the security agreement and are subordinate to the Senior Secured Credit Facility. In connection with the issuance of the Mezzanine Notes, we issued 1,424 warrants to purchase common units of i3 Verticals, LLC (the “Mezzanine Warrants”).

The provisions of the Mezzanine Notes restrict our ability to make additional borrowings and capital expenditures and require us to maintain certain financial ratios and meet certain non-financial covenants pertaining to our activities during the period covered. We were in compliance with those covenants as of March 31, 2018. The Mezzanine Lenders participated in the June 2016 and July 2017 Class A unit offerings described below. For additional information, see Note 13 in our audited consolidated financial statements included elsewhere in this prospectus.
We intend to cause i3 Verticals, LLC to use a portion of the net proceeds from this offering to repay all amounts outstanding under the Mezzanine Notes. See “Certain Relationships and Related Party Transactions—Certain Interests of Management and Directors in the Reorganization Transactions.”
Junior Subordinated Notes
During 2014, we issued the Junior Subordinated Notes payable in the aggregate principal amount of $17.6 million to unrelated and related creditors. The Junior Subordinated Notes accrue interest, payable monthly, at a fixed rate of 10.0% per annum and mature on February 14, 2019, when all outstanding principal and accrued and unpaid interest will be due. However, the Junior Subordinated Notes are subordinated to the Mezzanine Notes and the Senior Secured Credit Facility, which both are scheduled to mature after the Junior Subordinated Notes are scheduled to mature. Because the provisions of the Mezzanine Notes and Senior Secured Credit Facility do not permit the payment of any subordinated debt before their maturity, the maturity date of the Junior Subordinated Notes will (if not repaid earlier as described below) be extended beyond the maturity dates of the Mezzanine Notes and the Senior Secured Credit Facility. In June 2016, $1.0 million of the Junior Subordinated Notes held by Greg Daily were retired and exchanged for 309,598 Class A units. In July 2017, $0.5 million of the Junior Subordinated Notes held by Greg Daily were retired and exchanged for 147,929 Class A units.
At March 31, 2018, $16.1 million of the Junior Subordinated Notes remained outstanding. As previously described under “Our Organizational Structure—Reorganization Transactions,” we will issue 671,167 shares of our Class A common stock pursuant to a voluntary private conversion of Junior Subordinated Notes by certain related and unrelated creditors of i3 Verticals, LLC. In this conversion, certain eligible holders of Junior Subordinated Notes have elected to convert approximately $8.1 million in aggregate indebtedness into Class A common stock.
We intend to cause i3 Verticals, LLC to use a portion of the net proceeds from this offering to repay all amounts outstanding under the Junior Subordinated Notes. See “Certain Relationships and Related Party Transactions—Certain Interests of Management and Directors in the Reorganization Transactions.”
Class A Units Offerings
As noted above, during March 2016, an existing $1.0 million unsecured convertible note payable to Mr. Daily was converted into 1,000,000 Class A units of i3 Verticals, LLC at a price of $1.00 per unit pursuant to the provisions of the note.
During June 2016, we raised $9.0 million from the issuance of a total of 2,786,378 Class A units at a price of $3.23 per unit in a private offering. As noted above, during June 2016, $1.0 million of the Junior Subordinated Notes held by Mr. Daily were retired and converted into 309,598 Class A units at a price of $3.23 per unit. The fair value of the Class A units we issued approximated the carrying amount of the Junior Subordinated Notes, and we recognized no extinguishment gain or loss.
During July 2017, we raised $12.5 million from the issuance of a total of 3,698,225 Class A units at a price of $3.38 per unit in a private offering. As noted above, during July 2016, $0.5 million of the Junior Subordinated Notes held by Mr. Daily were converted into 147,929 Class A units at a price of $3.38 per unit. The fair value of the Class A units we issued approximated the carrying amount of the Junior Subordinated Notes, and we recognized no extinguishment gain or loss.
Contractual Obligations
There are no contractual commitments other than leases and borrowings that amount to, individually or in the aggregate, more than 3% of revenue earned in the year ended September 30, 2017.

The following table summarizes our contractual obligations and commitments as of September 30, 2017 related to leases and borrowings:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
(in thousands)
Processing minimums(a)	$7,559	$4,959	$2,600	$—	$—
Facility leases	5,588	1,040	1,970	1,356	1,222
2016 Senior Secured Credit Facility and related interest(b)	98,422	8,968	89,454	—	—
Unsecured notes payable to related and unrelated creditors and related interest(c)	18,354	1,633	16,721	—	—
Notes payable to Mezzanine Lenders and related interest(d)	14,547	1,278	2,559	10,710	—
Contingent consideration(e)	3,340	2,229	1,111	—	—
Total	$147,810	$20,107	$114,415	$12,066	$1,222
__________________________

(a)
We have non-exclusive agreements with several processors to provide us services related to transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools. Certain of these agreements require us to submit a minimum monthly number of transactions for processing. If we submit a number of transactions that is lower than the minimum, we are required to pay to the processor the fees it would have received if we had submitted the required minimum number of transactions.

(b)
We estimated interest payments through the maturity of our 2016 Senior Secured Credit Facility by applying the interest rate of 5.75% in effect on our revolver as of September 30, 2017, plus an unused fee rate of 0.25%. On October 30, 2017, we replaced our 2016 Senior Secured Credit Facility with the Senior Secured Credit Facility.

(c)	We estimated interest payments through the maturity of our Junior Subordinated Notes by applying the applicable interest rate of 10.0%.

(d)
We estimated interest payments through the maturity of our Mezzanine Notes by applying the applicable interest rate of 12.0%. As of September 30, 2017, there were 1,424 Mezzanine Warrants outstanding and exercisable to purchase common units in i3 Verticals, LLC. The intrinsic value of the Mezzanine Warrants was $767 as of September 30, 2017. For additional information, see Note 5 in our audited consolidated financial statements included elsewhere in this prospectus.

(e)
In connection with certain of our acquisitions, we may be obligated to pay the seller of the acquired entity certain amounts of contingent consideration as set forth in the relevant purchasing documents, whereby additional consideration may be due upon the achievement of certain specified financial performance targets. i3 Verticals, Inc. accounts for the fair values of such contingent payments in accordance with the Level 3 financial instrument fair value hierarchy at the close of each subsequent reporting period. The acquisition-date fair value of contingent consideration is valued using a Monte Carlo simulation. i3 Verticals, Inc. subsequently reassesses such fair value based on probability estimates with respect to the acquired entity’s likelihood of achieving the respective financial performance targets.

Potential payments under the Tax Receivable Agreement are not reflected in this table. See “—Tax Receivable Agreement” below and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
Tax Receivable Agreement
Upon the closing of this offering, we will be a party to the Tax Receivable Agreement with i3 Verticals, LLC and each of the Continuing Equity Owners, as described under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” As a result of the Tax Receivable Agreement, we may be required to establish a liability in our consolidated financial statements. That liability, which will increase upon the redemptions or exchanges of common units for our Class A common stock, generally represents 85% of the estimated future tax benefits, if any, relating to the increase in tax basis associated with the common units we receive as a result of the Reorganization Transactions and other redemptions or exchanges by holders of common units. If this election is made, the accelerated payment will be based on the present value of 100% of the estimated future tax benefits and, as a result, the associated liability reported on our consolidated financial statements may be increased. We expect that the payments required under the Tax Receivable Agreement will be substantial. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges by the holders of common units, the price of our Class A common stock at the time of the redemption or exchange, whether such redemptions or exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable as well as the portion of our payments under the Tax Receivable Agreement constituting imputed interest. We intend to fund the payment of the amounts due under the Tax Receivable

Agreement out of the cash savings that we actually realize in respect of the attributes to which Tax Receivable Agreement relates. For more information about the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” and “Unaudited Pro Forma Consolidated Financial Information.”
Critical Accounting Policies
Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates including those related to revenue recognition, goodwill and intangible assets, derivative financial instruments, and equity-based compensation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
The accounting policies we believe to be most critical to understanding our financial condition and results of operations are discussed below.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of our financial statements with the financial statements of a public company that is not an emerging growth company, or the financial statements of an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Accounts Receivable and Credit Policies
Accounts receivable consist primarily of uncollateralized credit card processing residual payments due from processing banks requiring payment within thirty days following the end of each month. Accounts receivable also include amounts due from the sales of our technology solutions to our clients. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts, if necessary, which reflects management’s best estimate of the amounts that will not be collected. The allowance is estimated based on management’s knowledge of our clients, historical loss experience and existing economic conditions. Accounts receivable and the allowance are written-off when, in management’s opinion, all collection efforts have been exhausted. Our allowance for doubtful accounts was $461,000 and $244,000 as of September 30, 2017, and 2016, respectively, however, actual write-offs may exceed estimated amounts.
Settlement Assets and Obligations
Settlement assets and obligations result when we temporarily hold or owe funds on behalf of our clients. Timing differences, interchange expense, merchant reserves and exceptional items cause differences between the amount received from the card networks and the amount funded to counterparties. These balances arising in the settlement process are reflected as settlement assets and obligations on the accompanying consolidated balance sheets. With the exception of merchant reserves, settlement assets or settlement obligations are generally collected and paid within one to four days. As of September 30, 2017, and 2016, settlement assets and settlement obligations were both $5.2 million and $4.4 million, respectively.
Property and Equipment
Property and equipment are stated at cost or, if acquired through a business acquisition, fair value at the date of acquisition. Depreciation and amortization are provided over the assets’ estimated useful lives (or if obtained in connection with a business acquisition, over the estimated remaining useful lives) using the straight-line method, except for leasehold improvements, which are depreciated over the shorter of the estimated useful lives of the assets or the lease term.
Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals or betterments are capitalized. Management reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We recognize impairment when the sum of undiscounted estimated future cash flows expected to result from the use of the asset is less than the carrying value of the asset. There were no impairment charges during the years ended September 30, 2017 and 2016.
Capitalized Software
Development costs for software to be sold or leased to customers are capitalized once technological feasibility of the software product has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when we have completed a detailed program design and has determined that a product can be produced to meet its design specifications, including functions, features and technical performance requirements. Capitalization of costs ceases when the product is generally available to clients. Software development costs are amortized using the greater of the straight-line method or the usage method over its estimated useful life, which is estimated to be three years.
Software development costs may become impaired in situations where development efforts are abandoned due to the viability of a planned project becoming doubtful or due to technological obsolescence of a planned software product. Management evaluates the remaining useful lives and carrying values of capitalized software at least annually or when events and circumstances warrant such a review, to determine whether significant events or changes in circumstances indicate that impairment in value may have occurred. To the extent the estimated net realizable values, which is estimated to equal future undiscounted cash flows, exceed the carrying value, no impairment is necessary. If the estimated net realizable values are less than the carrying value, an impairment charge is recorded. Impairment charges during the year ended September 30, 2017 were nominal and there were no impairment charges during the year ended September 30, 2016.
Identifiable software technology intangible assets resulting from acquisitions are amortized using the straight-line method over periods not exceeding their remaining estimated useful lives. GAAP requires that intangible assets with estimated useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment. Acquisition technology intangibles’ net book values are included in Capitalized software, net in the accompanying consolidated balance sheets.
Acquisitions
Business acquisitions have been recorded using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. Where relevant, the fair value of contingent consideration included in an acquisition is calculated using a Monte Carlo simulation. For a discussion of the estimate methodology and the significance of various inputs, please see the subheading below titled “Use of Estimates.” The fair value of merchant relationships and non-compete assets acquired is identified using the Income Approach. The fair value of trade names acquired is identified using the Relief from Royalty Method. After the purchase price has been allocated, goodwill is recorded to the extent the total consideration paid for the acquisition, including the acquisition date fair value of contingent consideration, if any, exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities. Acquisition costs for business combinations are expensed when incurred and recorded in selling general and administrative expenses in the accompanying consolidated statements of operations.

Acquisitions not meeting the accounting criteria to be accounted for as a business combination are accounted for as an asset acquisition. An asset acquisition is recorded at its purchase price, inclusive of acquisition costs, which are allocated among the acquired assets and assumed liabilities based upon their relative fair values at the date of acquisition.
The operating results of an acquisition are included in our consolidated statements of operations from the date of such acquisition. Acquisitions completed during the year ended September 30, 2017 contributed $14.8 million and $2.2 million of revenue and net income, respectively, to the results in our consolidated statements of operations for the year then ended. Acquisitions completed during the year ended September 30, 2016 contributed $38.0 million and $2.2 million of revenue and net income, respectively, to the results in the Company’s consolidated statements of operations for the year then ended.
Goodwill
In January 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-02 related to the accounting for goodwill by private companies. Under this guidance, private companies may elect to amortize goodwill over 10 years, or less than 10 years if the entity can demonstrate that another useful life is more appropriate, and to test goodwill for impairment only upon occurrence of a triggering event that indicates that the book value of the entity may exceed the fair value of the entity, as opposed to testing goodwill for impairment at least annually under prior accounting guidance. The accounting guidance is effective for fiscal years beginning after December 15, 2014 and early adoption is permitted.
On January 1, 2013, we adopted ASU 2014-02 related to the accounting for goodwill by private companies. However, as we now meet the definition of a public business entity and are precluded from accounting for our goodwill under ASU 2014-02, we have revised our consolidated financial statements and now apply the provisions of ASC 350, Intangibles—Goodwill and Other in accounting for goodwill.
Our goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. The goodwill generated from the business combinations is primarily related to the value placed on the employee workforce and expected synergies. Goodwill is tested for impairment at least annually in the fourth quarter and between annual tests if there are indicators of impairment that suggest a decline in the fair value of a reporting unit. Judgment is involved in determining if an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others, a significant decline in expected future cash flows, a significant adverse change in the business climate, and unforeseen competition. No goodwill impairment charges were recognized during the years ended September 30, 2017 and 2016.
We have the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. The option of whether or not to perform a qualitative assessment is made annually and may vary by reporting unit. Factors we consider in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of our reporting units, events or changes affecting the composition or carrying amount of the net assets of our reporting units, sustained decrease in our share price, and other relevant entity specific events. If we determine not to perform the qualitative assessment or if we determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying value, then we perform a quantitative test for that reporting unit. The fair value of each reporting unit is compared to the reporting unit’s carrying value, including goodwill. Subsequent to the adoption on January 1, 2017 of ASU No. 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment, if the fair value of a reporting unit is less than its carrying value, we recognize an impairment equal to the excess carrying value, not to exceed the total amount of goodwill allocated to that reporting unit.
For a discussion of the estimate methodology and the significance of various inputs, please see the subheading below titled “Use of Estimates.”
We have determined that we have eight reporting units. For the years ended September 30, 2017 and 2016, we performed a quantitative assessment for each of our reporting units. We determined that none of the reporting units were impaired. Material goodwill does not exist at reporting units that are at risk of failing our quantitative test of their fair value.

Intangible Assets
Intangible assets include acquired merchant relationships, residual buyouts, trademarks, tradenames, website development costs and non-compete agreements. Merchant relationships represent the fair value of customer relationships we purchased. Residual buyouts represent the right to not have to pay a residual to an independent sales agent related to certain future transactions of the agent’s referred merchants.
We amortize definite lived identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise utilized. The estimated useful lives of our customer-related intangible assets approximate the expected distribution of cash flows, whether straight-line or accelerated, generated from each asset. The useful lives of contract-based intangible assets are equal to the terms of the agreement.
Management evaluates the remaining useful lives and carrying values of long lived assets, including definite lived intangible assets, at least annually or when events and circumstances warrant such a review, to determine whether significant events or changes in circumstances indicate that a change in the useful life or impairment in value may have occurred. There were no impairment charges during the years ended September 30, 2017 and 2016.
Income Taxes
i3 Verticals, LLC and its subsidiaries are limited liability companies and have elected to be taxed as a partnership for income tax purposes. As such, any income (losses) flow through to the individual members of i3 Verticals, LLC and they are taxed accordingly. Some states have enacted statutes that treat partnerships as taxable entities for state income tax purposes. Thus, partnerships formed in these states or operating in these states may be subject to taxation on income generated within the states’ boundaries.
The amount provided for state income taxes is based upon the amounts of current and deferred taxes payable or refundable at the date of the consolidated financial statements as a result of all events recognized in the financial statements as measured by the provisions of enacted tax laws.
Under GAAP, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. We have no uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements.
Valuation of Contingent Consideration
On occasion, we may have acquisitions which include contingent consideration. Accounting for business combinations requires us to estimate the fair value of any contingent purchase consideration at the acquisition date. For a discussion of the estimate methodology and the significance of various inputs, please see the subheading below titled “Use of Estimates.” Changes in estimates regarding the fair value contingent purchase consideration are reflected as adjustments to the related liability and recognized within operating expenses in the consolidated statements of operations. Short and long-term contingent liabilities are presented within accrued expenses and other current liabilities and other long-term liabilities on our consolidated balance sheets, respectively.
Classification of Financial Instruments
We classify certain financial instruments issued as either equity or as liabilities. Determination of classification is based upon the underlying properties of the instrument. See specific discussion regarding the nature of instruments issued, the presentation on the consolidated financial statements and the related valuation method applied in Notes 9, 11, 12 and 13 in our audited consolidated financial statements included elsewhere in this prospectus.
Revenue Recognition and Deferred Revenue
Revenue is recognized when it is realized or realizable and earned, in accordance with ASC 605, Revenue Recognition (“ASC 605”). Recognition occurs when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. We accrue for rights of refund, processing errors or penalties, or other related allowances based on historical experience.
More than 85% of our gross revenue for the years ended September 30, 2017 and 2016 is derived from volume-based payment processing fees (“discount fees”) and other related fixed transaction or service fees. The remainder is comprised of sales of software licensing subscriptions, ongoing support, and other POS-related solutions we provide to our clients directly and through our processing bank relationships.
Discount fees represent a percentage of the dollar amount of each credit or debit transaction processed. Discount fees are recognized at the time the clients’ transactions are processed. We follow the requirements of ASC 605-45 Revenue Recognition—Principal Agent Considerations (“ASC 605-45”), in determining our client processing services revenue reporting. Generally, where we have control over client pricing, merchant portability, credit risk and ultimate responsibility for the client, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the client. This amount includes interchange fees paid to card issuing banks and assessments paid to payment card networks pursuant to which such parties receive payments based primarily on processing volume for particular groups of clients. Revenues generated from merchant portfolios where we do not have control over merchant pricing, liability for merchant losses or credit risk or rights of portability are reported net of interchange and other fees.
Revenues are also derived from a variety of fixed transaction or service fees, including authorization fees, convenience fees, statement fees, annual fees, and fees for other miscellaneous services, such as handling chargebacks. Revenues derived from service fees are recognized at the time the services are performed and there are no further performance obligations. Revenue from the sale of equipment is recognized upon transfer of ownership and delivery to the customer, after which there are no further performance obligations.
Revenues from sales of our software licensing subscriptions are recognized when they are realized or realizable and earned. Revenue is considered realized and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable and collection of the resulting receivable is reasonably assured. Contractual arrangements are evaluated for indications that multiple element arrangements may exist including instances where more-than-incidental software deliverables are included. Arrangements may contain multiple elements, such as hardware, software products, maintenance, and professional installation and training services. Revenues are allocated to each element based on the selling price hierarchy. The selling price for a deliverable is based on vendor specific objective evidence of selling price, if available, third party evidence, or estimated selling price. We establish estimated selling price, based on the judgment of our management, considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. In arrangements with multiple elements, we determine allocation of the transaction price at inception of the arrangement based on the relative selling price of each unit of accounting.
In multiple element arrangements where more-than-incidental software deliverables are included, we applied the residual method to determine the amount of software license revenues to be recognized. Under the residual method, if fair value exists for undelivered elements in a multiple-element arrangement, such fair value of the undelivered elements is deferred with the remaining portion of the arrangement consideration recognized upon delivery of the software license or services arrangement. We allocate the fair value of each element of a software related multiple-element arrangement based upon its fair value as determined by vendor specific objective evidence of selling price, with any remaining amount allocated to the software license. If evidence of the fair value cannot be established for the undelivered elements of a software arrangement, then the entire amount of revenue under the arrangement is deferred until these elements have been delivered or objective evidence can be established. These amounts, if any, are included in deferred revenue in the consolidated balance sheets. Revenues related to software licensing subscriptions, maintenance or other support services with terms greater than one month are recognized ratably over the term of the agreement.
Interchange and Network Fees and Other Cost of Services
Interchange and network fees consist primarily of fees that are directly related to discount fee revenue. These include interchange fees paid to issuers and assessment fees payable to card associations, which are a percentage of the processing volume we generate from Visa and Mastercard, as well as fees charged by card-issuing banks. Other costs of services include costs directly attributable to processing and bank sponsorship costs, which may not be based on a percentage of volume. These costs also include related costs such as residual payments to sales groups, which are based on a percentage of the net revenues generated from client referrals. In certain client processing bank relationships we are liable for chargebacks against a client equal to the volume of the transaction. Losses resulting from chargebacks against a client are included in other cost of services on the accompanying consolidated statement of operations. We evaluate our risk for such transactions and estimate our potential loss from chargebacks based primarily on historical experience and other relevant factors. The reserve for client losses is included within accrued expenses and other current liabilities on the accompanying consolidated balance sheets. The cost of equipment sold is also included in other cost of services. Interchange and other costs of services are recognized at the time the client’s transactions are processed.
We account for all governmental taxes associated with revenue transactions on a net basis.
Equity-based Compensation
We account for grants of equity awards to employees in accordance with ASC 718, Compensation—Stock Compensation. This standard requires compensation expense to be measured based on the estimated fair value of the share-based awards on the date of grant and recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.
For the six months ended March 31, 2018 and 2017, and the years ended September 30, 2017 and 2016, we recognized no equity-based compensation.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, the value of purchase consideration paid and identifiable assets acquired and assumed in acquisitions, goodwill and intangible asset impairment review, warrant valuation, revenue recognition for multiple element arrangements, loss reserves, assumptions used in the calculation of equity-based compensation and in the calculation of income taxes, and certain tax assets and liabilities as well as the related valuation allowances. Actual results could differ from those estimates.
Below is a summary of our critical accounting estimates for which the nature of management’s assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and for which the impact of the estimates and assumptions on our financial condition or operating performance is material.
Contingent Consideration in Acquisitions
On occasion, we may have acquisitions that include contingent consideration. Accounting for business combinations requires us to estimate the fair value of any contingent purchase consideration at the acquisition date. Where relevant, the fair value of contingent consideration included in an acquisition is calculated using a Monte Carlo simulation.
The contingent consideration is revalued each period until it is settled. Management reviews the historical and projected performance of each acquisition with contingent consideration and uses an income probability method to revalue the contingent consideration. The revaluation requires management to make certain assumptions and represent management's best estimate at the valuation date. The probabilities are determined based on a management review of the expected likelihood of triggering events that would cause a change in the contingent consideration paid.
Goodwill
We test goodwill for impairment using a fair value approach at least annually, absent some triggering event that would require an interim impairment assessment. Absent any impairment indicators, we perform our goodwill impairment testing as of July 1 each year.

In our goodwill impairment review, we use significant estimates and assumptions that include the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. Our assessment of qualitative factors involves significant judgments about expected future business performance and general market conditions. In a quantitative assessment, the fair value of each reporting unit is determined based on a combination of techniques, including the present value of future cash flows, applicable multiples of competitors and multiples from sales of like businesses, and requires us to make estimates and assumptions regarding discount rates, growth rates and our future long-term business plans. Changes in any of these estimates or assumptions could materially affect the determination of fair value and the associated goodwill impairment charge for each reporting unit.
Warrant Valuation
As of March 31, 2018, there were 1,424 Mezzanine Warrants outstanding and exercisable to purchase common units of i3 Verticals, LLC. The Mezzanine Warrants are mandatorily redeemable and embody a conditional obligation to redeem the instrument by a transfer of assets. The Mezzanine Warrants are remeasured at each reporting date through the settlement of the instrument and changes in value are reflected in earnings.
We use the Black-Scholes option pricing model to determine the fair market value of the Mezzanine Warrants at each reporting date. The option pricing model requires the input of highly subjective assumptions, including our estimated enterprise value, expected term of the warrants, expected volatility, risk-free interest rates and discount for lack of marketability. To determine the fair value of the Mezzanine Warrants, we engage an outside consultant to prepare a valuation of the unit price at each reporting period, using information provided by management and information obtained from private and public sources. The fair market value of the Mezzanine Warrants was $9.0 million as of March 31, 2018 and $0.8 million as of September 30, 2017.
We use an expected volatility based on the historical volatilities of a group of guideline companies and estimated a liquidity event in June 2018 to determine the term of the Mezzanine Warrants. The risk-free interest rates are obtained from publicly available U.S. Treasury yield curve rates. The discount for lack of marketability was determined using the Finnerty Model.
Based on our analysis, the most highly sensitive input in our option pricing model relates to management’s forecasted earnings. For example, if management’s forecasted earnings increases, we would record additional losses from the change in fair value of warrant liability. Conversely, if management’s forecasted earnings decreases, we would record a gain from change in fair value of warrant liability. Other inputs such as expected volatility and the risk free interest rate will have a less material impact of the valuation of the warrant liability.
Related Parties
Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-dealing markets may not exist. A description of related-party transactions is provided in Note 20 in our audited consolidated financial statements included elsewhere in this prospectus.
Recently Issued Accounting Pronouncements
In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment (Topic 350), which removes step two of the goodwill impairment test. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. For public companies, this ASU is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019, but early adoption is permitted for impairment tests after January 1, 2017. We have adopted this standard as of January 1, 2017. There was no impact on our 2017 consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations: Clarifying the Definition of a Business (Topic 805). This ASU clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. For public companies, this ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted. We have adopted this standard for the year ended September 30, 2017. There was no impact on our 2017 consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The amendments in ASU 2016-18 require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. As an emerging growth company, we will not be required to adopt this ASU until October 1, 2019. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in this ASU should be applied using a retrospective transition method to each period presented. We are currently evaluating the impact of the adoption of this principle on our consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (Topic 230). The update clarifies how cash receipts and cash payments in certain transactions are presented and classified in the statement of cash flows. The effective date of this update is for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. As an emerging growth company, the Company will not be required to adopt this ASU until October 1, 2019. The update requires retrospective application to all periods presented but may be applied prospectively if retrospective application is impracticable. We are currently evaluating the impact of the adoption of this principle on our consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU amends the existing guidance by recognizing all leases, including operating leases, with a term longer than twelve months on the balance sheet and disclosing key information about the lease arrangements. The effective date of this update is for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. As a public business entity, we are an emerging growth company and have elected to use the extended transition period provided for such companies. As a result, we will not be required to adopt this ASU until October 1, 2020. The update requires modified retrospective transition, which requires application of the ASU at the beginning of the earliest comparative period presented in the year of adoption. We are currently evaluating the impact of the adoption of this principle on our consolidated financial statements.
In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement—Period Adjustments (Topic 805), which eliminates the requirement for an acquirer to retrospectively adjust the financial statements for measurement-period adjustments that occur in periods after the business combination is consummated. We have adopted this standard for the year ended September 30, 2016. There was no impact on our 2016 or 2017 consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers (Topic 606). The ASU supersedes the revenue recognition requirements in ASC 605. The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard, as amended, is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. As an emerging growth company, we will not be required to adopt this ASU until October 1, 2019. The amendment allows companies to use either a full retrospective or a modified retrospective approach to adopt this ASU. We have formed a project team and are currently assessing the impact of the adoption of this principle on our consolidated financial statements.
Off-Balance Sheet Arrangements
We have no off-balance sheet financing arrangements.

Effects of Inflation
While inflation may impact our revenues and cost of services, we believe the effects of inflation, if any, on our results of operations and financial condition have not been significant. However, there can be no assurance that our results of operations and financial condition will not be materially impacted by inflation in the future.
Quantitative and Qualitative Disclosure About Market Risk
Interest Rate Risk
As of September 30, 2017, we had borrowings outstanding of $85.6 million under the 2016 Senior Secured Credit Facility. The 2016 Senior Secured Credit Facility accrued interest, payable monthly, at prime plus a margin of 0.50% to 2.00% or at the 30-day LIBOR rate plus a margin of 3.50% to 5.00%, in each case depending on the ratio of consolidated debt to EBITDA, as defined in the agreement. Additionally, the Senior Secured Credit Facility required us to pay unused commitment fees of up to 0.30% on any undrawn amounts under the revolving line of credit. A 1.0% increase or decrease in the interest rate applicable to the 2016 Senior Secured Credit Facility (which is the LIBOR rate) would have had a $0.9 million impact on the results of the business.
We have outstanding borrowings under our Senior Secured Credit Facility and may incur additional borrowings from time to time for general corporate purposes, including working capital and capital expenditures. As of March 31, 2018, the interest rate applicable to the senior secured term loan is, at our option, equal to either (1) the Eurocurrency option with an effective rate of LIBOR plus a margin of 2.75% to 4.00% or (2) the alternative base rate with an effective rate of the prime rate plus a margin of 0.50% to 2.00%. In the case of both the LIBOR borrowings or base rate borrowings, the margin rate is determined by a ratio of our consolidated debt to EBITDA.
As of March 31, 2018, we had borrowings outstanding of $108.3 million under the Senior Secured Credit Facility. A 1.0% increase or decrease in the interest rate applicable to such borrowing (which is the LIBOR rate) would have a $1.1 million impact on the results of the business.
Foreign Currency Exchange Rate Risk
Invoices for our services are denominated in U.S. dollars. We do not expect our future operating results to be significantly affected by foreign currency transaction risk.

BUSINESS
Our Company
Recognizing the convergence of software and payments, i3 Verticals was founded in 2012 with the purpose of delivering seamless integrated payment and software solutions to SMBs and organizations in strategic vertical markets. Since commencing operations, we have built a broad suite of payment and software solutions that address the specific needs of SMBs and other organizations in our strategic vertical markets, and we believe our suite of solutions differentiates us from our competition. Our primary strategic vertical markets include education, non-profit, public sector, property management and healthcare. These vertical markets are large, growing and tend to have increasing levels of electronic payments adoption compared to other industries. In addition to our strategic vertical markets, we also have a growing presence in the B2B payments market. We processed approximately $10.3 billion in total payment volume in 2017, growing at a CAGR of 67% since 2014.
We distribute our payment technology and proprietary software solutions to our clients through our direct sales force as well as through a growing network of distribution partners, including ISVs, VARs, ISOs and other referral partners, including financial institutions. Our ISV partners represent a significant distribution channel and enable us to accelerate our market penetration through a cost effective one-to-many distribution model that tends to result in high retention and faster growth. From September 30, 2016 to September 30, 2017, we increased our network of ISVs from 13 to 22, which produced an increase in average monthly payment volume of 155%. We believe our model is highly effective at reaching new potential clients.
Our integrated payment and software solutions feature embedded payment capabilities tailored to the specific needs of our clients in strategic vertical markets. Our configurable payment technology solutions integrate seamlessly into clients’ third-party business management systems, provide security that complies with PCI DSS and include extensive reporting tools. In addition to integrations with third party software, we deliver our own proprietary software solutions that increase the productivity of our clients by streamlining their business processes, particularly in the education, property management and public sector markets. We believe our proprietary software further differentiates us from our competitors in these strategic verticals and enables us to maximize our payment-related revenue. Through our proprietary gateway, we offer our clients a single point of access for a broad suite of payment and software solutions, enabling omni-channel POS, spanning brick and mortar and electronic and mobile commerce, including app-based payments.
We primarily focus on strategic vertical markets where we believe we can be a leader in vertically-focused, integrated payment and software solutions. Our strategic vertical markets include:

•
Education—We assist schools in completing payment processing functions such as accepting payments for school lunches (online, at school, or at the POS), school activities, selling products from the online student store while managing inventory, ticket sales and attendance at athletic and other events, enabling parents and students to complete forms electronically and enabling parents to make installment payments on higher-priced items.

•
Non-profit—We simplify the payment process for donations, charity auctions, church contributions and tickets to fundraising events, among others, empowering our clients to increase both their revenues and the time they devote to their core activities.

•
Public Sector—We assist public entities by efficiently collecting taxes, fines and certain fees; providing customer service responses to customer calls; and increasing the means available to make payments (online, in person or via mobile).

•
Property Management—We assist landlords and property managers in the rent collection process by providing centralized reporting for card and ACH payments, bank-level PCI DSS compliant security and solutions that integrate with third-party accounting software. This solution is becoming a popular option in the fast-growing shared workspace industry.

•
Healthcare—We enable clients in our healthcare vertical to accept payments through mobile and POS solutions; to use consumer-facing payment devices that allow receptionists and clerical staff to focus their attention elsewhere; and to use revenue cycle management tools to help shrink the volume of accounts that they turn over to collection agencies.

We have a longer term goal of being a leader in six to ten strategic vertical markets. We target vertical markets where businesses and organizations tend to lack integrated payment functionality within their business management systems and where we face less competition for our solutions. In many cases, we deliver our proprietary software solutions to strategic vertical markets through the PayFac model, where we:

•	enable superior data management by aggregating multiple small merchants under our “master” account, resulting in the collection and management of data not historically readily available;

•	streamline and simplify merchant onboarding, often resulting in client approval in minutes or hours rather than days or weeks; and

•	provide ease of reporting and reconciliation, allowing our clients to accept electronic payments in a faster, more convenient fashion.
As more ISVs seek to differentiate their offerings by seamlessly integrating payment functionality into their software solutions, the PayFac model has gained significant momentum. Before PayFacs were an option, any business looking to accept credit cards was required to establish an individual merchant account, which is often costly and time-consuming for small merchants.
In addition to our vertical markets, we have a growing presence in the B2B payments sector, where we provide value-added solutions that enhance card capabilities and payment processing technology that integrates with our client’s accounting systems. The B2B payment market is among the fastest-growing segments within payments. Compared with business-to-consumer payments where, according to The Nilson Report, approximately 75% of payment volume was processed through electronic methods in 2016, the B2B payments market is significantly less penetrated by electronic payments. According to PayStream Advisors’ 2017 Electronic Payments Report, checks account for more than 45% of B2B payments, presenting an opportunity for further adoption of card-based and other electronic payments.
An important part of our long-term strategy is acquisition-driven growth. To date, we have completed nine “platform” acquisitions and twelve “tuck-in” acquisitions. Our platform acquisitions—including Axia, PaySchools, SDCR, Inc., Fairway and Infintech—have opened new strategic vertical markets, broadened our technology and solutions suite and expanded our client base, while our tuck-in acquisitions have augmented our existing payment and software solutions and added clients. Our growth strategy is to continue to build our company through a disciplined combination of organic growth and growth through platform and tuck-in acquisitions. With more than 3,500 U.S. payments companies registered with Visa and over 10,000 ISVs doing business in the United States, we are confident that we will continue to be successful in finding acquisition targets to supplement our organic growth.
We have built a deep and experienced executive-level management team. Greg Daily, our Chairman and Chief Executive Officer, and Clay Whitson, our Chief Financial Officer, have each previously served in similar roles with PMT Services, Inc. and iPayment, Inc. Our President, Rick Stanford, who is responsible for mergers and acquisitions, has a 30-year professional relationship with Mr. Daily and Mr. Whitson, including working together at PMT Services, Inc. Rob Bertke, our Chief Technology Officer, has over 20 years of experience in the payment technology and B2B commerce industries. Importantly, many of our acquisitions have added managers with extensive knowledge of their vertical markets and deep client relationships.
We generate revenue primarily from payment processing services, which principally include but are not limited to volume-based fees, provided to clients throughout the United States. Our payment processing services enable clients to accept electronic payments, facilitating the exchange of funds and transaction data between clients, financial institutions and payment networks. Our payment processing services include merchant onboarding, risk and underwriting, authorization, settlement, chargeback processing and other merchant support. We also generate revenue from software licensing subscriptions, ongoing support, and other POS-related solutions that we provide to our clients directly and through our distribution partners. Due to our integrated payment and software solutions and our distribution network, we are able to drive significant scale and operating efficiencies, which enable us to generate strong operating margins and profitability. For the six month period ended March 31, 2018, we generated $154.9 million in revenue, $(7.2) million of net loss and $14.6 million of adjusted EBITDA, compared to $124.5 million in revenue, $(0.4) million of net loss and $9.1 million of adjusted EBITDA for the comparable period in 2017, an increase of 24% and 60% for revenue and adjusted EBITDA, respectively. In fiscal year 2017, we generated $262.6 million in revenue, $0.9 million of net income and $19.3 million of adjusted EBITDA, compared to $199.6 million in revenue, $(2.1) million of net loss and $17.6 million of adjusted EBITDA in fiscal year 2016, an increase of 32% and 10% for revenue and adjusted EBITDA, respectively. See “Summary Historical and Pro Forma Consolidated Financial and Other Data” for a discussion of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.
Industry Background
Overview of the Electronic Payments Industry
The electronic payments industry is massive, with growth fueled by powerful long-term trends that continue to increase the acceptance and use of electronic-based payments compared to paper-based payments. The industry is serviced by a variety of providers, including issuers, payment networks and merchant acquirers. According to The Nilson Report, purchase volume on credit, debit and prepaid cards in the United States was approximately $6.2 trillion in 2016 and is estimated to reach nearly $8.5 trillion by 2021, a CAGR of 6.6%. Additionally, B2B payments represent a large, high growth opportunity, with card-based payments gaining momentum in a market where checks still account for more than 45% of supplier-related payments according to PayStream Advisors’ 2017 Electronic Payments Report.
Convergence of Payments, Software and Integrated Technology
The electronic payments industry is undergoing a transformation fueled by rapid advancements in technology over the past decade, including the proliferation of APIs that facilitate seamless integration between various software programs and payment technology. This transformation is empowering businesses and organizations to benefit from the increased utility associated with embedding payment solutions within software. Increasingly, payment solutions are embedded within the software that merchants use for other critical business functions, such as POS, accounting, inventory management, drawer reconciliation, CRM and order entry.
SMBs and other organizations are increasingly demanding bundled payment and software solutions. To deliver more value to clients, ISVs and payment companies are partnering to meet this demand, often entering into revenue sharing arrangements related to payment processing revenue. More recently, some ISVs are bundling proprietary payment capabilities with software offerings to create a comprehensive, integrated solution for clients and to optimize the revenue opportunity associated with payments.
As more ISVs seek to differentiate their offerings by seamlessly integrating payment capabilities into their software solutions, the PayFac model has gained significant momentum. The PayFac model provides companies not traditionally in the business of delivering payment services (e.g., ISVs) with a master merchant account, enabling SMB clients to accept electronic payments through a sub-merchant contract. In addition to rapid, efficient onboarding, PayFacs offer various tools and services, including streamlined reporting and client support. PayFac transaction volume is projected to grow at a CAGR of 88% from 2016 to 2021, reaching $513 billion in annual processing volume in 2021, according to a 2016 report from Double Diamond Payments Research titled “Why Software Vendors Should Be Payment Facilitators.”
Overview of the Traditional Merchant Acquiring Industry
Historically, to facilitate the acceptance of card-based payments at the POS, banks began providing payment services to their local merchants. Providers of these services, both divisions of banks and independent companies, became known as merchant acquirers. The merchant acquiring industry has grown significantly as more and more merchants and organizations accept card-based payments in response to their growing adoption by consumers. More than 3,500 payments service providers are registered with Visa in the United States. These acquirers can be categorized as follows:

•
Non-Bank Merchant Acquirers—These providers use their own proprietary platforms to sell merchant acquiring solutions delivering fully integrated end-to-end capabilities. Examples include Global Payments, First Data and WorldPay. These providers typically generate revenue based on dollar volume processed as well as transaction and other ancillary service fees (e.g., PCI compliance fees).

•	Banks—A few banks in the United States, such as JPMorgan Chase and U.S. Bancorp, possess in-house processing functions, but most outsource their merchant acquiring services to a non-bank merchant acquirer. Banks typically sell merchant acquiring services in combination with other commercial banking products (e.g., bank accounts, loans, treasury services).

•
Independent Sales Organizations (ISOs)—These providers typically use a sales force to sell payment services to businesses and organizations (at a retail price) in a specific market segment or geographic region. ISOs typically outsource merchant acquiring functions and some back office support functions to a bank or non-bank merchant acquirer (at a wholesale price).

•
Other Acquirers—These providers are typically less established and early-stage vendors seeking to offer new payment methods and devices, such as healthcare organizations creating their own technology for electronic payments.

The services provided directly to businesses and organizations and the fees collected from them for those services can vary depending on each provider’s in-house technology capabilities and the number of services that they outsource to other providers. Typically, merchant acquirers can earn more revenue if they provide more services in-house; however, only a few providers in the U.S. have the capability to provide all of these solutions, and even fewer provide bundled payment and software solutions.
Overview of the Merchant Client Base
According to First Annapolis, there are over 25 million merchants in the United States that can potentially accept electronic payments at a POS. As shown in the following diagram, the majority of these merchants are SMBs:
Client Segmentation of the Merchant Acquiring Industry

SEGMENT
EST. # OF BUSINESS
EST. CREDIT / DEBIT DOLLAR VALUE
EST. NET REVENUE
Mega-business
125
$1,562BN
$0.5BN
Large
50,000
$750BN
$1.1BN
Mid-size
185,000
$462BN
$2.3BN
Small business
7.0MM
$350BN
$3.6BN
Micro business (potential)
20.0MM
$100-$300 BN
$0.8-$2.2BN

Source: First Annapolis; 2010 estimates
Many traditional merchant acquirers sell their payment processing services to various sizes of merchants and organizations, from SMBs to large enterprises. As potential customers, we believe SMBs have many attractive characteristics. SMBs generally lack the resources of large enterprises to invest heavily in technology and therefore are more dependent on service providers, such as merchant acquirers, to handle critical functions, including payment acceptance and other support services. Technology needs for SMBs are increasingly complex. As electronic and mobile commerce continues to grow as a percentage of purchase volume, businesses and organizations require additional capabilities to serve their customers in an increasingly omni-channel world. In addition, SMBs are seeking software solutions for a variety of their business functions, including marketing, inventory management, invoicing and other industry-specific applications. Merchant acquirers can better serve SMBs by working with ISVs or offering proprietary software that helps meet the requirements of these businesses and organizations. A wide variety of merchants and organizations make up the SMB market segment. As a result, there is less risk of client concentration. While the size of the market opportunity is considerable, the needs of potential clients in different segments vary significantly, benefiting those providers that deliver integrated payment solutions tailored to their specific needs.
Our Competitive Strengths
We believe we have attributes that differentiate us from our competitors and provide us with significant competitive advantages. Our key competitive strengths include:
Innovative Payment and Software Solutions Tailored for Strategic Verticals
We believe our ability to deliver innovative payment and software solutions tailored to the specific needs of businesses and organizations in our strategic vertical markets differentiates us from our competitors. Our seamlessly integrated payment and software solutions can be used across multiple channels and industry verticals through our gateway and through our PayFac model and permit us to tailor our solutions to specific needs of individual vertical markets. We focus on providing value-add, flexible, scalable and innovative electronic payment and software solutions to clients in attractive, high growth strategic vertical markets such as education, non-profit, public sector, property management and healthcare. We target vertical markets that are large and growing, where businesses and other organizations typically lack integrated payment functionality within their business management system, there is potential for significant market penetration of our solutions and competition for our solutions is fragmented. We have built, through strategic acquisitions and internal development, a specialized and tailored payment and software solutions business, powered by a broad network of distribution partners that allows us to integrate and cross-sell our solutions to businesses and organizations in these strategic vertical markets. We believe our deep domain knowledge in each of our strategic vertical markets provides us unique insight into our clients’ needs, and enables us to deliver high-quality traditional and PayFac solutions with vertical-specific client support.
Additionally, we provide a comprehensive suite of horizontal solutions that complement our vertically focused solutions and enable us to further penetrate each vertical market. Our horizontal solutions include virtual terminals, POS technology, mobile solutions, countertop and wireless terminals, electronic invoice presentment and payment, event registration, online reporting, expedited funding, PCI validation, integrated forms and client analytics.
Expertise in ISV Distribution
We distribute our payment technology and proprietary software solutions to our clients through our direct sales force as well as through a growing network of distribution partners, including ISVs. We embed our payment technology into our proprietary vertical software solutions, or into solutions developed by ISVs, empowering our clients to benefit from the seamless integration of payments and software. We currently have approximately 25 ISV distribution partners. Our ISV partner strategy represents a significant distribution channel and enables us to accelerate our market penetration through a cost effective one-to-many distribution model that tends to result in high retention and faster growth. We sell our services to our ISV partners’ customer base, effectively broadening our target base. We consider our expertise in integrating our payment processing solutions into our distribution partners’ software to be a key competitive advantage that has enabled us to construct a highly diversified customer base with relatively high retention rates. We have also acquired ISVs in certain strategic vertical markets, which we believe further differentiates us from our competitors and improves our results of operations.
Robust Gateway and Technology Platform Delivering Sophisticated Payment and Software Solutions
We have developed a suite of technology solutions that can be deployed on a variety of platforms. Our solutions include a range of traditional and innovative products, and our technology includes proprietary software that serves our verticals and offers a unified suite of APIs that provide streamlined payment integration. Our defined project development processes enable us to deploy initial downloads and upgrades in a quick and efficient manner via the cloud. Our centralized development process and the broad compatibility of our products permit us to quickly respond to changing market trends, which competitors who rely on third-party providers for their technological needs are less equipped to do. Our solutions provide redundancy, scalability, high availability and PCI Service Level Provider Level 1 Security.
Through our proprietary gateway, we provide our clients a single point of access for a broad suite of payment and software solutions, spanning POS, e-commerce and mobile devices. Leveraging our technology, we are able to provide our clients with solutions that are highly secure, scalable and available. In addition, our broad suite of payment and software solutions can evolve to meet the needs of our clients as their complexity, size or requirements change, providing sophisticated reporting and intelligence tools embedded within each client’s existing business management systems. In certain vertical markets such as education, property management and public sector, we offer proprietary software solutions that increase the productivity of our clients by streamlining their business processes. Our payment solutions, including PCI DSS-compliant security, integrate seamlessly into a client’s business management system and can be tailored to the client’s needs, with extensive reporting tools.
Attractive Operating Model
We have grown rapidly since our founding, with payment volume growth over the prior year of 26% in 2017, 138% in 2016 and 55% in 2015. We believe our deep domain knowledge within our strategic vertical markets, the embedded nature of our integrated payment and proprietary software solutions and our strong client relationships drive improved client retention and revenue growth. We have invested significantly in our software solutions to increase the usability, functionality and capacity of our integrated solutions, and with the continued growth of our business, we have been able to benefit from economies of scale. By leveraging our technology, we have grown our client portfolio at a rate exceeding our other non-processing expenses. The relationships we have developed with a significant number of distribution partners, including ISVs and VARs, contribute to efficient client acquisition, high retention and lifetime value and, ultimately, strong revenue and earnings growth. Given that we predominantly generate transaction-based revenue, we can confidently predict at the beginning of each fiscal year our recurring revenue and cash flow, excluding the effects of acquisitions, for that fiscal year. Further, we have minimal client and vertical market concentration, which insulates us from fluctuations within any given vertical market.
Proven Acquisition and Integration Strategy
A core component of our growth strategy includes a disciplined approach to acquisitions of companies and technology, evidenced by nine platform acquisitions and twelve tuck-in acquisitions since our inception in 2012. Our acquisitions have opened new strategic vertical markets, increased the number of businesses and organizations to whom we provide solutions and augmented our existing payment and software solutions and capabilities. For example, our platform acquisition of Infintech in July 2015 opened the B2B market for our solutions. Our management team has significant experience acquiring and integrating providers of payment processing services and providers of vertical market software that complement our existing suite of products and solutions. Due to our management team’s longstanding relationships and domain expertise, we have developed a strong pipeline of acquisition targets and are constantly evaluating businesses against our acquisition criteria.
Experienced Team with Strong Execution Track Record
We have built a deep and experienced executive-level management team. Greg Daily, our Chairman and Chief Executive Officer, and Clay Whitson, our Chief Financial Officer, have each previously served in similar roles with iPayment, Inc. and PMT Services, Inc. Our President, Rick Stanford, who is responsible for mergers and acquisitions, has a 30-year professional relationship with Mr. Daily and Mr. Whitson, including working together at PMT Services, Inc. Substantial value was created at both PMT Services, Inc. and iPayment, Inc. through organic and acquisition-based growth. From PMT Services’ IPO on August 12, 1994 until its sale on September 24, 1998, PMT Services’ cumulative stock return was 713%, compared to the 126% cumulative stock return of the S&P 500 during the same period, excluding dividends. From iPayment’s IPO on May 12, 2003 until it was taken private on May 10, 2006, iPayment’s cumulative stock return was 172%, compared to the 40% cumulative stock return of the S&P 500 during the same period, excluding dividends. There can be no assurance, however, that these executives will be able to create similar increases in the value of i3 Verticals, Inc. Rob Bertke, our Chief Technology Officer, has over 20 years of experience in the payment technology and B2B commerce industries.
Many of our acquisitions have added key members of management with extensive knowledge of their vertical markets and deep distribution partner and client relationships. We typically structure acquisitions with the goal of retaining and incentivizing key members of management, through equity incentives and earn-outs that align their interests with those of our shareholders.
Our Growth Strategy
Expand Our Network of Distribution Partners
We have experienced significant growth through our network of distribution partners, particularly within integrated channels. We have approximately 25 ISV distribution partners and intend to continue expanding our distribution network to reach new ISVs as well as other new partners within our strategic vertical markets. Further, we intend to expand into new verticals as our current distribution partners and clients expand their own businesses. We believe that our differentiated payments platform, combined with our vertical expertise, will enable us to methodically engage new distribution partners.
Continue to Enhance Our Suite of Technology Solutions
We intend to strengthen our position in our various vertical markets through continuous product innovation and enhancement. We have a strong track record of introducing to our clients new products and solutions that increase convenience, enhance ease of use, improve integration with their other business management systems and offer greater functionality. For example, we have introduced our online forms technology to our education vertical, which allows parents and students to complete forms electronically and integrate them with general ledger platforms in a centralized database while seamlessly accepting payment for those activities, where applicable. In addition, we plan to take advantage of our proprietary, integrated gateway and service capabilities to provide PayFac services in our strategic vertical markets. Through continued product innovation and enhancement, we believe we can increase client retention and improve our ability to win new business. Further, we will continue to invest in our technology and proprietary software that drives our competitiveness and position within our verticals.
Grow With Our Existing Distribution Partners and Clients
We focus on strategic vertical markets where there is a large addressable market, the client base is highly fragmented and penetration of electronic payments is below that of the overall economy. Our potential clients are in continual search of payment solutions and software to help them offer multiple value-added services and sell through various channels to provide a convenient customer experience, increase sales and create business efficiencies. We intend to grow organically with our existing distribution partners by providing compelling integrated payment technology and proprietary software solutions to clients. We believe that by cross-selling new and value-added services and promoting our omni-channel capabilities to our existing clients, we will help our clients succeed and grow their payment volume. We believe a subset of our client base uses integrated payment solutions, and we intend to promote the adoption of these technologies.
Certain of our specific growth strategies include:

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Cross-sell Opportunities: We provide our distribution partners with the opportunity to market new products as they become available, making available new content that enhances the value of our distribution partners to their members.

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Event Participation: We identify opportunities to engage with client opportunities through event participation, including by sponsoring luncheons, attending tradeshows, and presenting at user conferences.

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Electronic Marketing: Our marketing team utilizes a variety of marketing techniques to enhance the awareness of our offerings to the distribution partner network, which align with our outbound sales effort and are intended to monitor the level of client engagement.

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Content Development: Our sales and marketing team partners with our distribution network to identify key topics of interest to their members, and we intend to continue work to craft new content covering popular topics related to the electronic payment industry.

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Incentive Programs: Our sales and marketing team works directly with our distribution partners to launch incentive programs intended to increase new referral activity through a variety of competitions and programs implemented each year.

Further Penetrate the Installed Merchant Base of Our Distribution Partners
We intend to continue to actively pursue the merchant base of our distribution partners. A significant number of businesses and other organizations within these channels are not currently using our solutions and have not yet been proactively approached or have not faced a reason to switch, such as contract expiration or a customer service issue. Many already have their electronic payments processed through another provider, while others are not yet accepting electronic payments. We intend to continue to capitalize on this significant opportunity by leveraging our relationships with our distribution partners, our extensive marketing capabilities, our vertically-focused sales force and our innovative payment technology. This focus allows us to expand within these markets and benefit from our clients’ organic growth.
Selectively Pursue Platform and Tuck-in Acquisitions
We intend to pursue platform acquisitions of vertically-focused integrated payment and software solution providers in new vertical markets. We also intend to continue to complement our organic expansion with accretive tuck-in acquisitions that enhance our market position within our existing strategic vertical markets. We expect that these acquisitions will expand our integrated platform, existing payment solutions and client reach. Since our formation in 2012, we have completed a total of nine platform and twelve tuck-in acquisitions that enabled us to enter new, or expand within existing, vertical markets. We have demonstrated the ability to execute and integrate acquisitions that augment our products and services and enhance the solution set we offer to our clients. For example, our platform acquisition of Fairway in August 2017 significantly enhanced our internal expertise and payment capabilities in the non-profit and healthcare verticals.
We intend to continue to funnel acquisition targets through our strong pipeline, while we also engage new candidates. We target companies that have a strong management team with significant expertise in a particular vertical market and that offer attractive growth potential. Once we have completed an acquisition, we monitor the acquired company’s performance and seek to improve its operations. Our corporate structure enables us to provide financial and strategic support, including capital, recruitment, back-office and IT functions to the companies we acquire. This decentralized management structure allows us to create management teams positioned to maximize the growth potential in existing and new vertical markets.
Our Products, Solutions and Technology
We deliver to our clients and distribution partners a comprehensive suite of integrated payment technology and software solutions to address the needs of SMBs and organizations in our strategic vertical markets. Our products and solutions are strategically aligned to support new client growth and promote customer retention.
We have developed a suite of payment technology solutions that:

•	integrate with a broad number of client business management systems;

•	perform a broad range of risk management, transaction processing and value-added services beneficial to our clients;

•	increase convenience to our clients;

•	provide ease of use and greater functionality for our clients; and

•	offer PCI-compliant security and extensive reporting tools.
We offer our clients a single point of access through our powerful, simple and capable proprietary core platform (“Burton Platform”). Combining a centralized environment for scalability, PCI SLP Level 1 security and redundancy, Burton Platform offers a broad suite of payment and software solutions, enabling omni-channel POS, spanning brick and mortar locations and electronic- and mobile-commerce, including app-based payments. We employ project management, release management and product development lifecycle methodologies that enable us to deploy initial downloads and upgrades in a quick and efficient manner via the cloud.

Our Technology Framework
We have a suite of proprietary solutions designed around horizontal and vertical market needs. This software suite includes eleven vertical software solutions and our core platform, Burton Platform. The following image shows the relationship between these technologies as well as interaction with third-party processing systems, clients and distribution partners.

i3 Verticals Proprietary Software
Bill&Pay An i3 Verticals Company
PaySchools Central
PaySchools Mobile
PaySchools Admin
PaySchools Store
QuikLunch by PaySchools
place an i3 Verticals company
Integrated Forms
Local Level Events
Court Solutions
i3 Virtual Terminal
Distribution Partners
Direct Sales Staff
Independent Software Vendors (ISVs)
Independent Sales Organizations (ISOs)
Other Partners
Burton Platform
3rd Party Providers
Traditional Merchant Processors
Banks / ODFIs
Payfac Processors
OUR CLIENTS

Our Core Platform—Burton Platform
Burton Platform is the core of our technology suite. A platform designed to be highly scalable, built for minimal downtime and high transaction volume, Burton Platform brings together common components of our vertical software technologies as well as several historically disparate solutions.
Burton Platform includes the following key components:

•	i3 Portal: i3 Portal is a web-based application with the ability to process payment card, ACH and check sales, schedule recurring payments and report on transactions processed.

•	i3 API Suite: i3 API Suite is a robust set of APIs available through a developer portal allowing ISVs to easily integrate traditional merchant processing, check and ACH as well as PayFac processing.

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Traditional Merchant Processing: Burton Platform supports the routing of transactions in real-time to the appropriate back-end processing system for authorization and settlement, while our front-end API supports more traditional “Merchant of Record” processing. The system communicates with the payment networks and processors to calculate appropriate pricing for settlement and funding.

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ACH Processing: Burton Platform supports ACH as well as remote deposit capture and Check 21 capability. This system communicates with check processors and originating depository financial institutions (ODFIs) to handle payment submission from account information, check MICR scanners and Check 21 image scanners.

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PayFac Merchant Processing: Burton Platform enables our PayFac solution to allow ISVs to quickly onboard new accounts, use dynamic pay-out to handle complex payment models and provide enhanced reconciliation reporting to their customers.

Burton Platform Components Under Development
In addition to the components already included on Burton Platform, we continue to invest in our platform to add greater feature functionality. Our three-year plan is to centralize multiple services into a single unified API accessible by our vertical software solutions as well as third-party software vendors, to include:

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i3 Microservices: The i3 Microservices subsystem is intended to be a suite of tools to help ISVs bring incremental functionality to their applications including tokenization, recurring payment and hosted application with digital signature, automated onboarding and fraud protection. These components remain under development, but many are available already on Burton Platform.

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i3 Tool Set: We expect our i3 Tool Set within Burton Platform to permit ISVs to add complete sub-systems to their software to bring additional value to their customers. We expect these components to include invoice/bill presentment and payment, event management and forms management all using Single Sign On (SSO) and centralized identity management.

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i3 Enterprise: We intend i3 Enterprise to integrate the operational components of our business and to provide a comprehensive proprietary system designed to strengthen client accounts sales with (a) faster account onboarding, (b) new management features, and (c) enhanced reporting. We expect this solution to include:

–	CRM: A lead / opportunity tracking system for internal sales and agent partners to increase the volume of new client accounts and maintain existing accounts;

–	Automated Account Boarding: Automated boarding (including KYC and OFAC checks) on the Burton Platform system as well as third-party processors and gateways;

–	Client Support and Retention: Sophisticated reporting to enable troubleshooting of client issues;

–	Risk Management and Fraud Monitoring: Advanced tools which will use activity rules for both pre-authorization and pre-settlement transactions;

–	Dispute and Chargeback Monitoring: An online system for logging disputes and tracking status; and

–	Residual Reporting: Calculations and financial reporting to track commissions.
Strategic Vertical Markets
We target vertical markets in which businesses and organizations tend to lack integrated payment functionality within their business management system. Additional attributes of these verticals often include a fragmented competitive environment, a large and increasing addressable market and an opportunity for significant market penetration and growth. We enter select vertical markets where we believe we can be a leader in vertically-focused, integrated payment technology and software solutions. We deliver all of our vertical software solutions as software-as-a-service (SaaS) solutions for web and mobile application.
Education—We serve K-12 school district leaders and staff members who need to collect and manage parent and community data and payments for supplementing budgets, quick reference, and reporting. Our education solution, which utilizes the PayFac model, is a self-serve payment and data collection software platform that manages critical parent and student information via web, mobile, and on-site transaction processing. We help schools with every aspect of payments including online payments, on-campus POS and data collection functionality for tracking, reporting and collecting funds. Ancillary value-add options enable our school districts to manage event, program and sports registrations. Using our convenience-fee payment technology, our school clients in this vertical often receive the full principal amount which alleviates reconciliation issues and processing costs.
Non-Profit—We deliver an integrated solution for processing payments from donors to non-profit organizations. These solutions assist non-profit organizations with ordinary course fundraising along with special one-time or “giving day” promotions that may include many separate organizations seeking donations as a result of a single marketing campaign. Our integrated solutions seamlessly integrate into the business management system for each respective non-profit to allow for efficient data capture and reporting.
Public Sector—We deliver integrated payment solutions in our public-sector vertical. These solutions allow our clients to process court, tax, utility, bail, and other public-sector payments, typically utilizing the PayFac model. Convenience-fee payment technology is also available to our public sector clients.
Healthcare—We provide businesses in our healthcare vertical with an integrated solution for processing payments from patients for various healthcare-related costs and fees. These payment solutions seamlessly integrate into our distribution partner ISV software to provide clients and their customers a bundled card payment solution. These ISV relationships promote our integrated payment solutions in a one-to-many fashion to prospective clients.
Property Management—We provide payment solutions for the residential property management and fast-growing workspace industry. Our products deliver a fully integrated payment solution for rent payments, including a branded mobile payment application as part of a software suite provided by our distribution partner ISVs. Our instruction-based funding model, enabled by our PayFac platform, accommodates complex fund distribution to multiple depository accounts, which is important to property managers and landlords. Property managers can use our convenience fee payment capabilities to reduce card processing costs by nearly 90%.
History of Our Education Vertical
Since our founding, we have invested heavily in our integrated solutions within our verticals markets. For example, in April 2014 we acquired PaySchools, an integrated software and payments provider, in our education vertical. At the time of acquisition, PaySchools was a limited software payments platform with 24 employees, no direct salesforce and limited customer service systems.
Our goal in our education vertical has been to create an easy-to-use and powerful software platform to integrate payments and data for a variety of school needs—including student meal activity, student fees, student forms, ticketing and school administration. Since 2014, we have continued to invest in our education vertical through tuck-in acquisitions and internal developments. We have augmented our software and added clients through the acquisitions of EZ-Pay, Local Level, Fullerton, Inc. and CCP, Inc. In addition to our acquisitions, we have redesigned many of the pieces of software acquired, integrated each under the PaySchools platform and embedded within the platform our proprietary integrated payments solutions, enabling students, parents and other customers of our clients to make school payments through a variety of channels, including online, mobile and in-person. These payments are completely embedded within our software platform, which enables us to update the related student records in real-time and streamline the reconciliation process for the school. In addition, we have added a more robust back-end processing tool and a direct customer service hotline, permitting parents or other individuals experiencing difficulty with their payment to speak to a customer service representative.
Today, all revenue from our education vertical is enabled by our proprietary software solutions. Further, we believe the ease of use of our integrated payment solution of PaySchools, combined with the ability to link school data with the related payments, has created high levels of satisfaction of our school districts, which include public school districts, private school consortiums, stand-alone private schools and charter schools, among others.
We believe PaySchools reduces the administrative burden previously experienced by our client school districts, and also provides convenience and customer support to parents and students. We believe the success of our PaySchools solution is demonstrated by our stable client base and an annual district retention rate of 96% for both 2017 and 2016. Further, our same store sales (which we define as our sales per school district) have increased annually in this segment, and most recently increased 9% for the fiscal year ended September 30, 2017 as compared to 2016, and our revenue per school district has increased a total of 31% during the three years from October 1, 2014 to September 30, 2017. We believe our ability to acquire a software platform, make tuck-in acquisitions and improve the performance of the education vertical is reflected in our financial results. In the education vertical during 2017, we generated a $0.1 million net loss and $2.1 million of adjusted EBITDA, compared to a $0.3 million net loss and $0.5 million of adjusted EBITDA in fiscal year 2015 as presented in the following table:

	Year ended September 30,
(in thousands)	2017	2016	2015

Net income	$(129)	$(327)	$(299)
Change in fair value of contingent consideration	646	67	—
Interest expense, net	—	—	33
Provision for income tax	(7)	3	5
Depreciation & amortization	1,619	1,295	741
Adjusted EBITDA	$2,129	$1,038	$480
Our Proprietary Vertical Software Solutions and Products
In many cases, we deliver our proprietary software solutions to key verticals through a PayFac model, which we believe gives us a competitive advantage. Our PayFac solution streamlines and simplifies client onboarding, provides ease of reporting and reconciliation, and enables superior data management.
We deliver our proprietary software solutions to one or more of our strategic vertical markets, including:
Bill & Pay: Bill & Pay is a web-based invoicing and payment solution that streamlines accounts receivables for SMB clients. The application is integrated with QuickBooks and Xero to email customer invoices and also provides a “click to pay” option. The Bill & Pay application supports a user’s ability to submit one-time and recurring credit card or ACH payments.
PaySchools Central: PaySchools Central is a web-based solution designed to make school payments quick and simple. Featuring a simple sign-up process, parents can use the solution to fund their children’s lunch account, pay fees, set auto-replenish amounts and run reports on lunch details and account balance history.
PaySchools Mobile: PaySchools Mobile is a mobile payment solution that provides parents with the ability to manage their children’s various accounts, fund lunch accounts and pay required and optional fees from their mobile device.
PaySchools Admin: PaySchools Admin is a web solution for schools to apply for and manage free and reduced student lunch programs as well as school fees associated with school activities. PaySchools Admin also provides schools with the ability to run reconciliation reporting.
PaySchools Store: PaySchools Store is an e-commerce solution for schools and districts looking to sell products and services online. The application allows buyers to build a shopping cart, pay, download premium content and view and print receipts.
QuikLunch: QuikLunch is a distributed POS system that installs in minutes for quick terminal swaps, centralized reporting and management and an extensive reporting suite that accounts for state and federal requirements. QuikLunch functions whether connected or disconnected from the applicable network.
Place: Place is a web-based application designed to assist landlords in collecting rental payments while also tracking support requests from tenants. This software is integrated with leading back-office property management software for flexible payments for office space.
Integrated Forms: Integrated Forms is a web-based application that provides a simple step-by-step process to easily create forms and gather, manage and report accurate data. It is equipped with an intuitive online form-

creation process that allows a user to create online forms that are easy to access and complete. This application eliminates old documents, paperwork and files as soon as the new document has been completed.
Local Level Events: Local Level Events is a web-based event management solution with reserved seating and seat map capabilities. The application allows for ticket sales and redemption in a broad range of markets. Designed for donation campaigns, membership drives, camps and other school events, this online ticketing platform enables our clients to sell tickets, manage the event, track ticket sales and collect payments, all from one online location.
Court Solutions: Court Solutions is a web-based solution for the collection of fines by municipal courts. The application interacts with case management systems to extract citations and make them available for violators to pay online via credit card.
i3 Virtual Terminal: The i3 Virtual Terminal is a web-based application that supports transaction processing (credit card, debit card and ACH) as well as schedule recurring payments. The i3 Virtual Terminal has white label capability as well as sophisticated reporting.
Horizontally-Integrated and Other Solutions
We also provide a comprehensive suite of horizontal solutions to our clients and distribution partners that complement our vertically-integrated solutions and enable us to further penetrate within each vertical market while cross-selling additional solutions across our client base. In the B2B market, we provide payment solutions to clients in industries that include professional services (including law firms), manufacturing, contractor services, construction, and other industries where a significant percentage of payments are received using a commercial, business, purchasing, or virtual card. Our B2B payment solutions offer clients secure processing technology to authorize and settle transactions at reasonable card rates, automate the pass-through of line item details, and enhance the automation of the accounts receivable process. Our distribution partners include card issuers and industry association, providing a predictable source of new client leads.
In addition, we provide payment processing solutions to many retail establishments using both an integrated and traditional merchant account approach. In addition, we have reseller arrangements with National Cash Register (NCR), pursuant to which we re-sell integrated POS solutions that consist of both hardware and software. We provide support services to these NCR POS clients, most of which are in the restaurant and hospitality markets, and we also cross-sell our payment processing solutions into this client base.

Our solutions are positioned to support new client growth and promote client retention both within and outside our existing verticals, but most importantly to provide a stable and secure payment experience. Our comprehensive range of payment solutions include:

Solution	Description
Virtual Terminals
Our web-based virtual terminals allow clients to accept electronic payments using a computer or device with an Internet connection and supports both swiped and key-entered transactions. The terminals feature point-to-point encryption, card tokenization, customer information vault, enhanced business card data (Level II/III) and account updater.

POS Technology	We distribute a suite of card-present POS solutions for clients in the retail, restaurant, and hospitality verticals. Our core offerings include Aloha, Counterpoint, NCR, rPower, and Clover POS.
Mobile Solutions	Our mobile payment solutions support a variety of integrated technology platforms, including iOS and Android devices.
Countertop & Wireless Terminals	We distribute a broad selection of countertop and wireless payment devices supporting EMV, contactless, and mobile payments.
Electronic Invoice Presentment and Payment
Our Bill & Pay solution offers a complete invoicing and payment solution that streamlines the accounts receivable process. This solution includes an automated sync of customers, invoices and payments and supports a user’s ability to submit one-time and recurring credit card or ACH payments.

Event Registration
Our Local Level solution is a web-based event management solution with reserved seating and seat map capabilities. It allows a client to sell tickets (including reserved seating) and facilitate donation campaigns, membership drives, camps and other school events.

Online Reporting	Our online reporting platforms offer clients access to daily settlement reports, monthly activities statements, and other critical processing data and functions.
Expedited Funding
Our expedited funding capabilities offer certain client fund availability within 24 hours of settlement. Transaction batches must be submitted within predetermined timeframes and certain industry types are not eligible.

PCI Validation	Our online PCI validation solution provides clients an intuitive interface to complete network validation procedures, including applicable self-assessment questionnaires (SAQs) and network scans.
Integrated Forms
This web-based application provides a simple step-by-step process to easily create forms and gather, manage and report accurate data. It is equipped with an intuitive online form-creation process that allows a user to create online forms that are easy to access and complete.

Client Analytics
Our solutions provide analytics tools for our clients that allow them to track and report on a variety of business transaction and customer trends (e.g., purchase volume, purchase frequency, product-level trend data, etc.).

Our Sales and Marketing
Our sales strategy leverages a broad network of distribution partners, comprised of ISVs, VARs, ISOs and our referral partners which include financial institutions, trade associations, chambers of commerce and card issuers. These distribution partners are a consistent and scalable source for new client acquisition. Leveraging our vertically focused suite of products and services, we are able to maximize the performance and retention of current distribution partners while attracting new partners. These one-to-many distribution partners accelerate penetration within our vertical markets in a cost-effective manner.
We focus on recruiting and retaining our distribution partners by providing them with financial incentives and support tools that enable them to be more successful in attracting new clients. We utilize our distribution partner sales force to identify new distribution partner relationships. These partner relationships are intended to expand our presence in existing strategic verticals, or extend into new industry verticals. The distribution partner sales team engages new opportunities, negotiates economic terms, and coordinates with marketing and direct sales to launch the partnership.

Our sales force includes both outside and inside representatives to manage each distribution partner relationship and deliver optimal response times to new client referrals. Our product and partner marketing is delivered through a shared-services model which is coordinated with each business unit. Marketing is tightly aligned with our sales efforts by providing event coordination, demand generation resources, physical and electronic marketing campaigns and partner marketing collateral.
Our direct sales team is responsible for selling our proprietary software and payment technology solutions to clients primarily through our distribution and referral partner networks. The assigned sales team is the primary liaison for managing the partner relationship, coordinating with marketing team efforts and engaging new client referral opportunities. We utilize our direct sales team to sell our proprietary software and payment technology solutions directly to clients in our education, property management and public sector markets.
Distribution Partners
Integrated Software Vendors. Our ISV partners are software companies that integrate our payment technology into their software and market our acquiring services to their clients in a one-to-many fashion. The integration streamlines the onboarding of new clients, provides a consistent support structure for our joint client, and delivers a bundled payment offering that clients find attractive. An integrated payment and software solution enhances client satisfaction and increases client retention. From September 30, 2016 to September 30, 2017, we increased our network of ISVs from 13 to 22, which produced an increase in average monthly payment volume of 155%. As of March 31, 2018, we had 23 ISV partners.
Value Added Resellers. We partner with VARs to sell our proprietary software products in conjunction with the services that the VAR is able to provide to our client. This type of relationship allows us to expand our sales of software licensing subscriptions by allowing a VAR to bundle our software product with other value-add services provided by the VAR.
Independent Sales Organizations. We partner with ISOs to market our broad offering of payment solutions. The majority of our ISOs will market under our brand which allows them to promote our suite of products and payment solutions. We provide valuable support, training, and portfolio management tools to our ISOs.
Referral Partners
Financial Institutions. We partner with financial institutions to offer our suite of products and services to their commercial banking clients. Through our partner bank program, our sales team works directly with treasury management, business banking, and retail banking centers to promote our products and services to current or prospective clients. We receive the merchant referral, establish pricing and manage the ongoing support of that client relationship. Many referral bank relationships will actively market to clients who receive merchant acquiring deposits through another provider. We can also deliver simplified pricing programs and online sign-up capabilities to enable clients to self-enroll into the program. Many of our services can be private-labeled or co-branded for that specific financial institution. Our active financial institution relationships represent over 200 retail banking centers and 30,000 commercial banking clients.
Trade Associations. We partner with a broad and diverse network of industry associations and business alliances to promote our products and services both within and outside our strategic verticals. Our association partners are trusted within their specific industry and their membership is comprised of notable businesses and vendors who support that industry. Our participation within the association varies by relationship but often involves tradeshow participation, member benefit offerings, and other engagement opportunities intended to attract new clients and strengthen our brand awareness. We are actively engaged with over 50 industry associations and trade groups, representing over 80,000 prospective client relationships.
Chambers of Commerce. Our chamber referral partner network serves to benefit both the chamber and chamber member. Our sales and marketing team works closely with the chamber to establish a group rate program for the members of that specific chamber. The chamber then promotes our processing solutions as a membership benefit and in many cases the cost savings we can deliver that member will offset their chamber dues. The chamber receives a portion of our revenue which acts as a non-dues revenue source for the chamber and helps offset the costs incurred by the chamber to promote the program. Depending on the size and geographic location of the chamber, we assign either inside or outside sales representatives to manage the relationship and engage each referred chamber member. Our current network of 70 chambers represents a combined membership of over 65,000 businesses.
Card Issuers. Our growth in the B2B market is largely attributable to partnerships with commercial card issuers. Our card issuing partner will work with a business client to convert outgoing supplier/vendor payments from check, ACH, or cash to a card network-based product. These products can be in the form of a physical purchasing card, one-time use virtual card, or a dynamically loaded card on file. Our B2B sales team supports the client to maximize vendor enrollment rates by negotiating better card processing fees or optimizing the interchange qualification of the card network payment. Our card issuing partners currently pay over 500,000 unique vendors each month using a card network-based product, representing over $2 billion in card payment volume. These vendors further represent a new client opportunity when we are introduced to the relationship.
i3 Verticals Sales Force
Distribution and Referral Partner Sales. Our distribution and referral partner sales function is responsible for identifying new distribution and referral partner relationships. These partner relationships are intended to expand our presence in existing strategic verticals, or extend into new industry verticals. The distribution and referral partner sales team engages new opportunities, negotiates economic terms and coordinates with marketing and direct sales to launch the partnership.
Direct Sales. Our direct sales team is responsible for selling our proprietary software and payment technology solutions to clients primarily through our distribution and referral partner networks. The assigned sales team is the primary liaison for managing the partner relationship, coordinating with marketing team efforts and engaging new client referral opportunities. We also utilize our direct sales team to sell our proprietary software and payment technology solutions directly to clients in our education, property management and public sector markets.
Marketing
Our enterprise marketing function serves as a shared-services team to coordinate corporate communications and support the sales team. The marketing team establishes our overall corporate marketing strategy to enhance brand awareness and demand generation. We use a broad variety of traditional and digital marketing mediums to engage prospective clients. These include:
Corporate Communications and Public Relations. The corporate communications and public relations team manages press releases, industry announcements and overall external corporate messaging.
Product Marketing. The product marketing function is responsible for coordinating communications related to our software solutions.
Distribution Partner Marketing. Our distribution partner marketing team partners with sales to promote our services to prospective clients through our distribution partner network. This includes email marketing campaigns, sales promotions, client testimonials and product cross-sell opportunities.
Digital Marketing. Our digital marketing efforts include client and partner newsletters, email campaigns, search engine optimization and digital advertising.
Our Operations
Our operations team is uniquely structured to optimize the experience of our clients and distribution partners. These regionally distributed and vertically focused business support teams allow us to establish a level of expertise that delivers a scalable support structure and enables us to align with the economic goals and specific expectations of the respective business unit. Each operations team is positioned to support the functions of their respective client base and key performance indicators mark their progress toward achieving the goals established by each business unit. Our client and partner databases provide visibility into the overall client relationship, tracking the status of the relationship from initial contact through the lifecycle of that client or partner relationship. Our centralized technology department is structured to rapidly enhance and effectively maintain our products and services.

Business Operations
Our operations team is structured to effectively support the individual needs of our clients and distribution partners. This support includes:
Client Onboarding. Our onboarding process is streamlined to deliver shortened activation timelines, ensuring our clients and those of our distribution partners can quickly begin transaction processing. Real-time account approval for low-risk customer profiles expedites onboarding and allows our underwriting team to focus on more complex client activations. Onboarding under our PayFac model is even more efficient because less information must be gathered from the merchant, reducing the time required to create a merchant account.
Client Support and Retention. Our client support team is structured to serve our business units through a central client support center and strategically located support centers. Each support team is trained to serve the specific needs of those clients and is positioned to serve as redundancy to other business units as necessary. This provides us the flexibility to scale our operations as needs arise. Our client support team is also involved in retention efforts and have direct lines of communication to sales and management to resolve client matters in a timely manner.
Client Training and Activations. Our client activation teams handle the setup, testing, deployment, and configuration of client installations. These team members are distributed across our business units and trained to specialize in the client profile of that business unit. Product-specific training and certifications are often required for certain POS and processing systems. The training and activation team works directly with client sales and support to enhance the client experience.
Billing and Financial Review. Our billing and financial review function is responsible for the billing of fees related to merchant acquiring, products, and services. The team also monitors the accuracy of merchant billing, network processing costs and third-party partner costs.
Credit Underwriting and Risk Management. Our credit underwriting and risk management operations are designed to efficiently manage new account approvals and establish profiles to effectively manage the ongoing monitoring of client accounts. Once an account is actively processing, our risk systems are configured to monitor and flag activity requiring additional research, minimizing losses attributable to client fraud or default. Our processes are established to align with card brand and sponsor bank guidelines. Pending transactions are efficiently managed to minimize funding disruptions while limiting risk exposure.
Dispute and Chargeback Processing. Our dispute and chargeback team provides clients and partners an efficient support structure to manage the dispute resolution process. We work directly with the client, payment card networks and card issuing brands to collect and analyze the data provided to determine liability and resolve open dispute claims.
Distribution Partner Support. Our distribution partner support is designed to offer partners single access to the tools, products and services to ensure they can effectively attract new clients and support existing client portfolios.
Customer Support. Our customer support team resides within our client support team and is often staffed by crossed-trained team members. The customer support team provides transaction processing support to customers attempting to make payments through our payment systems. This service is offered through a subset of our vertical product offerings such as education and public-sector payments, where live customer-level support is deemed necessary. Bi-lingual support is also offered in certain business units.
Technology Operations
Our technical operations team oversees the execution of development, quality control, delivery and support for our payment processing applications and the hosted user applications. Applications are developed and tested according to the software development lifecycle, composed of iterative development and testing with a dedicated focus on planning and execution. Releases are modeled on continuous deployment and added to the live environment on a routine basis. Each application stack is built with redundancy to foster resiliency and built to be easily managed during a disaster recovery scenario. The entire solution is hosted within a managed, dedicated environment that is certified PCI-compliant to protect all personal and transactional data.
Network and Security. Our network and security team is responsible for ensuring that our processing technology is secure, stable and aligns to the current standards set forth by the payment card networks. This includes PCI Level 1 and PA-DSS security requirements.
Product Development, Testing and Deployment. We follow a very strict product development methodology from concept to release. This methodology includes testing as well as security review for each development sprint to ensure our products are stable and secure. This shared-services team works directly with our business units and distribution partners to gather business requirements, manage product release schedules, schedule product development and testing and coordinate the release schedules.
Developer Integration. Our developer integration team works directly with our business units and ISVs to accept new integration inquiries and support activities related to integrating business applications into our payment technology platform.
Technical Support. Our technical support team is responsible for technical inquiries related to our merchant acquiring and software products. The team is trained to resolve most technical inquiries and will engage third party partners where additional assistance is required.
Our Acquisition History
We have an established history of executing and integrating platform and tuck-in acquisitions that have opened new vertical markets and provided additional technology and solutions offerings to our existing clients. Key strategic acquisitions that we have completed include:

Acquisition	Date	Strategic Importance of Target Business
EMS, Inc.	January 2018	Integrated POS
CS, LLC	December 2017	Public Sector
SDCR, Inc.	October 2017	Integrated POS
Fairway	August 2017	Healthcare and Non-Profit
CCP, Inc.	June 2017	Education
CSC, LLC	December 2016	Healthcare and Non-Profit
Randall, Inc.	June 2016	Integrated POS
Axia	April 2016	Healthcare, Non-Profit, B2B
Fullerton, Inc.	March 2016	Education
SkyHill, Inc.	January 2016	Bill Presentment Software
Infintech	July 2015	B2Bs, Public Sector
PBS	May 2015	Non-Profit, Agent Bank, Hospitality
Local Level	May 2015	Education
EZ-Pay	March 2015	Education
Rentshare, Inc.	December 2014	Property Management
PaySchools	April 2014	Education
Our Competition
We compete with a variety of merchant acquirers that have different business models, go-to-market strategies and technical capabilities. We believe the most significant competitive factors in our markets are:

(1)	trust, including a strong reputation for quality service and trusted distribution partners;

(2)	convenience, such as speed in approving applications, client onboarding and dispute resolution;

(3)	service, including product functionality, value-added solutions and strong customer support; and

(4)	economics, including fees charged to clients and residuals and incentives offered to distribution partners.
Our competitors range from large and well established companies to smaller, earlier-stage businesses. See “Risk Factors—Risks Related to Our Business and Industry—The payment processing industry is highly competitive. Such competition could adversely affect the fees we receive, and as a result, our margins, business, financial condition and results of operations.”
Government Regulation
We operate in an increasingly complex legal and regulatory environment. Our business and the products and services that we offer are subject to a variety of federal, state and local laws and regulations and the rules and standards of the payment networks that we utilize to provide our electronic payment services, as more fully described below.
Dodd-Frank Act
The Dodd-Frank Act and the related rules and regulations have resulted in significant changes to the regulation of the financial services industry. Changes impacting the electronic payment industry include providing merchants with the ability to set minimum dollar amounts for the acceptance of credit cards and to offer discounts or incentives to entice consumers to pay with cash, checks, debit cards or credit cards, as the merchant prefers. New rules also contain certain prohibitions on payment network exclusivity and merchant routing restrictions of debit card transactions. Additionally, the Durbin Amendment to the Dodd-Frank Act provides that the interchange fees that certain issuers charge merchants for debit transactions will be regulated by the Federal Reserve and must be “reasonable and proportional” to the cost incurred by the issuer in authorizing, clearing and settling the transactions. Rules released by the Federal Reserve in July 2011 to implement the Durbin Amendment mandate a cap on debit transaction interchange fees for issuers with assets of $10 billion or greater.
The Dodd-Frank Act also created the CFPB, which has assumed responsibility for most federal consumer protection laws, and the Financial Stability Oversight Council, which has the authority to determine whether any non-bank financial company, such as us, should be supervised by the Board of Governors of the Federal Reserve System because it is systemically important to the U.S. financial system. Any new rules or regulations implemented by the CFPB or the Financial Stability Oversight Council or in connection with Dodd-Frank Act that are applicable to us, or any changes that are adverse to us resulting from litigation brought by third parties challenging such rules and regulations, could increase our cost of doing business or limit permissible activities.
Privacy and Information Security Regulations
We provide services that may be subject to privacy laws and regulations of a variety of jurisdictions. Relevant federal privacy laws include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of certain nonpublic or otherwise legally protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. Our business may also be subject to the Fair Credit Reporting Act and the Fair and Accurate Credit Transactions Act of 2003, which regulate the use and reporting of consumer credit information and also imposes disclosure requirements on entities who take adverse action based on information obtained from credit reporting agencies. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver’s license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies that possess data.
Anti-Money Laundering and Counter-Terrorism Regulation
Our business is subject to U.S. federal anti-money laundering laws and regulations, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, which we refer to collectively as the “BSA.” The BSA, among other things, requires money services businesses to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity and maintain transaction records. We are also subject to certain economic and trade sanctions programs that are administered by OFAC that prohibit or restrict transactions to or from (or transactions dealing with) specified countries, their governments and, in certain circumstances, their nationals, narcotics traffickers and terrorists or terrorist organizations. Similar anti-money laundering, counter terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified on lists maintained by organizations similar to OFAC in several other countries and which may impose specific data retention obligations or prohibitions on intermediaries in the payment process. We have developed and continue to enhance compliance programs and policies to monitor and address related legal and regulatory requirements and developments.
Unfair or Deceptive Acts or Practices
We and many of our clients are subject to Section 5 of the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices. In addition, laws prohibiting these activities and other laws, rules and or regulations, including the Telemarketing Sales Act, may directly impact the activities of certain of our clients, and in some cases may subject us, as the client’s payment processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we are deemed to have aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the client through our services. Various federal and state regulatory enforcement agencies including the Federal Trade Commission and the states attorneys general have authority to take action against non-banks that engage in unfair or deceptive acts or practices or violate other laws, rules and regulations and to the extent we are processing payments or providing services for a client that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.
In addition, the CFPB has recently attempted to extend certain provisions of the Dodd-Frank Act that prevent the employment of UDAAP to payment processors. Though there is still litigation involving whether payment processing companies are subject to these requirements (and the extent of its application), these requirements may apply or be applicable in the future. UDAAPs could involve omissions or misrepresentations of important information to consumers or practices that take advantage of vulnerable consumers, such as elderly or low-income consumers.
Stored Value Services
Stored value cards, store gift cards and electronic gift certificates are subject to various federal and state laws and regulations, which may include laws and regulations related to consumer and data protection, licensing, consumer disclosures, escheat, anti-money laundering, banking, trade practices and competition and wage and employment. The clients who utilize the gift card processing products and services that we may sell may be subject to these laws and regulations. In the future, if we seek to expand these stored value card products and services, or as a result of regulatory changes, we may be subject to additional regulation and may be required to obtain additional licenses and registrations which we may not be able to obtain.
The Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “Card Act”) created new requirements applicable to general-use prepaid gift cards, store gift cards and electronic gift certificates. The Card Act, along with the Federal Reserve’s amended Regulation E, created new requirements with respect to these cards and electronic certificates. These include certain prohibited features and revised disclosure obligations. Prepaid services may also be subject to the rules and regulations of Visa, Mastercard, Discover and American Express and other payment networks with which our clients and the card issuers do business. The clients who utilize the gift card processing products and services that we may sell are responsible for compliance with all applicable rules and requirements relating to their gift product program.
Additionally, the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, or FinCEN, issued a final rule in July 2011 regarding the applicability of the Bank Secrecy Act’s regulations to “prepaid access” products and services. This rulemaking clarifies the anti-money laundering obligations for entities engaged in the provision and sale of prepaid services, such as prepaid gift cards. We are not registered with FinCEN based on our determination that our current products and services do not constitute a “prepaid program” as defined in the Bank Secrecy Act and we are not a “provider” of prepaid access. We may in the future need to register with FinCEN as a “money services business-provider of prepaid access” in accordance with the rule based on changes to our products or services.

Indirect Regulatory Requirements
Certain of our distribution partners are financial institutions that are directly subject to various regulations and compliance obligations issued by the CFPB, the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the National Credit Union Administration and other agencies responsible for regulating financial institutions, which includes state financial institution regulators. While these regulatory requirements and compliance obligations do not apply directly to us, many of these requirements materially affect the services we provide to our clients and us overall. The financial institution regulators have imposed requirements on regulated financial institutions to manage their third-party service providers. Among other things, these requirements include performing appropriate due diligence when selecting third-party service providers; evaluating the risk management, information security, and information management systems of third-party service providers; imposing contractual protections in agreements with third-party service providers (such as performance measures, audit and remediation rights, indemnification, compliance requirements, confidentiality and information security obligations, insurance requirements, and limits on liability); and conducting ongoing monitoring, diligence and audit of the performance of third-party service providers. Accommodating these requirements applicable to our clients imposes additional costs and risks in connection with our financial institution relationships. We expect to expend significant resources on an ongoing basis in an effort to assist our clients in meeting their legal requirements.
Payment Network Rules and Standards
Payment networks establish their own rules and standards that allocate liabilities and responsibilities among the payment networks and their participants. These rules and standards, including the Payment Card Industry Data Security Standards, govern a variety of areas including how consumers and clients may use their cards, the security features of cards, security standards for processing, data security and allocation of liability for certain acts or omissions including liability in the event of a data breach. The payment networks may change these rules and standards from time to time as they may determine in their sole discretion and with or without advance notice to their participants. These changes may be made for any number of reasons, including as a result of changes in the regulatory environment, to maintain or attract new participants, or to serve the strategic initiatives of the networks and may impose additional costs and expenses on or be disadvantageous to certain participants. Participants are subject to audit by the payment networks to ensure compliance with applicable rules and standards. The networks may fine, penalize or suspend the registration of participants for certain acts or omissions or the failure of the participants to comply with applicable rules and standards.
An example of a recent standard is the “chip and pin” or “chip and signature” card requirement, known as EMV, which was mandated by Visa, Mastercard, American Express and Discover to be supported by payment processors by April 2013 and by merchants by October 2015. This mandate set new requirements and technical standards, including requiring IPOS systems to be capable of accepting the more secure “chip” cards that utilize the EMV standard and setting new rules for data handling and security. Processors and clients that do not comply with the mandate or do not use systems that are EMV compliant risk fines and liability for fraud-related losses. We have invested significant resources to ensure our systems’ compliance with the mandate, and to assist our clients in becoming compliant.
To provide our electronic payment services, we must be registered either indirectly or directly as service providers with the payment networks that we utilize. Because we are not a bank, we are not eligible for primary membership in certain payment networks, including Visa and Mastercard, and are therefore unable to directly access these networks. The operating regulations of certain payment networks, including Visa and Mastercard, require us to be sponsored by a member bank as a service provider. We are registered with certain payment networks, including Visa and Mastercard, through various sponsor banks. The agreements with our bank sponsors give them substantial discretion in approving certain aspects of our business practices including our solicitation, application and qualification procedures for clients and the terms of our agreements with clients. We are also subject to network operating rules and guidelines promulgated by the NACHA relating to payment transactions we process using the Automated Clearing House Network. Like the card networks, NACHA may update its operating rules and guidelines at any time and we will be subject to these changes. These operating rules and guidelines allocate responsibility and liabilities to the various participants in the payment network. Recently, NACHA has focused upon data security and privacy responsibilities. We are subject to audit by our partner financial institutions for compliance with the rules and guidelines. Our sponsor financial institutions have substantial discretion in approving certain aspects of our business practices including the terms of our agreements with our ACH processing clients.
Money Transmitter Regulation
We are subject to various U.S. federal, state, and foreign laws and regulations governing money transmission and the issuance and sale of payment instruments, including some of the prepaid products we may sell.
In the United States, most states license money transmitters and issuers of payment instruments. These states not only regulate and control money transmitters, but they also license entities engaged in the transmission of funds. Many states exercise authority over the operations of our services related to money transmission and payment instruments and, as part of this authority, subject us to periodic examinations. Many states require, among other things, that proceeds from money transmission activity and payment instrument sales be invested in high-quality marketable securities before the settlement of the transactions or otherwise restrict the use and safekeeping of such funds. Such licensing laws also may cover matters such as regulatory approval of consumer forms, consumer disclosures and the filing of periodic reports by the licensee, and require the licensee to demonstrate and maintain specified levels of net worth. Many states also require money transmitters, issuers of payment instruments, and their agents to comply with federal and/or state anti-money laundering laws and regulations.
Other Regulation
We are subject to U.S. federal and state unclaimed or abandoned property (escheat) laws which require us to turn over to certain government authorities the property of others we hold that has been unclaimed for a specified period of time such as account balances that are due to a distribution partner or client following discontinuation of its relationship with us. The Housing Assistance Tax Act of 2008 requires certain merchant acquiring entities and third-party settlement organizations to provide information returns for each calendar year with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements.
The foregoing is not an exhaustive list of the laws and regulations to which we are subject and the regulatory framework governing our business is changing continuously. See “Risk Factors—Risks Related to Our Business and Industry.”
Our Intellectual Property
Certain of our products and services are based on proprietary software and related payment systems solutions. We rely on a combination of copyright, trademark, and trade secret laws, as well as employee and third-party non-disclosure, confidentiality, and contractual arrangements to establish, maintain, and enforce our intellectual property rights in our technology, including with respect to our proprietary rights related to our products and services. In addition, we license technology from third parties who are integrated into some of our solutions.
We own a number of registered federal service marks, including i3 Verticals®, PaySchools® and Axia®. We also own a number of domain names, including www.i3verticals.com.
Our Employees
As of March 31, 2018, we had 326 employees. None of our employees is represented by a labor union and we have experienced no work stoppages. We consider our employee relations to be in good standing.
Our Facilities
We maintain several offices across the United States, all of which we lease. We believe this geographic diversity allows us a competitive advantage by having a presence in many markets.
Our office locations include our corporate headquarters in Nashville, Tennessee with approximately 10,000 leased square feet, offices in Atlanta, Georgia with approximately 8,000 leased square feet, and additional leased office space in the following cities:

•	Alexandria, VA

•	Canton, OH

•	Cincinnati, OH

•	Centennial, CO

•	Honolulu, HI

•	Long Beach, CA

•	New York, NY

•	Owensboro, KY

•	San Diego, CA

•	Santa Barbara, CA

•	Seattle, WA

•	Shamokin Dam, PA

•	Wellington, FL

•	Wixom, MI

•	Woodstock, GA.
We operate three dedicated call centers staffed by a total of approximately 50 employees. Our Atlanta, Georgia call center provides services and support for several of our businesses, including within our education vertical. Our Woodstock, Georgia call center provides services and support for our public sector vertical. Our San Diego, California call center operates 24/7/365 and provides services and support for the integrated NCR POS products.
We believe our existing facilities are adequate to support our existing operations and, as needed, we will be able to obtain suitable additional facilities on commercially reasonable terms.
Legal Proceedings
From time to time, we are involved in various litigation matters arising in the ordinary course of our business. We do not believe that any of these matters, individually or in the aggregate, are currently material to us.
On June 14, 2016, Expert Auto Repair, Inc. and Jeff Straight initiated a class action lawsuit against us, as a successor to Merchant Processing Solutions, LLC, in the Los Angeles County Superior Court of California, seeking damages, restitution and declaratory and injunctive relief (the “Expert Auto Litigation”). The plaintiffs alleged that our purported predecessor engaged in unfair business practices in the merchant services sector including unfairly inducing merchants to obtain credit and debit card processing services and thereafter assessing them with improper fees. Subject to preliminary and final court approval, we have entered into a settlement agreement to settle the plaintiffs’ claims for $1.0 million. On April 10, 2018, the Court granted conditional class certification and preliminary approval of the agreed settlement, and scheduled the final fairness hearing and final approval of the settlement for December 2018.
In connection with the Expert Auto Litigation, on November 3, 2016 our insurance carrier, Starr Indemnity and Liability Company, Inc. (“Starr”), filed a complaint against us in the United States District Court for the Middle District of Tennessee, seeking a declaration that our insurance policies with Starr did not cover a settlement or award granted to the Expert Auto Litigation plaintiffs. This action was subsequently dismissed for lack of subject matter jurisdiction, prompting Starr to move the court to reconsider and on February 15, 2017 to file a complaint against us in the Twentieth Judicial District of the Davidson County Chancery Court of Tennessee repeating its federal court claims (although Starr has since dismissed the complaint in the Davidson County Chancery Court). Thereafter, after reconsidering its dismissal for lack of subject matter jurisdiction, the United States District Court for the Middle District of Tennessee revived Starr’s complaint, allowing Starr’s action to continue in federal court. On April 13, 2018, the court issued an order that continued the stay on discovery in the matter, required Starr to file a motion for judgment on the pleadings (which Starr filed on May 21, 2018), and required us to respond to such motion by June 8, 2018. On April 23, 2018, i3 Verticals, LLC filed its answer and counterclaim to Starr’s complaint. We intend to vigorously defend against Starr’s claims.

MANAGEMENT
The following table sets forth certain information as of June 11, 2018 about our executive officers and members of our Board of Directors:

Name	Age	Position
Gregory Daily	59	Chief Executive Officer and Chairman
Clay Whitson	60	Chief Financial Officer and Director
Rick Stanford	57	President
Robert Bertke	49	Chief Technology Officer
Scott Meriwether	36	Senior Vice President — Finance
Paul Maple	44	General Counsel and Secretary
Elizabeth Seigenthaler Courtney	54	Director
John Harrison	61	Director
Burton Harvey	54	Director
Timothy McKenna	64	Director
David Morgan	66	Director
David Wilds	78	Lead Independent Director
Executive Officers
Gregory Daily has served as our Chief Executive Officer and Chairman of our Board of Directors since our formation in January 2018 and as the Chief Executive Officer of i3 Verticals, LLC and a member of i3 Verticals, LLC’s board of directors since he founded i3 Verticals, LLC (formerly Charge Payment, LLC) in 2012. Before founding i3 Verticals, LLC, Mr. Daily founded iPayment, Inc. (Nasdaq: IPMT) in 2001 and served as its Chairman and Chief Executive Officer until his departure in 2011. In 1984, Mr. Daily co-founded PMT Services, Inc. (Nasdaq: PMT), a credit card processing company, and served as its President until the company was sold in 1998 to NOVA Corporation, where he continued to serve as Vice Chairman of the board of directors until 2001. Mr. Daily holds a Bachelor of Arts from Trevecca Nazarene University. Mr. Daily’s detailed knowledge of our operations, finances, strategies and industry qualify him to serve as our Chief Executive Officer and as Chairman of our Board of Directors. For information related to a prior bankruptcy case involving Mr. Daily, please see “— Certain Legal Proceedings.”
Clay Whitson has served as our Chief Financial Officer since our formation in January 2018 and as the Chief Financial Officer and Secretary of i3 Verticals, LLC and a member of i3 Verticals, LLC’s board of directors since May 2014. Before joining i3 Verticals, LLC, Mr. Whitson was the Chief Financial Officer at Edo Interactive, a provider of card-linked services, from October 2010 to April 2014. From 2002 to 2010, Mr. Whitson served as Chief Financial Officer and Treasurer of iPayment, Inc. (Nasdaq: IPMT) and as a member of its board of directors from 2002 to 2006. Prior to 2002, he served in a variety of roles, including as Chief Financial Officer for The Corporate Executive Board (Nasdaq: EXBD) from 1998 to 2002, Secretary of the Corporate Executive Board from 1999 to 2002, Treasurer of the Corporate Executive Board from 2000 to 2002 and as Chief Financial Officer and Treasurer of PMT Services, Inc. (Nasdaq: PMT) from 1996 to 1998. Mr. Whitson holds a Bachelor of Arts from Southern Methodist University and a Masters of Business Administration from the University of Virginia Darden School of Business. We believe Mr. Whitson’s extensive knowledge of our operations, finances, strategies and industry make him well-qualified to serve on our Board of Directors.
Rick Stanford has served as our President since our formation in January 2018, as the President of i3 Verticals, LLC since November 2017 and as the Executive Vice President of i3 Verticals, LLC from January 2013 to October 2017. In his role as our President and in his previous roles with i3 Verticals, LLC, Mr. Stanford is and has been responsible for acquisitions, among other duties. Prior to joining i3 Verticals, LLC, Mr. Stanford was Chief Marketing Officer for Direct Connect, a provider of electronic payment processing solutions, from 2011 to 2012, Senior Vice President of Sales for Sage Payment Solutions, a provider of online and cloud business management services, from 2009 to 2011, Vice President of Verus Financial Management from 2006 to 2009 prior to its acquisition by Sage Payment Solutions, Executive Vice President of Network 1 Financial, Inc. from 1999 to

2006 prior to its acquisition by Verus Financial Management and Vice President of PMT Services, Inc. (Nasdaq: PMT) from 1989 to 1999. Mr. Stanford holds a Bachelor of Science from the University of Memphis.
Robert Bertke has served as our Chief Technology Officer since March 2018 and previously served as Executive Vice President—Information Technology from our formation in January 2018. Mr. Bertke has served as Chief Technology Officer of i3 Verticals, LLC since March 2018 and previously served as Executive Vice President—Information Technology of i3 Verticals, LLC from August 2016 to March 2018. Prior to joining i3 Verticals, LLC, Mr. Bertke held leadership positions as Senior Vice President of Research & Development at Sage Payment Solutions from December 2008 to January 2016, as Group Vice President at SunTrust Bank, Inc. (NYSE: STI) from 2005 to 2008, as Program Manager at Open Business Exchange from 2002 to 2004 and as Managing Consultant/Product Development at American Express Company (NYSE: AXP) from 1996 to 2002. Mr. Bertke holds a Bachelor of Business Administration from Georgia State University.
Scott Meriwether has served as our Senior Vice President of Finance since our formation in January 2018 and as the Senior Vice President of Finance of i3 Verticals, LLC since March 2017 and the Vice President of Finance of i3 Verticals, LLC from April 2014 to February 2017. Prior to joining i3 Verticals, LLC, Mr. Meriwether served as the Vice President of Finance at Metro Medical Supply, Inc., a pharmaceutical and medical supply company, from December 2010 to April 2014, before which he served as the Assistant Treasurer of iPayment, Inc. (Nasdaq: IPMT). Mr. Meriwether’s career began at PricewaterhouseCoopers, LLP where he served as Senior Associate. Mr. Meriwether holds a Bachelor of Arts from the University of Tennessee (Knoxville) and is an inactive Certified Public Accountant in the state of Tennessee.
Paul Maple has served as our General Counsel and Secretary since our formation in January 2018 and as the General Counsel of i3 Verticals, LLC since June 2017. Prior to joining i3 Verticals, LLC, Mr. Maple served as Chief Compliance Officer and Assistant General Counsel at CLARCOR, Inc. (NYSE: CLC), a filtration systems and packaging materials manufacturer, from May 2007 to May 2017. Prior to serving at CLARCOR, Inc., he was a partner at the law firm of Waller Lansden Dortch & Davis, LLP. Mr. Maple holds a Bachelor of Arts from Harding University and a Juris Doctor from the University of Mississippi.
Directors and Director Nominees
For the principal occupation and employment experience of Mr. Daily and Mr. Whitson during the last five years, see “—Executive Officers.”
Elizabeth Seigenthaler Courtney has served on our Board of Directors since May 2018. Since March 2015, Ms. Courtney has served as President and Managing Partner of DVL Seigenthaler, a public relations firm and a part of Finn Partners, Inc., a provider of marketing communications services. In 1987, Ms. Courtney joined Seigenthaler Public Relations, Inc., a provider of public relations services, where she served as Chairman and CEO from 2004 to March 2015. Ms. Courtney currently serves on the board of directors of Richards & Richards, Inc., a provider of information management services, and served as chairman of the LocalShares Investment Trust, an investment fund, from May 2013 to September 2017. She currently serves as the Chairman of the Nashville Convention and Visitors’ Corporation and also serves on the boards of directors of Boys and Girls Clubs of Middle Tennessee, the Ensworth School, Nashville Public Radio and Tennessee Performing Arts Center. Ms. Courtney holds a B.A. in English and Communications from Boston College. We believe Ms. Courtney’s communications, corporate governance, and business experience make her well qualified to serve on our Board of Directors.
John Harrison has served on our Board of Directors since August 2013. Mr. Harrison joined Harbert Management Corporation (“HMC”), an investment fund, in February 2000, where he serves as the Senior Managing Director of the HMC Credit Solutions Team and oversees the daily functions of HMC’s mezzanine investment activities. Mr. Harrison is a member of the Investment Committee of the Harbert European Growth Fund and is a director of HMC. Prior to joining HMC, he served as Vice President of Sirrom Capital Corporation, a business development company, when it was acquired by Finova Group Inc., a private equity firm. We believe Mr. Harrison’s private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve on our Board of Directors. For information related to a proceeding involving a company of which Mr. Harrison served as director, please see “— Certain Legal Proceedings.”

Burton Harvey has served on our Board of Directors since August 2016. Since January 2012, Mr. Harvey has served as Managing Partner of Capital Alignment Partners. Mr. Harvey began his career at Wachovia Bank, where he served as Vice President from 1988 to 1993. From 1994 to 1996 he worked for Bank of America as Vice President. Mr. Harvey has more than two decades of experience with senior and subordinated debt and private equity capital including management roles at Sirrom Capital Corporation, a specialty finance company, from 1996 to 2000 and as a Founding Partner at the Morgan Keegan Mezzanine Funds, an investment fund, where he served from 2000 to 2009. He currently serves as a board member of, or maintains visitation rights to, several boards, including Employment Staffing Partners, Inc., an employment staffing company, since 2010; Care Hospice, a provider of hospice services from 2013 to 2017; and Intermountain Drilling Supply Corp., a provider of drilling supplies and drilling products, since 2010. We believe Mr. Harvey’s private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve on our Board of Directors.
Timothy McKenna has served on our Board of Directors since 2012. Prior to his retirement in 2000, Mr. McKenna served as President of Fidelity Capital Markets, the institutional trading arm of Fidelity Investments. Before becoming President of Fidelity Capital Markets in 1996, he spent nine years in various other capacities at Fidelity Capital Markets, including Executive Vice President—Fixed Income. Mr. McKenna’s early career was spent primarily in municipal bond trading and management at the First National Bank of Boston and Kidder, Peabody & Co. During those years, he also served on the boards of the Pacific and Cincinnati Stock Exchanges, as well as the Regional Advisory Committee of the New York Stock Exchange and the National Association of Security Dealers. We believe Mr. McKenna’s extensive strategic, risk management and organizational leadership experience makes him well qualified to serve on our Board of Directors.
David Morgan has served on our Board of Directors since March 2018. Since June 2015, Mr. Morgan has served as the Chairman and Vice President of LBMC Financial Services, LLC, a provider of financial, human resources and technology services. From 1984 to May 2015, Mr. Morgan worked with Lattimore Black Morgan & Cain, PC (“LBMC”), a certified public accountant and consulting firm, which he co-founded in 1984. At LBMC, he held different roles including the last 25 years as President. Mr. Morgan currently serves as the Treasurer and the Finance Committee Chairman of the Nashville Symphony and as Chairman of the Finance Committee of the Tennessee Society of Certified Public Accountants, where he has previously served as President and as a member of the board of directors. Mr. Morgan also previously served on the board of directors of the American Institute of Certified Public Accountants. Mr. Morgan holds a B.S. in Accounting from Tennessee Technological University and is a Certified Public Accountant in the state of Tennessee. We believe Mr. Morgan’s accounting and financial expertise make him well qualified to serve on our Board of Directors.
David Wilds has served on our Board of Directors since 2012. Mr. Wilds is actively involved in managing the private equity investments of First Avenue Partners, a private equity fund that he founded in 1998 and of which he is the managing partner. From 1998 to August 2017, Mr. Wilds served at TFO, LLC, a global investment manager, including as Chief Executive Officer. Mr. Wilds was a principal with Nelson Capital Group from 1995 to 1998, Chairman of the Board for Cumberland Health Systems, Inc., an operator of hospitals and medical centers, from 1990 to 1995, and a partner at J.C. Bradford & Company, a banking and brokerage firm, from 1969 to 1990, where he was the head of research and institutional equity sales. Mr. Wilds has served as a member of the board of directors of several public companies, including iPayment, Inc. (Nasdaq: IPMT), Dollar General Corporation (NYSE: DG), Symbion, Inc. (Nasdaq: SMBI), Internet Pictures Corporation (Nasdaq: IPIXQ), and Comdata Holdings Corporation (Nasdaq: CMDT). Mr. Wilds serves or has served on the board of directors for a number of growth companies, including ILD Telecommunications, Inc., a provider of online back-office support services and HCCA International, Inc., a healthcare company. We believe Mr. Wilds’ experience as a public company director, private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve as our Lead Independent Director.
Corporate Governance
Composition of our Board of Directors
Our business and affairs are managed under the direction of our Board of Directors. The number of directors will be fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation and amended and restated bylaws, which will include a requirement that the number of directors be fixed exclusively by a resolution adopted by directors constituting a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. Our Board of Directors currently consists of eight directors.
When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Corporate Governance Profile
We intend to structure our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure will include the following:

•	our Board of Directors will not be classified, with each of our directors subject to re-election annually;

•	we expect that a majority of our directors will satisfy the Nasdaq listing standards for independence;

•
generally, all matters to be voted on by stockholders will be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;

•	we intend to comply with the requirements of the Nasdaq marketplace rules, including having committees comprised solely of independent directors; and

•	we do not have a stockholder rights plan.
Our directors will stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.
Role of the Board in Risk Oversight
One of the key functions of our Board of Directors is to provide informed oversight of our risk management process. Upon completion of this offering, our Board of Directors will administer this oversight function directly, with support from its two standing committees, the Audit Committee and the Compensation Committee, each of which will address risks specific to its respective areas of oversight. In particular, our Audit Committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including creating guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee will also monitor compliance with legal and regulatory requirements in addition to oversight of the performance of our internal audit function. Our Compensation Committee will assess and monitor whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.
Director Independence
The Nasdaq marketplace rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committees be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The Nasdaq marketplace rules further require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.
Prior to the completion of this offering, our Board of Directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board of Directors has affirmatively determined that each of Ms. Courtney and Messrs. Harrison, McKenna, Morgan and Wilds qualify as an independent director, as defined under the applicable corporate governance standards of Nasdaq. These rules require that our Audit Committee be composed of at least three members, one of whom must be independent on the date of listing on the Nasdaq, a majority of whom must be independent within

90 days of the effective date of the registration statement containing this prospectus, and all of whom must be independent within one year of the effective date of the registration statement containing this prospectus.
Lead Independent Director
In connection with this offering, we will adopt corporate governance guidelines that will provide that one of our independent directors should serve as a lead independent director at any time when our Chief Executive Officer serves as the Chairman of our Board of Directors, or if the Chairman is not otherwise independent. Because Mr. Daily is our Chairman and is not an “independent director” as defined the Nasdaq marketplace rules, our Board of Directors has appointed Mr. Wilds as lead independent director to preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform additional duties as our Board of Directors may otherwise determine or delegate from time to time.
Committees of the Board
Prior to the completion of this offering, our Board of Directors will establish an Audit Committee and a Compensation Committee. Each committee will operate under a charter approved by our Board of Directors. Following this offering, copies of each committee’s charter will be posted on the Corporate Governance section of our website, www.i3verticals.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.
Audit Committee. Upon completion of this offering, our Audit Committee will be comprised of Messrs. Morgan, Harrison and Wilds, each of whom is an independent director. Mr. Morgan will serve as the chair of our Audit Committee. Prior to the completion of this offering, we expect to adopt an Audit Committee Charter, which will detail the functions of the Audit Committee, including, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•
reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and other matters;

•	preparing the report of the Audit Committee that the SEC requires in our annual proxy statement;

•	overseeing risks associated with financial matters such as accounting, internal controls over financial reporting and financial policies;

•	reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our code of ethics; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee, including compliance of the Audit Committee with its charter.
Our Board of Directors has determined that Mr. Morgan qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. In making its determination that Mr. Morgan qualifies as an “audit committee financial expert,” our Board of Directors has considered the formal education and nature and scope of Mr. Morgan’s previous experience, coupled with past and present service on various audit committees. Upon completion of this offering, both our independent registered public accounting firm and management personnel periodically will meet privately with our Audit Committee.
Compensation Committee. Upon completion of this offering, our Compensation Committee will be comprised of Mr. McKenna and Ms. Courtney, with Mr. McKenna serving as chair of the Compensation Committee. Prior to the completion of this offering, we expect to adopt a Compensation Committee Charter, which will detail the functions of the Compensation Committee, including, among other things:

•	reviewing and recommending to our Board of Directors the compensation and other terms of employment of our executive officers;

•	reviewing and recommending to our Board of Directors performance goals and objectives relevant to the compensation of our executive officers;

•	evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	evaluating and recommending to our Board of Directors the type and amount of compensation to be paid or awarded to Board members;

•	administering our equity incentive plans;

•	reviewing and recommending to our Board of Directors policies with respect to incentive compensation and equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•	evaluating and overseeing risks associated with compensation policies and practices;

•
reviewing and recommending to our Board of Directors the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers and other members of senior management;

•	preparing the report of the Compensation Committee that the SEC requires in our annual proxy statement;

•	reviewing the adequacy of its charter on an annual basis; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee, including compliance of the Compensation Committee with its charter.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves or has served as a member of the Board of Directors or Compensation Committee (or other committee performing similar functions) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Code of Business Conduct and Ethics
Upon completion of this offering, our Board of Directors will establish a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A current copy of the code will be posted on our website, which is located at www.i3verticals.com. Any amendments to our code of conduct will be disclosed on our Internet website promptly following the date of such amendment or waiver. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Certain Legal Proceedings
In 2002, Mr. Daily was personally named in a lawsuit in the Superior Court of Los Angeles, California related to a purported contractual relationship between a third party and iPayment, Inc., a company for which he served as its Chairman and Chief Executive Officer until his departure in 2011. Mr. Daily was alleged to have interfered with such contract. In 2009, a jury rendered a $350 million judgment against Mr. Daily in this lawsuit. As a result of this judgment, Mr. Daily filed for personal bankruptcy protection under Chapter 11 of the Bankruptcy Code in May 2009. The claims in the bankruptcy proceeding relating to this judgment were settled through the redemption of Mr. Daily’s ownership in iPayment, Inc. for $118.5 million. Mr. Daily received a full discharge and the final decree was issued in December 2011.
Mr. Harrison has served as a director of HMC since 2004 and may be deemed a control person of HMC. Prior to March 2009, HMC was affiliated with entities that acted as the general partners of funds related to Harbinger Capital Partners LLC (“Harbinger”) managed by Philip Falcone. In June 2012, the SEC filed civil fraud charges against Mr. Falcone and Harbinger related to, among other things, its trading in certain corporate bonds in 2006 to

2008 that the SEC alleged to have been “manipulative” in violation of Section 10(b) of the Exchange Act. The SEC also sought to hold HMC derivatively liable as a “control person” under Section 20(A) of the Exchange Act. Mr. Harrison was not named as an individual defendant in the SEC proceeding. In June 2012, HMC settled with the SEC without admitting or denying liability. In connection with the settlement, HMC agreed to pay a civil fine of $1 million and consented to an injunction restraining future violations of Section 10(b). In August 2013, Mr. Falcone and Harbinger settled with the SEC, resulting in civil penalties and, for Mr. Falcone, restrictions on practicing in the securities industry.

EXECUTIVE COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named under “—Fiscal Year 2017 Summary Compensation Table” below. In fiscal year 2017, our “named executive officers” and their positions were as follows:

•	Gregory Daily, Chief Executive Officer;

•	Clay Whitson, Chief Financial Officer; and

•	Rick Stanford, President.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.
Fiscal Year 2017 Summary Compensation Table
The following table sets forth information regarding the compensation earned by, or paid to, our named executive officers during the fiscal year ended September 30, 2017.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
Gregory Daily
Chief Executive Officer	2017	5,711	—	—	5,141	10,852

Clay Whitson
Chief Financial Officer	2017	200,000	50,000	—	9,141	259,141

Rick Stanford
President	2017	240,000	60,000	—	10,264	310,264

__________________________

(1)	The salary paid to Mr. Daily equals the employee cost of Mr. Daily’s health insurance premium.

(2)	Represents discretionary cash incentive bonuses paid to each of our named executive directors in May 2017.

(3)
In fiscal year 2017, Mr. Whitson and Mr. Stanford were each granted an aggregate of 135,113 Class P units (35,113 units were granted on November 29, 2016, and 100,000 units were granted on August 10, 2017), and no Class P units were granted to Mr. Daily. The Class P units cliff vest three years from the anniversary of the applicable grant date, subject to the individual’s continued employment with i3 Verticals, LLC. The Class P units represent a right to a fractional portion of the profits and distributions of i3 Verticals, LLC in excess of a “participation threshold” that is set equal to an amount, as determined by the Board, that would be distributable to the members if immediately prior to the grant of the Class P units, i3 Verticals, LLC sold all of its assets for fair market value, paid all of its liabilities, and liquidated. As the Class P units issued to Messrs. Whitson and Stanford were issued at a participation threshold above the valuation of i3 Verticals, LLC on the grant date, the grant date fair value computed in accordance with ASC Topic 718 is zero.

(4)	Represents health insurance premiums paid by i3 Verticals, LLC.
Narrative to Summary Compensation Table
Each of our named executive officers was provided with the following material elements of compensation in the year ended September 30, 2017:
Base Salaries
Since i3 Verticals, LLC’s founding in 2012, the compensation program for the named executive officers has reflected that of a privately-held, high growth company. In this regard, while cash compensation in the form of base salaries has been set generally below market for senior management, since 2012 management has been incentivized through increasing the valuation of their equity ownership in i3 Verticals, LLC. For example, during fiscal year 2017, Mr. Daily elected to receive only a nominal salary that was equivalent to the employee cost of his health insurance premiums. In addition, the salaries for Messrs. Whitson and Stanford have not changed since they joined i3 Verticals, LLC and remained at $200,000 and $240,000, respectively, in fiscal year 2017.
Annual Cash Incentive Awards
Annual cash bonuses are a key component of our executive compensation strategy and represented approximately 25% of the total compensation paid to our named executive officers in fiscal 2017. The compensation committee of i3 Verticals, LLC retained the right to award cash bonuses to the named executive officers in its sole discretion and sound business judgment, if the committee determined that a named executive officer made a significant contribution to i3 Verticals, LLC’s success. Although the Company’s fiscal year ends September 30, the compensation committee has historically awarded cash incentive awards following each calendar year. The annual incentive bonuses actually awarded to each named executive officer in March 2017 were ultimately based on a discretionary performance evaluation conducted by our compensation committee and Chief Executive Officer, in consultation with other executive officers. The determination involved an analysis of both (i) the Company’s overall performance, including significant growth in fiscal year 2016 and (ii) the performance of the individual officer and his contributions to the Company. The compensation committee decided, in consultation with Mr. Daily, to award no bonus to Mr. Daily due to his considerable ownership share in our Company.
Equity Compensation
Profits Interests. Pursuant to the i3 Verticals LLC Agreement, certain of our employees, including each of our named executive officers, currently hold profits interests in i3 Verticals, LLC in the form of Class P units. In fiscal year 2017, Messrs. Whitson and Stanford were each granted an aggregate of 135,113 Class P units (100,000 units each were granted on August 10, 2017 and 35,113 units each were granted on November 29, 2016). The Class P units cliff vest three years from the anniversary of the applicable grant date, subject to the individual’s continued employment with i3 Verticals, LLC. The Class P units represent a right to a fractional portion of the profits and distributions of i3 Verticals, LLC in excess of a “participation threshold” that is set equal to an amount, as determined by the Board of Directors, that would be distributable to i3 Verticals, LLC’s members if immediately prior to the grant of the Class P units, i3 Verticals, LLC sold all of its assets for fair market value, paid all of its liabilities, and liquidated.
Other Elements of Compensation
Retirement Plans. We currently maintain a 401(k) savings plan for eligible employees, including our named executive officers. We will provide discretionary matching contributions to 401(k) plan participants beginning January 1, 2018. We do not maintain a defined benefit pension plan.
Employee Benefits. Eligible employees, including our named executive officers, participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. Our named executive officers participate in these programs on the same basis as eligible employees.
No Tax Gross-Ups. We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Employment Agreements. Other than Mr. Whitson’s employment agreement, we currently do not have any employment agreements with our named executive officers. Pursuant to Mr. Whitson’s employment agreement, he receives an annual base salary of $200,000, reviewed annually by the Compensation Committee, and is eligible to participate in standard benefit plans. Mr. Whitson is also eligible to receive an annual performance bonus payment equal to 50% of his base salary for achieving performance criteria established by the board of directors.
Under Mr. Whitson’s employment agreement, if we terminate his employment without “Cause” or Mr. Whitson terminates his employment for “Good Reason” (as such terms are defined therein), then in addition to any accrued amounts of base salary and bonuses earned but not yet paid, Mr. Whitson is entitled to receive (1) employee and fringe benefits under any and all employee benefit plans which are from time to time generally made available to the executive employees of i3 Verticals, LLC, for a period of twelve months after the date of termination, (2) a pro-rata portion of his annual bonus payment for the fiscal year in which termination occurs, assuming achievement of any applicable performance objectives, paid in a lump sum within 60 days of

Mr. Whitson’s termination, and (3) twelve months of his base salary. If Mr. Whitson’s employment is terminated within six months of a Change in Control (as defined in the agreement), Mr. Whitson is entitled to a lump sum payment equal to (1) a year of his annual base salary at the time of the Change in Control, (2) his annual bonus for the previous year, and (3) one year of benefits which he was receiving at time of the termination.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of September 30, 2017.

Name	Number of Profits Interests That Have Not Vested (#)(1)	Market Value of Profits Interests That Have Not Vested ($)(2)
Gregory Daily	0	0
Clay Whitson	165,113	15,842
Rick Stanford	165,113	15,842
__________________________

(1)
The Class P units have various participation thresholds as determined at the time of the grant. The profit interests in the table above are disclosed as of September 30, 2017 and before consideration of the Reorganization Transactions. After the Reorganization Transactions and this offering (at an assumed initial public offering price of $12.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus), the unvested Class P units held by each of Messrs. Whitson and Stanford will convert to 35,197 common units in i3 Verticals, LLC and 35,197 Class B voting common shares in i3 Verticals, Inc., respectively.

(2)
There is no public market for the Class P units. For purposes of this disclosure, we have valued the Class P units using a third-party valuation of the value per share of Class P units as of September 30, 2017. The amount reported above under the heading “Market Value of Profits Interests That Have Not Vested” reflects the intrinsic value of the profits interests as of September 30, 2017.

Fiscal Year 2018 Executive Compensation Elements
The Compensation Committee determined the following with respect to our fiscal year 2018 executive compensation program, which includes the compensation of our named executive officers:

•
Base Salaries: There were no salary changes for Messrs. Daily, Whitson and Stanford for fiscal year 2018. Mr. Daily will continue to receive a nominal salary to cover the cost of health insurance. Messrs. Whitson and Stanford will continue to receive base salaries of $200,000 and $240,000, respectively. Upon completion of the offering, Mr. Daily’s nominal salary will remain unchanged and the salaries for Messrs. Whitson and Stanford will increase to $225,000 and $275,000, respectively.

•
Annual Cash Incentive Awards: Consistent with its historical practice of awarding cash incentive awards following each calendar year, in March 2018, the compensation committee of i3 Verticals, LLC determined it appropriate to approve the following cash incentive bonuses to the named executive officers: no bonus for Mr. Daily, $50,000 for Mr. Whitson and $60,000 for Mr. Stanford. The annual incentive bonuses awarded to each named executive officer in March 2018 were ultimately based on a discretionary performance evaluation conducted by our compensation committee and Chief Executive Officer, in consultation with other executive officers. The determination involved an analysis of both (i) the Company’s overall performance, including significant growth in fiscal year 2017 and (ii) the performance of the individual officer and his contributions to the Company. The compensation committee decided, in consultation with Mr. Daily, to award no bonus to Mr. Daily due to his considerable ownership share in our Company.

•
Equity Compensation: In connection with this offering, we intend to grant options to purchase 100,000 shares of Class A common stock under the Equity Plan (as defined below) to each of Messrs. Whitson and Stanford, which awards vest in equal annual installments over a three-year period.

Equity Incentive Plans
i3 Verticals, LLC Amended and Restated Equity Incentive Plan
We adopted our Amended and Restated Equity Incentive Plan, or the Equity Plan, to promote the profitability of and growth of i3 Verticals, LLC by providing equity-based incentives to encourage certain key members of management and other service providers to i3 Verticals, LLC to contribute to i3 Verticals, LLC’s growth and financial success. Of the 3,283,808 Class P units that were eligible for issuance pursuant to awards made under the Equity Plan, 2,222,060 Class P units were subject to outstanding unvested awards as of March 31, 2018. Although the Equity Plan remains in effect for awards granted under the Equity Plan, we will not make any additional awards under the Equity Plan.
2018 Equity Incentive Plan
In connection with this offering, we intend to adopt the 2018 Equity Incentive Plan, or 2018 Plan. The purpose of the 2018 Plan will be to attract and retain key officers, employees, directors and consultants, motivate such individuals by means of performance-related incentives to achieve long-range performance goals, enable such individuals to participate in our long-term growth and financial success, encourage ownership of our stock by such individuals, and link such individuals’ compensation to the long-term interests of us and our stockholders.
The material terms of the 2018 Plan, as it is currently contemplated, are summarized below. Our Board of Directors is still in the process of developing, approving and implementing the 2018 Plan and, accordingly, this summary is subject to change.
Eligibility. Awards will be granted under the 2018 Plan to employees (including current and prospective officers), directors (including non-employee directors) and certain consultants of our company or of our subsidiaries or other affiliates. Only employees of us or any of our subsidiaries or other affiliates will be eligible to receive incentive stock options.
Administration, Amendment and Termination. Our Compensation Committee will have the power and authority to administer the 2018 Plan. The Compensation Committee will have the authority to interpret the terms and intent of the 2018 Plan, determine eligibility for and terms of awards for participants and make all other determinations necessary or advisable for the administration of the 2018 Plan. To the extent to be permitted by the terms of the 2018 Plan, the Compensation Committee charter, and applicable law, our Compensation Committee may delegate certain authority under the 2018 Plan to one or more officers or managers of us or any affiliate, or to a committee of such officers or managers under terms and limitations the Compensation Committee may establish.
Our Board of Directors will have the authority to amend, alter, suspend, discontinue or terminate the 2018 Plan at any time. No such action may be taken without the approval of stockholders if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board of Directors deems it necessary or desirable to comply. Furthermore, subject to the 2018 Plan’s repricing restrictions, the Compensation Committee will be enabled to waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any award granted under the 2018 Plan, prospectively or retroactively, provided that any such action that would materially and adversely affect the rights of any participant or any holder or beneficiary of any such award will not to that extent be effective without consent.
Awards. Awards under the 2018 Plan may be made in the form of options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards, other stock-based awards or any other rights, interests or options relating to shares or other property (including cash), whether singly, in combination, or in tandem.
Shares Subject to the Plan. Following this offering, the aggregate number of shares of our Class A common stock that may be issued initially pursuant to awards under the 2018 Plan is 3,500,000 shares. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2018 Plan is 3,500,000 shares. The number of shares of Class A common stock available for issuance under the 2018 Plan also will include an annual increase on the first day of each year beginning with the 2019 calendar year, equal to 4.0% of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding calendar year, unless the Board of Directors determines prior to the last trading day of December of the immediately preceding calendar year that the increase shall be less than 4%.

Shares issued under the 2018 Plan may be authorized but unissued shares or treasury shares. Any shares covered by an award, or portion of an award, granted under the 2018 Plan that are forfeited or canceled, expired or are settled in cash and shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award shall again be available for issuance under the 2018 Plan. If we satisfy withholding tax liabilities arising from an award other than an option or stock appreciation right by tendering or withholding shares, the shares so tendered or withheld shall again be available for issuance under the 2018 Plan. Shares that are issued in connection with substitute awards will not reduce the shares available for awards under the 2018 Plan or count against any limits otherwise set forth in the 2018 Plan.
Non-Employee Director Awards. The Board of Directors will be authorized to provide that all or a portion of a nonemployee director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board of Directors, be payable (either automatically or at the election of a non-employee director) in the form of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and/or other stock-based awards under the 2018 Plan, including unrestricted shares. The Board of Directors will determine the terms and conditions of any such awards, including the terms and conditions which will apply upon a termination of the non-employee director’s service as a member of the Board of Directors, and will have full power and authority in its discretion to administer such awards, subject to the terms of the 2018 Plan and applicable law.
Adjustment of Shares Subject to the Plan. In the event of certain changes in our capitalization, the Compensation Committee will adjust, among other award terms, the number and class of shares, other securities or other property that may be delivered in connection with awards and the exercise price, grant price or purchase price relating to any award in such manner as the Compensation Committee determines to be appropriate in an equitable and proportionate manner. Furthermore, the Compensation Committee will adjust the aggregate number and class of shares or other securities (or the number and kind of other property) with respect to which awards may be granted under the 2018 Plan.
Effect of a Change in Control. The discussion below of the effects of a change in control (as defined in the 2018 Plan) applies to outstanding awards unless otherwise to be provided in an award agreement. Our 2018 Plan will provide that in the event of a change in control, as defined in our 2018 Plan, outstanding awards acquired under the 2018 Plan shall be subject to the agreement evidencing the change in control, which need not treat all outstanding awards in an identical manner. If the successor entity in the change in control continues, assumes or issues a substitute award for an award outstanding under the 2018 Plan, the award must provide that if, within twelve months after the Company obtains actual knowledge that a change in control has occurred, a participant’s service relationship is actually or constructively involuntarily terminated by the Company or an affiliate (or any of their successors), all continued, assumed and substituted awards of such participant shall vest, become immediately exercisable and have all restrictions lifted. In addition, the agreement evidencing the change in control may provide for the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding award, the lapse of the Company’s right to repurchase or re-acquire shares acquired under an award, the lapse of forfeiture rights with respect to shares acquired under an award, and/or the settlement of the full value of such outstanding award (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its parent, if any). With respect to awards granted to non-employee directors, in the event of a change in control, the participant will fully vest in options and SARs, all restrictions on his or her restricted stock and restricted stock units will lapse, and all other terms and conditions of such awards will be deemed to be met.
Director Compensation
During fiscal year 2017, none of our directors received cash compensation for their services as directors and none of our directors were granted Class P units. Each of our non-employee directors received a one-time initial grant of 83,722 Class P units at the time such director joined the Board of Directors of i3 Verticals, LLC, with the exception of Mr. Harvey who received 42,000 Class P units. As of September 30, 2017, there are no unvested profits interests held by non-employee directors.
Commencing with fiscal year 2018, each non-employee director that was a member of the board of directors of i3 Verticals, LLC prior to this initial public offering will be eligible to receive annually options to purchase 10,000 shares of Class A common stock pursuant to the 2018 Plan, with the first grant to occur in connection with this offering. With respect to any non-employee director that was not a member of the board of directors of

i3 Verticals, LLC prior to this initial public offering (e.g., Mr. Morgan and Ms. Courtney), such non-employee director will be entitled to receive a $30,000 annual cash retainer and a one-time grant of options to purchase 40,000 shares of Class A common stock pursuant to the 2018 Plan, with the grant to occur at the later of (i) the time of the offering or (ii) the director’s appointment to the Board. The options granted to the non-employee directors will vest equally over a three-year period. When the one-time grant of options to purchase 40,000 shares of Class A common stock has fully vested, the director will be eligible to receive annually options to purchase 10,000 shares of Class A common stock pursuant to the 2018 Plan consistent with those non-employee directors that were members of the board of directors of i3 Verticals, LLC prior to this initial public offering. In addition, under the 2018 non-employee director compensation program, we will also pay an annual cash retainer of $10,000 for serving as the chair of the Audit Committee or Compensation Committee. Additionally, all directors will be reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees. Management directors do not receive any additional compensation for their service on the Board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Interests of Management and Directors in the Reorganization Transactions
In connection with the Reorganization Transactions, we will engage in certain transactions with certain of our directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Reorganization Transactions. These transactions are described in “Our Organizational Structure.”
i3 Verticals, LLC Related Party Debt
Mezzanine Notes
In August 2013, i3 Verticals, LLC issued an aggregate of $10.5 million of Mezzanine Notes to an affiliate of Harbert Management Corporation ($5.25 million), in which John Harrison, our director, serves as a senior managing director, and certain affiliates of Capital Alignment Partners ($5.25 million), in which Burton Harvey, our director, is a managing partner. The Mezzanine Notes bear interest at a rate of 12.0%, payable monthly, and the outstanding principal of $10.5 million is payable at maturity on November 29, 2020. The Mezzanine Notes are subordinated to the Senior Secured Credit Facility. The Mezzanine Notes are redeemable at our option at any time prior to November 29, 2020, subject to five calendar days’ prior written notice to the lenders. In connection with this transaction, the purchasers received warrants to purchase 1,423,688 common units of i3 Verticals, LLC at $0.01 per unit. The Mezzanine Notes are secured by substantially all assets of i3 Verticals, LLC in accordance with the terms of the security agreement but are subordinate to the Senior Secured Credit Facility. As of March 31, 2018, the outstanding principal amount of the Mezzanine Notes was $10.5 million. The amount of interest paid from October 1, 2014 to March 31, 2018 with respect to these Mezzanine Notes was $4.2 million, and no principal payments were made during this period. We intend to cause i3 Verticals, LLC to use a portion of the proceeds from this offering to repay the Mezzanine Notes in full. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Use of Proceeds.”
Junior Subordinated Notes
In February 2014 and July 2014, i3 Verticals, LLC issued notes payable in the total aggregate principal of $17.6 million to unrelated and related creditors. Junior Subordinated Notes payable to related creditors included $4.1 million to Greg Daily, our CEO, and parties affiliated with him, $175,000 to Clay Whitson, our CFO, and $283,000 to Hayes Bryant, a former member of our Board of Directors and our former interim CFO, and parties affiliated with him. The Junior Subordinated Notes accrue interest, payable monthly, at a fixed rate of 10.0% and mature on February 14, 2019, when all outstanding principal and accrued and unpaid interest are due. However, the unsecured notes are subordinated to the Mezzanine Notes and the Senior Secured Credit Facility, which both have maturities beyond the Junior Subordinated Notes. Should the Junior Subordinated Notes reach maturity and the current terms of the Mezzanine Notes and Senior Secured Credit Facility remain in place, the term of the Junior Subordinated Notes would be extended until after the maturity of the Mezzanine Notes and Senior Secured Credit Facility, in accordance with the terms of the Junior Subordinated Notes. For every $1.0 million of Junior Subordinated Notes, the purchasers received warrants to purchase 81,436 common units of i3 Verticals, LLC at $2.095 per unit. As of March 31, 2018, the outstanding principal amount of the Junior Subordinated Notes was $16.1 million. The amount of interest paid from October 1, 2014 to March 31, 2018 with respect to these Junior Subordinated Notes was $2.4 million, and no principal payments were made during this period.
In June 2016, Mr. Daily converted $1.0 million of the Junior Subordinated Notes into 309,580 Class A units of i3 Verticals, LLC at a rate of $3.23 per unit. In July 2017, Mr. Daily converted $500,000 of the Junior Subordinated Notes into 147,929 Class A units of i3 Verticals, LLC at a rate of $3.38 per unit. These transactions were in each case approved by the Board of Directors of i3 Verticals, LLC and its Class A unitholders.
As previously disclosed, in connection with the Reorganization Transactions we will issue  671,165 of our Class A common stock (based on the midpoint of the estimated public offering price range set forth on the cover page of this prospectus) pursuant to a voluntary private note conversion with certain eligible holders of the Junior Subordinated Notes who have elected to convert $8.1 million in aggregate indebtedness into Class A common stock. Of this indebtedness, $2.9 million is attributable to the Continuing Equity Owners. We intend to cause i3 Verticals, LLC to use a portion of the proceeds from this offering to repay in full the remaining balance of the

Junior Subordinated Notes. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Use of Proceeds.”
The following table sets forth the Class A common stock beneficially owned and cash proceeds to be received by our current directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Reorganization Transactions as a result of the repayment of the remaining balance of the Junior Subordinated Notes and voluntary private note conversion as described above (based on the midpoint of the estimated public offering price range set forth on the cover page of this prospectus):

Name	Number of Class A Common Stock	Cash Proceeds (in thousands)
Greg Daily (1)	11,305	$2,521
Clay Whitson	3,350	$135
__________________________

(1)
Class A Common Stock and Cash Proceeds related to Mr. Daily include Junior Subordinated Notes held by (a) Greg Daily and Collie Daily, Mr. Daily’s spouse, (b) Courtney Daily, Mr. Daily’s daughter and (c) Daily Family Investments, LLC, of which Mr. Daily serves as tax matters member. See Footnote 6 of “Principal Stockholders” for further information.

Daily Note
In May 2013, i3 Verticals, LLC issued an unsecured convertible note, as amended, in the total aggregate principal amount of $1.0 million to Greg Daily, our CEO (the “Daily Note”). The Daily Note accrued interest at a fixed rate of 10.0%, payable monthly, and was set to mature on February 14, 2019, when all outstanding principal and accrued and unpaid interest was due. The Daily Note contained a conversion option into i3 Verticals, LLC’s Class A units until the maturity date. On March 31, 2016, the Daily Note was converted according to its terms into 1,000,000 Class A units in i3 Verticals, LLC pursuant to the provisions of the note. The amount of interest paid with respect to the Daily Note from October 31, 2015 to March 31, 2016 was $150,000.
i3 Verticals LLC Agreement
Agreement in Effect Before Consummation of this Offering
i3 Verticals, LLC and the Original Equity Owners are parties to the Third Amended and Restated Limited Liability Company Agreement of i3 Verticals, LLC, dated as of January 15, 2014, as amended by Amendment No. 1 dated as of November 14, 2014 and Amendment No. 2 dated as of June 30, 2016. This agreement, as amended (the “Existing LLC Agreement”) governs the business operations of i3 Verticals, LLC and defines the relative rights and privileges associated with the existing units of i3 Verticals, LLC. Under the Existing LLC Agreement, the Board of Directors of i3 Verticals, LLC has the full, complete and exclusive authority to manage, direct and control the business, affairs and properties of i3 Verticals, LLC, and officers of i3 Verticals, LLC oversee the day-to-day business operations of i3 Verticals, LLC. Each Original Equity Owner’s rights under the Existing LLC Agreement continue until the effective time of the i3 Verticals LLC Agreement to be adopted in connection with this offering, as described below, when the Continuing Equity Owners will continue as members that hold common units in i3 Verticals, LLC with the respective rights thereunder under the i3 Verticals LLC Agreement.
Agreement in Effect Upon Consummation of this Offering
In connection with the consummation of this offering, we and the Continuing Equity Owners will enter into an amended and restated i3 Verticals, LLC Limited Liability Company Agreement, which we refer to as the i3 Verticals LLC Agreement.
Appointment as Manager. Under the i3 Verticals LLC Agreement, i3 Verticals, Inc. will become a member and the sole manager of i3 Verticals, LLC. As the sole manager, we will be able to control all of the day-to-day business affairs and decision-making of i3 Verticals, LLC without the approval of any other member. Through our officers and directors, we will be responsible for all operational and administrative decisions of i3 Verticals, LLC and the day-to-day management of i3 Verticals, LLC’s business. Under the i3 Verticals LLC Agreement, we cannot, under any circumstances, be removed or replaced as the sole manager of i3 Verticals, LLC except by our resignation, which may be given at any time by written notice to the members.
Appointment as Partnership Representative. We will be the “Partnership Representative” with respect to i3 Verticals, LLC. As such, we will represent i3 Verticals, LLC in connection with all examinations of its affairs by tax authorities.
Compensation, Fees and Expenses. We will not be entitled to compensation for our services as manager. We will be entitled to reimbursement by i3 Verticals, LLC for reasonable fees and expenses incurred on behalf of i3 Verticals, LLC, including all expenses associated with this offering, any subsequent offering of our Class A common stock, redemptions or exchanges of common units for Class A common stock, being a public company and maintaining our corporate existence.
Distributions. The i3 Verticals LLC Agreement will require “tax distributions” to be made by i3 Verticals, LLC to its members, as that term is used in the agreement, except to the extent such distributions would render i3 Verticals, LLC insolvent or are otherwise prohibited by law, by our Senior Secured Credit Facility or by any of our future debt agreements. Tax distributions will be made on a quarterly basis, to each member of i3 Verticals, LLC, including us, based on such member’s allocable share of the taxable income of i3 Verticals, LLC and an assumed tax rate that we will determine. For this purpose, i3 Verticals, Inc.’s allocable share of i3 Verticals, LLC’s taxable income shall be net of its share of taxable losses of i3 Verticals, LLC and shall be determined without regard to any Basis Adjustments (as described below under “—Tax Receivable Agreement”). The tax rate used to determine tax distributions will apply regardless of the actual final tax liability of any such members. Tax distributions will also be made only to the extent all distributions from the Company for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The i3 Verticals LLC Agreement will also allow for cash distributions to be made by i3 Verticals, LLC (subject to our sole discretion as the sole manager of i3 Verticals, LLC) to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement. We expect i3 Verticals, LLC may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render i3 Verticals, LLC insolvent or are otherwise prohibited by law, by our Senior Secured Credit Facility or by any of our future debt agreements.
Transfer Restrictions. The i3 Verticals LLC Agreement generally does not permit transfers of common units by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and transfers we approve in writing, as manager, and other limited exceptions. In the event of a permitted transfer under the i3 Verticals LLC Agreement, the transferring member will be required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of common units that the member transferred to such transferee in the permitted transfer.
The i3 Verticals LLC Agreement provides that, if a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock, each of which we refer to as a Pubco Offer, is approved by our Board of Directors or otherwise effected or to be effected with the consent or approval of our Board of Directors, each holder of common units of i3 Verticals, LLC shall be permitted to participate in such Pubco Offer by delivering a redemption notice, which shall be effective immediately prior to, and contingent upon, the consummation of such Pubco Offer. If a Pubco Offer is proposed by i3 Verticals, Inc., then i3 Verticals, Inc. is required to use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of such common units to participate in such Pubco Offer to the same extent as or on an economically equivalent basis with the holders of shares of Class A common stock, provided that in no event shall any holder of common units of i3 Verticals, LLC be entitled to receive aggregate consideration for each common unit that is greater than the consideration payable in respect of each share of Class A common stock pursuant to the Pubco Offer.
Except for certain exceptions, any transferee of common units must assume, by operation of law or executing a joinder to the i3 Verticals LLC Agreement, all of the obligations of a transferring member with respect to the transferred units, and such transferee shall be bound by any limitations and obligations under the i3 Verticals LLC Agreement even if the transferee is not admitted as a member of i3 Verticals, LLC. A member shall remain as a member with all rights and obligations until the transferee is accepted as substitute member in accordance with the i3 Verticals LLC Agreement.
Maintenance of One-to-one Ratio between Shares of Class A Common Stock and Common Units Owned by i3 Verticals, Inc. and One-to-one Ratio between Shares of Class B Common Stock and Common Units Owned by the Continuing Equity Owners. In connection with this offering, we will issue to each Continuing Equity Owner for nominal consideration one share of Class B common stock for each common unit of i3 Verticals, LLC that such Continuing Equity Owner owns. The i3 Verticals LLC Agreement requires i3 Verticals, LLC to take all actions with respect to its common units, including issuances, reclassifications, distributions, divisions or recapitalizations, such that:

(1)	we at all times maintain a ratio of one common unit we own, directly or indirectly, for each share of Class A common stock we issue, and

(2)
i3 Verticals, LLC at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock we issue and the number of common units we own and (b) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of common units owned by the Continuing Equity Owners.

The ratio requirement disregards (1) shares of our Class A common stock under unvested options we issue, (2) treasury stock and (3) preferred stock or other debt or equity securities (including warrants, options or rights) we issue that are convertible into or redeemable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, redemption or exchange thereof, to the equity capital of i3 Verticals, LLC. In addition, the Class A common stock ratio requirement disregards all common units at any time held by any other person, including the Continuing Equity Owners and the holders of any options over common units. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A common stock in a transaction not contemplated by the i3 Verticals LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding common units we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the i3 Verticals LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in i3 Verticals, LLC which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed. i3 Verticals, LLC is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the common units that is not accompanied by an identical subdivision or combination of (1) our Class A common stock to maintain at all times a one-to-one ratio between the number of common units we own and the number of outstanding shares of our Class A common stock, or (2) our Class B common stock to maintain at all times a one-to-one ratio between the number of common units owned by the Continuing Equity Owners and the number of outstanding shares of our Class B common stock, as applicable, in each case, subject to exceptions.
Issuance of Common Units upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options we issue (as opposed to options issued by i3 Verticals, LLC), or our issuance of other types of equity compensation (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from i3 Verticals, LLC a number of common units equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons who are not officers or employees of i3 Verticals, LLC or its subsidiaries, we will make, or be deemed to make, a capital contribution in i3 Verticals, LLC equal to the aggregate value of such shares of Class A common stock, and i3 Verticals, LLC will issue to us a number of common units equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons who are officers or employees of i3 Verticals, LLC or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to i3 Verticals, LLC (or the applicable subsidiary of i3 Verticals, LLC) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of i3 Verticals, LLC or its subsidiaries, on each applicable vesting date (a) we will be deemed to have sold to i3 Verticals, LLC (or such subsidiary) the number of vested shares at a price equal to the market price per share, (b) i3 Verticals, LLC (or such subsidiary) will deliver the shares to the applicable person, and (c) we will be deemed to have made a capital contribution in i3 Verticals, LLC equal to the purchase price for such shares in redemption or exchange for an equal number of common units of i3 Verticals, LLC.
Dissolution. The i3 Verticals LLC Agreement will provide that the consent of i3 Verticals, Inc. as the managing member of i3 Verticals, LLC and members holding a majority of the voting units will be required to voluntarily dissolve i3 Verticals, LLC. In addition to a voluntary dissolution, i3 Verticals, LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up i3 Verticals, LLC; (2) second, to pay debts and liabilities owed to creditors of i3 Verticals, LLC, other than members; and (3) third, to the members pro-rata in accordance with their respective percentage ownership interests in i3 Verticals, LLC (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).
Confidentiality. We, as manager, and each member agree to maintain the confidentiality of i3 Verticals, LLC’s confidential information. This obligation excludes: (1) information independently obtained or developed by the members; and (2) information that is in the public domain or otherwise disclosed to a member; provided that such information was not obtained in violation of a confidentiality obligation included in the i3 Verticals LLC Agreement or such information was approved for release by written authorization of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of either i3 Verticals, Inc. or i3 Verticals, LLC.
Indemnification. The i3 Verticals LLC Agreement will provide for indemnification of the manager, directors and officers of i3 Verticals, LLC and their respective subsidiaries or affiliates.
Common Unit Redemption Right. The i3 Verticals LLC Agreement will provide a redemption right to the Continuing Equity Owners that will entitle them to have their common units redeemed (subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that will be converted from Class P units in connection with the Reorganization Transactions) for, at the option of i3 Verticals, LLC, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the i3 Verticals LLC Agreement; provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. In connection with the exercise of the redemption or exchange of common units (1) the Continuing Equity Owners will be required to surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, which we will cancel for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged and (2) all redeeming members will surrender common units to i3 Verticals, LLC for cancellation.
Each Continuing Equity Owner’s redemption rights will be subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock that may be applicable to such Continuing Equity Owner and the absence of any liens or encumbrances on such common units redeemed. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request within a specified period of time. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A common stock that may be issued in connection with such proposed redemption. In the case of a settlement in Class A common stock, such Continuing Equity Owner may also revoke or delay its redemption request if the following conditions exist:

(1)
any registration statement pursuant to which the resale of the Class A common stock to be registered for such Continuing Equity Owner at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(2)	we failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption;

(3)
we exercised our right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Continuing Equity Owner to have its Class A common stock registered at or immediately following the consummation of the redemption;

(4)
such Continuing Equity Owner is in possession of any material non-public information concerning us, the receipt of which results in such Continuing Equity Owner being prohibited or restricted from selling Class A common stock at or immediately following the redemption without disclosure of such information (and we do not permit disclosure);

(5)
any stop order relating to the registration statement pursuant to which the Class A common stock was to be registered by such Continuing Equity Owner at or immediately following the redemption shall have been issued by the SEC;

(6)	there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A common stock is then traded;

(7)	there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption;

(8)
we shall have failed to comply in all material respects with our obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Continuing Equity Owner to consummate the resale of the Class A common stock to be received upon such redemption pursuant to an effective registration statement, as applicable; or

(9)	the redemption date would occur three business days or less prior to, or during, a black-out period.
Moreover, 337,592 common units held by Continuing Equity Owners received in exchange for unvested profits interests in connection with the Reorganization Transactions, will remain subject to their existing time-based and service-based vesting requirements. As such, the former Class P unit profits interests holders who hold these common units will not be able to exercise their redemption rights until the applicable vesting date. 226,062 shares of Class A common stock held by Former Equity Owners received in exchange for unvested profits interests in connection with the Reorganization Transactions will remain subject to their existing time-based and service-based vesting requirements.
The i3 Verticals LLC Agreement will require that in the case of a redemption by a Continuing Equity Owner we contribute cash or shares of our Class A common stock, as applicable, to i3 Verticals, LLC in exchange for an amount of newly-issued common units in i3 Verticals, LLC that will be issued to us equal to the number of common units redeemed from the Continuing Equity Owner. i3 Verticals, LLC will then distribute the cash or shares of our Class A common stock, as applicable, to such Continuing Equity Owner to complete the redemption. If a Continuing Equity Owner elects to redeem such owner’s common units, we may, at our option, effect a direct exchange by i3 Verticals, Inc. of cash or our Class A common stock, as applicable, for such common units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of common units that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
Amendments. In addition to certain other requirements, our consent, as manager, and the consent of a majority of the common units then outstanding and entitled to vote (excluding common units we hold directly or indirectly) will generally be required to amend or modify the i3 Verticals LLC Agreement.

Tax Receivable Agreement
As described in “Our Organizational Structure,” we intend to use the net proceeds from this offering to purchase common units of i3 Verticals, LLC directly from i3 Verticals, LLC and from some of the Continuing Equity Owners. We expect to obtain an increase in our share of the tax basis of the assets of i3 Verticals, LLC in connection with the purchase of common units directly from some of the Continuing Equity Owners. In addition, we may obtain an increase in our share of the tax basis of the assets of i3 Verticals, LLC in the future, when a Continuing Equity Owner redeems such owner’s common units (or we effect a direct exchange) and such owner thereby receives Class A common stock or cash, as applicable, from us, subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that will be converted from Class P units in connection with the Reorganization Transactions. We intend to treat any such exchange as a direct purchase by us of common units from such Continuing Equity Owner for U.S. federal income and other applicable tax purposes, regardless of whether such common units are surrendered by a Continuing Equity Owner to i3 Verticals, LLC for redemption or sold to us upon the exercise of our election to acquire such common units directly. We refer to such basis increases, together with the basis increases in connection with the purchase of common units of i3 Verticals, LLC directly from a Continuing Equity Owner in the Reorganization Transactions, as the “Basis Adjustments.” Any Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
In connection with the Reorganization Transactions described above, we will enter into a Tax Receivable Agreement with i3 Verticals, LLC and each of the Continuing Equity Owners that will provide for the payment by us to the Continuing Equity Owners (either directly or indirectly by contributing such payment to i3 Verticals, LLC for remittance to the Continuing Equity Owners) of 85% of the amount of certain tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize in our tax reporting, as a result of the Reorganization Transactions described above, including the Basis Adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the total reduction in tax payments for us would be approximately $53.1 million over 16 years from the date of this offering based on an initial public offering price of $12.00 per share, and assuming all future sales would occur one year after this offering. Under that scenario, we would be required to pay the Continuing Equity Owners 85% of such amount, or $45.1 million over the 16-year period from the date of this offering. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and payments under the Tax Receivable Agreement by us, will be calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the Tax Receivable Agreement and will depend on whether we generate sufficient future taxable income to realize the benefit. i3 Verticals, LLC intends to have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange of i3 Verticals, LLC common units for Class A common stock or cash occurs. Such a redemption or exchange would include a deemed exchange, and would include for this purpose the purchase of common units of i3 Verticals, LLC directly from certain Continuing Equity Owners described above. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners maintaining a continued ownership interest in i3 Verticals, LLC. If a Continuing Equity Owner transfers common units but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such Continuing Equity Owner generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such common units. In general, the Continuing Equity Owners’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without (a) our prior written consent, which should not be unreasonably withheld, conditioned or delayed, and (b) such person’s becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable Continuing Equity Owner’s interest therein.
The actual Basis Adjustments, as well as any amounts paid to the Continuing Equity Owners under the Tax Receivable Agreement, will vary depending on a number of factors, including:

•
the timing of any future redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of i3 Verticals, LLC at the time of each redemption or exchange;

•
the price of shares of our Class A common stock when we purchase common units from the Continuing Equity Owners in connection with this offering and when redemptions or exchanges of common units occur in the future—the Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of our Class A common stock at the time of such purchases or future redemptions or exchanges;

•	the extent to which such redemptions or exchanges are taxable—if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available; and

•
the amount and timing of our income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If i3 Verticals, Inc. does not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment and treating any outstanding common units held by members other than i3 Verticals, Inc. as having been exchanged for Class A common stock for purposes of determining such early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be used to generate tax benefits in future taxable years. The use of any such tax attributes will result in payments under the Tax Receivable Agreement.

For purposes of the Tax Receivable Agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments, had the Tax Receivable Agreement not been entered into and had there been no tax benefits to us as a result of any payments made under the Tax Receivable Agreement; provided that for purposes of determining cash savings with respect to state and local income taxes we will use an assumed tax rate. There is no maximum term for the Tax Receivable Agreement, although we may terminate the Tax Receivable Agreement under an early termination procedure that requires us to pay the Continuing Equity Owners an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).
Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make (directly or indirectly) to the Continuing Equity Owners could be substantial. Any payments made to the Continuing Equity Owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to i3 Verticals, LLC. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; provided that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may result in the acceleration of payments due under the Tax Receivable Agreement. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash or available borrowings under our Senior Secured Credit Facility or any future debt agreements. See “Unaudited Pro Forma Consolidated Financial Information.” Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that a redeeming Continuing Equity Owner receives under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.
The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination or other changes of control were to occur, if we fail to make any payment pursuant to the Tax Receivable Agreement when due or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully use all potential future tax benefits that are subject to the Tax Receivable Agreement. In those circumstances, members of i3 Verticals, LLC would be deemed to exchange any remaining outstanding common units for Class A common stock and would generally be entitled to payments under the Tax Receivable Agreement resulting from such deemed exchanges. We may elect to completely terminate the Tax Receivable Agreement early only with the written approval of a majority of i3 Verticals, Inc.’s “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the Nasdaq rules).
As a result of the foregoing, we could be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We also could be required to make cash payments (directly or indirectly) to the Continuing Equity Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to the Continuing Equity Owners pursuant to the Tax Receivable Agreement if any tax benefits we initially claim are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments we make to a Continuing Equity Owner will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits we initially claim may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. The applicable federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that cash payments could be made under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings. Although we are not currently aware of any potential challenge, if we subsequently determine that any Basis Adjustments or other tax benefits may be subjected to a reasonable challenge by a taxing authority, we may withhold payments to the Continuing Equity Owners under the Tax Receivable Agreement related to such Basis Adjustments or other tax benefits in an interest-bearing escrow account until such a challenge is no longer possible.
If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the Tax Receivable Agreement, we will place certain subsequent tax benefit payments that would otherwise be made to the Continuing Equity Owners into an interest-bearing escrow account until there is a final determination. We will have full responsibility for, and sole discretion over, all i3 Verticals, Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Continuing Equity Owners.
Under the Tax Receivable Agreement, we are required to provide the Continuing Equity Owners with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement for each taxable year with respect to which a payment obligation arises within 90 days after filing our federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made to the Continuing Equity Owners within three business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate equal to the sum of the highest rate applicable at the time under the Senior Secured Credit Facility (or any replacement thereof), plus 200 basis points (or, if there is no Senior Secured Credit Facility at such time, LIBOR plus 500 basis points), until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.
Registration Rights Agreement
We intend to enter into a Registration Rights Agreement with certain of the Continuing Equity Owners, including Greg Daily and certain of his affiliates, entities affiliated with First Avenue Partners L.P., entities affiliated with Harbert Management Corporation, entities affiliated with Capital Alignment Partners and Clay Whitson, in connection with this offering. The Registration Rights Agreement will provide certain of the parties the right, at any time after 180 days following our initial public offering and the expiration of any related lock-up period, to require us to register under the Securities Act the offer and sale of shares of Class A common stock issuable to them, at our election, upon redemption or exchange of their common units in i3 Verticals, LLC. The Registration Rights Agreement will also provide for customary “piggyback” registration rights for all parties to the agreement. The Registration Rights Agreement will provide that we will pay certain expenses of the registration rights holders in connection with the exercise of their registration rights, and that we will indemnify the registration rights holders against certain liabilities which may arise under the Securities Act or other federal or state securities laws.
Director and Officer Indemnification and Insurance
Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. We also intend to purchase directors’ and officers’ liability insurance. See “Description of Capital Stock—Limitation of Liability and Indemnification of Directors and Officers.”
Agreement with Axia Technologies, LLC
In April 2016, we entered into a purchase agreement to purchase certain assets of Axia. As part of the purchase, i3 Verticals, LLC entered into a Processing Services Agreement (the “Axia Tech Agreement”) with Axia Technologies, LLC (“Axia Tech”). Under the Axia Tech Agreement, we agreed to provide processing services for certain merchants as designated by Axia Tech from time to time. In fiscal year 2017, and for the six months ended March 31, 2018, we earned net revenues of $27,000 and $24,000, respectively, related to the Axia Tech Agreement. i3 Verticals, LLC, Greg Daily and Clay Whitson own 3%, 11% and 1%, respectively, of the outstanding equity of Axia Tech.
Policies and Procedures for Related Party Transactions
Our Board of Directors will adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the Audit Committee of our Board of Directors, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or our employment of a related person. In reviewing any such proposal, our Audit Committee will be tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.
All related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy.
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation,” the foregoing is a description of each transaction since October 1, 2014, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our Class A common stock and Class B common stock (1) immediately following the consummation of the Reorganization Transactions (excluding this offering), as described in “Our Organizational Structure” and (2) as adjusted to give effect to this offering, for:

•	each person, or group of affiliated persons, who is known by us to own more than 5% of our Class A or Class B common stock;

•	each of the directors, director nominees and named executive officers individually; and

•	all directors, director nominees and executive officers as a group.
As described in “Our Organizational Structure” and “Certain Relationships and Related Party Transactions,” each common unit (other than common units we hold) is redeemable from time to time at each holder’s option (subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that will be converted from Class P units in connection with the Reorganization Transactions) for, at our election, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the i3 Verticals LLC Agreement; provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.” In connection with this offering, we will issue to each Continuing Equity Owner for nominal consideration one share of Class B common stock for each common unit of i3 Verticals, LLC it owns. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of common units of i3 Verticals, LLC each such Continuing Equity Owner will own immediately after this offering. Although the number of shares of Class A common stock being offered hereby to the public and the total number of i3 Verticals, LLC common units outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, the shares of Class B common stock held by the beneficial owners set forth in the table below after the consummation of the Reorganization Transactions will vary, depending on the initial public offering price in this offering. The table below assumes the shares of Class A common stock are offered at $12.00 per share (the midpoint of the price range listed on the cover page of this prospectus).
The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above with respect to each common unit, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The percentage ownership of each individual or entity after giving effect to the Reorganization Transactions and before this offering is computed on the basis of shares of our Class A common stock outstanding and shares of our Class B common stock outstanding. Unless otherwise indicated, the address of all listed stockholders is 40 Burton Hills Blvd., Suite 415, Nashville, TN 37215.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Class A Common Stock Beneficially Owned (1)						Class B Common Stock Beneficially Owned						Combined Voting Power (2)
	After Giving Effect to the Reorganization Transactions and Before this Offering		After Giving Effect to the Reorganization Transactions and this Offering (No Exercise of Option)		After Giving Effect to the Reorganization Transactions and this Offering (With Full Exercise of Option)		After Giving Effect to the Reorganization Transactions and Before this Offering		After Giving Effect to the Reorganization Transactions and this Offering (No Exercise of Option)		After Giving Effect to the Reorganization Transactions and this Offering (With Full Exercise of Option)		After Giving Effect to the Reorganization Transactions and this Offering (No Exercise of Option)	After Giving Effect to the Reorganization Transactions and this Offering (With Full Exercise of Option)
Name of Beneficial Owner	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	%	%
5% Stockholders:
First Avenue Partners (3)	3,181,558	16.8%	3,181,558	12.4%	3,181,558	12.0%	3,181,558	18.2%	3,181,558	18.2%	3,181,558	18.2%	12.4%	12.0%
Harbert Management(4)	1,801,140	9.5%	1,801,140	7.0%	1,801,140	6.8%	1,801,140	10.3%	1,801,140	10.3%	1,801,140	10.3%	7.0%	6.8%
Capital Alignment Partners (5)	1,762,579	9.3%	1,762,579	6.9%	1,762,579	6.6%	1,762,579	10.1%	1,762,579	10.1%	1,762,579	10.1%	6.9%	6.6%
Named executive officers and directors:
Gregory Daily (6)	7,346,067	38.8%	7,346,067	28.7%	7,346,067	27.7%	7,334,762	42.0%	7,334,762	42.0%	7,334,762	42.0%	28.7%	27.7%
Clay Whitson	299,536	1.6%	299,536	1.2%	299,536	1.1%	296,186	1.7%	296,186	1.7%	296,186	1.7%	1.2%	1.1%
Rick Stanford	198,620	1.1%	198,620	0.8%	198,620	0.7%	198,620	1.1%	198,620	1.1%	198,620	1.1%	0.8%	0.7%
Elizabeth Seigenthaler Courtney	—	—%	—	—%	—	—%	—	—%	—	—%	—	—%	—%	—%
John Harrison (4)	1,801,140	9.5%	1,801,140	7.0%	1,801,140	6.8%	1,801,140	10.3%	1,801,140	10.3%	1,801,140	10.3%	7.0%	6.8%
Burton Harvey (5)	1,773,520	9.4%	1,773,520	6.9%	1,773,520	6.7%	1,773,520	10.2%	1,773,520	10.2%	1,773,520	10.2%	6.9%	6.7%
Timothy McKenna	38,314	0.2%	38,314	0.1%	38,314	0.1%	38,314	0.2%	38,314	0.2%	38,314	0.2%	0.1%	0.1%
David Morgan	—	—%	—	—%	—	—%	—	—%	—	—%	—	—%	—%	—%
David Wilds (3)(7)	3,467,137	18.3%	3,467,137	13.6%	3,467,137	13.1%	3,467,137	19.9%	3,467,137	19.9%	3,467,137	19.9%	13.6%	13.1%
All directors and executive officers as a group (12 people)	15,050,897	79.6%	15,050,897	58.9%	15,050,897	56.7%	15,032,931	86.1%	15,032,931	86.1%	15,032,931	86.1%	58.9%	56.7%
__________________________

(1)
Each common unit (other than common units we hold and 337,592 common units held by certain of the former Class P unit profits interests holders that are initially subject to time-based or service-based vesting requirements) is redeemable from time to time at each holder’s option for, at our election, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the i3 Verticals LLC Agreement; provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.” In these tables, beneficial ownership of common units has been reflected as beneficial ownership of shares of our Class A common stock for which such common units may be exchanged. When a common unit is exchanged by a Continuing Equity Owner who holds shares of our Class B common stock, a corresponding share of Class B common stock will be canceled.

(2)
Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or the amended and restated certificate of incorporation.

(3)
Includes (a) 2,663,263 shares of Class A common stock held by First Avenue Partners II, L.P., (b) 476,434 shares of Class A common stock held by First Avenue-ETC Partners, L.P., (c) 41,861 shares of Class A common stock held by Front Street Equities, LLC (together with First Avenue Partners II, L.P. and First Avenue-ETC Partners, L.P., “First Avenue Partners”). Front Street Equities, LLC is the General Partner of First Avenue Partners II, L.P. and First Avenue-ETC Partners, L.P. Mr. Wilds serves as the sole limited partner and managing member of First Avenue Partners II, L.P., as the managing member of First Avenue-ETC Partners, L.P., and as the sole member of Front Street Equities, LLC. Decisions regarding the voting or disposition of the shares held by First Avenue Partners are made by Mr. Wilds. The address of First Avenue Partners is 30 Burton Hills Blvd, Ste 550, Nashville, Tennessee.

(4)
Includes (a) 1,445,218 shares of Class A common stock held by HMP III Equity Holdings, LLC and (b) 355,922 shares of Class A common stock held by Harbert Mezzanine Partners III, L.P. Harbert Mezzanine Partners III, L.P. is the managing member of HMP III Equity Holdings, LLC, and HMP III GP, LLC is the General Partner of Harbert Mezzanine Partners III, L.P. Decisions regarding the voting or disposition of the shares held by the foregoing are made by an investment committee or committees (or authorized sub-committees or designees thereof). The current voting members of these committees are: John Harrison, Rob Bourquin, John Scott, Mike Luce, Sonja Keeton and Trey Ferguson. Each of Mr. Harrison, Mr. Bourquin, Mr. Scott, Mr. Luce, Ms. Keeton and Mr. Ferguson disclaims beneficial ownership of the Class A common stock held by HMP III Equity Holdings, LLC and Harbert Mezzanine Partners III, L.P. The address of HMP III Equity Holdings, LLC, Harbert Mezzanine Partners III, L.P. and HMP III GP, LLC is 2100 3rd Ave N, Ste 600, Birmingham, Alabama.

(5)
Includes (a) 975,521 shares of Class A common stock held by CCSD II, L.P., (b) 666,387 shares of Class A common stock held by Claritas Capital Specialty Debt Fund, L.P., and (c) 120,671 shares of Class A common stock held by CF i3 Corporation. CCSD GP II, LLC is the general partner of CCSD II, L.P. and CCSD GP LLC is the general partner of Claritas Capital Specialty Debt Fund, L.P. Decisions regarding the voting or disposition of the shares held by the CCSD II, L.P. and Claritas Capital Specialty Debt Fund, L.P. are made by an investment committee or committees (or authorized sub-committees or designees thereof). The current voting members of these committees are: Burton Harvey, Lee Ballew and Mark McManigal. Decisions regarding the voting or disposition of the shares held by the CF i3 Corporation are made by its officers, Mr. Harvey and Mr. Ballew. Each of Mr. Harvey, Mr. Ballew and Mr. McManigal disclaims beneficial ownership of the Class A common stock held by CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and CF i3 Corporation. The address of CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P., CF i3 Corporation, CCSD GP, LLC and CCSD GP II, LLC is 40 Burton Hills Blvd, Ste 250, Nashville, Tennessee.

(6)
Includes (a) 4,736,487 shares of Class A common stock held of record by Greg Daily and Collie Daily, Mr. Daily’s spouse, of which Mr. Daily has shared voting and investment power, (b) 11,305 shares of Class A common stock held of record by Courtney Daily, Mr. Daily’s daughter and (c) 2,598,275 shares of Class A common stock held by Daily Family Investments, LLC, of which Mr. Daily serves as tax matters member. Decisions regarding the voting or disposition of the shares held by the Daily Family Investments, LLC are made by its sole manager, Jeffrey Gould. Each of Mr. Daily and Mr. Gould disclaims beneficial ownership of the Class A common stock held by Daily Family Investments, LLC. The address of Daily Family Investments, LLC is 5353 Hillsboro Pike, Nashville, Tennessee.

(7)	Includes (a) 277,503 shares of Class A common stock held by David Wilds directly and (b) 8,076 shares of Class A common stock held by Lucinda Beveridge, Mr. Wilds' spouse.

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the consummation of this offering. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the amended and restated certificate of incorporation and amended and restated bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.
General
Following this offering, our authorized capital stock will consist of 150,000,000 shares of Class A common stock, par value $0.0001 per share, 40,000,000 shares of Class B common stock, par value $0.0001 per share; and 10,000,000 shares of preferred stock, par value $0.0001 per share.
Class A Common Stock
Class A common stock outstanding. Immediately prior to the completion of this offering, there were no outstanding shares of our Class A common stock. There will be 6,650,000 shares of Class A common stock outstanding, assuming no exercise of the underwriters’ overallotment option, after giving effect to the sale of the shares of Class A common stock offered hereby. All shares of Class A common stock to be issued upon completion of this offering will be fully paid and non-assessable.
Voting rights. The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our Class A common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.
Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. However, we do not intend to pay dividends for the foreseeable future. Holders of shares of Class B common stock are not entitled to receive dividends in respect of such shares. See “Dividend Policy.”
Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock, then outstanding, if any.
Other rights. The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of our Class A common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.
Class B Common Stock
Class B common stock outstanding. Immediately prior to the completion of this offering, there were no outstanding shares of our Class B common stock. Following the offering, there will be 17,452,883 shares of Class B common stock outstanding. All shares of Class B common stock to be issued upon completion of this offering will be fully paid and non-assessable.
Shares of Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of common units of i3 Verticals, LLC held by the Continuing Equity Owners and the number of shares of Class B common stock issued to the Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of common units of i3 Verticals, LLC. Only permitted transferees of common units held by the Continuing Equity Owners will be permitted transferees of Class B common stock. See “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.”

Voting rights. The holders of our Class B common stock are entitled to one vote for each share held of record on all matters presented to our stockholders generally. The holders of shares of our Class B common stock do not have cumulative voting rights in the election of directors. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our amended and restated certificate of incorporation described below or as otherwise required by applicable law or the amended and restated certificate of incorporation. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.
Dividend rights. The holders of our Class B common stock will not participate in any dividends declared by our Board of Directors.
Other rights. The holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our amended and restated certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights must be approved by the majority of the voting power of all of our outstanding voting stock.
Preferred Stock
Our Board of Directors has the authority to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of i3 Verticals, Inc. without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock. At present, we have no shares of preferred stock issued and outstanding and we have no plans to issue any preferred stock.
Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Certain Provisions of Delaware Law
Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be used in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.
Election of Directors and Vacancies
Our amended and restated certificate of incorporation will provide that our Board of Directors will consist of between three and 15 directors. The exact number of directors will be fixed from time to time by a majority of our Board of Directors. Each director will be elected for a one-year term. There will be no limit on the number of terms a director may serve on our Board of Directors.
In addition, our amended and restated certificate of incorporation will provide that any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.
Business Combinations
We intend to opt out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the votes of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of the votes of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the votes of our outstanding voting stock. For purposes of this provision, “voting stock” means any class or series of stock entitled to vote generally in the election of directors.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Quorum
Our amended and restated certificate of incorporation will provide that at any meeting of the Board of Directors, a majority of the total number of directors then in office constitutes a quorum for all purposes.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the amended and restated certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation will not authorize cumulative voting.

Special Stockholder Meetings
Our amended and restated certificate of incorporation will provide that special meetings of our stockholders may be called at any time only by or at the direction of the chairman of our Board of Directors, our chief executive officer, or by our Board of Directors, and not by our stockholders. Our amended and restated bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
Our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who is a stockholder of record who is entitled to vote at the meeting, or who is a stockholder that holds such stock through a nominee or “street name” holder of record and can demonstrate to us that such indirect ownership of such stock and such stockholder’s entitlement to vote such stock on such business, and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. To be timely, such notice must be delivered to our secretary:

•
in the case of an annual meeting of stockholders, not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of such meeting; and

•
in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

Amendment of Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Upon consummation of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest, expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, any director or stockholder who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if any director or stockholder, other than a director or stockholder who is not employed by us or our affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our affiliates. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the amended and restated certificate of incorporation, (2) we or our subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we have an interest or expectancy in such transaction or opportunity and (4) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of i3 Verticals, Inc. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Limitation of Liability and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our amended and restated bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We intend to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.
The limitation of liability, indemnification and advancement provisions that will be included in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under the DGCL against expenses, losses and liabilities that may arise in connection with actual or threatened proceedings in which they are involved by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Stockholder Registration Rights
We intend to enter into a Registration Rights Agreement with the Continuing Equity Owners in connection with this offering pursuant to which such parties will have specified rights to require us to register all or a portion of their shares under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
Listing on the Nasdaq Global Select Market
We have applied to list the Class A common stock on the Nasdaq Global Select Market under the symbol “IIIV.”
Transfer Agent and Registrar
The transfer agent and registrar for the Class A common stock is ComputerShare Trust Company, N.A. Its address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (781) 575-3951.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market or the perception that such sales might occur could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
After completion of this offering and after giving effect to the Reorganization Transactions, we will have 8,111,724 shares of Class A common stock outstanding (or a maximum of 9,109,224 Class A common stock if the underwriters exercise their overallotment option in full). All of the shares of Class A common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are owned by our “affiliates” as that term is defined in Rule 144 under the Securities Act and except certain shares that will be subject to the lock-up period described in the next succeeding paragraph after completion of this offering. Any shares owned by our affiliates may not be resold except in compliance with Rule 144 volume limitations, manner of sale and notice requirements, pursuant to another applicable exemption from registration or pursuant to an effective registration statement. The shares of Class A common stock issuable to holders of our common units will be “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act. This rule is summarized below.
In addition, at our request, the underwriters have reserved up to 332,500 shares of the 6,650,000 shares of Class A common stock offered for sale pursuant to this prospectus for sale to some of our directors, executive officers, employees, members of i3 Verticals, LLC and business associates in a directed shares program. Any of these directed shares purchased by our executive officers, directors and members of i3 Verticals, LLC, will be subject to the 180-day lock-up restriction described under “Underwriting.” Accordingly, the number of shares freely transferable upon completion of this offering will be reduced by the number of directed shares purchased by our executive officers, directors and members of i3 Verticals, LLC, and there will be a corresponding increase in the number of shares that become eligible for sale after 180 days from the date of this prospectus.
Each common unit held by our Continuing Equity Owners will be redeemable, at the election of each Continuing Equity Owner (subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that will be converted from Class P units in connection with the Reorganization Transactions), for, at our election, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the i3 Verticals LLC Agreement; provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. See “Certain Relationships and Related Party Transactions—i3 Verticals LLC Agreement.” Upon consummation of this offering, our Continuing Equity Owners will hold common units, all of which will be redeemable or exchangeable for shares of our Class A common stock. The shares of Class A common stock we issue upon such redemptions or exchanges would be “restricted securities” as defined in Rule 144 unless we register such issuances. However, we will enter into a Registration Rights Agreement with certain Continuing Equity Owners that will require us to register under the Securities Act these shares of Class A common stock if the conditions of the Registration Rights Agreement are met. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
Rule 144
In general with Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our Class A common stock for at least six months, including the holding period of any prior owner other than our affiliates, would be entitled to sell such securities without complying with the manner of sale, volume limitation or notice provisions of Rule 144, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. If such person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144. Persons who have beneficially owned restricted shares of our Class A common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period, upon expiration of the lock-up agreements described below, only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 81,117 shares immediately after this offering; or

•	the average weekly trading volume of our Class A common stock on the Nasdaq Global Select Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;
provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.
We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.
Lock-up Agreements
Our executive officers, directors and certain of our other stockholders will agree, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the Representatives, for a period of 180 days after the date of the pricing of the offering. See “Underwriting.”
Equity Incentive Plan
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of all shares of Class A common stock subject to outstanding stock options and Class A common stock issued or issuable under our 2018 Plan. We expect to file the registration statement covering shares offered pursuant to our 2018 Plan shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.
Registration Rights
We intend to enter into a Registration Rights Agreement with certain Continuing Equity Owners in connection with this offering pursuant to which such parties will have specified rights to require us to register all or a portion of their shares under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a beneficial owner that is a “non-U.S. holder.” For purposes of this discussion, a “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of a jurisdiction other than the United States or any state or political subdivision thereof or the District of Columbia;

•
a trust if it (1) is not subject to the primary supervision of a court within the United States, or no United States persons have the authority to control all substantial decisions of the trust, and (2) does not have a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances (including a non-U.S. holder who is a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes or who does not hold Class A common stock as a capital asset within the meaning of Section 1221 of the Code) and it does not address the Medicare contribution tax on net investment income pursuant to the Health Care and Education Reconciliation Act of 2010 or any tax consequences arising under the laws of any state, local or foreign jurisdiction.
If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding Class A common stock, or a partner in such a partnership, you should consult your tax advisors.
Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of the Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.
Dividends
As discussed under “Dividend Policy,” we do not currently expect to pay dividends. If we do make any distributions with respect to shares of Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess will be treated first as a tax-free return of capital, causing a reduction in the non-U.S. holder’s adjusted tax basis in the Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in the Class A common stock, the excess will be treated as gain from the disposition of our common stock, subject to the tax treatment described below in “Gain on Disposition of the Class A Common Stock.” Dividends paid to a non-U.S. holder of the Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide to the applicable withholding agent an Internal Revenue Service Form W-8BEN or W-8BEN-E (or other applicable form), certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits. Additional certification requirements apply if a non-U.S. holder holds the Class A common stock through a foreign partnership or a foreign intermediary.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the non-U.S. holder were a United States person (as defined in the Code) unless an applicable income tax treaty provides otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) with respect to its effectively-connected earnings and profits attributable to such dividends and other income.
If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the Internal Revenue Service. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an appropriate income tax treaty and the specific manner of claiming the benefits of the treaty.
Gain on Disposition of the Class A Common Stock
Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of the Class A common stock unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a U.S. real property holding corporation, as defined in the Code, and the non-U.S. holder held, directly or indirectly, more than 5% of our common stock at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.
Gain that is effectively connected with a U.S. trade or business will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person, subject to an applicable treaty providing otherwise. A non-U.S. corporation with effectively connected gains may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) with respect to its effectively-connected earnings and profits attributable to such gains and other income.
Information Reporting and Backup Withholding
Information returns will be filed with the Internal Revenue Service in connection with payments of dividends. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding with respect to payments of dividends and the proceeds from a sale or other disposition of the Class A common stock. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.
FATCA
Pursuant to Code provisions commonly referred to as “FATCA,” additional withholding is generally imposed at a rate of 30% on payments to certain foreign entities of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Under regulations and related guidance issued by the Treasury Department, this withholding will apply to payments of dividends on the Class A common stock that are made and will apply to payments of gross proceeds from a sale or other disposition of the Class A common stock made on or after December 31, 2018. Any intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify the FATCA reporting rules and withholding obligations.
Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on their investment in the Class A common stock.
Federal Estate Tax
Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, the Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING
We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC and Raymond James & Associates, Inc. are the representatives of the underwriters (the Representatives).

Underwriter	Number of Shares
Cowen and Company, LLC
Raymond James & Associates, Inc.
KeyBanc Capital Markets Inc.
Total	6,650,000
The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Overallotment Option to Purchase Additional Shares. We have granted to the underwriters an option to purchase up to 997,500 additional shares of common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of common stock offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.
Discounts and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option.
We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $3.3 million. We will pay those expenses.

	Total Per Share	Without Overallotment	With Overallotment
Public offering price
Underwriting discount
Proceeds, before expenses, to us
The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $               per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts. The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.
Market Information. Prior to this offering, there has been no public market for shares of our common stock. The initial public offering price will be determined by negotiations between us and the Representatives. In addition to prevailing market conditions, the factors to be considered in these negotiations will include:

•	the history of, and prospects for, our company and the industry in which we compete;

•	our past and present financial information;

•	an assessment of our management; its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development;

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.
An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.
We have applied to list the Class A common stock on the Nasdaq Global Select Market under the symbol “IIIV.”
Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•
Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•
Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.
Lock-Up Agreements. Pursuant to certain “lock-up” agreements, we and our executive officers, directors and certain of our other stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the Representatives, for a period of 180 days after the date of the pricing of the offering.
This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to employee benefit plans; (b) issue common stock upon exercise of outstanding options or warrants; (c) issue securities in connection with acquisitions or similar transactions; and (d) file registration statements on Form S-8. The exceptions permit parties to the “lock-up” agreements, among other things and subject to restrictions, to: (a) make certain gifts; (b) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any shareholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value; and (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the “lock-up” agreement. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.
The Representatives, in their sole discretion, may jointly release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, the Representatives will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request. In the event of such a release or waiver for one of our directors or officers, the Representatives shall provide us with notice of the impending release or waiver at least three business days before the effective date of such release or waiver and we will announce the impending release or waiver by issuing a press release at least two business days before the effective date of the release or waiver.
Directed Share Program. At our request, the underwriters have reserved up to 332,500 shares of our common stock for sale, at the initial public offering price, through a directed share program to our directors, executive officers, employees, members of i3 Verticals, LLC and business associates. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced to the extent the reserved shares are purchased in the directed share program. Any reserved shares of common stock not purchased through the directed share program will be offered to the general public on the same basis as the other common stock offered hereby.
Canada. The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
United Kingdom. Each of the underwriters has represented and agreed that:

•
it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

•	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.
Switzerland. The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.
European Economic Area. In relation to each Member State of the European Economic Area which has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our shares may not be made to the public in a Relevant Member State other than:

•	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the European Prospectus Directive, provided that no such offer of our shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.
For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive” means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

Israel. In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728-1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728-1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728-1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728-1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728-1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728-1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.
Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Other Relationships. The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or may receive customary fees and expenses.
In the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account or for the accounts of their customers, and such investment and securities activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also make investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such assets, securities and instruments.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Nelson Mullins Riley & Scarborough LLP, Washington, D.C., has acted as counsel for the underwriters.
EXPERTS
The (1) financial statements of i3 Verticals, LLC as of September 30, 2017 and 2016 and for the years then ended, (2) financial statements of Fairway Payments, Inc. for the seven months ended July 31, 2017 and the year ended December 31, 2016, and (3) financial statements of San Diego Cash Register Company, Inc. as of October 31, 2017 and for the year then ended, all appearing in this prospectus have been so included in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Class A common stock being offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. We also maintain a website at www.i3verticals.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

i3 Verticals, Inc.
The financial statements of i3 Verticals, Inc. have been omitted because this entity is a business combination related shell company, as defined in Rule 405 under the Securities Act, has only nominal assets, has not commenced operations and has not engaged in any business or other activities except in connection with its formation. i3 Verticals, Inc. does not have any contingent liabilities or commitments.

i3 Verticals, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31,	September 30,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$755	$955
Accounts receivable, net	8,672	8,412
Settlement assets	439	5,196
Prepaid expenses and other current assets	2,865	1,141
Total current assets	12,731	15,704

Property and equipment, net	2,136	1,420
Restricted cash	664	1,013
Capitalized software, net	3,486	3,778
Goodwill	80,373	58,517
Intangible assets, net	67,866	59,259
Other assets	2,714	300
Total assets	$169,970	$139,991

Liabilities, Redeemable Class A Units and members’ equity (deficit)
Liabilities
Current liabilities
Accounts payable	$2,631	$1,600
Current portion of long-term debt	5,000	4,000
Accrued expenses and other current liabilities	14,387	6,706
Settlement obligations	439	5,196
Deferred revenue	2,927	2,719
Total current liabilities	25,384	20,221

Long-term debt, less current portion and debt issuance costs, net	127,786	106,836
Other long-term liabilities	12,994	2,065
Total liabilities	166,164	129,122

Commitments and contingencies (see Note 9)
Redeemable Class A Units; 4,900 Units authorized, issued and outstanding as of March 31, 2018 and September 30, 2017	8,101	7,723
Members’ equity (deficit)
Class A Units; 13,892 Units authorized, issued and outstanding as of March 31, 2018 and September 30, 2017	36,596	34,924
Common Units; 4,606 and 4,406 Units authorized as of March 31, 2018 and September 30, 2017, respectively; 1,749 and 1,549 Units issued and outstanding as of March 31, 2018 and September 30, 2017, respectively	1,344	1,240
Class P Units; 8,256 and 7,647 Units authorized as of March 31, 2018 and September 30, 2017, respectively; 8,256 and 7,647 Units issued and outstanding as of March 31, 2018 and September 30, 2017, respectively	—	—
Accumulated deficit	(42,235)	(33,018)
Total members’ equity (deficit)	(4,295)	3,146
Total liabilities, Redeemable Class A Units and members’ equity (deficit)	$169,970	$139,991
See Notes to Interim Condensed Consolidated Financial Statements

i3 Verticals, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands)

	Six months ended March 31,
	2018	2017

Revenue	$154,920	$124,466

Operating expenses
Interchange and network fees	102,872	89,116
Other costs of services	19,058	13,615
Selling general and administrative	19,041	12,936
Depreciation and amortization	5,876	5,071
Change in fair value of contingent consideration	2,129	923
Total operating expenses	148,976	121,661

Income from operations	5,944	2,805

Other expenses
Interest expense, net	5,006	3,243
Change in fair value of warrant liability	8,245	—
Total other expenses	13,251	3,243

Loss before income taxes	(7,307)	(438)

Benefit for income taxes	(139)	(70)

Net loss	$(7,168)	$(368)
See Notes to Interim Condensed Consolidated Financial Statements

i3 Verticals, LLC
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEMBER'S EQUITY (DEFICIT) (UNAUDITED)
(In thousands)

	Class A Units	Common Units	Class P Units	Accumulated Deficit	Total Members’ Equity (Deficit)
Balance at September 30, 2017	$34,924	$1,240	$—	$(33,018)	$3,146
Preferred returns on Class A Units	1,672	—	—	(1,672)	—
Preferred returns on Redeemable Class A Units	—	—	—	(377)	(377)
Issuance of Common Units	—	104	—	—	104
Net loss	—	—	—	(7,168)	(7,168)
Balance at March 31, 2018	$36,596	$1,344	$—	$(42,235)	$(4,295)
See Notes to Interim Condensed Consolidated Financial Statements

i3 Verticals, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six months ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(7,168)	$(368)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,876	5,071
Provision (benefit) for doubtful accounts	61	(33)
Amortization of deferred financing costs	465	220
Loss on disposal of assets	5	43
Benefit for deferred income taxes	(468)	—
Non-cash change in fair value of warrant liability	8,245	—
Increase in non-cash contingent consideration expense from original estimate	2,129	923
Changes in operating assets:
Accounts receivable	1,460	(824)
Prepaid expenses and other current assets	904	12
Restricted cash	349	(600)
Other assets	(1,567)	28
Changes in operating liabilities:
Accounts payable	(311)	(23)
Accrued expenses and other current liabilities	2,712	564
Deferred revenue	(2,085)	(1,155)
Other long-term liabilities	149	72
Contingent consideration paid in excess of original estimates	(814)	—
Net cash provided by operating activities	9,942	3,930

Cash flows from investing activities:
Expenditures for property and equipment	(1,005)	(312)
Expenditures for capitalized software	(483)	(564)
Purchases of merchant portfolios and residual buyouts	(954)	(1,141)
Acquisitions of businesses, net of cash acquired	(26,862)	(4,000)
Acquisition of other intangibles	(802)	(7)
Net cash used in investing activities	(30,106)	(6,024)
See Notes to Interim Condensed Consolidated Financial Statements

i3 Verticals, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six months ended March 31,
	2018	2017
Cash flows from financing activities:
Proceeds from revolving credit facility	15,500	8,000
Payments of revolving credit facility	(16,350)	(7,000)
Proceeds from notes payable to banks	24,671	—
Payments of notes payable to banks	(2,500)	(2,000)
Payment of debt issuance costs	(261)	(13)
Cash paid for contingent consideration	(250)	(500)
Payment of equity issuance costs	(846)	—
Net cash provided by (used in) financing activities	19,964	(1,513)

Net decrease in cash and cash equivalents	(200)	(3,607)
Cash and cash equivalents, beginning of period	955	3,776
Cash and cash equivalents, end of period	$755	$169

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,000	$2,981
Cash paid for income taxes	$205	$163

Supplemental disclosure of non-cash investing and financing activities:
Common Units issued as part of acquisitions' purchase consideration (Note 3)	$104	$—
Acquisition date fair value of contingent consideration in connection with business combinations	$2,084	$1,221
Replacement of 2016 Senior Secured Credit Facility with Senior Secured Credit Facility	$87,525	$—
Preferred return on Redeemable Class A Units	$377	$342
Preferred return on Class A Units	$1,672	$975
Debt issuance costs financed with proceeds from Senior Secured Credit Facility	$904	$—
Increase in accrued equity issuance costs	$1,550	$—

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2018

1. NATURE OF OPERATIONS
i3 Verticals, LLC, a Delaware limited liability company (collectively the “Company,” “we,” “us,” or “our”) was founded in 2012 and delivers seamless integrated payment and software solutions to small- and medium-sized businesses (“SMBs”) and organizations in strategic vertical markets.
The Company’s headquarters are in Nashville, Tennessee, with operations throughout the United States.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the reporting and disclosure rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for fair presentation of the unaudited condensed consolidated financial statements of the Company and its subsidiaries as of March 31, 2018 and for the six months ended March 31, 2018 and 2017. The results of operations for the six months ended March 31, 2018 and 2017 are not necessarily indicative of the operating results for the full year. It is recommended that these interim condensed consolidated financial statements be read in conjunction with the consolidated financial statements and related footnotes for the years ended September 30, 2017 and 2016 included elsewhere herein beginning on page F-22.
All amounts are presented in thousands.
Principles of Consolidation
These interim condensed consolidated financial statements include the accounts of the Company’s and its wholly-owned subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.
Inventories
Inventories consist of point-of-sale equipment to be sold to customers and are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Inventories were $1,737 and $454 at March 31, 2018 and September 30, 2017, respectively, and are included within prepaid expenses and other current assets on the accompanying condensed consolidated balance sheets.
Acquisitions
Business acquisitions have been recorded using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. Where relevant, the fair value of contingent consideration included in an acquisition is calculated using a Monte Carlo simulation. The fair value of merchant relationships and non-compete assets acquired is identified using the Income Approach. The fair value of trade names acquired is identified using the Relief from Royalty Method. The fair value of deferred revenue is identified using the Adjusted Fulfillment Cost Method. After the purchase price has been allocated, goodwill is recorded to the extent the total consideration paid for the acquisition, including the acquisition date fair value of contingent consideration, if any, exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities. Acquisition costs for business combinations are expensed when incurred and recorded in selling general and administrative expenses in the accompanying condensed consolidated statements of operations.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2018

Acquisitions not meeting the accounting criteria to be accounted for as a business combination are accounted for as an asset acquisition. An asset acquisition is recorded at its purchase price, inclusive of acquisition costs, which are allocated among the acquired assets and assumed liabilities based upon their relative fair values at the date of acquisition.
The operating results of an acquisition are included in the Company’s condensed consolidated statements of operations from the date of such acquisition. Acquisitions completed during the six months ended March 31, 2018 contributed $9,332 and $2,172 of revenue and net income, respectively, to the results in our condensed consolidated statements of operations for the six months then ended.
Revenue Recognition and Deferred Revenue
Revenue is recognized when it is realized or realizable and earned, in accordance with ASC 605, Revenue Recognition (“ASC 605”). Recognition occurs when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. The Company accrues for rights of refund, processing errors or penalties, or other related allowances based on historical experience.
More than 85% of our gross revenue for the six months ended March 31, 2018 and 2017 is derived from volume-based payment processing fees (“discount fees”) and other related fixed transaction or service fees. The remainder is comprised of sales of software licensing subscriptions, ongoing support, and other POS-related solutions the Company provides to its clients directly and through its processing bank relationships.
Discount fees represent a percentage of the dollar amount of each credit or debit transaction processed. Discount fees are recognized at the time the merchants’ transactions are processed. The Company follows the requirements of ASC 605-45 Revenue Recognition—Principal Agent Considerations, in determining its merchant processing services revenue reporting. Generally, where the Company has control over merchant pricing, merchant portability, credit risk and ultimate responsibility for the merchant relationship, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange fees paid to card issuing banks and assessments paid to payment card networks pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Revenues generated from merchant portfolios where the Company does not have control over merchant pricing, liability for merchant losses or credit risk or rights of portability are reported net of interchange and other fees.
Revenues are also derived from a variety of fixed transaction or service fees, including authorization fees, convenience fees, statement fees, annual fees, and fees for other miscellaneous services, such as handling chargebacks.
Revenues from sales of the Company’s software licensing subscriptions are recognized when they are realized or realizable and earned. Revenue is considered realized and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable and collection of the resulting receivable is reasonably assured. Contractual arrangements are evaluated for indications that multiple element arrangements may exist including instances where more-than-incidental software deliverables are included. Arrangements may contain multiple elements, such as hardware, software products, maintenance, and professional installation and training services. Revenues are allocated to each element based on the selling price hierarchy. The selling price for a deliverable is based on vendor specific objective evidence of selling price, if available, third party evidence, or estimated selling price. The Company establishes estimated selling price, based on the judgment of the Company's management, considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. In arrangements with multiple elements, the Company determines allocation of the transaction price at inception of the arrangement based on the relative selling price of each unit of accounting.
In multiple element arrangements where more-than-incidental software deliverables are included, the Company applied the residual method to determine the amount of software license revenues to be recognized.

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Under the residual method, if fair value exists for undelivered elements in a multiple-element arrangement, such fair value of the undelivered elements is deferred with the remaining portion of the arrangement consideration recognized upon delivery of the software license or services arrangement. The Company allocates the fair value of each element of a software related multiple-element arrangement based upon its fair value as determined by vendor specific objective evidence of selling price, with any remaining amount allocated to the software license. If evidence of the fair value cannot be established for the undelivered elements of a software arrangement, then the entire amount of revenue under the arrangement is deferred until these elements have been delivered or objective evidence can be established. These amounts, if any, are included in deferred revenue in the condensed consolidated balance sheets. Revenues related to software licensing subscriptions, maintenance or other support services with terms greater than one month are recognized ratably over the term of the agreement.
Revenues from sales of the Company’s combined hardware and software element are recognized when they are realized or realizable and earned which has been determined to be upon the delivery of our product. Revenues derived from service fees are recognized at the time the services are performed and there are no further performance obligations. The Company’s training, installation, and repair services are billed and recognized as revenue as these services are performed.
Deferred revenue represents amounts billed to customers by the Company for services contracts. The initial prepaid contract agreement balance is deferred. The balance is then recognized as the services are provided over the contract term. Deferred revenue that is expected to be recognized as revenue within one year is recorded as short-term deferred revenue and the remaining portion is recorded as other long-term liabilities in the condensed consolidated balance sheets.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, the value of purchase consideration paid and identifiable assets acquired and assumed in acquisitions, goodwill and intangible asset impairment review, warrant valuation, revenue recognition for multiple element arrangements, loss reserves, assumptions used in the calculation of equity-based compensation and in the calculation of income taxes, and certain tax assets and liabilities as well as the related valuation allowances. Actual results could differ from those estimates.
Recently Issued Accounting Pronouncements
In August 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The amendments in ASU 2016-18 require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. As an emerging growth company, the Company will not be required to adopt this ASU until October 1, 2019. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in this ASU should be applied using a retrospective transition method to each period presented. The Company is currently evaluating the impact of the adoption of this principle on the Company’s interim condensed consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (Topic 230). The update clarifies how cash receipts and cash payments in certain transactions are presented and classified in the statement of cash flows. The effective date of this update is for

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fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. As an emerging growth company, the Company will not be required to adopt this ASU until October 1, 2019. The update requires retrospective application to all periods presented but may be applied prospectively if retrospective application is impracticable. The Company is currently evaluating the impact of the adoption of this principle on the Company’s interim condensed consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU amends the existing guidance by recognizing all leases, including operating leases, with a term longer than twelve months on the balance sheet and disclosing key information about the lease arrangements. The effective date of this update is for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. As a public business entity, the Company is an emerging growth company and has elected to use the extended transition period provided for such companies. As a result, the Company will not be required to adopt this ASU until October 1, 2020. The update requires modified retrospective transition, which requires application of the ASU at the beginning of the earliest comparative period presented in the year of adoption. The Company is currently evaluating the impact of the adoption of this principle on the Company’s interim condensed consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers (Topic 606). The ASU supersedes the revenue recognition requirements in ASC 605. The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard, as amended, is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. As an emerging growth company, the Company will not be required to adopt this ASU until October 1, 2019. The amendment allows companies to use either a full retrospective or a modified retrospective approach to adopt this ASU. The Company has formed a project team and is currently assessing the impact of the adoption of this principle on the Company’s interim condensed consolidated financial statements.
3. ACQUISITIONS
During the six months ended March 31, 2018, the Company acquired the following intangible assets and businesses:
Residual Buyouts
From time to time, the Company acquires future commission streams from sales agents in exchange for an upfront cash payment. This results in an increase in overall gross volume to the Company. The residual buyouts are treated as asset acquisitions, resulting in recording a residual buyout intangible asset at cost on the date of acquisition. These assets are amortized using a method of amortization that reflects the pattern in which the economic benefits of the intangible asset are expected to be utilized over their estimated useful lives.
During the six months ended March 31, 2018, the Company purchased $954 in residual buyouts using a mixture of cash on hand and borrowings on our revolving line of credit. The acquired residual buyout intangible assets have an estimated amortization period of two years.
Referral Agreement
On February 21, 2018, the Company entered into a referral agreement with an agent bank. Under the agreement, the bank exclusively refers its customers to the Company for credit card processing services. Because the Company paid an up-front fee to compensate the bank, the amount is treated as an asset acquisition in which the Company has acquired an intangible stream of referrals. This asset is amortized over a straight-line period over the initial five year term of the referral agreement.

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Total consideration paid for the referral agreement was $800, paid for with cash on hand.
Purchase of San Diego Cash Register Company, Inc.
On October 31, 2017, the Company closed an agreement to purchase all of the outstanding stock of San Diego Cash Register Company, Inc. (“SDCR, Inc.”). The acquisition was completed to expand our revenue within the integrated POS market. Total purchase consideration was $20,834 which includes $104 of common units in i3 Verticals, LLC (“Common Units”) issued to the seller. The acquisition was funded using $20,000 in proceeds from the issuance of long-term debt from the Senior Secured Credit Facility and $730 of contingent consideration. The preliminary purchase consideration of the acquired assets and assumed liabilities was allocated based on fair values as follows:

Cash and cash equivalents	$1,338
Accounts receivable	1,008
Related party receivable	773
Inventories	1,318
Prepaid expenses and other current assets	1,176
Property and equipment	69
Acquired merchant relationships	5,500
Non-compete agreements	40
Trade name	1,340
Goodwill	16,523
Total assets acquired	29,085

Accounts payable	1,342
Accrued expenses and other current liabilities	3,123
Deferred revenue, current	2,029
Other long-term liabilities	1,757
Net assets acquired	$20,834
The goodwill associated with the acquisition is not deductible for tax purposes. The acquired relationships contracts intangible asset has an estimated amortization period of twelve years. The non-compete agreement and trade name have an amortization period of two and five years, respectively. The weighted-average amortization period for all intangibles acquired is eleven years.
Acquisition-related costs for SDCR, Inc. were $288 and were expensed as incurred.
Certain provisions in the purchase agreement provide for additional consideration of up to $2,400 in the aggregate, to be paid based upon the achievement of specified financial performance targets, as defined in the purchase agreement, through October 2019. The Company determined the acquisition date fair value of the liability for the contingent consideration based on a discounted cash flow analysis. In each subsequent reporting period the Company will reassess its current estimates of performance relative to the targets and adjust the contingent liability to its fair value through earnings. See additional disclosures in Note 7.
The following unaudited pro forma results of operations have been prepared as though the acquisitions of SDCR, Inc. had occurred on October 1, 2016 and of Fairway Payments, LLC (see Note 4 of the consolidated financial statements for the years ended September 30, 2017 and 2016 included elsewhere herein) had occurred on October 1, 2015. Pro forma adjustments were made to reflect the impact of depreciation and amortization, changes to executive compensation and the revised debt load, all in accordance with ASC 805. This pro forma

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information does not purport to be indicative of the results of operations that would have been attained had the acquisitions been made on these dates, or of results of operations that may occur in the future.

	Six months ended March 31,
	2018	2017
Revenue	$156,463	$157,599
Net income (loss)	$(6,890)	$2,339
Purchase of Court Solutions, LLC
On December 1, 2017, the Company acquired certain assets of Court Solutions, LLC (“CS, LLC”). The acquisition was completed to expand the Company’s merchant base and increase our processing base in the public sector. Total purchase consideration was $2,890, including $2,200 in cash and revolver proceeds and $690 of contingent cash consideration. The preliminary purchase consideration of the acquired assets and assumed liabilities was allocated based on fair values as follows:

Property and equipment	$5
Capitalized software	100
Other assets	4
Acquired merchant relationships	1,500
Goodwill	1,281
Total assets acquired	$2,890
The goodwill associated with the acquisition is deductible for tax purposes. The acquired merchant relationships intangible asset has an estimated amortization period of fifteen years.
Acquisition-related costs for CS, LLC amounted to approximately $117 and were expensed as incurred.
Certain provisions in the purchase agreement provide for additional consideration of up to $2,800 in the aggregate, to be paid based upon the achievement of specified financial performance targets, as defined in the purchase agreement, through November 2019. The Company determined the acquisition date fair value of the liability for the contingent consideration based on a discounted cash flow analysis. In each subsequent reporting period, the Company will reassess its current estimates of performance relative to the targets and adjust the contingent liability to its fair value through earnings. See additional disclosures in Note 7.
The pre-acquisition operating results of CS, LLC are not considered material to the condensed consolidated results of operations of the Company. As such, the Company has not disclosed supplemental pro forma revenue and earnings, in accordance with ASC 805.
Purchase of Enterprise Merchant Solutions, Inc.
On January 31, 2018, the Company acquired certain assets and assumed certain liabilities of Enterprise Merchant Solutions, Inc. (“EMS, Inc.”). The acquisition was completed to expand our revenue within the integrated POS market. Total purchase consideration was $6,664, including $6,000 in cash and revolver proceeds and $664 of contingent cash consideration. The preliminary purchase consideration of the acquired assets and assumed liabilities was allocated based on fair values as follows:

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March 31, 2018

Inventories	130
Property and equipment	14
Acquired merchant relationships	1,500
Non-compete agreements	1,400
Trade name	200
Goodwill	4,052
Total assets acquired	7,296

Accrued expenses and other current liabilities	442
Deferred revenue, current	190
Net assets acquired	$6,664
The goodwill associated with the acquisition is deductible for tax purposes. The acquired relationships contracts intangible asset has an estimated amortization period of fifteen years. The non-compete agreement and trade name have an amortization period of three and five years, respectively. The weighted-average amortization period for all intangibles acquired is nine years.
Acquisition-related costs for EMS, Inc. were $92 and were expensed as incurred.
Certain provisions in the purchase agreement provide for additional consideration of up to $9,000 in the aggregate, to be paid based upon the achievement of specified financial performance targets, as defined in the purchase agreement, through January 2020. The Company determined the acquisition date fair value of the liability for the contingent consideration based on a discounted cash flow analysis. In each subsequent reporting period the Company will reassess its current estimates of performance relative to the targets and adjust the contingent liability to its fair value through earnings. See additional disclosures in Note 7.
The pre-acquisition operating results of EMS, Inc. are not considered material to the condensed consolidated results of operations of the Company. As such, the Company has not disclosed supplemental pro forma revenue and earnings, in accordance with ASC 805.
4. GOODWILL AND INTANGIBLE ASSETS
Changes in the carrying amount of goodwill are as follows:

	Merchant Services	Other	Total
Balance at September 30, 2017 (net of accumulated impairment losses of $11,458 and $0, respectively)	$49,173	$9,344	$58,517
Goodwill attributable to the acquisitions of SDCR, Inc., CS, LLC and EMS, Inc.	20,575	1,281	21,856
Balance at March 31, 2018	$69,748	$10,625	$80,373

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March 31, 2018

Intangible assets consisted of the following as of March 31, 2018:

	Cost	Accumulated Amortization	Carrying Value	Amortization Life and Method
Finite-lived intangible assets:
Merchant relationships	$92,691	$(30,578)	$62,113	15 years – accelerated or straight-line
Non-compete agreements	1,850	(370)	1,480	2 to 3 years – straight-line
Website development costs	18	(11)	7	3 years – straight-line
Trade names	3,717	(1,368)	2,349	2 to 5 years – straight-line
Residual buyouts	1,431	(331)	1,100	2 years – straight-line
Referral agreements	800	(13)	787	5 years – straight-line
Total finite-lived intangible assets	100,507	(32,671)	67,836

Indefinite-lived intangible assets:
Trademarks	30	—	30
Total identifiable intangible assets	$100,537	$(32,671)	$67,866
Amortization expense for intangible assets amounted to $4,629 and $3,866 during the six months ended March 31, 2018 and 2017, respectively.
Based on gross carrying amounts at March 31, 2018, our estimate of future amortization expense for intangible assets are presented in the table below.

2018 (six months remaining)	$4,622
2019	8,231
2020	6,647
2021	5,901
2022	5,562
Thereafter	36,873
$67,836

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March 31, 2018

5. LONG-TERM DEBT, NET
A summary of long-term debt, net as of March 31, 2018 is as follows:

	Maturity	Amount
Notes payable to Mezzanine lenders	November 29, 2020	$10,500
Unsecured notes payable to related and unrelated creditors	February 14, 2019	16,108
Term loans to banks	October 30, 2022 (1)	37,500
Revolving lines of credit to banks	October 30, 2022 (1)	70,750
Debt issuance costs		(2,072)
Total long-term debt, net of issuance costs		132,786
Less current portion of long-term debt		(5,000)
Long-term debt, net of current portion		$127,786
__________________________

(1)	This debt matures on the earlier of October 30, 2022 or 181 days before the maturity date of the Company’s notes payable in aggregate principal amount of $10,500 (the “Mezzanine Notes”).
New Senior Secured Credit Facility
On October 30, 2017 the Company replaced its existing credit facility with a new credit agreement (“the Senior Secured Credit Facility”). The Company concluded that the Senior Secured Credit Facility should be accounted for as a debt modification based on the guidance in ASC 470-50. The Senior Secured Credit Facility consists of term loans in the original principal amount of $40,000 and a $110,000 revolving line of credit. The Senior Secured Credit Facility accrues interest, payable monthly, at prime plus a margin of 0.50% to 2.00% (2.00% as of March 31, 2018) or at the 30-day LIBOR rate plus a margin of 2.75% to 4.00% (4.00% as of March 31, 2018), in each case depending on the ratio of consolidated debt to EBITDA, as defined in the agreement. Additionally, the Senior Secured Credit Facility requires the Company to pay unused commitment fees of up to 0.15% to 0.30% (0.30% as of March 31, 2018) on any undrawn amounts under the revolving line of credit. The maturity date of the Senior Secured Credit Facility is the earlier of October 30, 2022 or 181 days before the maturity date of the Mezzanine Notes. Principal payments of $1,250 are due on the last day of each calendar quarter until the maturity date, when all outstanding principal and accrued and unpaid interest are due. At March 31, 2018 there was $39,250 available for borrowing under the revolving line of credit.
The Senior Secured Credit Facility is secured by substantially all assets of the Company. The notes payable to banks and revolving line of credit to banks hold senior rights to collateral and principal repayment over all other creditors.
The provisions of the Senior Secured Credit Facility place certain restrictions and limitations upon the Company. These include, among others, restrictions on liens, investments, indebtedness, fundamental changes and dispositions; maintenance of certain financial ratios; and certain non-financial covenants pertaining to the activities of the Company during the period covered. The Company was in compliance with such covenants as of March 31, 2018. In addition, the Senior Secured Credit Facility restricts our ability to make dividends or other distributions to the holders of our equity. We are permitted to (i) make cash distributions to the holders of our equity in order to pay taxes incurred by owners of equity in i3 Verticals, LLC, by reason of such ownership, (ii) move intercompany cash between subsidiaries that are joined to the Senior Secured Credit Facility, (iii) repurchase equity from employees, directors, officers or consultants after the restructuring of the Company in connection with the initial public offering of our equity in an aggregate amount not to exceed $1.5 million per year, and (iv) make other dividends or distributions in an aggregate amount not to exceed 5% of the net cash proceeds received from any additional common equity issuance after an initial public offering. We are also permitted to make noncash dividends in the form of additional equity issuances. All other forms of dividends or distributions are prohibited under the Senior Secured Credit Facility.

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March 31, 2018

Mezzanine Warrants
As of March 31, 2018 and September 30, 2017, there were in the aggregate 1,424 warrants outstanding and exercisable to purchase Common Units related to the issuance of the Mezzanine Notes. The intrinsic value of the Mezzanine warrants was $9,012 and $767 as of March 31, 2018 and September 30, 2017, respectively.

	Warrants	Expiration	Exercise Price
Mezzanine Warrants	1,424	November 29, 2020	$0.010
The Mezzanine warrants are mandatorily redeemable and embody a conditional obligation to redeem the instrument by a transfer of assets. The Company uses the Black-Scholes option pricing model to determine the fair market value of the Mezzanine warrants at each reporting period. The option pricing model requires the input of highly subjective assumptions, including the estimated enterprise value of the Company, expected term of the warrants, expected volatility, risk-free interest rates and discount for lack of marketability. See additional disclosures in Note 7. To determine the fair value of the Mezzanine warrants, the Company engages an outside consultant to prepare a valuation of the unit price for each reporting date, using information provided by management and information obtained from private and public sources. We use an expected volatility based on the historical volatilities of a group of guideline companies and estimated a liquidity event in June 2018 to determine the term of the warrants. The risk-free interest rates are obtained from publicly available U.S. Treasury yield curve rates. The discount for lack of marketability was determined using the Finnerty Model. The Mezzanine warrants are remeasured at each reporting date through the settlement of the instrument and changes in value are reflected in earnings. The fair market value of the warrants was $9,012 and $767 as of March 31, 2018 and September 30, 2017, respectively, and is reflected within other long-term liabilities within the accompanying condensed consolidated balance sheets.
6. INCOME TAXES
The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the Company updates its estimate of the annual effective tax rate, and if the Company’s estimated tax rate changes, it makes a cumulative adjustment in that period. The Company’s benefit for income taxes was $139 and $70 for the six months ended March 31, 2018 and 2017, respectively.
On December 22, 2017, the Tax Cuts and Jobs Act was enacted into law. The new legislation contains several key tax provisions, including the reduction of the federal corporate income tax rate to 21% effective January 1, 2018, as well as a variety of other changes, including limitation of the tax deductibility of interest expense, acceleration of expensing of certain business assets and reductions in the amount of executive pay that could qualify as a tax deduction. The Company is assessing the impact of the enacted tax law on its business and its consolidated financial statements and recorded a provisional discrete tax benefit related to the re-measurement of its deferred tax assets and liabilities at SDCR, Inc. of $504 for the reduced federal tax rates during the six-month period ended March 31, 2018.
7. FAIR VALUE MEASUREMENTS
The Company applies the provisions of ASC 820, Fair Value Measurement, which defines fair value, establishes a framework for its measurement and expands disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or the price paid to transfer a liability as of the measurement date. A three-tier, fair-value reporting hierarchy exists for disclosure of fair value measurements based on the observability of the inputs to the valuation of financial assets and liabilities. The three levels are:
Level 1 — Quoted prices for identical instruments in active markets.

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Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable in active exchange markets.
The carrying value of the Company’s financial instruments, including cash and cash equivalents, restricted cash, settlement assets and obligations, accounts receivable, other assets, accounts payable, and accrued expenses, approximated their fair values as of March 31, 2018 and September 30, 2017, because of the relatively short maturity dates on these instruments. The carrying amount of debt approximates fair value as of March 31, 2018 and September 30, 2017, because interest rates on these instruments approximate market interest rates.
The Company has no Level 1 or Level 2 financial instruments. The following tables present the changes in our Level 3 financial instruments that are measured at fair value on a recurring basis.

	Mezzanine Warrants	Accrued Contingent Consideration
Balance at September 30, 2017	$767	$3,340
Change in the fair value of warrant liabilities	8,245	—
Contingent consideration accrued at time of business combination (Note 3)	—	2,084
Change in fair value of contingent consideration included in operating expenses	—	2,129
Contingent consideration paid	—	(1,064)
Balance at March 31, 2018	$9,012	$6,489

	Mezzanine Warrants	Accrued Contingent Consideration
Balance at September 30, 2016	$1,182	$5,537
Change in the fair value of warrant liabilities	—	—
Contingent consideration accrued at time of business combination	—	1,221
Change in fair value of contingent consideration included in operating expenses	—	923
Contingent consideration paid	—	(500)
Balance at March 31, 2017	$1,182	$7,181
Approximately $4,058 and $2,229 of contingent consideration was recorded in accrued expenses and other current liabilities as of March 31, 2018 and September 30, 2017, respectively. Approximately $2,431 and $1,111 of contingent consideration was recorded in other long-term liabilities as of March 31, 2018 and September 30, 2017, respectively.
8. MEMBER’S EQUITY (DEFICIT)
As of March 31, 2018, the Company has authorized the issuance of Class A Units, Class P Units and Common Units. Any offering costs associated with the issuance of units are presented net within equity.
Restricted Class P Units
As of March 31, 2018 and September 30, 2017, respectively, there were 4,823 and 4,771 vested, and 3,433 and 2,876 non-vested, restricted Class P Units issued and outstanding to certain Board members and employees.

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The Class P Units are subject to restrictions which establish forfeiture provisions, limit the transferability, encumbrance and disposition of units, and establish vesting provisions.
All Class P Units are issued at a participation threshold above the valuation of the Company at the grant date. As a result, they have a nominal value, individually and in the aggregate, at the grant date. Using an option-pricing model and considering liquidation preferences of the Class P Units, as well as the lack of marketability, management has determined that any compensation expense related to the restricted units is immaterial to the interim condensed consolidated financial statements.
9. COMMITMENTS AND CONTINGENCIES
Leases
The Company utilizes office space and equipment under operating leases. Rent expense under these leases amounted to $686 and $482 during the six months ended March 31, 2018 and 2017, respectively. A summary of approximate future minimum payments under these leases as of March 31, 2018 is as follows:

Years ending September 30:
2018 (six months remaining)	$754
2019	1,468
2020	1,340
2021	981
2022	868
Thereafter	1,486
Total	$6,897
Minimum Processing Commitments
We have non-exclusive agreements with several processors to provide us services related to transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools. Certain of these agreements require us to submit a minimum monthly number of transactions for processing. If we submit a number of transactions that is lower than the minimum, we are required to pay to the processor the fees it would have received if we had submitted the required minimum number of transactions. As of March 31, 2018, such minimum fee commitments were as follows:

Years ending September 30:
2018 (six months remaining)	$2,479
2019	1,300
2020	1,300
Thereafter	—
Total	$5,079
The Company met all minimum fee commitments for the six months ended March 31, 2018 and 2017.
Litigation
With respect to all legal, regulatory and governmental proceedings, and in accordance with ASC 450-20, Contingencies—Loss Contingencies, the Company considers the likelihood of a negative outcome. If the Company determines the likelihood of a negative outcome with respect to any such matter is probable and the amount of the loss can be reasonably estimated, the Company records an accrual for the estimated amount of

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March 31, 2018

loss for the expected outcome of the matter. If the likelihood of a negative outcome with respect to material matters is reasonably possible and the Company is able to determine an estimate of the amount of possible loss or a range of loss, whether in excess of a related accrued liability or where there is no accrued liability, the Company discloses the estimate of the amount of possible loss or range of loss. However, the Company in some instances may be unable to estimate an amount of possible loss or range of loss based on the significant uncertainties involved in, or the preliminary nature of, the matter, and in these instances the Company will disclose the nature of the contingency and describe why the Company is unable to determine an estimate of possible loss or range of loss.
In addition, the Company is involved in ordinary course legal proceedings, which include all claims, lawsuits, investigations and proceedings, including unasserted claims, which are probable of being asserted, arising in the ordinary course of business and otherwise not described below. The Company has considered all such ordinary course legal proceedings in formulating its disclosures and assessments.
In June 2016, Expert Auto Repair, Inc., for itself and on behalf of a class of additional plaintiffs, and Jeff Straight initiated a class action lawsuit against us, as successor to Merchant Processing Solutions, LLC, seeking damages, restitution and declaratory and injunctive relief (the “Expert Auto Litigation”). The plaintiffs alleged that our predecessor engaged in unfair business practices in the merchant services sector including unfairly inducing merchants to obtain credit and debit card processing services and thereafter assessing them with improper fees. Subject to preliminary and final court approval, we have entered into a settlement agreement to settle the plaintiffs’ claims for $995, pending court approval of the settlement. On April 10, 2018, the Court granted conditional class certification and preliminary approval of the agreed settlement, and scheduled the final fairness hearing and final approval of the settlement for December 14, 2018. The reserved amount is reflected in accrued expenses and other current liabilities as of March 31, 2018. The amount was included in general and administrative expenses in our consolidated statement of operations for the year ended September 30, 2017.
In connection with the Expert Auto Litigation, in November 2016 our insurance carrier, Starr Indemnity and Liability Company, Inc. (“Starr”), filed a complaint against us seeking a declaration that our insurance policies with Starr would not cover a settlement or award granted to the Expert Auto Litigation plaintiffs. The Company intends to vigorously defend against Starr’s claims.
Other
Our subsidiary CP-PS, LLC has certain indemnification obligations in favor of FDS Holdings, Inc. related to the acquisition of certain assets of Merchant Processing Solutions, LLC in February 2014. We have incurred expenses related to these indemnification obligations in prior periods and may have additional expenses in the future. However, after taking into consideration the evaluation of such matters by the Company’s legal counsel, the Company’s management believes at this time that the anticipated outcome of any existing or potential indemnification liabilities related to this matter will not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
10. RELATED PARTY TRANSACTIONS
Related parties held $6,158 of our Company’s Junior Subordinated Notes as of March 31, 2018 and September 30, 2017. Interest expense to related parties for the Company’s Junior Subordinated Notes amounted to $311 and $302 during the six months ended March 31, 2018 and 2017, respectively.
All lenders party to the Company’s Mezzanine Notes are considered related parties, through their ownership interest in the Company and affiliated director relationships. Outstanding Mezzanine Notes payable to related parties amounted to $10,500 as of March 31, 2018 and September 30, 2017. Interest expense to related parties for the Company’s Mezzanine Notes amounted to $637 during the six months ended March 31, 2018 and 2017, respectively.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2018

In April, 2016, we entered into a purchase agreement to purchase certain assets of Axia, LLC, pursuant to which we acquired certain legacy agreements with Merrick Bank Corporation. On April 29, 2016, the Company entered into a Processing Services Agreement (the “Axia Tech Agreement”) with Axia Technologies, LLC (“Axia Tech”), an entity controlled by the previous owner of Axia, LLC. Under the Axia Tech Agreement, we agreed to provide processing services for certain merchants as designated by Axia Tech from time to time. In accordance with ASC 605-45, revenue is recognized net of interchange, residual expense and other fees. We earned net revenues of $24 and $8 related to the Axia Tech Agreement during the six months ended March 31, 2018 and 2017, respectively. i3 Verticals, LLC, our CEO and our CFO each own 3%, 11% and 1%, respectively, of the outstanding equity of Axia Tech.
11. SEGMENTS
The Company determines its operating segments based on how the chief operating decision making group monitors and manages the performance of the business. The Company’s operating segments are strategic business units that offer different products and services.
Our core business is delivering seamless integrated payment and software solutions to small- and medium-sized businesses (“SMBs”) and organizations in strategic vertical markets. This is primarily accomplished through Merchant Services, which constitutes an operating segment. We also provide integrated payment services with proprietary owned software. The proprietary owned software operating segments do not meet applicable materiality thresholds for separate segment disclosure or aggregation, but are included as the primary components of an “all other” category under GAAP as set forth below. The other category also includes corporate overhead expenses.
We primarily use processing margin to measure operating performance. The following is a summary of reportable segment operating performance for the six months ended March 31, 2018 and 2017.

	As of and for the Six Months Ended March 31, 2018
	Merchant Services	Other	Total
Revenue	$145,151	$9,769	$154,920

Operating expenses
Interchange and network fees	100,339	2,533	102,872
Other costs of services	18,502	556	19,058
Selling general and administrative	11,002	8,039	19,041
Depreciation and amortization	4,715	1,161	5,876
Change in fair value of contingent consideration	1,448	681	2,129
Income (loss) from operations	$9,145	$(3,201)	$5,944

Processing margin(a)	$33,038	$6,750	$39,788
Total assets	$145,423	$24,547	$169,970
Goodwill	$69,748	$10,625	$80,373
__________________________

(a)
Processing margin is equal to revenue less interchange and network fees, less other costs of services. $6,728 and $70 of residual expense, a component of other costs of services, are added back to the Merchant Services segment and Other category, respectively.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2018

	As of and for the Six Months Ended March 31, 2017
	Merchant Services	Other	Total
Revenue	$117,032	$7,434	$124,466

Operating expenses
Interchange and network fees	87,044	2,072	89,116
Other costs of services	12,895	720	13,615
Selling general and administrative	6,433	6,503	12,936
Depreciation and amortization	4,029	1,042	5,071
Change in fair value of contingent consideration	562	361	923
Income (loss) from operations	$6,069	$(3,264)	$2,805

Processing margin(a)	$22,627	$4,812	$27,439
__________________________

(a)
Processing margin is equal to revenue less interchange and network fees, less other costs of services. $5,534 and $170 of residual expense, a component of other costs of services, are added back to the Merchant Services segment and Other category, respectively.

Corporate overhead expenses contributed losses from operations of $4,467 and $2,879, and depreciation and amortization of $62 and $58 for the six months ended March 31, 2018 and 2017, respectively.
12. SUBSEQUENT EVENTS
The Company has evaluated events through May 10, 2018, the date the interim condensed consolidated financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

Board of Directors and Members
i3 Verticals, LLC
Nashville, Tennessee
We have audited the accompanying consolidated balance sheets of i3 Verticals, LLC and subsidiaries as of September 30, 2017 and 2016 and the related consolidated statements of operations, changes in members’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of i3 Verticals, LLC at September 30, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 2 and 12 to the consolidated financial statements, the Company has changed its method of accounting for goodwill and has reclassified amounts related to its Class A units with certain redemption features in its consolidated balance sheets. As the Company meets the definition of a public business entity, the Company removed the effects of applying Accounting Standards Update No. 2014-02, Accounting for Goodwill, a consensus of the Private Company Council, and applied the provisions of Accounting Standards Codification (“ASC”) Topic 350 applicable to public business entities. Additionally, amounts related to the Class A units with redemption features that are outside of the control of the Company were reclassified to temporary equity in accordance with ASC Topic 480-10-S99-3A, Distinguishing Liabilities from Equity.

/S/ BDO USA, LLP

Nashville, Tennessee
February 6, 2018

i3 Verticals, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$955	$3,776
Accounts receivable, net	8,412	6,166
Settlement assets	5,196	4,446
Prepaid expenses and other current assets	1,141	1,207
Total current assets	15,704	15,595

Property and equipment, net	1,420	1,597
Restricted cash	1,013	413
Capitalized software, net	3,778	3,911
Goodwill	58,517	35,056
Intangible assets, net	59,259	43,345
Other assets	300	365
Total assets	$139,991	$100,282

Liabilities, Redeemable Class A Units and members’ equity (deficit)
Liabilities
Current liabilities
Accounts payable	$1,600	$1,984
Current portion of long-term debt	4,000	5,000
Accrued expenses and other current liabilities	6,706	6,602
Settlement obligations	5,196	4,446
Deferred revenue	2,719	2,273
Total current liabilities	20,221	20,305

Long-term debt, less current portion and debt issuance costs, net	106,836	78,537
Other long-term liabilities	2,065	3,928
Total liabilities	129,122	102,770

Commitments and contingencies (see Note 14)
Redeemable Class A Units; 4,900 Units authorized, issued and outstanding as of September 30, 2017 and 2016 (see Note 12)	7,723	7,022
Members’ equity (deficit)
Class A Units; 13,892 and 10,046 Units authorized, issued and outstanding as of September 30, 2017 and 2016, respectively	34,924	19,765
Common Units; 4,406 and 3,906 Units authorized as of September 30, 2017 and 2016, respectively; 1,549 and 1,049 Units issued and outstanding as of September 30, 2017 and 2016, respectively	1,240	965
Class P Units; 7,647 and 5,895 Units authorized as of September 30, 2017 and 2016, respectively; 7,647 and 5,895 Units issued and outstanding as of September 30, 2017 and 2016, respectively	—	—

i3 Verticals, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands)

Accumulated deficit	(33,018)	(30,240)
Total members’ equity (deficit)	3,146	(9,510)
Total liabilities, Redeemable Class A Units and members’ equity (deficit)	$139,991	$100,282
See Notes to the Consolidated Financial Statements

i3 Verticals, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year ended September 30,
	2017	2016

Revenue	$262,571	$199,644

Operating expenses
Interchange and network fees	189,112	140,998
Other costs of services	28,798	21,934
Selling general and administrative	27,194	20,393
Depreciation and amortization	10,085	9,898
Change in fair value of contingent consideration	(218)	2,458
Total operating expenses	254,971	195,681

Income from operations	7,600	3,963

Other expenses
Interest expense, net	6,936	5,900
Change in fair value of warrant liability	(415)	(28)
Other (income) expenses	—	(59)
Total other expenses	6,521	5,813

Income (loss) before income taxes	1,079	(1,850)

Provision for income taxes	177	243

Net income (loss)	$902	$(2,093)
See Notes to the Consolidated Financial Statements

i3 Verticals, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
(In thousands)

	Class A Units	Common Units	Class P Units	Accumulated Deficit	Total Members’ Equity (Deficit)
Balance at September 30, 2015	$7,753	$300	$—	$(25,664)	$(17,611)
Preferred returns on Class A Units	1,080	—	—	(1,080)	—
Preferred returns on Redeemable Class A Units	—	—	—	(639)	(639)
Issuance of Class A Units	11,000	—	—	—	11,000
Issuance of Common Units	—	665	—	—	665
Distributions to members	—	—	—	(764)	(764)
Equity issuance costs	(68)	—	—	—	(68)
Net loss	—	—	—	(2,093)	(2,093)
Balance at September 30, 2016	19,765	965	—	(30,240)	(9,510)
Preferred returns on Class A Units	2,223	—	—	(2,223)	—
Preferred returns on Redeemable Class A Units	—	—	—	(701)	(701)
Issuance of Class A Units	13,000	—	—	—	13,000
Issuance of Common Units	—	275	—	—	275
Distributions to members	—	—	—	(756)	(756)
Equity issuance costs	(64)	—	—	—	(64)
Net income	—	—	—	902	902
Balance at September 30, 2017	$34,924	$1,240	$—	$(33,018)	$3,146
See Notes to the Consolidated Financial Statements

i3 Verticals, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended September 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$902	$(2,093)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	10,085	9,898
Provision for doubtful accounts	216	48
Amortization of deferred financing costs	453	443
Loss on disposal of assets	44	4
Provision (benefit) for deferred income taxes	56	(3)
Non-cash change in fair value of warrant liability	(415)	(28)
Increase (decrease) in non-cash contingent consideration expense from original estimate	(218)	2,458
Changes in operating assets:
Accounts receivable	(2,432)	(1,182)
Prepaid expenses and other current assets	305	(563)
Restricted cash	(600)	1
Other assets	9	(142)
Changes in operating liabilities:
Accounts payable	(384)	509
Accrued expenses and other current liabilities	1,515	806
Deferred revenue	388	548
Other long-term liabilities	40	(32)
Contingent consideration paid in excess of original estimates	(2,234)	(666)
Net cash provided by operating activities	7,730	10,006

Cash flows from investing activities:
Expenditures for property and equipment	(636)	(862)
Expenditures for capitalized software	(1,452)	(1,992)
Purchases of merchant portfolios and residual buyouts	(1,632)	—
Acquisitions of businesses, net of cash acquired	(44,175)	(32,277)
Acquisition of other intangibles	(8)	(23)
Net cash used in investing activities	$(47,903)	$(35,154)

i3 Verticals, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In thousands)

	Year ended September 30,
	2017	2016
Cash flows from financing activities:
Proceeds from revolving credit facility	56,500	55,600
Payments of revolving credit facility	(23,900)	(33,600)
Proceeds from notes payable to banks	—	6,500
Payments of notes payable to banks	(5,000)	(2,800)
Payment of debt issuance costs	(254)	(876)
Proceeds from the issuance of Class A Units	12,500	9,000
Payment of equity issuance costs	(64)	(68)
Cash paid for contingent consideration	(966)	(4,776)
Required distributions to members for tax obligations	(1,464)	(56)
Net cash provided by financing activities	37,352	28,924

Net (decrease) increase in cash and cash equivalents	(2,821)	3,776
Cash and cash equivalents, beginning of period	3,776	—
Cash and cash equivalents, end of period	$955	$3,776

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,288	$5,386
Cash paid for income taxes	$837	$21

Supplemental disclosure of non-cash investing and financing activities:
Conversion of unsecured note payable to related party into Class A Units (Note 13)	$—	$1,000
Exchange of Junior Subordinated Notes for Class A Units (Note 13)	$500	$1,000
Common Units issued as part of acquisitions' purchase consideration (Note 4)	$275	$665
Acquisition date fair value of contingent consideration in connection with business combinations	$1,221	$1,480
Preferred return on Redeemable Class A Units	$701	$639
Preferred return on Class A Units	$2,223	$1,080
See Notes to the Consolidated Financial Statements

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS
i3 Verticals, LLC, a Delaware limited liability company (collectively the “Company,” “we,” “us,” or “our”), was founded in 2012 and delivers seamless integrated payment and software solutions to small- and medium-sized businesses (“SMBs”) and organizations in strategic vertical markets.
The Company’s headquarters are in Nashville, Tennessee, with operations throughout the United States.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).
All amounts are presented in thousands.
Principles of Consolidation
These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.
Cash and Cash Equivalents
For purposes of reporting cash flows, the Company considers cash on hand, checking accounts, and savings accounts to be cash and cash equivalents. At times, the balance in these accounts may exceed federal insured limits. Cash equivalents are defined as financial instruments readily transferrable into cash with an original maturity less than 90 days.
Restricted Cash
Restricted cash represents funds held-on-deposit with processing banks pursuant to agreements to cover potential merchant losses. It is presented as long-term assets on the accompanying consolidated balance sheets since the related agreements extend beyond the next twelve months.
Accounts Receivable and Credit Policies
Accounts receivable consist primarily of uncollateralized credit card processing residual payments due from processing banks requiring payment within thirty days following the end of each month. Accounts receivable also include amounts due from the sales of the Company’s technology solutions to its customers. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts, if necessary, which reflects management’s best estimate of the amounts that will not be collected. The allowance is estimated based on management’s knowledge of its customers, historical loss experience and existing economic conditions. Accounts receivable and the allowance are written-off when, in management’s opinion, all collection efforts have been exhausted. The Company’s allowance for doubtful accounts was $461 and $244 as of September 30, 2017, and 2016, respectively, however, actual write-offs may exceed estimated amounts.
Settlement Assets and Obligations
Settlement assets and obligations result when funds are temporarily held or owed by the Company on behalf of merchants, consumers, schools, and other institutions. Timing differences, interchange expense, merchant reserves and exceptional items cause differences between the amount received from the card networks and the amount funded to counterparties. These balances arising in the settlement process are reflected as settlement assets and obligations on the accompanying consolidated balance sheets. With the exception of merchant reserves, settlement assets or settlement obligations are generally collected and paid within one to four days. As

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of September 30, 2017, and 2016, settlement assets and settlement obligations were both $5,196 and $4,446, respectively.
Inventories
Inventories consist of point-of-sale equipment to be sold to customers and are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Inventories were $454 and $513 at September 30, 2017 and 2016, respectively, and are included within prepaid expenses and other current assets on the accompanying consolidated balance sheets.
Property and Equipment
Property and equipment are stated at cost or, if acquired through a business acquisition, fair value at the date of acquisition. Depreciation and amortization are provided over the assets’ estimated useful lives (or if obtained in connection with a business acquisition, over the estimated remaining useful lives) using the straight-line method, except for leasehold improvements, which are depreciated over the shorter of the estimated useful lives of the assets or the lease term.
Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals or betterments are capitalized. Management reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company recognizes impairment when the sum of undiscounted estimated future cash flows expected to result from the use of the asset is less than the carrying value of the asset. There were no impairment charges during the years ended September 30, 2017 and 2016.
Capitalized Software
Development costs for software to be sold or leased to customers are capitalized once technological feasibility of the software product has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when the Company has completed a detailed program design and has determined that a product can be produced to meet its design specifications, including functions, features and technical performance requirements. Capitalization of costs ceases when the product is generally available to clients. Software development costs are amortized using the greater of the straight-line method or the usage method over its estimated useful life, which is estimated to be three years.
Software development costs may become impaired in situations where development efforts are abandoned due to the viability of a planned project becoming doubtful or due to technological obsolescence of a planned software product. Management evaluates the remaining useful lives and carrying values of capitalized software at least annually or when events and circumstances warrant such a review, to determine whether significant events or changes in circumstances indicate that impairment in value may have occurred. To the extent the estimated net realizable values, which is estimated to equal future undiscounted cash flows, exceed the carrying value, no impairment is necessary. If the estimated net realizable values are less than the carrying value, an impairment charge is recorded. Impairment charges during the year ended September 30, 2017 were nominal and there were no impairment charges during the year ended September 30, 2016.
Identifiable software technology intangible assets resulting from acquisitions are amortized using the straight-line method over periods not exceeding their remaining estimated useful lives. GAAP requires that intangible assets with estimated useful lives be amortized over their respective estimated useful lives to their residual values, and reviewed for impairment. Acquisition technology intangibles’ net book values are included in Capitalized software, net in the accompanying consolidated balance sheets.
Acquisitions
Business acquisitions have been recorded using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), and, accordingly, the purchase price has been allocated to the assets acquired and

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

liabilities assumed based on their estimated fair value as of the date of acquisition. Where relevant, the fair value of contingent consideration included in an acquisition is calculated using a Monte Carlo simulation. For a discussion of the estimate methodology and the significance of various inputs, please see the subheading below titled “Use of Estimates.” The fair value of merchant relationships and non-compete assets acquired is identified using the Income Approach. The fair value of trade names acquired is identified using the Relief from Royalty Method. After the purchase price has been allocated, goodwill is recorded to the extent the total consideration paid for the acquisition, including the acquisition date fair value of contingent consideration, if any, exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities. Acquisition costs for business combinations are expensed when incurred and recorded in selling general and administrative expenses in the accompanying consolidated statements of operations.
Acquisitions not meeting the accounting criteria to be accounted for as a business combination are accounted for as an asset acquisition. An asset acquisition is recorded at its purchase price, inclusive of acquisition costs, which are allocated among the acquired assets and assumed liabilities based upon their relative fair values at the date of acquisition.
The operating results of an acquisition are included in the Company’s consolidated statements of operations from the date of such acquisition. Acquisitions completed during the year ended September 30, 2017 contributed $14,758 and $2,182 of revenue and net income, respectively, to the results in our consolidated statements of operations for the year then ended. Acquisitions completed during the year ended September 30, 2016 contributed $38,028 and $2,599 of revenue and net income, respectively, to the results in the Company’s consolidated statements of operations for the year then ended.
Goodwill
In January 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-02 related to the accounting for goodwill by private companies. Under this guidance, private companies may elect to amortize goodwill over 10 years, or less than 10 years if the entity can demonstrate that another useful life is more appropriate, and to test goodwill for impairment only upon occurrence of a triggering event that indicates that the book value of the entity may exceed the fair value of the entity, as opposed to testing goodwill for impairment at least annually under prior accounting guidance. The accounting guidance is effective for fiscal years beginning after December 15, 2014 and early adoption is permitted.
On January 1, 2013, the Company adopted ASU 2014-02 related to the accounting for goodwill by private companies. However, as the Company now meets the definition of a public business entity and is precluded from accounting for its goodwill under ASU 2014-02, the Company has revised its consolidated financial statements and now applies the provisions of ASC 350, Intangibles—Goodwill and Other in accounting for goodwill.
The Company’s goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in business combinations. The goodwill generated from the business combinations is primarily related to the value placed on the employee workforce and expected synergies. Goodwill is tested for impairment at least annually in the fourth quarter and between annual tests if there are indicators of impairment that suggest a decline in the fair value of a reporting unit. Judgment is involved in determining if an indicator or change in circumstances relating to impairment has occurred. Such changes may include, among others, a significant decline in expected future cash flows, a significant adverse change in the business climate, and unforeseen competition. No goodwill impairment charges were recognized during the years ended September 30, 2017 and 2016.
The Company has the option of performing a qualitative assessment of impairment to determine whether any further quantitative testing for impairment is necessary. The option of whether or not to perform a qualitative assessment is made annually and may vary by reporting unit. Factors the Company considers in the qualitative assessment include general macroeconomic conditions, industry and market conditions, cost factors, overall financial performance of the Company’s reporting units, events or changes affecting the composition or carrying amount of the net assets of its reporting units, sustained decrease in its share price, and other relevant entity

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

specific events. If the Company determines not to perform the qualitative assessment or if it determines, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying value, then the Company performs a quantitative test for that reporting unit. The fair value of each reporting unit is compared to the reporting unit’s carrying value, including goodwill. Subsequent to the adoption on January 1, 2017 of ASU No. 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment, if the fair value of a reporting unit is less than its carrying value, the Company recognizes an impairment equal to the excess carrying value, not to exceed the total amount of goodwill allocated to that reporting unit.
For a discussion of the estimate methodology and the significance of various inputs, please see the subheading below titled “Use of Estimates.”
The Company has determined that it has eight reporting units. For the years ended September 30, 2017 and 2016, the Company performed a quantitative assessment for each of its reporting units. The Company determined that none of the reporting units were impaired.
Intangible Assets
Intangible assets include acquired merchant relationships, residual buyouts, trademarks, tradenames, website development costs and non-compete agreements. Merchant relationships represent the fair value of customer relationships purchased by the Company. Residual buyouts represent the right to not have to pay a residual to an independent sales agent related to certain future transactions of the agent’s referred merchants.
The Company amortizes definite lived identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise utilized. The estimated useful lives of the Company’s customer-related intangible assets approximate the expected distribution of cash flows, whether straight-line or accelerated, generated from each asset. The useful lives of contract-based intangible assets are equal to the terms of the agreement.
Management evaluates the remaining useful lives and carrying values of long lived assets, including definite lived intangible assets, at least annually or when events and circumstances warrant such a review, to determine whether significant events or changes in circumstances indicate that a change in the useful life or impairment in value may have occurred. There were no impairment charges during the years ended September 30, 2017 and 2016.
Income Taxes
i3 Verticals, LLC and its subsidiaries are limited liability companies and have elected to be taxed as a partnership for income tax purposes. As such, any income (losses) flow through to the individual members of the Company and they are taxed accordingly. Some states have enacted statutes that treat partnerships as taxable entities for state income tax purposes. Thus, partnerships formed in these states or operating in these states may be subject to taxation on income generated within the states’ boundaries.
The amount provided for state income taxes is based upon the amounts of current and deferred taxes payable or refundable at the date of the consolidated financial statements as a result of all events recognized in the financial statements as measured by the provisions of enacted tax laws.
Under GAAP, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Valuation of Contingent Consideration
On occasion, the Company may have acquisitions which include contingent consideration. Accounting for business combinations requires the Company to estimate the fair value of any contingent purchase consideration at the acquisition date. For a discussion of the estimate methodology and the significance of various inputs, please see the subheading below titled “Use of Estimates.” Changes in estimates regarding the fair value contingent purchase consideration are reflected as adjustments to the related liability and recognized within operating expenses in the consolidated statements of operations. Short and long-term contingent liabilities are presented within accrued expenses and other current liabilities and other long-term liabilities on our consolidated balance sheets, respectively.
Classification of Financial Instruments
The Company classifies certain financial instruments issued as either equity or as liabilities. Determination of classification is based upon the underlying properties of the instrument. See specific discussion regarding the nature of instruments issued, the presentation on the consolidated financial statements and the related valuation method applied in Notes 9, 11, 12 and 13.
Revenue Recognition and Deferred Revenue
Revenue is recognized when it is realized or realizable and earned, in accordance with ASC 605, Revenue Recognition (“ASC 605”). Recognition occurs when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. The Company accrues for rights of refund, processing errors or penalties, or other related allowances based on historical experience.
More than 85% of our gross revenue for the years ended September 30, 2017 and 2016 is derived from volume-based payment processing fees (“discount fees”) and other related fixed transaction or service fees. The remainder is comprised of sales of software licensing subscriptions, ongoing support, and other POS-related solutions the Company provides to its clients directly and through its processing bank relationships.
Discount fees represent a percentage of the dollar amount of each credit or debit transaction processed. Discount fees are recognized at the time the merchants’ transactions are processed. The Company follows the requirements of ASC 605-45 Revenue Recognition—Principal Agent Considerations (“ASC 605-45”), in determining its merchant processing services revenue reporting. Generally, where the Company has control over merchant pricing, merchant portability, credit risk and ultimate responsibility for the merchant relationship, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange fees paid to card issuing banks and assessments paid to payment card networks pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants. Revenues generated from merchant portfolios where the Company does not have control over merchant pricing, liability for merchant losses or credit risk or rights of portability are reported net of interchange and other fees.
Revenues are also derived from a variety of fixed transaction or service fees, including authorization fees, convenience fees, statement fees, annual fees, and fees for other miscellaneous services, such as handling chargebacks. Revenues derived from service fees are recognized at the time the services are performed and there are no further performance obligations. Revenue from the sale of equipment is recognized upon transfer of ownership and delivery to the customer, after which there are no further performance obligations.
Revenues from sales of the Company’s software licensing subscriptions are recognized when they are realized or realizable and earned. Revenue is considered realized and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price to the buyer is fixed or determinable and collection of the resulting receivable is reasonably assured. Contractual arrangements are evaluated for indications that multiple element arrangements may exist including instances where more-than-incidental software deliverables are included. Arrangements may contain multiple elements, such as hardware,

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software products, maintenance, and professional installation and training services. Revenues are allocated to each element based on the selling price hierarchy. The selling price for a deliverable is based on vendor specific objective evidence of selling price, if available, third party evidence, or estimated selling price. The Company establishes estimated selling price, based on the judgment of the Company's management, considering internal factors such as margin objectives, pricing practices and controls, customer segment pricing strategies and the product life cycle. In arrangements with multiple elements, the Company determines allocation of the transaction price at inception of the arrangement based on the relative selling price of each unit of accounting.
In multiple element arrangements where more-than-incidental software deliverables are included, the Company applied the residual method to determine the amount of software license revenues to be recognized. Under the residual method, if fair value exists for undelivered elements in a multiple-element arrangement, such fair value of the undelivered elements is deferred with the remaining portion of the arrangement consideration recognized upon delivery of the software license or services arrangement. The Company allocates the fair value of each element of a software related multiple-element arrangement based upon its fair value as determined by vendor specific objective evidence of selling price, with any remaining amount allocated to the software license. If evidence of the fair value cannot be established for the undelivered elements of a software arrangement, then the entire amount of revenue under the arrangement is deferred until these elements have been delivered or objective evidence can be established. These amounts, if any, are included in deferred revenue in the consolidated balance sheets. Revenues related to software licensing subscriptions, maintenance or other support services with terms greater than one month are recognized ratably over the term of the agreement.
Interchange and Network Fees and Other Cost of Services
Interchange and network fees consist primarily of fees that are directly related to discount fee revenue. These include interchange fees paid to issuers and assessment fees payable to card associations, which are a percentage of the processing volume we generate from Visa and Mastercard, as well as fees charged by card-issuing banks. Other costs of services include costs directly attributable to processing and bank sponsorship costs, which may not be based on a percentage of volume. These costs also include related costs such as residual payments to sales groups, which are based on a percentage of the net revenues generated from merchant referrals. In certain merchant processing bank relationships the Company is liable for chargebacks against a merchant equal to the volume of the transaction. Losses resulting from chargebacks against a merchant are included in other cost of services on the accompanying consolidated statement of operations. The Company evaluates its risk for such transactions and estimates its potential loss from chargebacks based primarily on historical experience and other relevant factors. The reserve for merchant losses is included within accrued expenses and other current liabilities on the accompanying consolidated balance sheets. The cost of equipment sold is also included in other cost of services. Interchange and other costs of services are recognized at the time the merchant's transactions are processed.
The Company accounts for all governmental taxes associated with revenue transactions on a net basis.
Advertising and Promotion Costs
Advertising and promotion costs are expensed as incurred. Advertising expense was $920 and $558 for the years ended September 30, 2017 and 2016, respectively, and is included in selling, general and administrative expenses in the Consolidated Statements of Operations.
Equity-based Compensation
The Company accounts for grants of equity awards to employees in accordance with ASC 718, Compensation—Stock Compensation. This standard requires compensation expense to be measured based on the estimated fair value of the share-based awards on the date of grant and recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period.
For the years ended September 30, 2017 and 2016, the Company recognized no equity-based compensation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, the value of purchase consideration paid and identifiable assets acquired and assumed in acquisitions, goodwill and intangible asset impairment review, warrant valuation, revenue recognition for multiple element arrangements, loss reserves, assumptions used in the calculation of equity-based compensation and in the calculation of income taxes, and certain tax assets and liabilities as well as the related valuation allowances. Actual results could differ from those estimates.
Below is a summary of the Company’s critical accounting estimates for which the nature of management’s assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and for which the impact of the estimates and assumptions on financial condition or operating performance is material.
Contingent Consideration in Acquisitions
On occasion, the Company may have acquisitions that include contingent consideration. Accounting for business combinations requires us to estimate the fair value of any contingent purchase consideration at the acquisition date. Where relevant, the fair value of contingent consideration included in an acquisition is calculated using a Monte Carlo simulation.
The contingent consideration is revalued each period until it is settled. Management reviews the historical and projected performance of each acquisition with contingent consideration and uses an income probability method to revalue the contingent consideration. The revaluation requires management to make certain assumptions and represent management's best estimate at the valuation date. The probabilities are determined based on a management review of the expected likelihood of triggering events that would cause a change in the contingent consideration paid.
Goodwill
The Company tests goodwill for impairment using a fair value approach at least annually, absent some triggering event that would require an interim impairment assessment. Absent any impairment indicators, the Company performs its goodwill impairment testing as of July 1 each year.
Significant estimates and assumptions are used in the Company’s goodwill impairment review and include the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units and determining the fair value of each reporting unit. The Company’s assessment of qualitative factors involves significant judgments about expected future business performance and general market conditions. In a quantitative assessment, the fair value of each reporting unit is determined based on a combination of techniques, including the present value of future cash flows, applicable multiples of competitors and multiples from sales of like businesses, and requires us to make estimates and assumptions regarding discount rates, growth rates and the Company's future long-term business plans. Changes in any of these estimates or assumptions could materially affect the determination of fair value and the associated goodwill impairment charge for each reporting unit.
Warrant Valuation
As of September 30, 2017 and 2016, there were in the aggregate 1,424 warrants outstanding and exercisable to purchase Common Units related to the issuance of the Mezzanine Notes. The Mezzanine Warrants are mandatorily redeemable and embody a conditional obligation to redeem the instrument by a transfer of assets. The Mezzanine Warrants are remeasured at each reporting date through the settlement of the instrument and changes in value are reflected in earnings.

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The Company uses the Black-Scholes option pricing model to determine the fair market value of the Mezzanine Warrants at each reporting period. The option pricing model requires the input of highly subjective assumptions, including the estimated enterprise value of the Company, expected term of the warrants, expected volatility, risk-free interest rates and discount for lack of marketability. To determine the fair value of the Mezzanine Warrants, the Company engages an outside consultant to prepare a valuation of the unit price at each reporting date, using information provided by management and information obtained from private and public sources. The fair market value of the warrants was $767 and $1,182 as of September 30, 2017 and 2016, respectively.
The Company uses an expected volatility based on the historical volatilities of a group of guideline companies and estimated a liquidity event in June 2018 to determine the term of the warrants. The risk-free interest rates are obtained from publicly available U.S. Treasury yield curve rates. The discount for lack of marketability was determined using the Finnerty Model.
Based on the Company’s analysis, the most highly sensitive input in our option pricing model relates to management’s forecasted earnings. For example, if management’s forecasted earnings increases, the Company would record additional losses from the change in fair value of warrant liability. Conversely, if management’s forecasted earnings decreases, the Company would record a gain from change in fair value of warrant liability. Other inputs such as expected volatility and the risk free interest rate will have a less material impact of the valuation of the warrant liability.
Subsequent Events
The Company has evaluated events through February 6, 2018, the date the consolidated financial statements were available to be issued. The Company concluded that other than as disclosed in Note 17, there were no material subsequent events to disclose.
Recently Issued Accounting Pronouncements
In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other: Simplifying the Test for Goodwill Impairment (Topic 350), which removes step two of the goodwill impairment test. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. For public companies, this ASU is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019, but early adoption is permitted for impairment tests after January 1, 2017. The Company has adopted this standard as of January 1, 2017. There was no impact on the Company’s 2017 consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations: Clarifying the Definition of a Business (Topic 805). This ASU clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. For public companies, this ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted. The Company has adopted this standard for the year ended September 30, 2017. There was no impact on its 2017 consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash (Topic 230). The amendments in ASU 2016-18 require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. As an emerging growth company, the Company will not be required to adopt this ASU until October 1, 2019. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in this ASU should be applied using a retrospective transition method to each period presented.

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The Company is currently evaluating the impact of the adoption of this principle on the Company’s consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (Topic 230). The update clarifies how cash receipts and cash payments in certain transactions are presented and classified in the statement of cash flows. The effective date of this update is for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. As an emerging growth company, the Company will not be required to adopt this ASU until October 1, 2019. The update requires retrospective application to all periods presented but may be applied prospectively if retrospective application is impracticable. The Company is currently evaluating the impact of the adoption of this principle on the Company’s consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU amends the existing guidance by recognizing all leases, including operating leases, with a term longer than twelve months on the balance sheet and disclosing key information about the lease arrangements. The effective date of this update is for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. As a public business entity, the Company is an emerging growth company and has elected to use the extended transition period provided for such companies. As a result, the Company will not be required to adopt this ASU until October 1, 2020. The update requires modified retrospective transition, which requires application of the ASU at the beginning of the earliest comparative period presented in the year of adoption. The Company is currently evaluating the impact of the adoption of this principle on the Company’s consolidated financial statements.
In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement—Period Adjustments (Topic 805), which eliminates the requirement for an acquirer to retrospectively adjust the financial statements for measurement-period adjustments that occur in periods after the business combination is consummated. The Company has adopted this standard for the year ended September 30, 2016. There was no impact on its 2016 or 2017 consolidated financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers (Topic 606). The ASU supersedes the revenue recognition requirements in ASC 605. The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard, as amended, is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017, with early adoption permitted. As an emerging growth company, the Company will not be required to adopt this ASU until October 1, 2019. The amendment allows companies to use either a full retrospective or a modified retrospective approach to adopt this ASU. The Company has formed a project team and is currently assessing the impact of the adoption of this principle on the Company’s consolidated financial statements.
3. CREDIT RISK AND OTHER CONCENTRATIONS
The Company places its cash with high credit quality financial institutions which provide FDIC insurance. The Company performs periodic evaluations of the relative credit standing of these institutions and does not expect any losses related to such concentrations.
The Company’s revenues are earned by processing transactions for merchant businesses and other institutions under contract with the Company. The Company utilizes the funds settlement services of primarily six processing banks, from which most accounts receivable are remitted monthly.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

No single merchant accounted for more than 1.0% of our revenue during the years ended 2017 and 2016. The Company believes that the loss of any single merchant would not have a material adverse effect on our financial condition or results of operations.
4. ACQUISITIONS
During the years ended September 2017 and 2016, the Company acquired the following intangible assets and businesses:
Asset Acquisitions
Residual Buyouts
From time to time, the Company acquires future commission streams from sales agents in exchange for an upfront cash payment. This results in an increase in overall gross volume to the Company. The residual buyouts are treated as asset acquisitions, resulting in recording a residual buyout intangible asset at cost on the date of acquisition. These assets are amortized using a method of amortization that reflects the pattern in which the economic benefits of the intangible asset are expected to be utilized over their estimated useful lives.
During the year ended September 30, 2017, the Company purchased $476 in residual buyouts using a mixture of cash on hand and borrowings on our revolving line of credit. The acquired residual buyout intangible assets have an estimated amortization period of two years.
Merchant Relationships Portfolio Purchase
Effective March 31, 2017, the Company acquired a payment portfolio in an asset acquisition. The acquisition was completed to expand the Company’s merchant base. Total purchase consideration was $1,156, including $56 in acquisition-related costs, which was funded using a combination of cash on hand and long-term debt. The purchase consideration of the acquired assets was allocated based on the relative fair values to the merchant relationships intangible asset. The acquired merchant relationships intangible asset has an estimated amortization period of fifteen years.
Business Combinations
SkyHill Software, Inc.
Effective January 1, 2016, the Company acquired substantially all assets and assumed certain liabilities of SkyHill Software, Inc. (“SkyHill, Inc.”), a privately-held company doing business as Bill & Pay. SkyHill, Inc. was engaged in business similar to the Company. The acquisition was completed to offer additional technology products to the Company’s customers. Net purchase consideration was $2,230, including $750 in cash and $1,480 of contingent cash consideration. The purchase consideration of the acquired assets and assumed liabilities was allocated based on fair values as follows:

Cash	$4
Acquired merchant relationships	516
Capitalized software	378
Trade name	36
Non-compete agreements	23
Goodwill	1,270
Other assets	7
Total assets acquired	2,234

Deferred revenue	4
Net assets acquired	$2,230

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The goodwill associated with the acquisition is deductible for tax purposes. The acquired merchant relationships intangible asset has an estimated amortization period of fifteen years. The capitalized software, trade name and non-compete agreement all have an amortization period of three years. The weighted-average amortization period for all intangibles acquired is nine years.
Acquisition-related costs for SkyHill, Inc. amounted to approximately $72 during the year ended September 30, 2016 and were expensed as incurred.
Certain provisions in the purchase agreement provide for additional consideration of up to $3,250 in the aggregate, to be paid based upon the achievement of specified financial performance targets, as defined in the purchase agreement, through December 2018. The Company determined the acquisition date fair value of the liability for the contingent consideration based on a discounted cash flow analysis. In each subsequent reporting period, the Company will reassess its current estimates of performance relative to the targets and adjust the contingent liability to its fair value through earnings. See additional disclosures in Note 11.
The pre-acquisition operating results of SkyHill, Inc. are not considered material to the consolidated results of operations of the Company. As such, the Company has not disclosed pro forma revenue and earnings, in accordance with ASC 805.
Fullerton Retail Systems, Inc.
Effective March 1, 2016, the Company acquired certain assets and assumed certain liabilities of Fullerton Retail Systems, Inc. (“Fullerton, Inc.”), a privately-held company doing business as Esber Cash Register. Fullerton, Inc. was engaged in business similar to the Company. Fullerton, Inc. was a dealer of the Company’s products within the education market and the acquisition was completed to provide additional service to the Company’s customers. Net purchase consideration was $2,127 which was funded using a mixture of revolver proceeds and cash on hand. The purchase consideration of the acquired assets and assumed liabilities was allocated based on fair values as follows:

Inventory	$104
Property and equipment	67
Acquired merchant relationships	559
Trade name	39
Non-compete agreements	25
Goodwill	1,786
Total assets acquired	2,580

Deferred revenue	453
Net assets acquired	$2,127
The goodwill associated with the acquisition is deductible for tax purposes. The acquired merchant relationships intangible asset has an estimated amortization period of fifteen years. The trade name has an amortization period of two years and the non-compete agreement has an amortization period of three years. The weighted-average amortization period for all intangibles acquired is fourteen years.
Acquisition-related costs for Fullerton, Inc. were $45 during the year ended September 30, 2016 and were expensed as incurred.
The pre-acquisition operating results of Fullerton, Inc. are not considered material to the consolidated results of operations of the Company. As such, the Company has not disclosed pro forma revenue and earnings, in accordance with ASC 805.

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Axia Payments, LLC
Effective April 1, 2016, the Company acquired certain assets of Axia Payments, LLC (“Axia, LLC”), a privately-held company engaged in business similar to the Company. The acquisition was completed to increase the Company’s revenue and merchant base and provided another strategic processing partner. Net purchase consideration was $28,565, which includes $665 of the Company’s Common Units issued to the seller and a cash payment which was funded using proceeds from the issuance of long-term debt. The purchase consideration of the acquired assets was allocated based on fair values as follows:

Acquired merchant relationships	$15,100
Capitalized software	10
Trade name	1,300
Non-compete agreements	20
Goodwill	12,089
Other assets	46
Total assets acquired	$28,565
The goodwill associated with the acquisition is deductible for tax purposes. The acquired merchant relationships intangible asset has an estimated amortization period of fifteen years. The trade name and non-compete have an amortization period of three years. The weighted-average amortization period for all intangibles acquired is fourteen years.
Acquisition-related costs for Axia, LLC amounted to approximately $646 during the year ended September 30, 2016 and were expensed as incurred.
The assets the Company purchased from Axia, LLC did not represent a stand-alone entity and the historical results were not available as of the acquisition date. As such, the Company has not disclosed pro forma revenue and earnings, in accordance with ASC 805.
Randall Data Systems, Inc.
Effective June 1, 2016, the Company acquired substantially all assets and assumed certain liabilities of Randall Data Systems, Inc. (“Randall, Inc.”), a privately-held company engaged in business similar to the Company. The acquisition was completed to expand the Company’s revenue within the integrated point-of-sale market. Net purchase consideration was $1,500, which was funded using a mixture of revolver proceeds and cash on hand. The purchase consideration of the acquired assets and assumed liabilities was allocated based on fair values as follows:

Acquired merchant relationships	$758
Trade name	20
Non-compete agreements	50
Goodwill	720
Other assets	52
Total assets acquired	1,600

Deferred revenue	100
Net assets acquired	$1,500

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The goodwill associated with the acquisition is deductible for tax purposes. The acquired merchant relationships intangible asset has an estimated amortization period of fifteen years. The trade name had an amortization period of one year and the non-compete has amortization period of three years. The weighted-average amortization period for all intangibles acquired is fourteen years.
Acquisition-related costs for Randall, Inc. amounted to approximately $77 during the year ended September 30, 2016 and were expensed as incurred.
The pre-acquisition operating results of Randall, Inc. are not considered material to the consolidated results of operations of the Company. As such, the Company has not disclosed pro forma revenue and earnings, in accordance with ASC 805.
CSC Links, LLC
Effective December 1, 2016, the Company acquired substantially all assets of CSC Links, LLC (“CSC, LLC”), a privately-held company engaged in business similar to the Company. The acquisition was completed to expand the Company’s merchant base. Net purchase consideration was $5,221, including $4,000 in cash and revolver proceeds and $1,221 of contingent cash consideration. The purchase consideration of the acquired assets was allocated based on fair values as follows:

Acquired merchant relationships	$1,900
Non-compete agreements	10
Goodwill	3,311
Total assets acquired	$5,221
The goodwill associated with the acquisition is deductible for tax purposes. The acquired merchant relationships intangible asset has an estimated amortization period of fifteen years. The non-compete has amortization period of three years. The weighted-average amortization period for all intangibles acquired is fifteen years.
Acquisition-related costs for CSC, LLC amounted to approximately $111 during the year ended September 30, 2017 and were expensed as incurred.
Certain provisions in the purchase agreement provide for additional consideration of up to $4,700 in the aggregate, to be paid based upon the achievement of specified financial performance targets, as defined in the purchase agreement, through December 2019. The Company determined the acquisition date fair value of the liability for the contingent consideration based on a discounted cash flow analysis. In each subsequent reporting period, the Company will reassess its current estimates of performance relative to the targets and adjust the contingent liability to its fair value through earnings. See additional disclosures in Note 11.
The pre-acquisition operating results of CSC, LLC are not considered material to the consolidated results of operations of the Company. As such, the Company has not disclosed pro forma revenue and earnings, in accordance with ASC 805.

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C.C. Productions, Inc.
Effective June 30, 2017, the Company acquired certain assets and assumed certain liabilities of C.C. Productions, Inc. (“CCP, Inc.”), a privately-held company engaged in business similar to the Company. CCP, Inc. was a dealer of the Company’s products within the education market and the acquisition was completed to provide additional service to the Company’s customers. Net purchase consideration was $1,175 which was funded using a mixtures of revolver proceeds and cash on hand. The purchase consideration of the acquired assets and assumed liabilities was allocated based on fair values as follows:

Accounts receivable	$30
Inventory	15
Property and equipment	57
Acquired merchant relationships	260
Non-compete agreements	30
Goodwill	841
Total assets acquired	1,233

Deferred revenue	58
Net assets acquired	$1,175
The goodwill associated with the acquisition is deductible for tax purposes. The acquired merchant relationships intangible asset has an estimated amortization period of fifteen years. The non-compete agreement has an amortization period of three years. The weighted-average amortization period for all intangibles acquired is fourteen years.
Acquisition-related costs for CCP, Inc. were $62 during the year ended September 30, 2017 and were expensed as incurred.
The pre-acquisition operating results of CCP, Inc. are not considered material to the consolidated results of operations of the Company. As such, the Company has not disclosed pro forma revenue and earnings, in accordance with ASC 805.

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Fairway Payments, LLC
Effective August 1, 2017, the Company acquired certain assets and assumed certain liabilities of Fairway Payments, LLC (“Fairway, LLC”), a privately-held company engaged in business similar to the Company. The acquisition was completed to add independent software vendor distribution partners, to increase our presence in the healthcare and non-profit verticals and to provide another vendor for our payment processing services. Net purchase consideration was $39,275, which includes $275 of Common Units issued to the seller and cash payment which was funded using proceeds from the issuance of long-term debt and from proceeds from the issuance of the Class A units. The purchase consideration of the acquired assets and assumed liabilities was allocated based on fair values as follows:

Prepaid expenses and other current assets	$226
Property and equipment	5
Acquired merchant relationships	19,200
Non-compete agreements	40
Trade name	500
Goodwill	19,309
Total assets acquired	39,280

Deferred rent	5
Net assets acquired	$39,275
The goodwill associated with the acquisition is not deductible for tax purposes. The acquired relationships contracts intangible asset has an estimated amortization period of fifteen years. The non-compete agreement and trade name have an amortization period of three years. The weighted-average amortization period for all intangibles acquired is fifteen years.
Acquisition-related costs for Fairway, LLC were $245 during the year ended September 30, 2017 and were expensed as incurred.
Fairway, LLC had a defined benefit pension plan (“Fairway Defined Benefit Plan”). The Fairway Defined Benefit Plan was frozen as of the date of acquisition and per the terms of the agreement the funding obligation of the plan is sole responsibility of the selling party. Accordingly, the Company has not recorded a liability for the Fairway Defined Benefit Plan.
The following unaudited pro forma results of operations have been prepared as though the acquisition of Fairway, LLC had occurred on October 1, 2015. Pro forma adjustments were made to reflect the impact of depreciation and amortization, changes to executive compensation and the revised debt load, all in accordance with ASC 805. This pro forma information does not purport to be indicative of the results of operations that would have been attained had the acquisition been made as of October 1, 2015, or of results of operations that may occur in the future.

	Year ended September 30,
	2017	2016
Revenue	$290,428	$228,767
Net income (loss)	$3,085	$(122)

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5. PROPERTY AND EQUIPMENT, NET
A summary of the Company’s property and equipment, net is as follows:

	Estimated Useful Life	2017	2016
Computer equipment and software	2 to 3 years	$484	$509
Furniture and fixtures	2 to 7 years	719	629
Terminals	2 to 3 years	991	816
Office equipment	2 to 5 years	87	93
Automobiles	3 years	56	56
Leasehold improvements	2 to 6 years	429	385
Accumulated depreciation		(1,346)	(891)
Property and equipment, net		$1,420	$1,597
Depreciation expense for the years ended September 30, 2017 and 2016 amounted to $875 and $648, respectively.
6. CAPITALIZED SOFTWARE, NET
A summary of capitalized software as of September 30, 2017 and 2016 is as follows:

	Estimated Useful Life	2017	2016
Software development costs	3 years	$4,846	$3,957
Development in progress		1,125	2,232
Accumulated amortization		(2,193)	(2,278)
Capitalized software, net		$3,778	$3,911
The Company capitalized software development costs (including acquisitions) totaling $1,452 and $2,380 during the years ended September 30, 2017 and 2016, respectively. Amortization expense for capitalized software development costs amounted to $1,541 and $1,223 during the years ended September 30, 2017 and 2016, respectively.
7. GOODWILL AND INTANGIBLE ASSETS
Changes in the carrying amount of goodwill are as follows:

	Merchant Services	Other	Total
Balance at September 30, 2015 (net of accumulated impairment losses of $11,458 and $0, respectively)	$13,744	$5,447	$19,191
Goodwill attributable to the acquisitions of SkyHill, Inc., Fullerton Inc., Axia LLC and Randall, Inc.	12,809	3,056	15,865
Balance at September 30, 2016	26,553	8,503	35,056
Goodwill attributable to the acquisitions of CSC, LLC, CCP, Inc., and Fairway, LLC	22,620	841	23,461
Balance at September 30, 2017	$49,173	$9,344	$58,517

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets consisted of the following as of September 30, 2017:

	Cost	Accumulated Amortization	Carrying Value	Amortization Life and Method
Finite-lived intangible assets:
Merchant relationships	$84,191	$(26,855)	$57,336	15 years – accelerated or straight-line
Non-compete agreements	446	(276)	170	2 to 3 years – straight-line
Website development costs	46	(33)	13	3 years – straight-line
Trade names	2,202	(922)	1,280	2 to 5 years – straight-line
Residual buyouts	476	(44)	432	2 years – straight-line
Total finite-lived intangible assets	87,361	(28,130)	59,231

Indefinite-lived intangible assets:
Trademarks	28	—	28
Total identifiable intangible assets	$87,389	$(28,130)	$59,259
Intangible assets consisted of the following as of September 30, 2016:

	Cost	Accumulated Amortization	Carrying Value	Amortization Life and Method
Finite-lived intangible assets:
Merchant relationships	$61,674	$(19,985)	$41,689	15 years – accelerated or straight-line
Non-compete agreements	623	(384)	239	2 to 3 years – straight-line
Website development costs	40	(19)	21	3 years – straight-line
Trade names	2,126	(754)	1,372	2 to 5 years – straight-line
Total finite-lived intangible assets	64,463	(21,142)	43,321

Indefinite-lived intangible assets:
Trademarks	24	—	24
Total identifiable intangible assets	$64,487	$(21,142)	$43,345
Amortization expense for intangible assets amounted to $7,669 and $8,027 during the years ended September 30, 2017 and 2016, respectively.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Based on gross carrying amounts at September 30, 2017, our estimate of future amortization expense for intangible assets are presented in the table below.

2018	$7,730
2019	6,403
2020	5,115
2021	4,473
2022	4,118
Thereafter	31,392
$59,231
8. ACCRUED EXPENSES AND OTHER LIABILITIES
A summary of accrued expenses and other current liabilities as of September 30, 2017 and 2016 is as follows:

	2017	2016
Accrued wages, bonuses, commissions and vacation	$1,298	$1,185
Accrued interest	529	335
Accrued contingent consideration — current portion	2,229	2,937
Other current liabilities	2,650	2,145
Accrued expenses and other current liabilities	$6,706	$6,602
A summary of the long-term liabilities as of September 30, 2017 and 2016 is as follows:

	2017	2016
Accrued contingent consideration — long-term portion	$1,111	$2,600
Warrant liabilities	767	1,182
Other long-term liabilities	187	146
Total other long-term liabilities	$2,065	$3,928
9. LONG-TERM DEBT, NET
A summary of long-term debt, net as of September 30, 2017 and 2016 is as follows:

	Maturity	2017	2016
Notes payable to Mezzanine Lenders	November 29, 2020	$10,500	$10,500
Unsecured notes payable to related and unrelated creditors	February 14, 2019	16,108	16,608
Term loans to bank	April 29, 2020	14,000	19,000
Revolving lines of credit to banks	April 29, 2020	71,600	39,000
Debt issuance costs		(1,372)	(1,571)
Total long-term debt, net of issuance costs		110,836	83,537
Less current portion of long-term debt		(4,000)	(5,000)
Long-term debt, net of current portion		$106,836	$78,537

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes payable to Mezzanine Lenders
During 2013, the Company issued notes payable in the aggregate principal amount of $10,500 (the “Mezzanine Notes”) to three creditors (“Mezzanine Lenders”). The Mezzanine Notes accrue interest at a fixed rate of 12.0%, payable monthly, and initially were due to mature in February 2018. In April 2016, the Mezzanine Notes were amended and restated and the maturity dates were extended to November 29, 2020, when all outstanding principal and accrued and unpaid interest is due. The amendment was accounted for as a modification under the guidance at ASC 470-50, Debt — Modifications and Extinguishments (“ASC 470-50”). The Mezzanine Notes are secured by substantially all assets of the Company in accordance with the terms of the security agreement and are subordinate to the term loans to banks and revolving lines of credit to banks.
In connection with the issuance of the Mezzanine Notes, the Company granted detachable warrants (“Mezzanine Warrants”) to purchase 1,424 Common Units. The warrants were determined to have no material value as of the grant date, and are further described below.
The provisions of the Mezzanine Notes place certain restrictions and limitations upon the Company. These include restrictions on additional borrowings, capital expenditures, maintenance of certain financial ratios, and certain non-financial covenants pertaining to the activities of the Company during the period covered. The Company was in compliance with such covenants as of September 30, 2017 and 2016. The Mezzanine Lenders participated in the June 2016 and July 2017 Class A Unit offerings (see Note 13).
Unsecured convertible notes payable to related party
During 2013, the Company obtained proceeds of $1,000 from the issuance of an unsecured convertible note payable to a related party. The note accrued interest at a fixed rate of 10.0%, payable monthly, and was set to mature on February 14, 2019, when all outstanding principal and accrued and unpaid interest was due. The note contained a conversion option into the Company’s Class A Units until the maturity date. In March 2016 the note was converted into 1,000 Class A units in the Company pursuant to the provisions of the note. See additional disclosures in Note 13 and Note 15.
Term loans payable to banks and revolving lines of credit payable to banks
In April and July 2016, the Company amended its existing syndicated credit facility (the “2016 Senior Secured Credit Facility”) with certain banks. The 2016 Senior Secured Credit Facility consists of term loans in the principal amount of $19,000 and an $80,000 revolving line of credit. The 2016 Senior Secured Credit Facility accrues interest, payable monthly, at prime plus a margin of 0.50% to 2.00% (1.50% as of September 30, 2017) or at the 30-day LIBOR rate plus a margin of 3.50% to 5.00% (4.50% as of September 30, 2017), in each case depending on our ratio of consolidated debt to EBITDA, as defined in the agreement. Additionally, the 2016 Senior Secured Credit Facility requires the Company to pay unused commitment fees of up to 0.30% (0.30% as of September 30, 2017) on any undrawn amounts under the revolving line of credit. Through the April and July 2016 amendments, the maturity date of the 2016 Senior Secured Credit Facility was extended to April 29, 2020. The amendments were accounted for as a modification under the guidance at ASC 470-50. Principal payments of $1,000 are due on the last day of each calendar quarter until the maturity date, when all outstanding principal and accrued and unpaid interest are due. At September 30, 2017 and 2016, respectively, there was $8,400 and $41,000 available for borrowing under the revolving line of credit.
The 2016 Senior Secured Credit Facility was amended in July 2017 to enable the purchase of Fairway, LLC and to amend certain covenant requirements.
The 2016 Senior Secured Credit Facility is secured by substantially all assets of the Company. The banks hold senior rights to collateral and principal repayment over all other creditors.
The provisions of the 2016 Senior Secured Credit Facility place certain restrictions and limitations upon the Company. These include, among others, restrictions on liens, investments, indebtedness, fundamental changes and dispositions; maintenance of certain financial ratios; and certain non-financial covenants pertaining to the

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

activities of the Company during the period covered. The Company was in compliance with such covenants as of September 30, 2017 and 2016. In addition, the 2016 Senior Secured Credit Facility restricts our ability to make dividends or other distributions to the holders of our equity. We are permitted to (i) make distributions to the holders of our equity in order to pay taxes incurred by owners of equity in i3 Verticals, LLC by reason of such ownership, (ii) move intercompany cash between subsidiaries that are joined to the 2016 Senior Secured Credit Facility, (iii) repurchase equity from employees, directors, officers or consultants after an initial public offering of our equity in an aggregate total not to exceed $1.5 million per year, and (iv) make other dividends or distributions in an aggregate amount not to exceed 5% of the net cash proceeds received from any additional common equity issuance after an initial public offering. We are also permitted to make noncash dividends in the form of additional equity issuances. All other forms of dividends or distributions are prohibited under the 2016 Senior Secured Credit Facility.
The 2016 Senior Secured Credit Facility was modified on October 30, 2017 and replaced by a new credit agreement. See additional disclosures in Note 17.
Unsecured notes payable to related and unrelated creditors
During 2014, the Company issued notes payable (“Junior Subordinated Notes”) in the aggregate principal of $17,608 to unrelated and related creditors. The notes accrue interest, payable monthly, at a fixed rate of 10.0% and mature on February 14, 2019, when all outstanding principal and accrued and unpaid interest are due. However, the unsecured notes are subordinated to the Mezzanine Notes and the Senior Secured Credit Facility, which both have maturities beyond the Junior Subordinated Notes, and the provisions of the Mezzanine Notes and Senior Secured Credit Facility do not permit the payment of any subordinated debt prior to its maturity. Should the Junior Subordinated Notes reach maturity and the current terms of the Mezzanine Notes and Senior Secured Credit Facility remain in place, the term of the Junior Subordinated Notes would be extended until after the maturity of the Mezzanine Notes and Senior Secured Credit Facility, in accordance with the terms of the Junior Subordinated Notes.
In connection with the issuance of the Junior Subordinated Notes, the Company granted detachable warrants (“Junior Subordinated Notes Warrants”) to purchase 1,434 Common Units. Management determined that the warrants had no material stand-alone fair value, and none of the proceeds from the notes was attributed to the warrants. The warrants are accounted for as equity. See additional disclosures in Note 13.
In June 2016, $1,000 of the Junior Subordinated Notes were retired and exchanged for 310 Class A Units of the Company. The fair value of the Class A Units issued approximated the carrying amount of the Junior Subordinated Notes, so no extinguishment gain or loss was recognized. See additional disclosures in Note 13 and Note 15.
In July 2017, $500 of the Junior Subordinated Notes were retired and exchanged for 148 Class A Units of the Company. The fair value of the Class A Units issued approximated the carrying amount of the Junior Subordinated Notes, so no extinguishment gain or loss was recognized. See additional disclosures in Note 13 and Note 15.
At September 30, 2017, $16,108 of the Junior Subordinated Notes remain outstanding.
Debt issuance costs
During the year ended September 30, 2017 and 2016, the Company incurred debt issuance costs totaling $254 and $876, respectively, in connection with the issuance of long-term debt. The debt issuance costs are being amortized over the related term of the debt using the straight-line method and are presented net against long-term debt in the consolidated balance sheets. As part of the April 2016 amendment to the 2016 Senior Secured Credit Facility, the Company expensed a nominal amount of unamortized debt issuance costs related to the exit of a participating bank from the 2016 Senior Secured Credit Facility. The amortization of deferred debt issuance costs is included in interest expense and amounted to approximately $453 and $443 during the years ended September 30, 2017 and 2016, respectively.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mezzanine Warrants
As of September 30, 2017 and 2016, there were in the aggregate 1,424 warrants outstanding and exercisable to purchase Common Units related to the issuance of the Mezzanine Notes. The intrinsic value of the Mezzanine warrants was $767 and $1,182 as of September 30, 2017 and 2016, respectively.

	Warrants	Expiration	Exercise Price
Mezzanine Warrants	1,424	November 29, 2020	$0.010
The Mezzanine Warrants are mandatorily redeemable and embody a conditional obligation to redeem the instrument by a transfer of assets. The Company uses the Black-Scholes option pricing model to determine the fair market value of the Mezzanine Warrants at each reporting date. The option pricing model requires the input of highly subjective assumptions, including the estimated enterprise value of the Company, expected term of the warrants, expected volatility, risk-free interest rates and discount for lack of marketability. See additional disclosures in Note 11. To determine the fair value of the Mezzanine Warrants, the Company engages an outside consultant to prepare a valuation of the unit price for each reporting period, using information provided by management and information obtained from private and public sources. We use an expected volatility based on the historical volatilities of a group of guideline companies and estimated a liquidity event in June 2018 to determine the term of the warrants. The risk-free interest rates are obtained from publicly available U.S. Treasury yield curve rates. The discount for lack of marketability was determined using the Finnerty Model. The Mezzanine Warrants are remeasured at each reporting date through the settlement of the instrument and changes in value are reflected in earnings. The fair market value of the warrants was $767 and $1,182 at September 30, 2017 and 2016, respectively, and is reflected within other long-term liabilities within the accompanying consolidated balance sheets.
10. INCOME TAXES
The Company files U.S. Federal and various state income tax returns. The returns are generally open to audit under the statutes of limitations for three years following the later of the initial due date of the return or the date filed. The Company’s tax years 2014-2017 remain subject to examination. The Company is not a taxable entity for federal income tax purposes. The Company’s aggregate tax basis in its net assets exceeds its aggregate book basis in its net assets by approximately $26,209 at September 30, 2017. While most states do not impose an entity level tax on partnership income, the Partnership is subject to entity level tax in both Tennessee and Texas.
As of September 30, 2017 and 2016, the Company has accrued no interest and no penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

	Year ended September 30,
	2017	2016
Current state tax expense	$121	$246
Deferred state tax expense (benefit)	56	(3)
Income tax expense	$177	$243

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred state income taxes are provided for the temporary differences between the financial reporting basis and tax basis of the Company’s assets and liabilities. Net deferred taxes as of September 30, 2017 and 2016 were as follows:

	2017	2016
Deferred tax assets:
Accrued expenses	$3	$301
Intangible assets	68	126
Net operating loss carryforwards	94	130
Other	10	12
Gross deferred tax assets	175	569
Valuation allowance	(93)	(428)

Gross deferred tax liabilities	(4)	(7)
Net deferred tax asset	$78	$134
State net operating loss carryforwards for the Company were $22,520 as of September 30, 2017 and will expire between years 2027 and 2032. The state net operating loss carryforwards are included in Other assets within the Consolidated Balance Sheets.
11. FAIR VALUE MEASUREMENTS
The Company applies the provisions of ASC 820, Fair Value Measurement, which defines fair value, establishes a framework for its measurement and expands disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or the price paid to transfer a liability as of the measurement date. A three-tier, fair-value reporting hierarchy exists for disclosure of fair value measurements based on the observability of the inputs to the valuation of financial assets and liabilities. The three levels are:
Level 1 — Quoted prices for identical instruments in active markets.
Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable in active exchange markets.
The carrying value of the Company’s financial instruments, including cash and cash equivalents, restricted cash, settlement assets and obligations, accounts receivable, other assets, accounts payable, and accrued expenses approximated their fair values as of September 30, 2017 and 2016, because of the relatively short maturity dates on these instruments. The carrying amount of debt approximates fair value as of September 30, 2017 and 2016, because interest rates on these instruments approximate market interest rates.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has no Level 1 or Level 2 financial instruments. The following tables present the changes in our Level 3 financial instruments that are measured at fair value on a recurring basis.

	Mezzanine Warrants (Note 9)	Accrued Contingent Consideration
Balance at September 30, 2015	$1,210	$7,041
Change in the fair value of warrant liabilities, included in Other expenses	(28)	—
Contingent consideration accrued at time of business combination (Note 4)	—	1,480
Change in fair value of contingent consideration included in Operating expenses	—	2,458
Contingent consideration paid	—	(5,442)
Balance at September 30, 2016	1,182	5,537
Change in the fair value of warrant liabilities, included in Other expenses	(415)	—
Contingent consideration accrued at time of business combination (Note 4)	—	1,221
Change in fair value of contingent consideration included in Operating expenses	—	(218)
Contingent consideration paid	—	(3,200)
Balance at September 30, 2017	$767	$3,340
Approximately $2,229 and $2,937 of contingent consideration was recorded in accrued expenses and other current liabilities as of September 30, 2017 and 2016, respectively. Approximately $1,111 and $2,600 of contingent consideration was recorded in other long-term liabilities as of September 30, 2017 and 2016, respectively.
12. REDEEMABLE CLASS A UNITS
In December of 2012 the Company issued 4,900 Redeemable Class A Units. Upon receipt of a redemption request following the termination of employment of the current Chief Executive Officer of the Company (the redemption event), the Company is required to redeem all of the outstanding Redeemable Class A Units held by certain members. The redemption price of the Redeemable Class A Units is equal to the greater of (i) the fair value of the Redeemable Class A Unit or (ii) original issue price per Redeemable Class A Unit plus any preferred returns through the date of the redemption request. The redemption event was not probable as of September 30, 2017 and 2016.
The Company previously classified the Redeemable Class A Units containing the redemption features described above as permanent equity, as permitted by the accounting standards applicable to companies that do not file financial statements with the SEC. As required by the SEC’s rules, amounts related to these instruments have been classified as temporary equity in the accompanying consolidated balance sheets.
As of September 30, 2017 and 2016, there were 4,900 Redeemable Class A Units issued and outstanding.
Preferred Returns
Holders of Redeemable Class A Units have preferred return rights in preference to any declaration or distribution to holders of Class P Units or Common Units, and equal to other Class A Units. Preferred returns on the Redeemable Class A Units accrue at an amount equal to 10.0% per unit per annum of the original issue price, compounded annually, whether or not declared by the board of directors, and are cumulative. After preferential payment to the holder of Redeemable Class A Units and other Class A Units, any additional distributions declared will be distributed pro-rata to the holders of Class A Units, Common Units and Class P Units, in proportion to their respective units. Total cumulative preferred returns included within the carrying amount of the Redeemable Class A Units amounted to $2,823 and $2,122 as of September 30, 2017 and 2016, respectively.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Liquidation
In the event of a deemed liquidation, the holders of Redeemable Class A Units and other Class A Units will be entitled to receive a liquidation amount prior to and in preference to any distribution of any of the assets of the Company to all other holders of the Company’s securities. The Redeemable Class A Unit liquidation preference is equal to original issue price per Redeemable Class A Unit plus any accrued but unpaid returns thereon. After preferential payment to the holders of Class A Units and Redeemable Class A Units, the remaining assets of the Company will be distributed pro-rata to the holders of Class A Units, Redeemable Class A Units, Class P Units, and Common Units, in proportion to their respective units. As of September 30, 2017 and 2016, the aggregate liquidation preference of Redeemable Class A Units totaled $7,723 and $7,022, respectively.
During 2017 and 2016 as obligated under the provisions of its member agreements, the Company declared distributions of approximately $131 and $354, respectively, to its Redeemable Class A Unit holders in connection with the members’ estimated tax liabilities.
13. MEMBER’S EQUITY (DEFICIT)
As of September 30, 2017, the Company has authorized the issuance of Class A Units, Class P Units and Common Units. Any offering costs associated with the issuance of units are presented net within equity.
Valuation
As necessary, when the Company issues Class A Units, Common Units or Class P Units it obtains a valuation based on the Option Pricing Method, using an EBITDA multiple. The Company considers liquidation preferences and marketability in its valuation of the respective Unit classes.
Voting
The holders of Class A Units, voting together as a single class, are entitled to cast the number of votes equal to the number of Class A Units held by such holder. Class P Units and Common Units are non-voting.
Class A Units
The following table summarizes the unit activity related to Class A Units for the years ended September 30, 2017 and 2016.

Class A Units as of September 30, 2015	5,950
Conversion of unsecured note payable to related party to Class A units	1,000
Exchange of Junior Subordinated notes for Class A Units	310
2016 offering of Class A units	2,786
Class A Units as of September 30, 2016	10,046
2017 offering of Class A units	3,698
Exchange of Junior Subordinated notes for Class A Units	148
Class A Units as of September 30, 2017	13,892
Issuance of Class A Units
During March 2016, an existing $1,000 unsecured note payable to related party was converted into 1,000 Class A Units in the Company pursuant to the provisions of the note. See additional disclosures in Note 9.
During June 2016, $1,000 of the existing Junior Subordinated Notes were exchanged for Class A Units at a rate of $3.23 per Unit. In total, 310 Class A Units were issued. See additional disclosures in Note 9.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During June 2016, the Company raised $9,000 from the issuance of Class A Units at a rate of $3.23 per Unit. In total, 2,786 Class A Units were issued.
During July 2017, the Company raised $12,500 from the issuance of Class A Units at a rate of $3.38 per Unit. In total, 3,698 Class A Units were issued.
During July 2017, $500 of the existing Junior Subordinated Notes were exchanged for Class A Units at a rate of $3.38 per Unit. In total, an additional 148 Class A Units were issued. See additional disclosures in Note 9.
Preferred Returns
Holders of Class A Units have preferred return rights in preference to any declaration or distribution to holders of Class P Units or Common Units. Preferred returns on the Class A Units accrue at an amount equal to 10.0% per unit per annum of the original issue price, compounded annually, whether or not declared by the board of directors, and are cumulative. After preferential payment to the holder of Class A Units, any additional distributions declared will be distributed pro-rata to the holders of Class A Units, Common Units and Class P Units, in proportion to their respective units. Total cumulative preferred returns included within the carrying amount of the Class A Units amounted to $5,105 and $2,882 as of September 30, 2017 and 2016, respectively.
Liquidation
In the event of a deemed liquidation, the holders of Class A Units and Redeemable Class A Units will be entitled to receive, a liquidation amount prior to and in preference to any distribution of any of the assets of the Company to all other holders of the Company’s securities. The Class A Unit liquidation preference is equal to original issue price per Class A Unit plus any accrued returns but unpaid thereon. After preferential payment to the holders of Class A Units and Redeemable Class A Units, the remaining assets of the Company will be distributed pro-rata to the holders of Class A Units, Redeemable Class A Units, Class P Units, and Common Units, in proportion to their respective units. As of September 30, 2017 and 2016, the aggregate liquidation preference of Class A Units totaled $35,056 and $19,833, respectively.
During 2017, and 2016 as obligated under the provisions of its member agreements, the Company declared distributions of approximately $625 and $410, respectively, to its Class A Unit holders in connection with the members’ estimated tax liabilities.
Common Units
As of September 30, 2017, 2016 and 2015, there were 1,549, 1,049 and 384 of Common Units issued and outstanding, respectively. Common Units are generally issued in association with acquisitions. These Common Units were subject to restrictions that establish forfeiture provisions and limit the transferability, encumbrance and disposition of Common Units.
Issuance of Common Units
During April 2016, in connection with the acquisition of Axia, LLC, the Company issued $665 of Common Units as part of the purchase price consideration.
During July 2017, in connection with the acquisition of Fairway, LLC the Company issued $275 of Common Units as part of the purchase price consideration.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Junior Subordinated Notes Warrants
As of September 30, 2017 and 2016, there were in the aggregate 1,434 warrants outstanding and exercisable to purchase Common Units which are classified as equity instruments. The warrants were issued in connection with the issuance of the Junior Subordinated Notes (Note 9). As of September 30, 2017 and 2016, the intrinsic value of the junior subordinated warrants was $0.

	Warrants	Expiration	Exercise Price
Junior Subordinated Notes Warrants	1,434	February 14, 2024	$2.095
The Junior Subordinated Notes Warrants were issued at zero value and are reflected within members’ equity within the accompanying Consolidated Balance Sheets.
Mezzanine Warrants
As of September 30, 2017 and 2016, there were in the aggregate 1,424 warrants outstanding and exercisable to purchase Common Units which are classified as long-term liabilities. The warrants were issued in connection with the issuance of the Mezzanine Notes. See additional disclosures in Note 9.
Restricted Class P Units
As of September 30, 2017 and 2016, respectively, there were 4,771 and 3,239 vested, and 2,876 and 2,656 non-vested restricted Class P Units issued and outstanding to certain Board members and employees. The Class P Units are subject to restrictions which establish forfeiture provisions, limit the transferability, encumbrance and disposition of units, and establish vesting provisions.
All Class P Units are issued at a participation threshold above the valuation of the Company at the grant date. As a result, they have a nominal value, individually and in the aggregate, at the grant date. Using an option-pricing model and considering liquidation preferences of the Class P Units, as well as the lack of marketability, management has determined that any compensation expense related to the restricted units is immaterial to the consolidated financial statements.
14. COMMITMENTS AND CONTINGENCIES
Leases
The Company utilizes office space and equipment under operating leases. Rent expense under these leases amounted to $997 and $690 during the years ended September 30, 2017 and 2016, respectively. A summary of approximate future minimum payments under these leases as of September 30, 2017 is as follows:

Years ending September 30:
2018	$1,040
2019	1,006
2020	964
2021	696
2022	660
Thereafter	1,222
Total	$5,588
Minimum Processing Commitments
We have non-exclusive agreements with several processors to provide us services related to transaction processing and transmittal, transaction authorization and data capture, and access to various reporting tools.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain of these agreements require us to submit a minimum monthly number of transactions for processing. If we submit a number of transactions that is lower than the minimum, we are required to pay to the processor the fees it would have received if we had submitted the required minimum number of transactions. As of September 30, 2017, such minimum fee commitments were as follows:

Years ending September 30:
2018	$4,959
2019	1,300
2020	1,300
Thereafter	—
Total	$7,559
The Company met all minimum fee commitments for the years ended September 30, 2017 and 2016.
Litigation
With respect to all legal, regulatory and governmental proceedings, and in accordance with ASC 450-20, Contingencies—Loss Contingencies, the Company considers the likelihood of a negative outcome. If the Company determines the likelihood of a negative outcome with respect to any such matter is probable and the amount of the loss can be reasonably estimated, the Company records an accrual for the estimated amount of loss for the expected outcome of the matter. If the likelihood of a negative outcome with respect to material matters is reasonably possible and the Company is able to determine an estimate of the amount of possible loss or a range of loss, whether in excess of a related accrued liability or where there is no accrued liability, the Company discloses the estimate of the amount of possible loss or range of loss. However, the Company in some instances may be unable to estimate an amount of possible loss or range of loss based on the significant uncertainties involved in, or the preliminary nature of, the matter, and in these instances the Company will disclose the nature of the contingency and describe why the Company is unable to determine an estimate of possible loss or range of loss.
In addition, the Company is involved in ordinary course legal proceedings, which include all claims, lawsuits, investigations and proceedings, including unasserted claims, which are probable of being asserted, arising in the ordinary course of business and otherwise not described below. The Company has considered all such ordinary course legal proceedings in formulating its disclosures and assessments.
In June 2016, Expert Auto Repair, Inc., for itself and on behalf of a class of additional plaintiffs, and Jeff Straight initiated a class action lawsuit against us, as successor to Merchant Processing Solutions, LLC, seeking damages, restitution and declaratory and injunctive relief (the “Expert Auto Litigation”). The plaintiffs alleged that our predecessor engaged in unfair business practices in the merchant services sector including unfairly inducing merchants to obtain credit and debit card processing services and thereafter assessing them with improper fees. Subject to preliminary and final court approval, we have entered into a settlement agreement to settle the plaintiffs’ claims for $995, pending court approval of the settlement, which is reflected in general and administrative expenses and accrued expenses and other current liabilities as of and for the year ended September 30, 2017.
In connection with the Expert Auto Litigation, in November 2016 our insurance carrier, Starr Indemnity and Liability Company, Inc. (“Starr”), filed a complaint against us seeking a declaration that our insurance policies with Starr would not cover a settlement or award granted to the Expert Auto Litigation plaintiffs. The Company intends to vigorously defend against Starr’s claims.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other
Our subsidiary CP-PS, LLC has certain indemnification obligations in favor of FDS Holdings, Inc. related to the acquisition of certain assets of Merchant Processing Solutions, LLC in February 2014. We have incurred expenses related to these indemnification obligations in prior periods and may have additional expenses in the future. However, after taking into consideration the evaluation of such matters by the Company’s legal counsel, the Company’s management believes at this time that the anticipated outcome of any existing or potential indemnification liabilities related to this matter will not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
15. RELATED PARTY TRANSACTIONS
Related parties held $6,158 and $6,658 of our Company’s Junior Subordinated Notes as of September 30, 2017 and 2016, respectively. Additionally, as of September 30, 2015, a related party held a $1,000 convertible note payable. Interest expense to related parties for the Company’s Junior Subordinated Notes and the Company’s unsecured convertible note payable to related party amounted to $632 and $831 during the years ended September 30, 2017 and 2016, respectively.
The conversion of the $1,000 unsecured convertible note payable to a related party into Class A Units in March 2016 was made by a related party. See additional disclosures in Note 9 and Note 13.
The exchanges for Junior Subordinated Notes for Class A Units in June 2016 and July 2017 were made by a related party and approved by the Company’s board of directors. See additional disclosures in Note 9 and Note 13.
All lenders party to the Company’s Mezzanine Notes are considered related parties, through their ownership interest in the Company and affiliated director relationships. Interest expense to related parties for the Company’s Mezzanine Notes amounted to $1,282 and $1,280 during the years ended September 30, 2017 and 2016, respectively.
In April, 2016, we entered into a purchase agreement to purchase certain assets of Axia, LLC, pursuant to which we acquired certain legacy agreements with Merrick Bank Corporation. On April 29, 2016, the Company entered into a Processing Services Agreement (the “Axia Tech Agreement”) with Axia Technologies, LLC (“Axia Tech”), an entity controlled by the previous owner of Axia, LLC. Under the Axia Tech Agreement, we agreed to provide processing services for certain merchants as designated by Axia Tech from time to time. In accordance with ASC 605-45, revenue is recognized net of interchange, residual expense and other fees. We earned net revenues of $27 and $5 related to the Axia Tech Agreement during the years ended September 30, 2017 and 2016, respectively. i3 Verticals, LLC, our CEO and our CFO each own 3%, 11% and 1%, respectively, of the outstanding equity of Axia Tech.
16. SEGMENTS
The Company determines its operating segments based on how the chief operating decision making group monitors and manages the performance of the business. The Company’s operating segments are strategic business units that offer different products and services.
Our core business is delivering seamless integrated payment and software solutions to small- and medium-sized businesses (“SMBs”) and organizations in strategic vertical markets. This is primarily accomplished through Merchant Services, which constitutes an operating segment. We also provide integrated payment services with proprietary owned software. The proprietary owned software operating segments do not meet applicable materiality thresholds for separate segment disclosure or aggregation, but are included as the primary components of an “all other” category under GAAP as set forth below. The other category also includes corporate overhead expenses.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We primarily use processing margin to measure operating performance. The following is a summary of reportable segment operating performance for the years ended September 30, 2017 and 2016.

	As of and for the Year Ended September 30, 2017
	Merchant Services	Other	Total
Revenue	$248,005	$14,566	$262,571

Operating expenses
Interchange and network fees	185,141	3,971	189,112
Other costs of services	27,350	1,448	28,798
Selling general and administrative	13,858	13,336	27,194
Depreciation and amortization	8,029	2,056	10,085
Change in fair value of contingent consideration	192	(410)	(218)
Income (loss) from operations	$13,435	$(5,835)	$7,600

Processing margin(a)	$47,389	$9,370	$56,759
Total assets	$113,568	$26,423	$139,991
Goodwill	$49,173	$9,344	$58,517
__________________________

(a)
Processing margin is equal to revenue less interchange and network fees, less other costs of services. $11,875 and $223 of residual expense, a component of other costs of services, are added back to the Merchant Services segment and Other category, respectively.

	As of and for the Year Ended September 30, 2016
	Merchant Services	Other	Total
Revenue	$187,720	$11,924	$199,644

Operating expenses
Interchange and network fees	137,801	3,197	140,998
Other costs of services	20,318	1,616	21,934
Selling general and administrative	8,970	11,423	20,393
Depreciation and amortization	8,233	1,665	9,898
Change in fair value of contingent consideration	2,371	87	2,458
Income (loss) from operations	$10,027	$(6,064)	$3,963

Processing margin(a)	$37,992	$7,578	$45,570
Total assets	$73,652	$26,630	$100,282
Goodwill	$26,553	$8,503	$35,056
__________________________

(a)
Processing margin is equal to revenue less interchange and network fees, less other costs of services. $8,391 and $467 of residual expense, a component of other costs of services, are added back to the Merchant Services segment and Other category, respectively.

Corporate overhead expenses contributed losses from operations of $6,166 and $5,156, and depreciation and amortization of $118 and $109 for the years ended September 30, 2017 and 2016, respectively.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. SUBSEQUENT EVENTS
New Senior Secured Credit Facility
On October 30, 2017 the Company replaced its existing 2016 Senior Secured Credit Facility with a new credit agreement (the “Senior Secured Credit Facility”). The Senior Secured Credit Facility consists of term loans in the principal amount of $40,000 and an $110,000 revolving line of credit. The Senior Secured Credit Facility accrues interest, payable monthly, at prime plus a margin of 0.50% to 2.00% or at the 30-day LIBOR rate plus a margin of 2.75% to 4.00%, in each case depending on the ratio of consolidated debt to EBITDA, as defined in the agreement. Additionally, the Senior Secured Credit Facility requires the Company to pay unused commitment fees of up to 0.30% on any undrawn amounts under the revolving line of credit. The maturity date of the Senior Secured Credit Facility is the earlier of October 30, 2022 or 181 days before the maturity date of the Mezzanine Notes. Principal payments of $1,250 are due on the last day of each calendar quarter until the maturity date, when all outstanding principal and accrued and unpaid interest are due.
The Senior Secured Credit Facility is secured by substantially all assets of the Company. The notes payable to banks and revolving line of credit to banks hold senior rights to collateral and principal repayment over all other creditors.
The provisions of the Senior Secured Credit Facility place certain restrictions and limitations upon the Company. These include, among others, restrictions on liens, investments, indebtedness, fundamental changes and dispositions; maintenance of certain financial ratios; and certain non-financial covenants pertaining to the activities of the Company during the period covered. In addition, the Senior Secured Credit Facility restricts our ability to make dividends or other distributions to the holders of our equity. We are permitted to (i) make cash distributions to the holders of our equity in order to pay taxes incurred by owners of equity in i3 Verticals, LLC, by reason of such ownership, (ii) move intercompany cash between subsidiaries that are joined to the Senior Secured Credit Facility (iii) repurchase equity from employees, directors, officers or consultants after the restructuring of the Company in connection with an initial public offering of our equity in an aggregate amount not to exceed $1.5 million per year, and (iv) make other dividends or distributions in an aggregate amount not to exceed 5% of the net cash proceeds received from any additional common equity issuance after an initial public offering. We are also permitted to make noncash dividends in the form of additional equity issuances. All other forms of dividends or distributions are prohibited under the Senior Secured Credit Facility.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase of San Diego Cash Register Company, Inc.
On October 31, 2017, the Company closed an agreement to purchase all of the outstanding stock of San Diego Cash Register Company, Inc. (“SDCR, Inc.”). Total purchase consideration was $20,834 which includes $104 of Common Units issued to the seller. The acquisition was funded using $20,000 in proceeds from the issuance of long-term debt from the Senior Secured Credit Facility and $730 of contingent consideration. The effect of the acquisition will be included in our Consolidated Statements of Operations beginning November 1, 2017. The preliminary purchase consideration of the acquired assets and assumed liabilities was allocated based on fair values as follows:

Cash and cash equivalents	$1,338
Accounts receivable	1,008
Related party receivable	773
Inventories	1,318
Prepaid expenses and other current assets	1,176
Property and equipment	69
Acquired merchant relationships	5,500
Non-compete agreements	40
Trade name	1,340
Goodwill	17,094
Total assets acquired	29,656

Accounts payable	1,342
Accrued expenses and other current liabilities	3,123
Deferred revenue, current	2,500
Other long-term liabilities	1,857
Net assets acquired	$20,834
We are still evaluating the allocation of the preliminary purchase consideration. The goodwill associated with the acquisition is not deductible for tax purposes. The acquired relationships contracts intangible asset has an estimated amortization period of twelve years. The non-compete agreement and trade name have an amortization period of two and five years, respectively. The weighted-average amortization period for all intangibles acquired is eleven years.
Acquisition-related costs for SDCR, Inc. were $198 and were expensed as incurred.
Certain provisions in the purchase agreement provide for additional consideration of up to $2,400 in the aggregate, to be paid based upon the achievement of specified financial performance targets, as defined in the purchase agreement, through October 2019. The Company determined the acquisition date fair value of the liability for the contingent consideration based on a discounted cash flow analysis. In each subsequent reporting period the Company will reassess its current estimates of performance relative to the targets and adjust the contingent liability to its fair value through earnings.

i3 VERTICALS, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma results of operations have been prepared as though the acquisition of SDCR, Inc. had occurred on October 1, 2016 and the acquisition of Fairway, LLC had occurred on October 1, 2015 (see Note 4). Pro forma adjustments were made to reflect the impact of depreciation and amortization, changes to executive compensation and the revised debt load, all in accordance with ASC 805. This pro forma information does not purport to be indicative of the results of operations that would have been attained had the acquisitions been made on these dates, or of results of operations that may occur in the future.

Year ended September 30, 2017
Revenue	$308,940
Net income	$4,638
Purchase of Court Solutions, LLC
On December 1, 2017, the Company acquired substantially all of Court Solutions, LLC (“CS, LLC”). Total purchase consideration was $2,200, exclusive of the estimated value of contingent consideration, which was funded from the issuance of long-term debt from the Senior Secured Credit Facility. The effect of the acquisition will be included in our Consolidated Statements of Operations beginning December 1, 2017. The purchase consideration of the acquired assets will be allocated based on fair values, but the allocation has not been finalized. As such, the Company has not disclosed pro forma revenue and earnings, in accordance with ASC 805.
Certain provisions in the purchase agreement provide for additional consideration of up to $2,800 in the aggregate, to be paid based upon the achievement of specified financial performance targets, as defined in the purchase agreement, through November 2019. The Company will determine the acquisition date fair value of the liability for the contingent consideration based on a discounted cash flow analysis. In each subsequent reporting period, the Company will reassess its current estimates of performance relative to the targets and adjust the contingent liability to its fair value through earnings.
Purchase of Enterprise Merchant Solutions, Inc.
On January 31, 2018, the Company acquired substantially all of Enterprise Merchant Solutions, Inc. (“EMS, Inc.”). Total purchase consideration was $6,000, exclusive of the estimated value of contingent consideration, which was funded from the issuance of long-term debt from the Senior Secured Credit Facility. The effect of the acquisition will be included in our Consolidated Statements of Operations beginning February 1, 2018. The purchase consideration of the acquired assets will be allocated based on fair values, but the allocation has not been finalized. As such, the Company has not disclosed pro forma revenue and earnings, in accordance with ASC 805.
Certain provisions in the purchase agreement provide for additional consideration of up to $9,000 in the aggregate, to be paid based upon the achievement of specified financial performance targets, as defined in the purchase agreement, through January 2020. The Company will determine the acquisition date fair value of the liability for the contingent consideration based on a discounted cash flow analysis. In each subsequent reporting period, the Company will reassess its current estimates of performance relative to the targets and adjust the contingent liability to its fair value through earnings.

Independent Auditor’s Report
Members
Fairway Payments, Inc.
Alexandria, Virginia
We have audited the accompanying financial statements of Fairway Payments, Inc., which comprise the statements of operations, changes in members’ deficit, and cash flows for the period from January 1, 2017 to July 31, 2017 and for the year ended December 31, 2016, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Fairway Payments, Inc.’s operations and its cash flows for the period from January 1, 2017 to July 31, 2017 and for the year ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter Regarding Sale of the Company
On August 1, 2017, i3 Verticals, LLC acquired all of the outstanding membership interests of Fairway Payments, LLC. Under the i3 Verticals, LLC ownership, Fairway Payments, LLC will continue to provide merchant processing solutions. Upon acquiring the membership interests, i3 Verticals, LLC assumed operational management of Fairway Payments, LLC.

/S/ BDO USA, LLP

McLean, Virginia
February 6, 2018

Fairway Payments, Inc.
STATEMENTS OF OPERATIONS
(In thousands)

	Seven months ended July 31,	Year ended December 31,
	2017	2016

Revenue	$19,805	$29,123

Operating expenses
Interchange and network fees	11,663	16,583
Other costs of services	2,502	3,814
Selling general and administrative	1,815	3,143
Depreciation and amortization	86	138
Total operating expenses	16,066	23,678

Income from operations	3,739	5,445

Other expenses
Interest expense, net	226	93
Other (income) expenses	1	—
Total other expenses	227	93

Income before income taxes	3,512	5,352

Provision for income taxes	—	—

Net income	$3,512	$5,352
See Notes to the Financial Statements

Fairway Payments, Inc.
STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
(In thousands)

Balance at December 31, 2015	$(169)

Net income	5,352
Shareholder distribution	(6,555)

Balance at December 31, 2016	(1,372)

Net income	3,512
Shareholder distribution	(4,620)

Balance at July 31, 2017	$(2,480)
See Notes to the Financial Statements

Fairway Payments, Inc.
STATEMENTS OF CASH FLOWS
(In thousands)

	Seven months ended July 31,	Year ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$3,512	$5,352
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86	138
Amortization of deferred finance costs	31	—
Non-cash change in defined benefit obligation	(20)	69
Changes in operating assets:
Accounts receivable	206	129
Prepaid expenses and other current assets	(1,322)	(597)
Changes in operating liabilities:
Accounts payable	(2)	(571)
Accrued expenses and other current liabilities	43	(54)
Net cash provided by operating activities	2,534	4,466

Cash flows from investing activities:
Purchases of merchant portfolios	(80)	(1,027)
Net cash used in investing activities	(80)	(1,027)

Cash flows from financing activities:
Proceeds from revolving credit facility	3,516	4,659
Payments of revolving credit facility	(1,471)	(1,300)
Payment of auto loan	(15)	(25)
Payment of debt issuance	—	(54)
Shareholder distributions	(4,620)	(6,555)
Net cash used for financing activities	(2,590)	(3,275)

Net (decrease) increase in cash and cash equivalents	(136)	164
Cash and cash equivalents, beginning of period	169	5

Cash and cash equivalents, end of period	$33	$169

Supplemental disclosure of cash flow information:
Cash paid for interest	$219	$93
See Notes to the Financial Statements

Fairway Payments, Inc.
NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS
Fairway Payments, Inc. (the “Company,” “we,” or “our”) was founded in 2009 with a focus on providing integrated payment solutions to small- and medium-sized business and other organizations.
The Company is headquartered in Alexandria, Virginia, with operations throughout the United States.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission.
All dollar amounts are presented in thousands.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities and timing of revenues and expenses at the date of the financial statements and the accompanying notes. Such estimates include, but are not limited to, assumptions used in the calculation of defined benefit plan obligations. Actual results could differ materially from those estimates.
Cash and Cash Equivalents
For purposes of reporting cash flows, the Company considers cash on hand, checking accounts, and savings accounts to be cash and cash equivalents. At times, the balance in these accounts may exceed federal insured limits.
Accounts Receivable and Credit Policies
Accounts receivable consist primarily of uncollateralized credit card processing residual payments due from processing banks requiring payment within thirty days following the end of each month. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts, if necessary, which reflects management’s best estimate of the amounts that will not be collected. The allowance is estimated based on management’s knowledge of its customers, historical loss experience and existing economic conditions. Accounts receivable and the allowance are written-off when, in management’s opinion, all collection efforts have been exhausted. Management has determined an allowance for doubtful accounts is not necessary as of July 31, 2017 and December 31, 2016.
Property and Equipment
Property and equipment are stated at cost. Depreciation and amortization are provided over the assets’ estimated useful lives using the straight-line method.
Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals or betterments are capitalized. Management reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company recognizes impairment when the sum of undiscounted estimated future cash flows expected to result from the use of the asset is less than the carrying value of the asset. There were no impairment charges during the seven months ended July 31, 2017 or the year ended December 31, 2016.
Acquisitions
Acquisitions are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

Fairway Payments, Inc.
NOTES TO FINANCIAL STATEMENTS

During the seven months ended July 31, 2017 and the year ended December 31, 2016, the Company purchased two portfolios of merchant relationships which did not meet the accounting criteria to be accounted for as business combinations and have been accounted for as asset acquisitions. An asset acquisition is recorded at its purchase price, inclusive of acquisition costs, which are allocated among the acquired assets and assumed liabilities based upon their relative fair values at the date of acquisition.
Intangible Assets
Intangible assets consist of acquired merchant relationships. Merchant relationships represent the fair value of customer relationships purchased by the Company and are amortized over the estimated benefit periods on a straight-line basis. Estimated useful lives are determined for merchant relationships based on the life of the expected cash flows from the merchant relationships.
Management evaluates the remaining useful lives and carrying values of long lived assets, including definite lived intangible assets, at least annually or when events and circumstances warrant such a review, to determine whether significant events or changes in circumstances indicate that a change in the useful life or impairment in value may have occurred. There were no impairment charges during the seven months ended July 31, 2017 or the year ended December 31, 2016.
Income Taxes
The Company, with consent of its shareholders, has elected under the Internal Revenue Code to be taxed as an S-Corporation. In lieu of corporation income taxes, the shareholders are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income or state income taxes has been included in the financial statements.
Revenue Recognition
Revenue is recognized when it is realized or realizable and earned, in accordance with ASC Topic 605, Revenue Recognition (“Topic 605”). Recognition occurs when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.
Approximately 99% of our gross revenue for the seven months ended July 31, 2017 and the year ended December 31, 2016 is derived from volume based payment processing fees (“discount fees”). The remainder is derived from sales of equipment and other payment related services the Company provides to its clients directly and through its processing bank relationships.
Discount fees represent a percentage of the dollar amount of each credit or debit transaction processed. Discount and other fees are recognized at the time the merchants’ transactions are processed. The Company follows the requirements of Topic 605–45, Revenue Recognition—Principal Agent Consideration, in determining its merchant processing services revenue reporting. Generally, where the Company has control over merchant pricing, merchant portability and ultimate responsibility for the merchant relationship, revenues are reported at the time of sale on a gross basis equal to the full amount of the discount charged to the merchant. This amount includes interchange fees paid to card issuing banks and assessments paid to payment card networks pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.
Interchange and Network Fees and Other Cost of Services
Interchange and network fees consist primarily of fees that are directly related to discount fee revenue. These include assessment fees payable to card associations, which are a percentage of the processing volume we generate from Visa and Mastercard. Other costs of services include costs directly attributable to processing and bank sponsorship costs. These also include related costs such as residual payments to sales groups, which are based on a percentage of the net revenues generated from merchant referrals. The cost of equipment sold is also included in cost of services. Interchange and other costs of services are recognized at the time the merchant’s transactions are processed.

Fairway Payments, Inc.
NOTES TO FINANCIAL STATEMENTS

Advertising and Promotion Costs
Advertising and promotion costs are expensed as incurred. Advertising expense was nominal for the seven months ended July 31, 2017 and the year ended December 31, 2016, and are included in selling, general and administrative expenses in the Statements of Operations.
Pensions
The Company accounts for its pension benefit obligations using actuarial models. A measurement of plan obligations and assets was made at July 31, 2017 and December 31, 2016. Effective July 31, 2017, the benefit plan was frozen to all participants. No accrual of future benefits is earned or calculated beyond this date. Accordingly, our obligation estimate is based on benefits earned at that time discounted using an estimate of the single equivalent discount rate determined by matching the plan’s future expected cash flows to spot rates from a yield curve comprised of high quality corporate bond rates of various durations. The Company recognizes the funded status of its pension plan obligations on its Balance Sheet, and pension expense is recognized in selling general and administrative expenses.
Subsequent Events
The Company has evaluated events through February 6, 2018, the date the financial statements were available to be issued. The Company concluded that other than as disclosed in note 10, there were no material subsequent events to disclose.
Recently Issued Accounting Pronouncements
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (Topic 230). The update clarifies how cash receipts and cash payments in certain transactions are presented and classified in the statement of cash flows. The update requires retrospective application to all periods presented but may be applied prospectively if retrospective application is impracticable. The Company is currently evaluating the impact of the adoption of this principle on the Company’s financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU amends the existing guidance by recognizing all leases, including operating leases, with a term longer than twelve months on the balance sheet and disclosing key information about the lease arrangements. The update requires modified retrospective transition, which requires application of the ASU at the beginning of the earliest comparative period presented in the year of adoption. The Company is currently evaluating the impact of the adoption of this principle on the Company’s financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers (Topic 606). The ASU supersedes the revenue recognition requirements in ASC 605. The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The standard, as amended, allows companies to use either a full retrospective or a modified retrospective approach to adopt this ASU. The Company is currently evaluating the impact of the adoption of this principle on the Company’s financial statements.
3. CREDIT RISK AND OTHER CONCENTRATIONS
The Company places its cash with high credit quality financial institutions which provide FDIC insurance. The Company performs periodic evaluations of the relative credit standing of these institutions and does not expect any losses related to such concentrations.

Fairway Payments, Inc.
NOTES TO FINANCIAL STATEMENTS

The Company’s revenues are earned by processing transactions for merchant businesses and other institutions under contract with the Company. For the seven months ended July 31, 2017 and the year ended December 31, 2016, the Company utilized the funds settlement service of one bank, from which accounts receivable were remitted monthly.
One merchant accounted for 13.7% and 4.3% of our revenue during the seven months ended July 31, 2017 and the year ended December 31, 2016, respectively. The Company believes that the loss of any single merchant would not have a material adverse effect on our financial condition or results of operations.
4. MERCHANT PORTFOLIO PURCHASE
Effective March 1, 2016, the Company acquired a payment portfolio in an asset acquisition. The acquisition was completed to expand the Company’s merchant base. Net purchase consideration was $1,027, which was funded using borrowings from a note payable (see Note 6). The purchase consideration of the acquired assets was allocated based on fair values to the merchant relationships intangible asset. The acquired merchant relationships intangible asset has an estimated amortization period of ten years. Refer to Note 9 for further information.
Effective March 1, 2017, the Company acquired a payment portfolio in an asset acquisition. The acquisition was completed to expand the Company’s merchant base. Net purchase consideration was $80, which was funded with cash. The purchase consideration of the acquired assets was allocated based on fair values to the merchant relationships intangible asset. The acquired merchant relationships intangible asset has an estimated amortization period of five years.
Amortization expense for the seven months ended July 31, 2017 and the year ended December 31, 2016 amounted to $60 and $86, respectively.
5. PROPERTY AND EQUIPMENT, NET
A summary of the Company’s property and equipment is as follows:

	Estimated Useful Life	July 31, 2017	December 31, 2016
Computer equipment and software	5 years	$30	$30
Furniture and fixtures	7 years	91	91
Automobiles	5 years	178	178
Accumulated depreciation		(172)	(146)
Property and equipment net		$127	$153
Depreciation expense for the seven months ended July 31, 2017 and the year ended December 31, 2016 amounted to $26 and $52, respectively.

Fairway Payments, Inc.
NOTES TO FINANCIAL STATEMENTS

6. DEBT
A summary of long-term debt as of July 31, 2017 and December 31, 2016 is as follows:

	Maturity	July 31, 2017	December 31, 2016
$6 Million Line of Credit	December 26, 2017	$5,404	$2,484
Notes payable for vehicle loan	October 31, 2020	86	100
$1 Million Line of Credit	July 15, 2017	—	875
Debt issuance costs		(54)	(54)
Total debt, net of issuance costs		5,436	3,405
Less current portion of long-term debt		(5,350)	(3,305)
Long-term debt, net		$86	$100
$6 Million Line of Credit
The Company had an available line of credit (“$6 Million Line of Credit”) equal to $6,000, which matured December 26, 2017. Interest on the $6 Million Line of Credit was calculated at 5.35% annually. The Company was required to make monthly interest payments on any amounts advanced.
The provisions of the $6 Million Line of Credit placed certain restrictions and limitations upon the Company. These included requirements to maintain certain financial ratios and net worth. The Company was in compliance with such covenants as of July 31, 2017 and December 31, 2016.
Vehicle Loan
In October 2015, the Company entered into a note payable to finance the purchase of an automobile. Interest on the note payable was calculated at 1.9% annually. The Company makes monthly payments on the principal and interest, and the note matures October 31, 2020.
$1 Million Line of Credit
The Company had an available line of credit (“$1 Million Line of Credit”) equal to $1,000, which would have matured July 15, 2017. Interest on the $1 Million Line of Credit was calculated at 3.75% annually. The Company was required to make monthly interest payments on any amounts advanced.
The provisions of the $1 Million Line of Credit placed certain restrictions and limitations upon the Company. These included requirements to maintain certain financial ratios and net worth. The Company was in compliance with such covenants as of December 31, 2016. The Company extinguished the $1 Million Line of Credit on February 21, 2017.
$2 Million Line of Credit
The Company had an available line of credit (“$2 Million Line of Credit”) equal to $2,000, which would have matured April 15, 2019. Interest on the $2 Million Line of Credit was calculated at 4.99% annually. The Company was required to make monthly interest payments on any amounts advanced. The Company extinguished the $2 Million Line of Credit on December 28, 2016.
Debt Issuance Costs
During the year ended December 31, 2016 the Company incurred debt issuance costs totaling $54 in connection with the issuance of long-term debt. The debt issuance costs are being amortized over the related term of the debt using the straight-line method.

Fairway Payments, Inc.
NOTES TO FINANCIAL STATEMENTS

7. DEFINED BENEFIT PLAN AND 401(k) PLAN
Defined Benefit Plan
During the year ended December 31, 2014, the Company began a single-employer Defined Benefit Plan (the “Defined Benefit Plan”) which covers certain qualified employees. Contributions to the Defined Benefit Plan are based on actuarially determined amounts sufficient to meet the benefits to be paid to plan participants and satisfy IRS funding requirements. The Company recognized expense related to the Defined Benefit Plan of $235 and $293 for the for the seven months ended July 31, 2017 and the year ended December 31, 2016, respectively.
The components of net period benefit cost and amounts recognized in the consolidated statements of operations and changes in net assets apart from expenses are as follows:

	Seven months ended July 31,	Year ended December 31,
	2017	2016
Components of net periodic benefit cost:

Service Cost	$186	$272
Interest cost	31	41
Return on plan assets	(40)	(17)
Actuarial loss (gain)	56	(4)
Taxes, fees and expenses	2	1
Total	$235	$293
The following table shows the funding status of the Defined Benefit Plan as of July 31, 2017 and December 31, 2016.

	Seven months ended July 31,	Year ended December 31,
	2017	2016
Change in benefit obligation:

Benefit obligation — beginning of period	$841	$532
Actuarial loss (gain)	56	(4)
Service cost	186	272
Interest cost	31	41
Benefit obligation — end of period	1,114	841

Change in plan assets:

Fair value of plan assets — beginning of period	439	199
Employer contribution	255	224
Return on assets	40	17
Taxes, fees and expenses	(2)	(1)
Fair value of plan assets — end of period	732	439

Unfunded status	$382	$402

Fairway Payments, Inc.
NOTES TO FINANCIAL STATEMENTS

There were no participant contributions or benefits paid during the seven months ended July 31, 2017 and the year ended December 31, 2016.
The Defined Benefit Plan’s estimated long-term rate of return on pension assets is driven primarily by historical asset-class returns, and an assessment of expected future performance. The Defined Benefit Plan portfolio return assumption is effectively 3.7% at July 31, 2017 and the year ended December 31, 2016. Other than use as discount rates, these rates were not used as assumptions for the Defined Benefit Plan’s investment return.
The benefit obligation was calculated using the assumption of a lump sum distribution. The discount rate and mortality assumptions used to determine the Defined Benefit Plan obligations and expenses reflect IRS Sec. 417(e) Rates as of October 2017, except where overridden by Sec. 415. These rates are 2.1% for 5 years, 3.6% for periods from 5–20 years, and 4.3% for periods after 20 years.
The weighted average rate shown, 3.7%, does not reflect the impact of mandated 5.5% discount rates on maximum lump sum benefits, and thus the overall effective discount rate is somewhat higher than 3.7%.
The actuarial loss for the period July 31, 2017 can be attributed to the lessening impact of the Sec. 415 override on one participant’s lump sum, as the maximum lump sum is impacted by changes in his age and the Statutory 415 maximum.
The following information represents the Defined Benefit Plan’s assets measured at fair value Plan as of July 31, 2017 and December 31, 2016.

	July 31, 2017	December 31, 2016

Money markets	$10	$9
Equities	496	295
Fixed income	189	115
Other	37	20
Total	$732	$439
All assets are measured at fair value based on quoted prices in active markets (Level 1 assets). The Defined Benefit Plan has been frozen for all employees as of July 31, 2017 and the Company expects all obligations to be distributed as lump sums within the next twelve months.
401(k) Plan
The Company also sponsors a 401(k) Plan (the “401(k) Plan”) that covers eligible employees. The 401(k) Plan provides for voluntary salary deferrals for eligible employees. Additionally, the Company is required to make safe harbor matching contributions of up to 4% of total compensation, subject to limitations, for employees making salary deferrals. The Company’s contributions for the 401(k) Plan were $38 and $58 for the seven months ended July 31, 2017 and the year ended December 31, 2016, respectively.
In addition to the two plans described above, the Company has accrued an additional enhanced profit sharing contribution to the 401(k) Plan, for the benefit of the employees, in the amount of $24 and $70 for the seven months ended July 31, 2017 and the year ended December 31, 2016, respectively.

Fairway Payments, Inc.
NOTES TO FINANCIAL STATEMENTS

8. LEASES
The Company utilizes office space and equipment under operating leases. Rent expense under these leases amounted to $77 and $125 in the seven months ended July 31, 2017 and the year ended December 31, 2016, respectively. The lease term expires March 31, 2018 with an option to renew for an additional five years. Under the agreement, base rent is subject to annual escalations of 2.5%.
9. RELATED PARTY TRANSACTIONS
The Company has loaned the majority shareholder $1,700 and $600 as of July 31, 2017 and December 31, 2016, respectively. The loan has no repayment schedule and bears interest at applicable federal rates (1.22% as of July 31, 2017, and 0.74% as of December 31, 2016) and is unsecured. The loan occurred on the last business day of 2016, and no repayments on the loan were made. Further, no interest was calculated as of the year ended December 31, 2016 as the amount was determined to be immaterial to the financial statements.
In March 2016, the Company purchased a merchant portfolio from ClearGage, Inc., a related entity at that time partially owned by the majority shareholder of the Company. The purchase was funded using borrowings from a note payable. See additional disclosure in Note 4.
In August 2016 the majority shareholder of the Company gifted his interest in ClearGage, Inc. to an irrevocable life insurance trust over which he has no control.
The Company paid compensation to various related parties. These parties included the Company’s majority shareholder, his relatives who are also employees, and the Company’s CFO who is also employed by ClearGage, Inc. Compensation to related parties for the seven months ended July 31, 2017 and the year ended December 31, 2016 amounted to $299 and $728, respectively. In addition, during the seven months ended July 31, 2017, the Company paid ClearGage, Inc. $18 for services rendered by the Company’s CFO. The CFO was not paid a salary by the Company during the seven months ended July 31, 2017.
In December 2010 the Company entered into a referral agreement with ClearGage, Inc. Under the referral agreement we agreed to process payment card transactions for certain merchants as designated by ClearGage, Inc. The Company is not compensated under the referral agreement with ClearGage, Inc. All cash received from the third-party processing bank passes through to ClearGage, Inc.
10. SUBSEQUENT EVENTS
On July 31, 2017, the Company converted its status to a Virginia limited liability company and adopted the name Fairway Payments, LLC. Upon conversion the Company is deemed to be the same entity without interruption and the assets of the Company remained with the Company without impairment.
On August 1, 2017, i3 Verticals, LLC acquired all of the outstanding membership interests of Fairway Payments, LLC. Under the i3 Verticals, LLC ownership, Fairway Payments, LLC will continue to provide merchant processing solutions. Upon acquiring the membership interests, i3 Verticals, LLC assumed operational management of Fairway Payments, LLC. As part of the membership interest purchase agreement all liability related to the Defined Benefit Plan was assigned to the previous owner. In addition, the open $6 Million Line of Credit and the loan to the majority shareholder were settled as part of the closing.

Independent Auditor’s Report
Stockholder
San Diego Cash Register Company, Inc.
San Diego, California
We have audited the accompanying financial statements of San Diego Cash Register Company, Inc., which comprise the balance sheet as of October 31, 2017, and the related statements of operations, changes in stockholder’s deficit, and cash flows for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of San Diego Cash Register Company, Inc. as of October 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter Regarding Sale of the Company
On October 31, 2017, i3 Verticals, LLC acquired all of the outstanding capital stock of the Company. Under the i3 Verticals, LLC ownership, the Company expects to continue to provide sales and service of POS hardware and software. Upon acquiring the capital stock of the Company, i3 Verticals, LLC assumed operational management of the Company.

/s/ BDO USA, LLP

San Diego, California
February 5, 2018

San Diego Cash Register Company, Inc.
BALANCE SHEET
(In thousands except shares)

October 31, 2017
Assets
Current assets
Cash and cash equivalents	$1,338
Short-term investments	1,007
Accounts receivable, net	1,008
Due from related parties	773
Inventory	1,318
Prepaid expenses and other current assets	169
Total current assets	5,613

Property and equipment, net	69
Deferred tax asset	1,115
Total assets	$6,797

Liabilities and stockholder’s deficit
Liabilities
Current liabilities
Accounts payable	$1,342
Deferred revenue	2,528
Customer deposits	1,434
Accrued expenses and other current liabilities	1,689
Total current liabilities	6,993

Deferred revenue, less current portion	258
Total liabilities	7,251

Commitments and contingencies (see Note 11)
Stockholder’s deficit
Common stock, no par value; 100,000 shares authorized; 37,883 shares issued and outstanding	86
Accumulated deficit	(540)
Total stockholder’s deficit	(454)
Total liabilities and stockholder’s deficit	$6,797
See Notes to the Financial Statements

San Diego Cash Register Company, Inc.
STATEMENT OF OPERATIONS
(In thousands)

Year ended October 31, 2017

Revenue
Hardware and software revenue	$8,079
Service revenue	8,095
Other revenue	2,338
Total revenue	18,512

Operating expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)
Cost of hardware and software revenue	5,570
Cost of service revenue	4,052
Total cost of revenue	9,622
Selling, general and administrative	9,079
Depreciation and amortization	63
Total operating expenses	18,764

Loss from operations	(252)

Other income, net	(29)

Loss before income taxes	(223)

Provision for income taxes	(94)

Net loss	$(129)
See Notes to the Financial Statements

San Diego Cash Register Company, Inc.
STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT
(In thousands except shares)

	Common Stock		Accumulated deficit	Total stockholder’s deficit
	Shares	Amount
Balance at October 31, 2016	37,883	$86	$(411)	$(325)

Net loss	—	—	(129)	(129)

Balance at October 31, 2017	37,883	$86	$(540)	$(454)
See Notes to the Financial Statements

San Diego Cash Register Company, Inc.
STATEMENT OF CASH FLOWS
(In thousands)

Year ended October 31, 2017
Cash flows from operating activities:
Net loss	$(129)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	63
Provision for doubtful accounts	9
Provision for deferred income taxes	(131)
Changes in operating assets:
Accounts receivable	(380)
Prepaid expenses and other current assets	(86)
Inventory	(408)
Due from related parties	(773)
Changes in operating liabilities:
Accounts payable	655
Accrued expenses and other current liabilities	218
Deferred revenue	217
Customer deposits	43
Net cash used in operating activities	(702)

Cash flows from investing activities:
Expenditures for property and equipment	(36)
Cash invested in certificate of deposit	(1,000)
Proceeds from maturity of certificate of deposit	1,000
Net cash used in investing activities	(36)

Net decrease in cash and cash equivalents	(738)
Cash and cash equivalents, beginning of year	2,076

Cash and cash equivalents, end of year	$1,338

Supplemental disclosure of cash flow information:
Cash paid for interest	$—
Cash paid for income taxes	$6
See Notes to the Financial Statements

SAN DIEGO CASH REGISTER COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS
San Diego Cash Register Company, Inc., a California corporation (the “Company”) was founded in 1984 with a focus on the sales and service of point of sale (“POS”) hardware and software to customers. The Company predominantly resells NCR Corporation’s (“NCR”) POS hardware and software. The Company's headquarters are in San Diego, California, with operations throughout Southern California.
On October 31, 2017, i3 Verticals, LLC acquired all of the outstanding capital stock of the Company. Under the i3 Verticals, LLC ownership, the Company expects to continue to provide sales and service of POS hardware and software. Upon acquiring the capital stock of the Company, i3 Verticals, LLC assumed operational management of the Company.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is the year ended October 31, 2017.
All dollar amounts are presented in thousands.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities and timing of revenues and expenses at the date of the financial statements and the accompanying notes. Such estimates include, but are not limited to, revenue recognition for multiple element arrangements, assumptions used in the calculation of income taxes, and realization of deferred tax assets. Actual results could differ materially from those estimates.
Cash and Cash Equivalents
The Company considers cash on hand, checking accounts, and savings accounts to be cash and cash equivalents. Cash equivalents are defined as financial instruments readily transferrable into cash with an original maturity of 90 days or less.
Short-Term Investments
The Company has certificates of deposit with original maturities greater than three months and remaining maturities less than one year classified as short-term investments within the accompanying balance sheet.
Accounts Receivable, Net
Accounts receivable consist primarily of amounts due from the services and product sales of the Company’s technology solutions to its customers. The carrying amount of accounts receivable is reduced by a valuation allowance, if necessary, which reflects management’s best estimate of the amounts that will not be collected. The allowance is estimated based on management's knowledge of its customers, historical loss experience and existing economic conditions. Estimates for allowances for doubtful accounts are determined based on existing contractual obligations, historical payment patterns and individual customer circumstances. Bad debt expense is included in selling, general and administrative expenses. The Company’s allowance for doubtful accounts was $16 as of October 31, 2017, however, actual write-offs may exceed estimated amounts. Bad debt expense was $9 during the year ended October 31, 2017.
Inventory
Inventory consists of point-of-sale equipment to be sold to customers and is stated at the lower of cost, determined on a weighted average basis or at actual cost, or net realizable value. Cost includes material, direct labor and production costs.

SAN DIEGO CASH REGISTER COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

The Company periodically reviews its inventory for evidence of slow-moving or obsolete parts and determined that no allowance for inventory was necessary at October 31, 2017.
Property and Equipment
Property and equipment are stated at cost less depreciation calculated over the assets’ estimated useful lives using the straight-line method. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the assets or the remaining lease term.
Expenditures for maintenance and repairs are expensed when incurred. Management reviews long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company recognizes impairment when the sum of undiscounted estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying value of the asset. There were no impairment charges during the year ended October 31, 2017.
Income Taxes
The Company records income taxes under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates to future year’s difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under ASC Topic 740, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Tax credits are recognized in the year they become available for tax purposes as a reduction in income taxes.
The amount provided for income taxes is based upon the amounts of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events recognized in the financial statements as measured by the provisions of enacted tax laws.
Under GAAP, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions that qualify for either recognition or disclosure in the financial statements.
Revenue Recognition and Deferred Revenue
We generate revenue primarily from the sale and service of point of sale solutions, and related services. This includes hardware as well as software that is more than incidental to the underlying customer arrangement. We offer professional services such as initial training, installation, call center and field service contracts and repair services. Finally, the Company earns revenue from volume based payment processing fees.
Revenue is recognized when it is realized or realizable and earned, in accordance with ASC 605, Revenue Recognition (“ASC 605”). Recognition occurs when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.
The Company typically uses signed contractual agreements as persuasive evidence of a sales arrangement. We apply the provisions of the relevant FASB accounting pronouncements when making estimates or assumptions related to transactions involving the sale of software where the software deliverables are considered more than inconsequential to the other elements in the arrangement. For contracts that contain multiple deliverables, we analyze the revenue arrangements when making estimates or assumptions in accordance with the appropriate authoritative guidance, which provides criteria governing how to determine whether goods or services that are delivered separately in a bundled sales arrangement should be considered as separate units of

SAN DIEGO CASH REGISTER COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

accounting for the purpose of revenue recognition. Deliverables are accounted for separately if they meet all of the following criteria: (a) the delivered item has value to the customer on a stand-alone basis; (b) there is objective and reliable evidence of the fair value of the undelivered items; and (c) if the arrangement includes a general right of return relative to the delivered items, the delivery or performance of the undelivered items is probable and substantially controlled by the Company.
If these criteria are not met, the arrangement is accounted for as a single unit of accounting, which would result in revenue being recognized ratably over the contract term or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element, consideration is allocated to the deliverables based on its relative selling price. The hierarchy used to determine the selling price of a deliverable is: (1) vendor specific objective evidence (“VSOE”), (2) third-party evidence of selling price (“TPE”), and (3) best estimate of the selling price (“ESP”). In instances where the Company cannot establish VSOE, the Company establishes TPE by evaluating largely similar and interchangeable competitor products or services in stand-alone sales to similarly situated customers.
Revenues from sales of the Company’s combined hardware and software element are recognized when they are realized or realizable and earned which has been determined to be upon the delivery of our product. All revenues on service contracts are recognized ratably over the contract term. The Company’s training, installation, and repair services are billed and recognized as revenue as these services are performed.
Deferred revenue represents amounts billed to customers by the Company for services contracts. The initial prepaid contract agreement balance is deferred. The balance is then recognized as the services are provided over the contract term. Deferred revenue that is expected to be recognized as revenue within one year is recorded as short-term deferred revenue and the remaining portion is recorded as long-term deferred revenue.
Cost of Revenue
Cost of revenue includes costs directly attributable to our product sales and services. These costs primarily include product costs, salaries and wages, benefits, and other overhead costs.
Vendor allowances consist of volume rebates that are earned as a result of attaining certain purchase levels. Vendor rebates are accrued as earned, with those allowances received as a result of attaining certain purchase levels accrued over the incentive period based on estimates of purchases. Volume rebates earned by the Company are recorded as a reduction in cost of revenue and totaled $263 for the year ended October 31, 2017.
Shipping and Handling Costs
The Company records shipping and handling fees and costs per ASC 605-45-45-19 through 21. Amounts billed to a customer in a sale transaction related to shipping and handling, if any, are recorded as revenue. Additionally, the Company has adopted the policy that all shipping costs for product delivery to customers are recorded within cost of revenue within the accompanying statement of operations.
Advertising and Promotion Costs, Net
Advertising costs are expensed as incurred. The Company maintains a co-operative advertising and shared expense agreement with its largest vendor, NCR. Under the agreement the Company is reimbursed for shared expenses incurred while soliciting NCR products. Net advertising costs for the year ended October 31, 2017 were a credit of $77. For the year ended October 31, 2017, the amount reimbursed to the Company was $88 and included as an offset to advertising expense.
Fair Value Measurement
The Company follows FASB ASC Topic 820, Fair Value Measurements and Disclosures, for its financial assets and liabilities. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As of October 31, 2017, the Company's financial instruments consist of cash and cash equivalents, certificate of deposit, accounts receivable, and accounts payable. The fair values of cash and cash

SAN DIEGO CASH REGISTER COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

equivalents, certificate of deposit, accounts receivable, and accounts payable approximate their respective carrying values because of the short maturity of those instruments.
Subsequent Events
The Company has evaluated events through February 5, 2018, the date the consolidated financial statements were available to be issued. The Company concluded that there were no material subsequent events to disclose.
Recently Issued Accounting Pronouncements
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (Topic 230). The update clarifies how cash receipts and cash payments in certain transactions are presented and classified in the statement of cash flows. The update requires retrospective application to all periods presented but may be applied prospectively if retrospective application is impracticable. The Company is currently evaluating the impact of the adoption of this principle on the Company’s financial statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This ASU amends the existing guidance by recognizing all leases, including operating leases, with a term longer than twelve months on the balance sheet and disclosing key information about the lease arrangements. The update requires modified retrospective transition, which requires application of the ASU at the beginning of the earliest comparative period presented in the year of adoption. The Company is currently evaluating the impact of the adoption of this principle on the Company’s financial statements.
In May 2014, the FASB issued ASU No. 2014-09, Revenue From Contracts With Customers (Topic 606). The ASU supersedes the revenue recognition requirements in ASC 605. The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized, based upon the core principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard also requires additional disclosures regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The standard, as amended, allows companies to use either a full retrospective or a modified retrospective approach to adopt this ASU. The Company is currently evaluating the impact of the adoption of this principle on the Company’s financial statements.
3. CREDIT RISK AND OTHER CONCENTRATIONS
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, certificate of deposit, accounts receivable, and accounts payable. The Company places its cash with high credit quality financial institutions which provide FDIC insurance, but at times the balances may exceed the federally insured limits. The Company performs periodic evaluations of the relative credit standing of these institutions and does not expect any losses related to such concentrations.
As of October 31, 2017, no single customer accounted for more than 5% of accounts receivable. For the year ended October 31, 2017, no single customer accounted for more than 2% of our revenue.
The Company has a concentration risk with its majority inventory supplier, NCR, given that the individual supplier accounted for approximately 85% of purchases. The Company currently purchases point-of-sale hardware and software from NCR. The Company has been purchasing and reselling NCR products to its customers for 18 years. The loss of this supplier relationships could adversely impact the Company’s operating results.

SAN DIEGO CASH REGISTER COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

4. INVENTORY
A summary of the Company’s inventory is as follows:

October 31, 2017
Raw materials	$866
Work in process	452
Total inventory	$1,318
5. PROPERTY AND EQUIPMENT, NET
A summary of the Company’s property and equipment is as follows:

	Estimated Useful Life	October 31, 2017
Computer equipment and software	3 years	$294
Automobiles	3 years	348
Furniture and fixtures	7 years	34
Office equipment	5 years	12
Leasehold improvements	Remaining lease term	50
Accumulated depreciation		(669)
Property and equipment, net		$69
Depreciation and amortization expense for the year ended October 31, 2017 amounted to $63.
6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
A summary of the Company’s accrued expenses and other accrued liabilities is as follows:

October 31, 2017
Accrued bonus	$911
Accrued vacation	222
Accrued payroll	222
Other	334
Total accrued expenses and other current liabilities	$1,689
7. REVOLVING LINE OF CREDIT
The Company had a revolving line of credit with a commercial bank allowing advances at the bank's discretion up to $500,000. The line was collateralized by virtually all of the assets of the Company. The line carried an interest rate of 5.25% and was closed on April 7, 2017.
8. INCOME TAXES
The Company files U.S. Federal and various state income tax returns. The returns are generally open to audit under the statutes of limitations for three years by federal taxing authorities and four years by state taxing authorities following the later of the initial due date of the return or the date filed.

SAN DIEGO CASH REGISTER COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

As of October 31, 2017, the Company has no accrued interest and/or penalties related to uncertain tax positions. It is the Company’s policy to recognize interest and/or penalties related to income tax matters in income tax expense.

For the year ended October 31, 2017
Current tax expense
Federal	$26
State	11
Total current	37

Deferred tax benefit
Federal	(118)
State	(13)
Total deferred	(131)

Net income tax benefit	$(94)
A reconciliation of U.S. income tax computed at the statutory rate and to the effective tax rate for the year ended October 31, 2017, is as follows:

Income tax benefit at the statutory rate:	(34.0)%
Increase (decrease) in taxes resulting from the following:
State income taxes net of federal tax benefit	(2.9)%
Tax credits	2.0%
Effect of graduated federal rate	(7.3)%
Total	(42.2)%
The deferred tax asset was comprised of the following as of October 31, 2017:

October 31, 2017
Deferred tax assets
Deferred revenue	$1,006
Accrued liabilities	88
Other	21
Total deferred tax assets	$1,115
The deferred tax asset of $1,115 has been classified on the accompanying balance sheet as a non-current asset as of October 31, 2017.
Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets, including the amount and timing of future taxable income, and has determined it is more likely than not

SAN DIEGO CASH REGISTER COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS

that the assets will be realized. As a result, management has concluded that a valuation allowance against its deferred tax assets is not necessary at this time.
9. STOCKHOLDER’S EQUITY
As of October 31, 2017, the Company has 100,000 shares of no-par value common stock authorized, with 37,883 shares issued and outstanding. All common stock has equal voting rights.
10. EMPLOYEE BENEFIT PLAN
The Company established a retirement plan in accordance with section 401(k) of the Internal Revenue Code. Under the terms of this plan, eligible employees may make voluntary contributions to the extent allowable by law. There is no company matching of employee contributions and participation in the plan is voluntary.
11. COMMITMENTS AND CONTINGENCIES
The Company recognizes liabilities for contingencies when it has an exposure that indicates it is probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated.
Operating Leases
The Company utilizes two office spaces under operating lease agreements expiring in December 2023 and January 2020, respectively. Rent expense under these leases amounted to $299 for the year ended October 31, 2017. The difference between the minimum lease payments and the straight-line amount of total rent expense is recorded as deferred rent on the accompanying balance sheet and is included in accrued expenses and other current liabilities.
A summary of approximate future minimum payments under these leases as of October 31, 2017 is as follows:

Years ending October 31:
2018	$295
2019	300
2020	227
2021	205
2022	208
Thereafter	264
Total minimum payments	$1,499
Litigation
The Company is from time to time involved in ordinary routine litigation incidental to the conduct of its business. The Company regularly reviews all pending litigation matters in which it is involved and establishes reserves deemed appropriate for such litigation matters when necessary. Management believes that no presently pending litigation matters are likely to have a material adverse effect on the Company’s financial statements or results of operations.
12. RELATED PARTY TRANSACTIONS
As of October 31, 2017, the Company had amounts due of $773 from two relatives of the Company's former stockholder. These amounts were repaid in full in November 2017.

6,650,000 Shares
Class A Common Stock

______________________

Prospectus
, 2018

______________________

Cowen
Raymond James
KeyBanc Capital Markets

Through and including                    , 2018 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the listing fee for the Nasdaq Global Select Market.

Amount Paid or to be Paid
SEC registration fee	$12,378
FINRA filing fee	17,750
Nasdaq listing fee	125,000
Printing and engraving expenses	190,230
Legal fees and expenses	1,827,366
Accounting fees and expenses	989,578
Transfer agent and registrar fees and expenses	4,500
Miscellaneous expenses	169,924
Total	$3,336,726
__________________________

Item 14.    Indemnification of Directors and Officers
Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Upon completion of this offering, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.
We believe that the amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements we will adopt will be necessary to attract and retain qualified persons as directors and officers. At present, there is no litigation or proceeding involving one of our directors or officers as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.
We maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) with respect to indemnification payments that we may make to such directors and officers.
In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) against certain liabilities.
Item 15.    Recent Sales of Unregistered Securities
On January 17, 2018, we issued 100 shares of common stock, par value $0.0001 per share, which will be redeemed upon the consummation of this offering, to one of our officers in exchange for $0.01. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

In connection with the recapitalization transactions described in the accompanying prospectus, i3 Verticals, Inc. will issue, assuming an initial public offering price of $12.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), (i) 790,559 shares of Class A common stock to the Former Equity Owners, as the case may be, in exchange for their ownership interests in common units of i3 Verticals, LLC, (ii) 671,167 shares of our Class A common stock pursuant to a voluntary private conversion of $8.1 million of the Junior Subordinated Notes (consisting of 428,611 shares of Class A common stock to the Former Equity Holders and 242,554 shares of Class A common stock to the Continuing Equity Holders) and (iii) 17,452,883 shares of Class B common stock to the Continuing Equity Owners, including certain funds affiliated with First Avenue Partners, Capital Alignment Partners, Harbert Management, certain current executive officers, employees and directors and their affiliates. The shares of Class A common stock and the shares of Class B common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.
Item 16.    Exhibits and Financial Statement Schedules
(a)Exhibits
The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1#*
Stock Purchase Agreement, dated as of October 31, 2017, by and among i3-SDCR, Inc., Ality R. Richardson, individually and as Successor Trustee under that Declaration of Trust dated May 27, 1999, and Ashley J. Richardson

2.2#*	Membership Interest Purchase and Contribution Agreement, dated as of August 1, 2017, by and among i3 Verticals, LLC, FPI Holdings, Inc. and Craig Shapero
3.1*	Form of Amended and Restated Certificate of Incorporation of i3 Verticals, Inc., to be in effect upon the consummation of this offering
3.2*	Form of Amended and Restated Bylaws of i3 Verticals, Inc., to be in effect upon the consummation of this offering
4.1*	Specimen Stock Certificate evidencing the shares of Class A common stock
5.1*	Opinion of Bass, Berry & Sims PLC
10.1*	Form of Limited Liability Company Agreement of i3 Verticals, LLC, to be effective upon the consummation of this offering
10.2*	Form of Tax Receivable Agreement, to be effective upon the consummation of this offering
10.3*	Form of Registration Rights Agreement, to be effective upon the consummation of this offering
10.4*
Credit Agreement, dated as of October 30, 2017, among i3 Verticals, LLC, as borrower, the Guarantors thereto, the Lenders thereto and Bank of America, N.A., as administrative agent, swingline lender, an L/C issuer

10.5*	Security and Pledge Agreement, dated as of October 30, 2017, among i3 Verticals, LLC, as borrower, the Obligors thereto, and Bank of America, N.A., as administrative agent for the Senior Lenders
10.6*
First Amended and Restated Loan Agreement, dated January 9, 2015, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.7#*
First Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated April 23, 2015, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.8#*
Second Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated June 25, 2015, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.9#*
Third Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated August 11, 2015, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.10#*
Fourth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated January 11, 2016, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.11#*
Fifth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated April 29, 2016, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.12#*
Sixth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated May 12, 2016, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.13#*
Seventh Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated June 30, 2016, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.14#*
Eighth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated December 21, 2016, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.15#*
Ninth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated March 31, 2017, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.16#*
Tenth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated August 1, 2017, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.17#*
Eleventh Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated October 30, 2017, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.18#*
Twelfth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated November 30, 2017, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.19#*
Thirteenth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated December 18, 2017, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.20#*
Fourteenth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents, dated February 14, 2018, by and among i3 Verticals, LLC, the other Borrowers thereto, CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and Harbert Mezzanine Partners III, L.P., as lenders, and Claritas Capital Specialty Debt Fund, L.P., as collateral agent for the lenders

10.21+*	i3 Verticals, LLC Amended & Restated Equity Incentive Plan, dated November 29, 2016
10.22+*	First Amendment to i3 Verticals, LLC Amended & Restated Equity Incentive Plan, dated October 31, 2017
10.23+*	Second Amendment to i3 Verticals, LLC Amended & Restated Equity Incentive Plan, dated May 7, 2018
10.24+*	2018 Equity Incentive Plan
10.25+*	Form of Restricted Stock Award Agreement under 2018 Equity Incentive Plan
10.26+*	Form of Stock Option Award Agreement under 2018 Equity Incentive Plan
10.27+*	Employment Agreement, effective as of May 5, 2014, by and between Charge Payment, LLC and Clay M. Whitson
10.28+*	Change in Control Agreement, dated as of May 10, 2017, by and between i3 Verticals, LLC and Paul Maple
10.29+*	Form of Indemnification Agreement
21.1*	List of subsidiaries of i3 Verticals, Inc.
23.1	Consent of BDO USA, LLP as to i3 Verticals, LLC
23.2	Consent of BDO USA, LLP as to Fairway Payments, Inc.
23.3	Consent of BDO USA, LLP as to San Diego Cash Register Company, Inc.

23.4*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
__________________________

*	Previously Filed.

#
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. i3 Verticals, Inc. hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

+	Denotes a management contract or compensatory plan or arrangement.
(b) Financial Statement Schedules
All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, i3 Verticals, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 14th day of June, 2018.

i3 VERTICALS, INC.

By:	/s/ Gregory Daily
Gregory Daily
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	SIGNATURE	TITLE	DATE
	/s/ Gregory Daily	Chief Executive Officer and Director (principal executive officer)	June 14, 2018
Gregory Daily
	/s/ Clay Whitson	Chief Financial Officer and Director (principal financial officer)	June 14, 2018
Clay Whitson
	/s/ Scott Meriwether	Senior Vice President — Finance (principal accounting officer)	June 14, 2018
Scott Meriwether
	*	Director	June 14, 2018
Elizabeth Seigenthaler Courtney
	*	Director	June 14, 2018
John Harrison
	*	Director	June 14, 2018
Burton Harvey
	*	Director	June 14, 2018
Timothy McKenna
	*	Director	June 14, 2018
David Morgan
	*	Director	June 14, 2018
David Wilds
*By:	/s/ Clay Whitson
Clay Whitson
Attorney-in-Fact